As filed with the Securities and Exchange Commission on August 16, 2021
Registration
No. 333-254987

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ouster, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3569	86-2528989
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
350 Treat Avenue
San Francisco, California 94110
(415)
949-0108
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Myra Pasek
General Counsel
Ouster, Inc.
350 Treat Avenue
San Francisco, California 94110
(415)
949-0108
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Benjamin Potter
Drew Capurro
Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
(650)
328-4600

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box:  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in
Rule 12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per security	Proposed maximum aggregate offering price	Amount of registration fee
Common stock(1)(2)	113,983,613	$8.23(3)	$938,085,134.99(3)	$102,345.09
Warrants(1)	6,000,000	$1.94(4)	$11,640,000.00(4)	$1,269.92
Common stock(1)(6)	15,999,996	$11.50(5)	$183,999,954.00(5)	$20,074.39
Total			$1,133,725,088.99	$123,689.41(7)

(1)
Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
The number of shares of common stock being registered represents the sum of (a) 103,054,834 shares of common stock issued in connection with the Merger described herein, (b) 10,000,000 shares of common stock issued to certain qualified institutional buyers and accredited investors in private placements consummated in connection with the Business Combination, (c) 726,211 shares of common stock reserved for issuance upon the exercise of options to purchase common stock and (d) 152,568 shares of common stock reserved for issuance upon the settlement of restricted stock units.

(3)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the common stock of Ouster on the New York Stock Exchange (the “NYSE”) on March 30, 2021 (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(c) of the Securities Act.

(4)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the warrants of Ouster on the NYSE on March 30, 2021 (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(c) of the Securities Act.

(5)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants.
(6)
Reflects the shares of common stock that may be issued upon exercise of outstanding warrants, with each warrant exercisable for one share of common stock, subject to adjustment, for an exercise price of $11.50 per share.

(7)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 16, 2021
PROSPECTUS FOR
113,983,613 SHARES OF COMMON STOCK AND
6,000,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK
AND
15,999,996 SHARES OF COMMON STOCK UNDERLYING WARRANTS
OF
OUSTER, INC.
This prospectus relates to (i) the resale of 103,054,834 shares of common stock, par value $0.0001 per share (the “common stock”) issued in connection with the Merger (as defined below) by certain of the selling stockholders named in this prospectus (each a “Selling Stockholder” and, collectively, the “Selling Stockholders”), (ii) the resale of 10,000,000 shares of common stock issued in the PIPE Investment (as defined below) by certain of the Selling Stockholders, (iii) the issuance by us and resale of 726,211 shares of common stock reserved for issuance upon the exercise of options to purchase common stock, (iv) the resale of up to 152,568 shares of common stock upon the settlement of restricted stock units and (v) the issuance by us of up to 15,999,996 shares of common stock upon the exercise of outstanding warrants. This prospectus also relates to the resale of up to 6,000,000 of our outstanding warrants originally purchased in a private placement by certain of the Selling Stockholders.
On March 11, 2021, we consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of December 21, 2020 (the “Merger Agreement”), by and among Colonnade Acquisition Corp., a Cayman Islands exempted company (“CLA”), Beam Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of CLA (“Merger Sub”), and Ouster, Inc., a Delaware corporation (“Old Ouster”). As contemplated by the Merger Agreement, CLA was domesticated as a Delaware corporation and changed its name to “Ouster, Inc.” (the “Domestication”). Following the Domestication, Merger Sub merged with and into Old Ouster, the separate corporate existence of Merger Sub ceased and Old Ouster survived as a wholly owned subsidiary of Ouster (the “Merger” and, together with the Domestication, the “Business Combination”).
We are registering the resale of shares of common stock and warrants as required by (i) an amended and restated registration rights agreement, dated as of March 11, 2021 (the “Registration Rights Agreement”), entered into by and among Ouster, Colonnade Sponsor LLC (the “Sponsor”), Colonnade WPB LLC (the “Sponsor PIPE Purchaser”), certain members of the Sponsor and the Sponsor PIPE Purchaser and certain former stockholders of Old Ouster and (ii) the subscription agreements entered into by and between CLA and certain qualified institutional buyers and accredited investors relating to the purchase of shares of common stock in private placements consummated in connection with the Business Combination.
We are also registering the (i) resale of other shares of common stock held by certain of our shareholders and (ii) the issuance and resale of shares of common stock reserved for issuance upon the exercise of options to purchase shares of common stock and settlement of restricted stock units held by certain of our current and former employees.
We will receive the proceeds from any exercise of the warrants or options for cash, but not from the resale of the shares of common stock or warrants by the Selling Stockholders.
We will bear all costs, expenses and fees in connection with the registration of the shares of common stock and warrants. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of common stock and warrants.
Our common stock trades on the New York Stock Exchange (the “NYSE”) under the ticker symbol “OUST” and our warrants trade on the NYSE under the ticker symbol “OUST WS”. On August 13, 2021, the closing sale price of our common stock as reported by the NYSE was $9.76 per share and the closing price of our warrants was $2.43 per warrant.
Investing in shares of our common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 4 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                         .

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

i

SELECTED DEFINITIONS
Unless otherwise stated in this prospectus or the context otherwise requires, references to:

•	“2021 Plan” are to the Ouster 2021 Incentive Award Plan;

•	“Business Combination” are to the Domestication together with the Merger;

•	“Bylaws” are to our bylaws dated as of March 10, 2021;

•	“Cayman Constitutional Documents” are to CLA’s Amended and Restated Memorandum and Articles of Association as in effect prior to the Domestication;

•	“Cayman Islands Companies Law” are to the Cayman Islands Companies Act (2020 Revision);

•	“Certificate of Incorporation” are our certificate of incorporation dated as of March 10, 2021;

•	“CLA” are to Colonnade Acquisition Corp. prior to its domestication as a corporation in the State of Delaware;

•	“CLA Class A ordinary shares” are to CLA’s Class A ordinary shares, par value $0.0001 per share;

•	“CLA Class B ordinary shares” are to CLA’s Class B ordinary shares, par value $0.0001 per share;

•
“CLA units” and “units” are to the units of CLA, each unit representing one CLA Class A ordinary share and one-half
of one redeemable warrant to acquire one CLA Class A ordinary share, that were offered and sold by CLA in its initial public offering and registered pursuant to the IPO registration statement;

•	“Closing” are to the closing of the Business Combination;

•
“Company,” “we,” “us” and “our” are to CLA prior to its domestication as a corporation in the State of Delaware and to Ouster after its domestication as a corporation incorporated in the State of Delaware, including after its change of name to Ouster, Inc.;

•	“Continental” are to Continental Stock Transfer & Trust Company;

•	“DGCL” are to the General Corporation Law of the State of Delaware;

•	“Domestication” are to the domestication of Colonnade Acquisition Corp. as a corporation incorporated in the State of Delaware;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•
“Exchange Ratio” are to the quotient obtained by dividing (i) 150,000,000 by (ii) the aggregate fully-diluted number of shares of Old Ouster common stock issued and outstanding immediately prior to the Merger;

•
“founder shares” are to the CLA Class B ordinary shares purchased by the Sponsor in a private placement prior to the initial public offering, and the CLA Class A ordinary shares that were issued upon the conversion thereof in connection with the Business Combination;

•	“GAAP” are to accounting principles generally accepted in the United States of America;

•	“initial public offering” are to CLA’s initial public offering that was consummated on August 25, 2020;

•	“IPO registration statement” are to the Registration Statement on Form S-1 (333-240378) filed by CLA in connection with its initial public offering, which became effective on August 20, 2020;

•	“IRS” are to the U.S. Internal Revenue Service;

•	“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

•	“Merger” are to the merger of Merger Sub with and into Old Ouster, with Old Ouster surviving the merger as a wholly owned subsidiary of Ouster;

•	“NYSE” are to the New York Stock Exchange;

•
“Old Ouster” are to Ouster, Inc. prior to the Business Combination, which became a wholly owned subsidiary of Ouster as a result of the Business Combination and changed its name from Ouster, Inc. to Ouster Technologies, Inc.;

•	“Old Ouster Capital Stock” are to shares of Old Ouster common stock and Old Ouster preferred stock.

•	“Old Ouster common stock” are to shares of Old Ouster common stock, par value $0.00001 per share;

•	“Old Ouster Options” are to options to purchase shares of Old Ouster common stock;

•	“Old Ouster preferred stock” are to shares of Series B redeemable convertible preferred stock of Old Ouster, par value $0.00001 per share.

•	“ordinary shares” are to the CLA Class A ordinary shares and the CLA Class B ordinary shares, collectively;

•	“Organizational Documents” are to the Certificate of Incorporation and the Bylaws;

•	“Ouster” are to CLA after the Domestication and its name change from Colonnade Acquisition Corp. to Ouster, Inc.;

•	“Ouster Awards” are to Ouster Options and Ouster Restricted Stock;

•	“Ouster Restricted Stock” are to restricted shares of Ouster common stock;

•	“Ouster common stock” are to shares of Ouster common stock, par value $0.0001 per share;

•	“Ouster Options” are to options to purchase shares of Ouster common stock;

•	“PIPE Investment” are to the purchase of shares of Ouster common stock pursuant to the Subscription Agreements;

•	“PIPE Investors” are to those certain institutional and accredited investors participating in the PIPE Investment pursuant to the Subscription Agreements;

•
“private placement warrants” are to the CLA private placement warrants outstanding as of the date of this prospectus and the warrants of Ouster issued as a matter of law upon the conversion thereof at the time of the Domestication;

•	“pro forma” are to giving pro forma effect to the Business Combination and related transactions;

•
“public warrants” are to the redeemable warrants that were offered and sold by CLA in its initial public offering and registered pursuant to the IPO registration statement or the redeemable warrants of Ouster issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

•	“redemption” are to each redemption of public shares for cash pursuant to the Cayman Constitutional Documents and the Organizational Documents;

•
“Registration Rights Agreement” are to the Amended and Restated Registration Rights Agreement, by and among Ouster, the Sponsor, certain members of the Sponsor, the Sponsor Related PIPE Investor and certain former stockholders of Old Ouster, as amended and modified from time to time;

•	“Sarbanes-Oxley Act” are to the Sarbanes-Oxley Act of 2002;

•	“SEC” are to the United States Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“Sponsor” are to Colonnade Sponsor LLC, a Delaware limited liability company;

•	“Sponsor Related PIPE Investor” are to Colonnade WPB LLC, an affiliate of the Sponsor (together with its permitted transferees);

•	“Subscription Agreements” are to the subscription agreements pursuant to which the PIPE Investment was consummated;

•	“Third Party PIPE Investor” are to any PIPE Investor who is not the Sponsor Related PIPE Investor;

•
“Transaction” are to Old Ouster becoming a wholly owned subsidiary of Ouster as a result of Merger Sub, a direct wholly owned subsidiary of CLA, merging with and into Old Ouster, with Old Ouster surviving as a wholly owned subsidiary of Ouster;

•	“trust account” are to the trust account established at the consummation of CLA’s initial public offering at JP Morgan Chase Bank, N.A. and maintained by Continental, acting as trustee; and

•	“warrants” are to the public warrants and the private placement warrants.
Additionally, unless the context otherwise requires, references in this prospectus to the “Company,” “we,” “us” or “our” refer to the business of Ouster Technologies, Inc., which became the business of Ouster, Inc. and its subsidiaries following the Closing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for our future operations. These statements constitute projections, forecasts and forward-looking
statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
Forward-looking statements in this prospectus and in any document incorporated by reference in this prospectus may include, for example, statements about:

•	the impact of the COVID-19 pandemic;

•	adoption of lidar technology generally and of our digital lidar technology, in particular;

•	our future capital needs following the Business Combination;

•	our ability to develop additional products and product offerings;

•	our ability to maintain an effective system of internal control over financial reporting;

•	our ability to maintain and protect our intellectual property;

•	our ability to grow market share in our existing markets or any new markets we may enter;

•	our reliance on single-source suppliers and a third-party manufacturer;

•	our ability to recruit and retain qualified personnel;

•	our ability to respond to general economic conditions;

•	our ability to manage our growth effectively;

•	our ability to achieve and maintain profitability in the future;

•	the success of strategic relationships with third parties; and

•	other factors detailed under the section entitled “ Risk Factors .”
These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

v

PROSPECTUS SUMMARY
This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section entitled “Where You Can Find Additional Information.”
Unless context otherwise requires, references in this prospectus to the “Company,” “we,” “us” or “our” refer to the business of Ouster Technologies, Inc., which became the business of Ouster, Inc. following the Closing.
Our Company
Ouster is building the eyes of autonomy. We are a leading provider of high-resolution digital lidar sensors that give robots, machinery, vehicles and fixed infrastructure advanced 3D vision allowing them to perceive and understand the surrounding world.
We design and manufacture digital lidar sensors that we believe to be the highest performing, lowest cost lidar solutions available today across each of our four target markets: industrial automation; smart infrastructure; robotics; and automotive.
We believe that our digital lidar technology positions us at the center of a global revolution in autonomy, with computer vision being a key enabler of this revolution. We believe that 3D vision technologies, coupled with artificial intelligence, will power new autonomous technologies that in turn will fundamentally disrupt business models across many existing industries and also enable entirely new industries and capabilities.
While many industry observers have been focused on transformations in the automotive industry, we believe that there is an even larger market for lidar sensors outside of automotive. We believe our highly flexible digital lidar architecture strongly positions us to address what we believe is a rapidly growing demand. Approximately 63% of our revenue for the year ended December 31, 2020 came from non-automotive
customers, which we believe illustrates both the flexibility of our technology and the opportunity across our target markets globally.
We envision a future where lidar-powered solutions are widespread, with useful and affordable 3D perception capabilities built into every moving robot, car, truck and drone, as well as every factory, stoplight, dock, and airport terminal.
Our founders established Ouster with a vision that with the right combination of lower prices and enhanced performance, lidar could become common in our everyday lives and make the world smarter, safer, and more efficient like other sensor technologies before it. This vision required rethinking the architecture behind high-performance lidar with an explicit focus on manufacturability and affordability. Their work resulted in the invention of our high-performance digital lidar, based on custom-designed semiconductors and optical innovations, which we brought to market in 2018.
Risk Factors
Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. In particular, the following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of shares of our common stock or warrants and result in a loss of all or a portion of your investment:

•	Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

•	We have incurred significant losses to date and may never achieve or sustain profitability.

•
If we are unable to overcome our limited sales history and establish and maintain confidence in our long-term business prospects among customers in our target markets or are subject to negative publicity, then our financial condition, operating results, business prospects and access to capital may suffer materially.

•
We currently target many customers that are large corporations with substantial negotiating power and exacting product standards. If we are unable to sell our products to these customers, our prospects and results of operations will be adversely affected.

•
Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide and could cause our stock price to fluctuate or decline.

•	We are subject to the risks of cancellation or postponement of our contracts with customers or unsuccessful implementation.

•	Market adoption of lidar remains uncertain, and it is difficult to forecast long-term end-customer adoption rates and demand for our products.

•	We compete against established market participants that have substantially greater resources than us and against known and unknown market entrants who may disrupt our target markets.

•	If our products are not selected for inclusion in our target markets, our business will be materially and adversely affected.

•	We may need to raise additional capital in the future in order to execute our business plan, which may not be available on terms acceptable to us, or at all.

•	We may not be able to adequately protect or enforce our intellectual property rights or prevent competitors or other unauthorized parties from copying or reverse engineering our technology.

•	Our products are frequently used in applications that are subject to evolving regulations and standards.
Accounting Treatment
The Transaction is accounted for as a reverse recapitalization under GAAP. Under this method of accounting, CLA is treated as the “acquired” company for financial reporting purposes. This determination is primarily based on Ouster stockholders comprising a relative majority of the voting power of Ouster and having the ability to nominate the members of the board of directors of Ouster, Old Ouster’s operations prior to the acquisition comprising the only ongoing operations of Ouster, and Old Ouster’s senior management comprising a majority of the senior management of Ouster. Accordingly, for accounting purposes, the financial statements of Ouster represents a continuation of the financial statements of Old Ouster with the Transaction being treated as the equivalent of Old Ouster issuing stock for the net assets of CLA, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Transaction will be presented as those of Old Ouster in future reports of Ouster.

Corporate Information
We were incorporated under the name “Colonnade Acquisition Corp.” on June 4, 2020 as a Cayman Islands exempted company for purposes of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On March 10, 2021, we domesticated into a Delaware corporation and changed our name to “Ouster, Inc.” in connection with the Domestication.
Our principal executive office is located at 350 Treat Avenue, San Francisco, CA 94110. Our telephone number is (415)
949-0108.
Our website address is www.ouster.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.
In the course of conducting our business operations, we are exposed to a variety of risks. Any of the risk factors we describe below have affected or could materially adversely affect our business, financial condition and results of operations. The market price of shares of our common stock could decline, possibly significantly or permanently, if one or more of these risks and uncertainties occurs. Certain statements in “Risk Factors” are forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”
Risks Related to Our Business and Industry
Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.
Our company has a limited operating history, having been incorporated in 2015. Our limited operating history makes it difficult for us to evaluate our future prospects. Certain factors that could alone or in combination prevent us from successfully commercializing our products include:

•	our reliance on third parties to supply significant parts of our production process or to manufacture our products;

•	our ability to establish and maintain successful relationships with our suppliers or manufacturers;

•	our ability to achieve commercial scale production of our products on a cost-effective basis and in a timely manner;

•	our ability to successfully expand our product offering;

•	our ability to develop and protect intellectual property;

•	our ability to gain market acceptance of our products with customers and maintain and expand customer relationships;

•	the adaptability of our products and the ability of our customers to integrate our products into their products in a timely and effective manner;

•	the actions of direct and indirect competitors that may seek to enter the markets in which we expect to compete or that may seek to impose barriers to one or more markets that we intend to target;

•	the long-lead time for development of market opportunities, for which we are only at an early stage of development;

•	our ability to forecast our revenue and budget for, and manage, our expenses;

•
our ability to comply with existing and new or modified laws and regulations applicable to our business, or laws and regulations applicable to our customers for applications in which they may use our products;

•	our ability to plan for and manage capital expenditures for our current and future products, and manage our supply chain and supplier relationships related to these current and future products;

•	our ability to anticipate and respond to macroeconomic changes and changes in the markets in which we operate and expect to operate;

•	our ability to maintain and enhance the value of our reputation and brand;

•	our ability to effectively manage our growth and business operations, including the impacts of the COVID-19 pandemic on our business; and

•	our ability to recruit and retain talented people at all levels of our organization.
If we fail to understand fully or adequately address the challenges that we are currently encountering or that we may encounter in the future, including those challenges described here and elsewhere in this “
Risk Factors
” section, our business, financial condition and results of operations could be adversely affected. If the risks and uncertainties that we plan for when operating our business are incorrect or change, or if we fail to manage these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition and results of operations could be adversely affected.
We have incurred significant losses to date and may never achieve or sustain profitability.
We have experienced net losses in each year since our inception. In the years ended December 31, 2020 and 2019, we incurred net losses of $106.8 million and $51.7 million, respectively. We expect these losses to continue for at least the next several years as we expand our product offering and continue to scale our commercial operations and research and development program. As of December 31, 2020, we had an accumulated deficit of $209.4 million. Even if we are able to increase sales of our products, there can be no assurance that we will be commercially successful.
We expect we will continue to incur significant losses for the foreseeable future as we:

•	continue to hire additional personnel and make investments in research and development (“R&D”) in order to develop technology and related software;

•	increase our sales and marketing functions, including expansion of our customer support and distribution capabilities;

•	hire additional personnel to support compliance requirements in connection with being a public company; and

•	expand operations and manufacturing.
If our products do not achieve sufficient market acceptance, we will not become profitable. If we fail to become profitable, or if we are unable to fund our continuing losses we may be unable to continue our business operations. There can be no assurance that we will ever achieve or sustain profitability.
If we are unable to overcome our limited sales history and establish and maintain confidence in our long-term business prospects among customers in our target markets or we are subject to negative publicity, then our financial condition, operating results, business prospects and access to capital may suffer materially.
Our company has a limited sales history, as we only commenced selling our first revenue grade products in late 2018. Because of our limited sales history, we have limited experience managing and growing our relationships with existing customers and securing new customers in our target industries.
Our relationships with many of our existing customers are limited as they may not be prepared to select the company as a long-term supplier given our limited operating and sales history. To establish preliminary relationships with certain customers and to build their confidence, we have entered, and may continue to enter, into evaluation agreements, spot buy purchase orders, non-binding
letters of intent, and strategic customer agreements. These agreements are largely non-binding,
do not include any minimum obligation to purchase any quantities of any products at this time, and do not require that the parties enter into a subsequent definitive, long-term, binding agreements; however, these preliminary agreements assist the company in building confidence with customers if we are able to effectively perform and otherwise maintain positive relationships with them. If we are unable to build confidence with our existing customers, either through these preliminary agreements (due to any failure to enter into or perform under the agreements) or otherwise, we may never secure binding purchase commitments that would allow us to produce accurate forecasts and become profitable.
With respect to new customers, they may be less confident in us and less likely to purchase our products because of a lack of awareness about our products. They may also not be convinced that our business will succeed because of the absence of an established sales, service, support, and operating history. To address this, we must, among other activities, grow and improve our marketing capability and brand awareness, which may be costly. These activities may not be effective or could delay our ability to capitalize on the opportunities that we believe are suitable to our technology and products and may prevent us from successfully commercializing our products.
To build and maintain our business, we must maintain confidence in our products, long-term financial viability and business prospects. Failure to establish and maintain customer confidence may also adversely affect our reputation and business among our suppliers, analysts, ratings agencies and other interested parties.
We currently target many customers that are large corporations with substantial negotiating power and exacting product standards. If we are unable to sell our products to these customers, our prospects and results of operations will be adversely affected.
Many of our current and potential customers are large corporations that often possess significant leverage over their suppliers, and can successfully demand contract terms favorable to themselves, such as reserving the right to terminate their supply contracts for convenience. This disparate power has required, and may require in the future, that we accept less favorable contract terms. These large corporations also have exacting technical specifications and requirements that we have been unable to, and may continue to be unable to, meet, thereby precluding our ability to secure sales. Meeting the technical requirements to secure and maintain significant contracts with any of these companies will require a substantial investment of our time and resources, and if we fail to comply with our customers’ technical specifications and standards, we may lose existing and future business. Even when we succeed in securing contracts, these large companies have been and may continue to be uncertain about their technical specifications for our products and terminate our agreement or make a later determination that our products are not satisfactory. We therefore have no assurance that we can establish relationships with these companies, that our products will meet the needs of these or other companies, or that a contract with these companies will culminate in significant or any product sales. Even when we secure agreements with these companies, we may not be effective in negotiating contract terms or managing such relationships, which could adversely affect our future results of operations.
Furthermore, in some instances, these large companies may have internally developed products and solutions that are competitive to our products. These companies may have substantial research and development resources, which may allow them to acquire or develop independently, or in partnership with others, competitive technologies. Such activities may foreclose significant sales opportunities for our products.
Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide and could cause our stock price to fluctuate or decline.
Our quarterly and annual operating results may fluctuate significantly, which makes it difficult for us to predict our future operating results. Our financial results may fluctuate as a result of a variety of factors, including:

•	the timing of ultimate end market and customer adoption of our products and particular versions of our products;

•	the varying length of production cycles for our customers to integrate our products into their broader platforms;

•	our product mix and average selling prices;

•	the cost of raw materials or supplied components critical for the manufacture of our products;

•	the timing and cost of, and level of investment in, research and development relating to our digital lidar technology and related software;

•	developments involving our competitors;

•	changes in governmental regulations affecting us or applications in which our customers use our products;

•	future accounting pronouncements or changes in our accounting policies;

•	the impact of epidemics or pandemics, including current business disruption and related financial impact resulting from the global COVID-19 health crisis; and

•	general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.
Many of these factors are outside of our control and may not fully reflect the underlying performance of our business. The individual or cumulative effects of factors discussed above could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period
basis may not be meaningful.
This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any guidance we may provide, or if the guidance we provide is below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated guidance we may provide.
We are subject to the risks of cancellation or postponement of our contracts with customers or unsuccessful implementation.
We have experienced, and may experience in the future, unexpected cancellations of major purchases of our products, which has affected and in the future may adversely affect our results of operations. Prospective customers across our target markets generally must make significant commitments of resources to test and validate our products and confirm that they can be integrated with other technologies before including them in any particular system, product or model. The development cycles of our products with new customers vary widely depending on the application, market, customer and the complexity of the product. In our target markets, development cycles can be six months to seven or more years. These development cycles require us to invest our resources prior to realizing any revenue from the commercialization. Further, we are also subject to the risk that a customer may cancel or postpone implementation of its technology, as well as that it will not be able to integrate its technology successfully into a larger system with other sensing modalities. Our revenue growth may be impaired if the system, product or vehicle model that includes our digital lidar sensors is unsuccessful, including for reasons unrelated to our technology. Long development cycles and product cancellations or postponements may adversely affect our business, results of operations and financial condition.
Market adoption of lidar remains uncertain, and it is difficult to forecast long-term end-customer
adoption rates and demand for our products.
Substantially all of our revenue is generated by the sale of our digital lidar sensors. Given the evolving nature of the markets in which we operate, it is difficult to predict the customer demand or adoption rates for lidar technology generally or our products specifically. If demand does not develop or if we cannot accurately forecast customer demand, our future financial results, business, results of operations and financial condition will be adversely affected. If prospective customers have a negative perception of, or experience with, lidar or a competitor’s lidar products they may be reluctant to adopt lidar in general or specifically our products. Any negative publicity, regardless of its accuracy, could materially adversely affect our business.
Additionally, existing
non-lidar
technologies may emerge as customers’ preferred alternative to lidar and may adversely affect adoption of our lidar solutions and of lidar generally. Significant developments in alternative technologies, such as cameras and radar, may materially and adversely affect our business, prospects, financial condition and operating results in ways we do not currently anticipate. Any failure by us or the lidar market generally to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could adversely affect adoption of lidar and sales of our current products or materially delay development and introduction of new and enhanced products, which could result in the loss of competitiveness of our products, decreased revenue and a loss of market share to competitors.
We are pursuing opportunities in markets that involve novel applications that are rapidly evolving, and that include both technological and regulatory uncertainties, making it difficult to predict the size and timing of market opportunities. For example, autonomous driving and lidar-based advanced driver assistance systems (“ADAS”) applications require complex technology and rigorous safety controls. Because these automotive systems are both themselves complex, and also depend on complex technologies from many suppliers, commercialization of autonomous driving or ADAS products could be delayed or impaired on account of technological capabilities that are not sufficiently advanced for deployment in vehicles. These standards may never be met at all. Additionally, ADAS has yet to, and may never, achieve widespread adoption, which would reduce demand for lidar in that market. These same concerns are also applicable to the robotics, industrial and smart infrastructure markets that we are targeting for use of our products.
Although we currently have contracts with numerous commercial customers across diverse markets, these customers may not be able to utilize our technology in the foreseeable future, or at all. Regulatory, safety or reliability developments, many of which are outside of our control, could also cause delays or otherwise impair commercial adoption of these new technologies, which will adversely affect our growth. Our future financial performance will depend on our ability to make timely investments in the correct market opportunities in this environment.
Many of our customers are still in the testing and development phases of applications with our products and it cannot be certain that they will commercialize products or systems with our digital lidar sensors or at all. We believe adoption of lidar products, including our digital lidar sensors, will depend on numerous factors, including: whether the technological capabilities of lidar and lidar-based products meet users’ current or anticipated needs; whether the benefits of designing lidar into larger sensing systems outweigh the costs, complexity and time needed to deploy such technology or replace or modify existing systems that may have used other modalities such as cameras and radar; whether users in other applications can move beyond the testing and development phases and proceed to commercializing systems supported by lidar technology and whether lidar developers can keep pace with rapid technological change in certain developing markets. If lidar technology generally does not achieve commercial success or if the market develops at a pace slower than we expect, our business, results of operation and financial condition will be materially and adversely affected.
If we are not able to effectively grow our global sales and marketing organization, or maintain or grow an effective network of distributors, software value add resellers, and integrators, our business prospects, results of operations and financial condition could be adversely affected.
In order to generate future sales growth, we will need to expand the size and geographic coverage of our field organization, including marketing, direct sales, customer support and technical services. Accordingly, our future success will depend largely on our ability to train, retain and motivate skilled regional sales managers and direct sales representatives with significant technical knowledge and understanding of our products. Because of the competition for their skill set, we may not be able to attract or retain such personnel on reasonable terms, if at all. If we are unable to grow our global sales and marketing organization, we may not be able to increase our revenue, which would adversely affect our business, financial condition and results of operations.
Additionally, we rely on a network of independent distributors to help generate sales of our products internationally. If a dispute arises with a distributor or if we terminate our relationship with a distributor or a distributor goes out of business, it may take time to identify an alternative distributor, to train new personnel to market our products, and our ability to sell those products in a region formerly serviced by a terminated distributor could be harmed. In addition, our distributors may not successfully market and sell our products and may not devote sufficient time and resources that we believe are necessary to enable our products to develop, achieve or sustain market acceptance. Any of these factors could reduce our revenue or impair our revenue growth in affected markets, increase our costs in those markets or damage our reputation. In addition, if an independent distributor were to depart and be retained by one of our competitors, we may be unable to prevent that distributor from soliciting business from our existing customers, which could further adversely affect us. As a result of our reliance on third-party distributors, we may be subject to disruptions and increased costs due to factors beyond our control, including labor strikes, third-party errors and other issues. If the services of any of these third-party distributors become unsatisfactory, we may experience delays in meeting our customers’ demands and we may be unable to find a suitable replacement on a timely basis or on commercially reasonable terms. Any failure to deliver products in a timely manner may damage our reputation and could cause us to lose potential customers.
We expect to incur substantial R&D costs and devote significant resources to developing and commercializing new products, which could significantly affect our ability to become profitable and may never result in revenue to us. Any delay or interruption of the development and commercialization of new products may adversely affect our existing business.
Our future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new and effective products on a timely basis that then achieve market acceptance. To remain competitive, we are developing a suite of new products, including our ES2 solid state lidar sensor and a software solution that is complementary to our existing and future hardware. In connection with the development of the ES2 solid state lidar sensor, complementary software, and other R&D for new products and product enhancements to be performed by the company, we plan to incur substantial, and potentially increasing, R&D costs. Our R&D expenses were $23.3 million and $23.3 million during the years ended December 31, 2020 and December 31, 2019, respectively, and are likely to grow in the future. Because we account for R&D as an operating expense, these expenditures will adversely affect our results of operations in the future.
Further, our R&D program may be delayed and may not produce timely results. If we cannot produce successful results in time to accommodate customers’ or potential customers’ development timelines, we may lose business. If we are unsuccessful in introducing these products in accordance with our product launch plans or any publicly announced launch dates—including, by way of example, a failure to meet previously publicly announced product launch dates for the ES2 solid state lidar sensor—it may be injurious to our reputation and brand and adversely affect our ability to be competitive in our target and new markets.
We expect to rely on products we are currently developing, such as our ES2 solid state lidar and our software solutions, for a significant portion of our future growth; however, even if our R&D efforts are successful and completed on time, there is no guarantee that we will be successful in adapting our business to our new products or that our new products will achieve market acceptance or generate sufficient revenue to make us profitable. Our future products, such as any software solutions we develop, may be products we have limited or no experience commercializing. In launching such products, we may face foreseen and unforeseen difficulties that adversely affect such the commercialization and could have a material adverse affect on our operations and business. Additionally, the success of our competitors’ R&D efforts, including producing higher performing products or providing products competitive to our new products to our customers before us, may result in loss of business to us.

The promise of new products and successful R&D may even decrease our expected and actual revenue attributable to existing products, as historically, customers have delayed or cancelled outstanding purchasing commitments for current generation products in anticipation of the release of new generation products from the company. There is no guarantee that these delays and cancellations will not occur again in the future as we develop, announce and commercialize new products like our ES2 solid state lidar sensor or our complementary software solutions.
We compete against established market participants that have substantially greater resources than us and against known and unknown market entrants who may disrupt our target markets.
Our target markets are highly competitive, and both lower and higher performing lidar products are becoming less expensive, including competitors’ products. We may not be able to compete effectively in the market against these competitors. Our future success will depend on our ability to emerge as and sustain our position as a leader in target and new markets by continuing to effectively compete with existing and new competitors. Our competitors are numerous and they compete with us directly by offering lidar products and indirectly by attempting to solve some of the same challenges with different technology. Established competitors in the market for lidar sensors have significantly greater resources and more experience than we do. These competitors have commercialized lidar technology that has achieved market adoption, strong brand recognition and may continue to improve in both anticipated and unanticipated ways. They may also have entered into commercial relationships with key customers and have built relationships and dependencies between themselves and those key customers that we may need to disrupt if we are to be commercially viable.
In addition to the established market competitors, new competitors may be preparing to enter or are entering the lidar market that may disrupt the commercial landscape of target markets in ways that we may not be able to prepare for—including customers of lidar who may be developing their own competitive solutions. We do not know how close any of our current and potential competitors are to commercializing their lidar products and services, nor what they intend to develop as part of their product roadmaps. The already competitive landscape of the lidar market, along with both foreseeable and unforeseeable entries of competitors and lidar technology from those competitors in our target markets, may result in pricing pressure, reduced margins and may impede our ability to increase the sales of our products or cause us to lose market share, any of which will adversely affect our business, results of operations and financial condition.
If our products are not selected for inclusion in our target markets, our business will be materially and adversely affected.
Although our products are designed for use in any market, each of our target or new markets may have unique barriers to entry. If we are unsuccessful in overcoming these barriers, it may affect our entrance into these target or new markets which could adversely affect our future results of operations.
Our products are used in a wide variety of existing and emerging use cases in the industrial market, where our target customers are generally engaged in the manufacturing, operation, or after-market modification of heavy industrial machinery. These tend to be large companies that move slowly to larger scale production, often with years-long timelines. If our products are not chosen for deployment in these projects, or we lose a program under any circumstances, we may not have an opportunity to obtain that business again for many years. Industrial automation is a demanding industry with product specifications that our products may not always meet.
Our products also are used in a wide variety of existing and emerging use cases in the smart infrastructure market, which generally consists of public bodies and private commercial businesses engaging in the monitoring and analysis of pedestrian and vehicle movements for the purpose of providing building security, improving road user safety, and increasing roadway efficiency. This is a nascent market, and while this industry is experimenting with the use of lidar in these applications, our customers may decide that lidar is not a feasible solution for one of a variety of reasons, including current price points of lidar sensors. Customers in this market are often local governments, such as city governments, which may be subject to political pressures, and may not control their own budgets. For example, programs could be cancelled due to legislative action that is out of a local government’s control.
Our products also are used in a wide variety of existing and emerging use cases in the robotics market, in which our customers are generally engaged in the design, production, operation, or after-market modification of small mobile human-less vehicles. This is a competitive market that often has strict functional and pricing requirements for products. If we are unable to make products that meet these requirements, or sell products at the required price point, we could lose this business to competitors or competitive technologies. There are diverse and potentially conflicting requirements across the robotics industry that may force us to prioritize certain segments over others, resulting in a lower total available market. Our target markets involve risks of program delay, loss, and cancellation.
Our products also may be purchased by automotive OEMs and their suppliers in connection with their design and development of autonomous driving and ADAS technology. These programs are time and resource intensive, requiring thousands of man hours and several years. Automotive OEMs and suppliers undertake extensive testing or qualification processes prior to placing orders for large quantities of products such as ours, because such products will function as part of a larger system or platform and must meet certain other specifications. We spend significant time and resources to pursue the business of having our products selected by automotive OEMs and their suppliers for use in the manufacture of a particular vehicle model. Because we do not have long-term, binding relationships with Tier 1 automotive suppliers, automotive OEMs may be less inclined to select our products for use in their vehicle models. If we are not chosen to supply products for a particular vehicle model, we may not have an opportunity to supply our products to that automotive OEM for that vehicle model for a period of many years, perhaps as long as five to seven or more years. If our products are not selected by an automotive OEM or its suppliers for one vehicle model or if our products are not successful in that vehicle model, it is less likely that our products will be deployed in other vehicle models of that OEM. If we fail to win a significant number of vehicle models from one or more of automotive OEMs or their suppliers, our business, results of operations and financial condition may be adversely affected.
We may need to raise additional capital in the future in order to execute our business plan, which may not be available on terms acceptable to us, or at all.
In the future we may require additional capital to respond to technological advancements, competitive dynamics or technologies, customer demands, business opportunities, challenges, acquisitions or unforeseen circumstances and we may determine to engage in equity or debt financings or enter into credit facilities for other reasons. In order to further business relationships with current or potential customers or partners, we may issue equity or equity-linked securities to such current or potential customers or partners. We may not be able to timely secure additional debt or equity financing on favorable terms, or at all. If we raise additional funds through the issuance of equity or convertible debt or other equity-linked securities or if it issues equity or equity-linked securities to current or potential customers to further business relationships, our existing stockholders could experience significant dilution. Any debt financing obtained by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited.
Key components in our products come from limited or single source third party suppliers, and we expect to rely on third-party to manufacture a significant portion of our products for the foreseeable future. Interruptions in our relationship with these third parties could adversely impact our business.
We rely on third parties to supply key components of our digital lidar sensors and to manufacture a significant portion of our digital liar sensors. In particular, as of December 31, 2020, approximately 60% of our manufacturing output was being provided through our relationship with Benchmark Electronics, Inc. (“Benchmark”), a percentage which we expect will significantly increase by 2022. We have also outsourced much of our transportation and logistics management. These arrangements are intended to lower our operating costs, but they also reduce our direct control over production and distribution. This diminished control may have an adverse effect on the quality or quantity of products or services, or our flexibility to respond to changing conditions. If Benchmark or any of our third-party component suppliers or logistics and transportation partners experience interruptions, delays or disruptions in supplying their products or services, including by natural disasters, the global COVID-19
pandemic, other health epidemics and outbreaks, or work stoppages or capacity constraints, our ability to ship products to distributors and customers may be delayed. In addition, unfavorable economic conditions could result in financial distress among third-party suppliers or manufacturers upon which we rely, thereby increasing the risk of disruption of supplies necessary to fulfill our production requirements and meet customer demands. Additionally, if any of these third parties on whom we rely were to experience quality control problems in their operations and our products do not meet customer or regulatory requirements, we could be required to cover the cost of repair or replacement of any defective products. These delays or product quality issues could have an immediate and material adverse effect on our ability to fulfill orders and could have a negative effect on our operating results. In addition, such delays or issues with product quality could adversely affect our reputation and our relationship with our customers, distributors, value added software resellers, and integrators.
If these third parties experience financial, operational, manufacturing capacity or other difficulties, or experience shortages in required components, or if they are otherwise unable or unwilling to continue to manufacture our products in required volumes or at all, our supply may be disrupted, we may be required to seek alternate manufacturers and we may be required to re-design
our products. It would be time-consuming, and could be costly and impracticable, to begin to use new manufacturers, components or designs, and such changes could cause significant interruptions in supply and could have an adverse effect on our ability to meet our scheduled product deliveries and may subsequently lead to the loss of sales. While we take measures to protect our trade secrets, the use of third-party suppliers and manufacturers may also risk disclosure of our innovative and proprietary manufacturing methodologies, which could adversely affect our business.
We believe there are a limited number of competent, high-quality suppliers in the industry that meet our strict quality and control standards, and as we seek to obtain additional or alternative supplier arrangements in the future, there can be no assurance that we would be able to do so on satisfactory terms, in a timely manner, or at all. Our suppliers could also discontinue or modify components used in our products. In some cases, the lead times associated with certain components are lengthy and preclude rapid changes in quantities and delivery schedules. We may in the future experience component shortages and price fluctuations of certain key components and materials, and the predictability of the availability and pricing of these components may be limited. Component shortages or pricing fluctuations could be material in the future. In the event of a component shortage, supply interruption or material pricing change from suppliers of these components, we may not be able to develop alternate sources in a timely manner or at all in the case of sole or limited sources. Developing alternate sources of supply for these components may be time-consuming, difficult, and costly and we may not be able to source these components on terms that are acceptable to us, or at all, which may undermine our ability to meet our requirements or to fill customer orders in a timely manner. Any interruption or delay in the supply of any of these parts or components, or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would adversely affect our ability to meet our scheduled product deliveries to our customers. This could adversely affect our relationships with customers and distributors and could cause delays in shipment of our products and adversely affect our operating results. In addition, increased component costs could result in lower gross margins. Even where we are able to pass increased component costs along to our customers, there may be a lapse of time before it is possible to do so, such that we must absorb the increased cost. If we are unable to buy these components in quantities sufficient to meet our requirements on a timely basis, we will not be able to deliver products to our customers, which may result in such customers using competitive products instead of ours.

An interruption in, or the loss of operations at, one or more of our suppliers’ facilities or at Benchmark’s facility, which may be caused by work stoppages, disease outbreaks or pandemics, acts of war, terrorism, fire, earthquakes, flooding or other natural disasters at one or more of these facilities, could delay, postpone or reduce production of some of our products, which could have a material adverse effect on our business, results of operations and financial condition until such time as such interruption is resolved or an alternate source of production is secured.
Our plan to outsource a substantial percentage of our manufacturing outside of the United States involves certain risks or may not be successful, which could harm our ability to deliver products and recognize revenue.
Historically, we have manufactured all of our digital sensors at our facility in San Francisco, California. We intend to maintain approximately 10% to 20% of our manufacturing at this facility; however, in the last eighteen months, we began moving a portion of our manufacturing operations to a manufacturing facility in Thailand in connection with our relationship with Benchmark, which as of December 31, 2020, accounted for approximately 60% of our manufacturing output. We expect this facility to ramp to full production in the first quarter of 2021 and to be responsible for approximately 90% of our manufacturing requirements by 2022. Any substantial delay in bringing this facility up to full production on our current schedule may hinder our ability to produce all of the products needed to meet orders and/or achieve our expected financial performance. Opening this facility has required, and will continue to require, additional capital expenditures and the efforts and attention of our management and other personnel, which has and will continue to divert resources from our existing business or operations. If and when this manufacturing facility is brought up to full production according to our current schedule, it may not provide us with all of the operational and financial benefits we expect to receive.
We have invested in manufacturing process equipment which is held at Benchmark’s facility, and we may make prepayments to some of our suppliers associated with long-term supply agreements. While these arrangements help ensure the supply of components and finished goods, if our co-manufacturer
or suppliers experience severe financial problems or other disruptions in their business, such continued supply would be reduced or terminated, and the recoverability of manufacturing process equipment or prepayments would be negatively impacted.
Additionally, manufacturing outside the United States is subject to several inherent risks, including:

•	foreign currency fluctuations;

•	local economic conditions;

•	political instability;

•	import or export requirements;

•	foreign government regulatory requirements;

•	reduced protection for intellectual property rights in some countries;

•	tariffs and other trade barriers and restrictions; and

•	potentially adverse tax consequences.
We are exposed to the risk of write-downs on the value of our inventory and other assets, in addition to purchase commitment cancellation risk.
We record a write-down for product and component inventories that have become obsolete or exceed anticipated demand, or for which cost exceeds net realizable value. We also accrue necessary cancellation fee reserves for orders of excess products and components. We review long-lived assets, including capital assets held at our suppliers’ facilities, for impairment whenever events or circumstances indicate the assets may not be recoverable. If we determine that an impairment has occurred, we record a write-down equal to the amount by which the carrying value of the asset exceeds its fair value. Although we believe our inventory, capital assets, and other assets and purchase commitments are currently recoverable, no assurance can be given that we will not incur write-downs, fees, impairments and other charges given the rapid and unpredictable pace of product obsolescence in the industries in which we compete.
We order components for our products and build inventory in advance of product manufacturing and shipments. Manufacturing purchase obligations cover our forecasted component and manufacturing requirements, typically for periods up to three months. Because our target markets are volatile, competitive and subject to rapid technology and price changes, and because we have limited sales history, there is a risk we will forecast incorrectly and order or produce excess or insufficient amounts of components or products, or not fully utilize firm our purchase commitments.
Our forecasts of market growth may not be accurate.
Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts and estimates in this prospectus relating to the expected size and growth of the markets for lidar-based technology may prove to be inaccurate. Even if these markets experience the forecasted growth described in this prospectus, we may not grow our business at similar rates, or at all. Our future growth is subject to many factors, including market adoption of our products, which is subject to many risks and uncertainties. Accordingly, the forecasts and estimates of market size and growth described in this prospectus, should not be taken as indicative of our future growth. In addition, these forecasts do not take into account the impact of the current global COVID-19
pandemic, and we have no assurances that these forecasts will not be materially and adversely affected as a result.
We may experience difficulties in managing our growth and expanding our operations.
We expect to experience significant growth in the scope and nature of our operations. Our ability to manage our operations and future growth will require us to continue to improve our operational, financial and management controls, compliance programs and reporting systems. We are currently in the process of strengthening our compliance programs, including our compliance programs related to product certifications, quality management systems certifications, environmental certifications, export controls, privacy and cybersecurity and anti-corruption. We may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing controls, programs, systems and procedures, which could have an adverse effect on our business, reputation and financial results. Additionally, rapid growth in our business may place a strain on our human and capital resources. Furthermore, we expect to continue to conduct our business internationally and anticipate increased business operations in the United States, Europe, Asia and elsewhere. These diversified, global operations place increased demands on our limited resources and require us to substantially expand the capabilities of our administrative and operational resources and to attract, train, manage and retain qualified management, technical, manufacturing, engineering, sales and other personnel. As our operations expand domestically and internationally, we will need to continue to manage multiple locations and additional relationships with various customers, partners, suppliers and other third parties across several markets.
We are focusing our current commercial efforts across four distinct target markets. We will be required to prioritize our limited financial and managerial resources as we pursue particular development and commercialization efforts in each target market. Any resources we expend on one or more of these efforts could be at the expense of other potentially profitable opportunities.

We do not currently have long-term, committed supply contracts with many of our suppliers. Loss of one or more of these suppliers or our inability to identify and establish relationships with new suppliers could harm our business and impede our growth.
Because of the absence of long-term supply contracts, any of these suppliers could seek to alter or terminate its relationship with us at any time, leaving us with periods during which we have limited or no ability to manufacture our products. The production of our products is dependent on producing or sourcing certain key components and raw materials at acceptable price levels. If we are unable to adequately reduce and control the costs of such key components, we will be unable to realize manufacturing costs targets, which could reduce the market adoption of our products, damage our reputation with current or prospective customers, and materially and adversely impact our brand, business, prospects, financial condition and operating results.
If we do not maintain sufficient inventory or if we do not adequately manage our inventory, we could lose sales or incur higher inventory-related expenses, which could negatively affect our operating results.
To ensure adequate inventory supply, we forecast inventory needs and expenses, place orders sufficiently in advance with our suppliers and manufacturing partner and manufacture products based on our estimates of future demand for particular products. Fluctuations in the adoption of lidar products may affect our ability to forecast our future operating results, including revenue, gross margins, cash flows and profitability. Our ability to accurately forecast demand for our products could be affected by many factors, including the rapidly changing nature of our current target markets, the uncertainty surrounding the market acceptance and commercialization of lidar technology, the emergence of new markets, an increase or decrease in customer demand for our products or for products and services of our competitors, product introductions by competitors, the COVID-19 pandemic,
other health epidemics and outbreaks, and any associated work stoppages or interruptions, unanticipated changes in general market conditions and the weakening of economic conditions or consumer confidence in future economic conditions. We may face challenges acquiring adequate supplies to manufacture our products and we and Benchmark may not be able to manufacture our products at a rate necessary to satisfy the levels of demand, which would negatively affect our short-term and long-term growth. This risk may be exacerbated by the fact that we may not carry or be able to obtain for our suppliers a significant amount of inventory to satisfy short-term demand increases. If we fail to accurately forecast customer demand, we may experience excess inventory levels or a shortage of products available for sale.
Inventory levels in excess of customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would adversely affect our financial results, including our gross margin, and have a negative effect on our brand. Conversely, if we underestimate customer demand for our products, we may not be able to deliver products to meet our requirements, and this could result in damage to our brand and customer relationships and adversely affect our revenue and operating results.
Our business could be materially and adversely affected if our customers become unable to, or otherwise do not, pay their invoices.
If one or more of our major customers would be unable to pay our invoices as they become due or a customer simply refuses to make such payments if it experiences financial difficulties, our business would be adversely affected. If a major customer were to enter into bankruptcy proceedings or similar proceedings whereby contractual commitments are subject to stay of execution and the possibility of legal or other modification, we could be forced to record a substantial loss. Additionally, a number of our customers are early stage, startup companies that are privately funded, have limited resources, and do not have a history of creditworthiness that we can audit to determine reliability. They could fail to raise enough capital and have to shut down operations. Even if they are financially solvent and stable and we are successful in securing a commercial relationship with them, their business plans for future programs may be inherently uncertain and unpredictable, and less structured than established companies.

We are exposed to credit risk on our trade accounts receivable, supplier non-trade
receivables and prepayments related to long-term supply agreements, and this risk is heightened during periods when economic conditions worsen.
We sell our products directly to small and
mid-sized
businesses and educational customers. Our outstanding trade receivables are not covered by collateral, third-party bank support or financing arrangements, or credit insurance. Our exposure to credit and collectability risk on our trade receivables is higher in certain international markets and our ability to mitigate such risks may be limited. We also have unsecured supplier non-trade
receivables resulting from purchases of components by outsourcing partners and other vendors that manufacture sub-assemblies
or assemble final products for us. In addition, from time to time, we may make prepayments associated with long-term supply agreements to secure supply of inventory components. While we are implementing procedures to monitor and limit exposure to credit risk on our trade and supplier non-trade
receivables, there can be no assurance such procedures will effectively limit our credit risk and avoid losses.
If we engage in acquisitions to grow our business, we will incur a variety of costs and may potentially face numerous risks that could adversely affect our business and operations and cause our stock price to decline.
If appropriate opportunities become available, we may seek to acquire businesses, assets, technologies or products to enhance our business. In connection with any acquisitions, we could issue additional equity securities, which would dilute our stockholders, incur substantial debt to fund the acquisitions or assume significant liabilities.
Acquisitions involve many and diverse risks and uncertainties, including problems integrating the purchased operations, assets, technologies or products as well as unanticipated costs, liabilities, and economic, political, legal and regulatory challenges due to our inexperience operating in new regions or countries. To date, we have limited experience with acquisitions and the integration of acquired technology and personnel. Acquisitions may divert our attention from our core business. Acquisitions may require us to record goodwill and non-amortizable
intangible assets that will be subject to testing on a regular basis and potential period impairment charges, incur amortization expenses related to certain intangible assets, and incur write offs and restructuring and other related expenses, any of which could harm our operating results and financial condition.
New business strategies, especially those involving acquisitions, are inherently risky and may not be successful. Failure to successfully identify, complete, manage and integrate acquisitions could materially and adversely affect our business, financial condition and results of operations and could cause our stock price to decline.
Our sales and operations in international markets expose us to operational, financial and regulatory risks.
International sales comprise a significant amount of our overall revenue. Sales to international customers accounted for 56% and 38% of our revenue for the years ended December 31, 2020 and 2019, respectively. Growing our international sales is an important part of our growth strategy, but these efforts may not be successful. International operations are subject to a number of other risks, including:

•	import and export laws and the impact of tariffs;

•	exchange rate fluctuations;

•	political and economic instability, international terrorism and anti-American sentiment, particularly in emerging markets;

•	global or regional health crises, such as the COVID-19 pandemic or other health epidemics and outbreaks;

•	potential for violations of anti-corruption laws and regulations, such as those related to bribery and fraud;

•	preference for locally branded products, and laws and business practices favoring local competition;

•	potential consequences of, and uncertainty related to, the “Brexit” process in the United Kingdom, which could lead to additional expense and complexity in doing business there;

•	increased difficulty in managing inventory;

•	increased risk in collecting trade receivables;

•	delayed revenue recognition;

•	less effective protection of intellectual property;

•
stringent regulation of the autonomous or other systems or products using our products and stringent consumer protection and product compliance regulations, including but not limited to General Data Protection Regulation in the European Union, European competition law, the Restriction of Hazardous Substances Directive, the Waste Electrical and Electronic Equipment Directive and the European Ecodesign Directive that are costly to comply with and may vary from country to country;

•	difficulties and costs of staffing and managing foreign operations;

•	changes in local tax and customs duty laws or changes in the enforcement, application or interpretation of such laws; and

•	U.S. government’s restrictions on certain technology transfer to certain countries of concern.
The occurrence of any of these risks could negatively affect our international business and consequently our business, operating results, and financial condition.
The complexity of our products could result in unforeseen delays or expenses from undetected defects, errors or reliability issues in hardware or software which could reduce the market adoption of our new products, damage our reputation with current or prospective customers, expose us to product liability and other claims and adversely affect our operating costs.
Our products are highly technical and very complex and require high standards to manufacture and have in the past and will likely in the future experience defects, errors or reliability issues at various stages of development. We may be unable to timely release new products, manufacture existing products, correct problems that have arisen or correct such problems to our customers’ satisfaction. Additionally, undetected errors, defects or reliability issues, especially as new products are introduced or as new versions are released, could result in serious injury to the end users of technology incorporating our products, or those in the surrounding area, our customers never being able to commercialize technology incorporating our products, litigation against us, negative publicity and other consequences. These risks are particularly prevalent in the autonomous driving and ADAS markets. Some errors or defects in our products may only be discovered after they have been tested, commercialized and deployed by customers. If that is the case, we may incur significant additional development costs and product recall, repair or replacement costs. These problems may also result in claims, including class actions, against us by our customers or others. Our reputation or brand may be damaged as a result of these problems and customers may be reluctant to buy our products, which could adversely affect our ability to retain existing customers and attract new customers and could adversely affect our financial results.
In addition, we could face material legal claims for breach of contract, product liability, fraud, tort or breach of warranty as a result of these problems. Defending a lawsuit, regardless of its merit, could be costly and may divert management’s attention and adversely affect the market’s perception of us and our products. In addition, our business liability insurance coverage could prove inadequate with respect to a claim and future coverage may be unavailable on acceptable terms or at all. These product-related issues could result in claims against us and our business could be adversely affected.
Our customers use our solutions in autonomous driving and ADAS applications, which present the risk of significant injury, including fatalities. We may be subject to claims if a product using our lidar technology is involved in an accident and persons are injured or purport to be injured. Any insurance that we carry may not be sufficient or it may not apply to all situations. Similarly, our customers could be subjected to claims as a result of such accidents and bring legal claims against us to attempt to hold us liable. In addition, if lawmakers or governmental agencies were to determine that the use of our products or autonomous driving or certain ADAS applications increased the risk of injury to all or a subset of our customers, they may pass laws or adopt regulations that limit the use of our products or increase our liability associated with the use of our products or that regulate the use of or delay the deployment of autonomous driving and ADAS technology. Any of these events could adversely affect our brand, relationships with customers, operating results or financial condition.
We may incur significant direct or indirect liabilities in connection with our product warranties which could adversely affect our business and operating results.
We typically offer a limited product warranty that requires our products to conform to the applicable specifications and be free from defects in materials and workmanship for a limited warranty period. As a result of increased competition and changing standards in our target markets, we may be required to increase our warranty period length and the scope of our warranty. To be competitive, we may be required to implement these increases before we are able to determine the economic impact of an increase. Accordingly, we may be at risk that any such warranty increase could result in foreseeable and unforeseeable losses for the company.
In particular, the usage of our products by target customers could make us liable for warranty claims and pecuniary and reputational damages. In our target markets, our products may be placed in physical locations and environments that present harsh operating conditions, or that present a risk of product damage due to accidents or vandalism. This may result in more product failures than we anticipate, and may require us to provide warranties for our products beyond our knowledge of their performance. This could increase the rate of customer returns and warranty claims, resulting in higher than expected operating costs for us. Product failures may also affect market acceptance of our products and our ability to win future business. Any negative publicity related to the perceived quality of our products could affect our brand image, partner and customer demand, and adversely affect our operating results and financial condition.
Our revenue and margins could be adversely affected if we fail to maintain competitive average selling prices, high sales volumes, and/or fail to reduce product costs.
Cost-cutting initiatives adopted by our customers often place increased downward pressure on our average selling prices. We also expect that any long term or high-volume agreements with customers may require step-downs in pricing over the term of the agreement or, if commercialized, over the period of production. We strive to keep our average selling price competitive and expect to achieve profitability by maintaining competitive average sales prices and through continually lower product costs. Our average selling price may be driven down by customer-specific selling price fluctuations such as non-standard
discounts on large volume purchases. These lower average selling prices on large volume purchases may cause fluctuations in revenue and gross margins on a quarterly and annual basis and ultimately adversely affect our profitability. We may also experience declines in the average selling prices of our products generally as our customers seek to commercialize autonomous systems at prices low enough to achieve market acceptance and as our competitors continue to produce and commercialize lower cost competing technologies. To achieve profitability and maintain margins, we will also need to continually reduce product and manufacturing costs. Reductions in product and manufacturing costs are principally achieved by scaling our production volumes and through step changes in manufacturing and continued engineering of the most cost-effective designs for our products. In addition, we must continuously drive initiatives to reduce labor cost, improve worker efficiency, reduce the cost of materials, use fewer materials and further lower overall product costs by carefully managing component prices, inventory and shipping cost. We need to continually increase sales volume and introduce new, lower-cost products in order to maintain our overall gross margin. If we are unable to maintain competitive average selling prices, increase our sales volume or successfully introduce new, low-cost
products, our revenue and overall gross margin would likely decline.

Adverse conditions in the industries we target or the global economy more generally could have adverse effects on our results of operations.
While we make our strategic planning decisions based on the assumption that the markets we are targeting will grow, our business is dependent, in large part on, and directly affected by, business cycles and other factors affecting the robotics, industrial automation, smart infrastructure, and transportation industries and global economy generally. Our target markets are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences, changes in interest rates and credit availability, consumer confidence, environmental impact, governmental incentives and regulatory requirements, political volatility, labor relations issues, trade agreements and other factors.
Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.
As of December 31, 2020, we had $49.5 million of U.S. federal and $70.0 million of state net operating loss carryforwards available to reduce future taxable income. The $49.5 million in U.S. federal operating loss carryforwards will be carried forward indefinitely for U.S. federal tax purposes. Of our U.S. state net operating loss carryforwards, $70.0 million will begin to expire in 2035. It is possible that we will not generate taxable income in time to use these net operating loss carryforwards before their expiration (or that we will not generate taxable income at all). Under legislative changes made in December 2017, U.S. federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such net operating losses is limited. It is uncertain if and to what extent various states will conform to these in federal tax laws. In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the U.S. Tax Code, respectively, and similar provisions of state law. Under those sections of the U.S. Tax Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change
net operating loss carryforwards and other
pre-change
attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by
“5-percent
shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. We have not yet undertaken an analysis of whether the Business Combination constitutes an “ownership change” for purposes of Section 382 and Section 383 of the U.S. Tax Code.
Our future success depends in part on recruiting and retaining key personnel and if we fail to do so, it may be more difficult for us to execute our business strategy. We are currently a small organization and will need to hire additional qualified personnel to effectively implement our strategic plan.
Our success depends on our ability to attract, retain and motivate highly qualified management, technical, manufacturing, engineering and sales personnel. In particular, our success may depend on our ability to recruit and retain management personnel who are qualified to manage a public company. We are highly dependent on our senior management, including our founders, Angus Pacala and Mark Frichtl. If any of such persons left, our business could be harmed. All of our employees are “at will” employees. The loss of the services of one or more of our key employees could delay or have an impact on the successful commercialization of our products. We do not maintain key man insurance.
In addition, our ability to successfully execute on our strategic plan depends in part on our ability to continue to build our organization and hire qualified personnel, especially with technical, manufacturing, engineering, and sales expertise. Competition for qualified personnel is especially fierce in the San Francisco Bay Area. We may not be able to attract and retain qualified personnel on acceptable terms given the competition for such personnel. If we are unsuccessful in our recruitment efforts, it may adversely affect our business and our growth prospects.
Some of our employees are employed by professional employer organizations.
We contract with
non-US
professional employer organizations, or PEOs, to administer our human resources, payroll and employee benefits functions for some of our or our subsidiaries’ employees outside of the

United States. Although we recruit and select these employees, their employment relationship is with the relevant PEO. Accordingly, these employees are compensated through the PEO, are governed by the work policies created by the PEO and receive their annual wage statements and other payroll-related reports from the PEO. The PEO relationship streamlines hiring and employee maintenance, and enables management to focus on issues other than payroll administration, but this relationship also exposes us to some risks. For example, if the non-US
PEO fails to adequately withhold or pay employer taxes or to comply with other applicable laws, we may be held liable for such violations notwithstanding any indemnification provisions provided to us by the non-US
PEOs. In certain
non-US
jurisdictions, despite the PEO relationship, the employee may nonetheless be deemed our direct employee, and the potential liability for any non-compliance
with applicable laws increases depending on whether our company has an entity or other corporate presence in the country, among other factors set forth under applicable local laws. Court and administrative proceedings related to matters of employment tax, labor law and other laws applicable to PEO arrangements could distract management from our business and cause us to incur significant expense. If we were held liable for violations by PEOs, such monetary penalties may adversely affect our profitability and could negatively affect our business and results of operations.
Legal and Regulatory Risks Related to Our Business
Our products are frequently used in applications that are subject to evolving regulations and standards.
Our customers may use our products for regulated and standardized applications that require our products to comply with regulations and standards that are applicable to both our products and to those industries and applications, including functional safety and product reliability standards. New regulations and industry standards may be adopted that result in delays or cancellations of programs. If we decide not to pursue or fail to achieve these regulatory or industry certifications, we may lose existing or potential commercial opportunities or be exposed to legal liability from regulators.
We are subject to governmental export and import controls and economic sanctions laws and regulations. Our failure to comply with these laws and regulations could have an adverse effect on our business, prospects, financial condition and results of operations.
Our products and solutions are subject to certain U.S. and foreign export controls, trade sanctions, and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. U.S. export control laws and regulations and economic sanctions prohibit the shipment of certain products and services to countries, governments, and persons targeted by U.S. sanctions. Even though we take precautions to prevent our productions and solutions from being provided to entities subject to these restrictions, our products could find their way to such prohibited entities. Any such provision could have negative consequences, including government investigations, penalties, or reputational harm.
In addition, complying with export control and sanctions regulations for a particular sale may be time-consuming and create delays in the introduction of our products and solutions in some international markets, and, in some cases, prevent the export of our software and services to some countries altogether. Exports of our products and technology must be made in compliance with these laws and regulations. If a license is required from a government agency prior to sale, no exports may occur until the appropriate approvals are obtained. If we fail to comply with these laws and regulations, penalties could be imposed, including substantial monetary fines and/or denial of export privileges. In addition, in extreme cases responsible employees or managers can be held criminally liable for such violations.
Changes to trade policy, tariffs and import/export regulations may have a material adverse effect on our business, financial condition and results of operations.
Any new export or import restrictions, new legislation or shifting approaches in the enforcement or scope of existing regulations, or changes in global, political, regulatory and economic condition affecting U.S. trade, manufacturing, development or investment, could result in additional restrictions on our ability to conduct business. Recently, the U.S. has instituted or proposed changes in trade policies that include the negotiation or termination of trade agreements, the imposition of higher tariffs on imports into the U.S., economic sanctions on individuals, corporations or countries, and other government regulations affecting trade between the U.S. and other countries where we conduct our business. A number of other nations have proposed or instituted similar measures directed at trade with the United States in response. As a result of these developments, there may be greater restrictions and economic disincentives on international trade that could adversely affect our business. As additional trade-related policies are instituted, we need to modify our business operations to comply and adapt to such developments, which may be time-consuming and expensive.
We may become involved in legal and regulatory proceedings and commercial or contractual disputes, which could have a material adverse effect on our profitability and consolidated financial position.
We may be, from time to time, involved in litigation, regulatory proceedings and commercial or contractual disputes that may be significant. These matters may include, without limitation, disputes with our distributors, suppliers and customers, intellectual property claims, stockholder litigation, government investigations, class action lawsuits, personal injury claims, environmental issues, customs and value-added tax disputes and employment and tax issues. In addition, we have in the past and could face in the future a variety of labor and employment claims against us, which could include but is not limited to general discrimination, wage and hour, privacy, ERISA or disability claims. In such matters, government agencies or private parties may seek to recover from us large, indeterminate amounts in penalties or monetary damages (including, in some cases, treble or punitive damages) or seek to limit our operations in some way. These types of lawsuits could require significant management time and attention or could involve substantial legal liability, adverse regulatory outcomes, or substantial expenses to defend. Often these cases raise complex factual and legal issues and create risks and uncertainties. No assurances can be given that any proceedings and claims will not have a material adverse impact on our operating results and consolidated financial position or that our available insurance will mitigate this impact.
We are subject to, and must remain in compliance with, numerous laws and governmental regulations concerning the manufacturing, use, distribution and sale of our products. Some of our customers also require that we comply with their own unique requirements relating to these matters.
We manufacture and sell products that contain components, which may contain materials that are subject to government regulation in both the locations where we manufacture and assemble our products, as well as the locations where we sell our products. Since we operate on a global basis, this is a complex process which requires continual monitoring of regulations and an ongoing compliance process to ensure that we and our suppliers are in compliance with existing regulations in each market where we operate. If there is an unanticipated new regulation that significantly impacts our use and sourcing of various components or requires more expensive components, that regulation could materially adversely affect our business, results of operations and financial condition. If we are not currently in compliance with existing regulations, or we fail to adhere to new regulations or fail to continually monitor the updates, we may incur costs in remedying our non-compliance
and it may disrupt our operations. In such circumstances, we may also be subject to litigation, lose customers, suffer negative publicity and our business, results of operations, and financial condition could be adversely affected.
We and our vendors are subject to various environmental laws and regulations that could impose substantial costs upon us and cause delays in expanding production facilities.
Environmental pollution and climate change have been the subject of significant legislative and regulatory efforts on a global basis, and we believe this will continue both in scope and in the number of countries participating. In addition, as climate change issues become more prevalent, foreign, federal, state and local governments and our customers have increased their focus on environmental sustainability, which may result in new regulations and customer requirements, which could materially adversely impact our business, results of operations and financial condition. If we are unable to effectively address concerns about environmental impact, our reputation could be negatively impacted, and our business, results of operations or financial condition could suffer.
Any new or modified environmental regulations or laws may increase the cost of raw materials or components we use in our products. Environmental regulations require us to continually reduce product energy usage, monitor and exclude an expanding list of restricted substances and to participate in required recovery and recycling of our products. Environmental and health and safety laws and regulations can be complex, and we have limited experience complying with them. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production or a cessation of our operations.
If contamination is found at properties we operate or formerly operated, this may result in liability for us under environmental laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault. Costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or operating results.
We are subject to U.S. and foreign anti-corruption and anti-money laundering laws. We can face criminal liability and other serious consequences for violations, which can harm our business.
We are subject to the U.S. Foreign Corrupt Practices Act, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the Money Laundering Control Act 18 U.S.C. §§ 1956 and 1957, and other anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector and failing to prevent bribery, and require that we keep accurate books and records and maintain internal accounting controls designed to prevent any such actions. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.
As we increase our international cross-border business and expand our operations abroad, we may continue to engage with business partners and third-party intermediaries to market our services and to obtain necessary permits, licenses and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners and agents, even if we do not explicitly authorize such activities. We cannot assure you that all of our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. As we increase our international business, our risks under these laws may increase.
Detecting, investigating and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources and attention from management. In addition, noncompliance with anti-corruption or anti-bribery laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties, injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas are received or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal proceeding, our business, operating results and financial condition could be materially harmed.
Our business may be adversely affected if it fails to comply with the regulatory requirements under the Federal Food, Drug, and Cosmetic Act or the Food and Drug Administration (the “FDA”).
As a lidar technology company, we are subject to the Electronic Product Radiation Control Provisions of the Federal Food, Drug, and Cosmetic Act. These requirements are enforced by the FDA. Electronic product radiation includes laser technology. Regulations governing these products are intended to protect the public from hazardous or unnecessary exposure. Manufacturers are required to certify in product labeling and in reports to the FDA that their products comply with applicable performance standards as well as maintain manufacturing, testing, and distribution records for their products. Failure to comply with these requirements could result in enforcement action by the FDA, which could require us to cease distribution of our products, recall or remediate products already distributed to customers, or subject us to FDA enforcement.
Failures, or perceived failures, to comply with privacy, data protection, and information security requirements in the variety of jurisdictions in which we operate may adversely impact our business, and such legal requirements are evolving, uncertain and may require improvements in, or changes to, our policies and operations.
Our current and potential future operations and sales subject us to laws and regulations addressing privacy and the collection, use, storage, disclosure, transfer and protection of a variety of types of data. For example, the European Commission has adopted the General Data Protection Regulation and California recently enacted the California Consumer Privacy Act of 2018, both of which provide for potentially material penalties for non-compliance. These
regimes may, among other things, impose data security requirements, disclosure requirements, and restrictions on data collection, uses, and sharing that may impact our operations and the development of our business. While, generally, we do not have access to, collect, store, process, or share information collected by our customers using our products unless our customers choose to proactively provide such information to us. Our products may evolve both to address potential customer requirements or to add new features and functionality. Therefore, the full impact of these privacy regimes on our business is rapidly evolving across jurisdictions and remains uncertain at this time.
We may also be affected by cyber-attacks and other means of gaining unauthorized access to our products, systems, and data. For instance, cyber criminals or insiders may target us or third parties with which we have business relationships to obtain data, or in a manner that disrupts our operations or compromises our products or the systems into which our products are integrated.
We are assessing the continually evolving privacy and data security regimes and measures we believe are appropriate in response. Since these data security regimes are evolving, uncertain and complex, especially for a global business like ours, we may need to update or enhance our compliance measures as our products, markets and customer demands further develop, and these updates or enhancements may require implementation costs. In addition, we may not be able to monitor and react to all developments in a timely manner. The compliance measures we do adopt may prove ineffective. Any failure, or perceived failure, by us to comply with current and future regulatory or customer-driven privacy, data protection, and information security requirements, or to prevent or mitigate security breaches, cyber-attacks, or improper access to, use of, or disclosure of data, or any security issues or cyber-attacks affecting us, could result in significant liability, costs (including the costs of mitigation and recovery), and a material loss of revenue resulting from the adverse impact on our reputation and brand, loss of proprietary information and data, disruption to our business and relationships, and diminished ability to retain or attract customers and business partners. Such events may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, and could cause customers and business partners to lose trust in us, which could have an adverse effect on our reputation and business.

Risks Related to Our Intellectual Property
We may not be able to adequately protect or enforce our intellectual property rights or prevent competitors or other unauthorized parties from copying or reverse engineering our technology.
Our success depends in part on our ability to obtain patents and other intellectual property rights covering our technology and products, and to maintain adequate legal protection for our technology and products in the United States and worldwide. We rely on patent, service mark, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights, all of which provide only limited protections.
We can make no assurances whether any of our pending patent applications will mature into issued patents, or that any of our pending trademark applications will be registered, in a manner that gives us any or adequate defensive protection or competitive advantages. We also do not know whether any patents issued to us or any trademarks registered by us will not be challenged, invalidated or circumvented. Our portfolio of currently-issued patents and registered trademarks, and any patents that may be issued and trademarks that may be registered in the future, may not provide sufficiently broad protections to us, or may not prove to be enforceable in actions against alleged infringers. We cannot be certain that the actions we have undertaken to protect our technology and products will prevent unauthorized use of our technology or the reverse engineering of our products. Moreover, others may independently develop technologies and products that compete with ours, or infringe our intellectual property.
We have filed for patents and trademarks in the United States and in certain international jurisdictions, but such protections may not be available, and we may not have applied for protections in all countries in which we operate or sell our products. Though we may have obtained patents and trademarks in various jurisdictions, it may prove difficult to enforce our intellectual property rights in practice. Discovering and protecting against unauthorized use of our intellectual property, products and other proprietary rights is expensive and difficult, particularly internationally. We believe that our patents are foundational in the area of lidar products, and intend to enforce our intellectual property rights. Competitors and other unauthorized parties may attempt to copy or reverse engineer our lidar technology and other aspects of our solutions that we consider proprietary. Litigation may be necessary in the future to enforce or defend our intellectual property rights, to prevent unauthorized parties from copying or reverse engineering our products, to determine the validity and scope of the proprietary rights of others or to block the importation of infringing products into the United States or other markets.
Any intellectual property litigation, if it is initiated in the future by us or a third party, would result in substantial costs and diversion of management resources, either of which could adversely affect our business, operating results and financial condition. Even if we obtain favorable outcomes in any such litigation, we may not be able to obtain adequate remedies, or may have incurred costs that threaten our financial stability. Our attempts to enforce our rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against us or result in invalidation or a narrowed scope of our rights, in whole or in part. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which our products are available, and competitors based in other countries may sell infringing products in one or more markets. Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage, market share and a decrease in our revenue, which would adversely affect our business, operating results, financial condition and prospects.
Claims that we are infringing third-party intellectual property, whether successful or not, could subject us to costly and time-consuming litigation or expensive licenses, and adversely affect our business.
Lidar is a heavily populated intellectual property field, in which many companies, both within and outside of the lidar industry, hold patents covering lidar products and other adjacent technologies. In addition to patents, companies in the lidar industry typically rely on copyrights and trade secrets to protect their technology. As a result, there has been frequent litigation in the lidar industry based on allegations of patent infringement, misappropriation or other violations of intellectual property rights. We have, and in the future may, receive inquiries from other intellectual property holders and we may become subject to claims that we infringe others’ intellectual property rights, particularly as our market presence increases, as our products expand to new use cases and geographies, and as we face increasing competition. In addition, parties may claim that our name and the branding of our products infringe their trademark rights in certain countries or territories. If such a claim were to prevail, we may have to change the names of and branding of our products in the affected territories which would be costly and could cause market confusion.
We currently have various agreements in effect pursuant to which we have agreed to defend, indemnify and hold harmless our customers, suppliers, and other partners from damages and costs which may arise from the infringement by our products of third-party patents or other intellectual property rights. The scope of these indemnity obligations vary, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. Our insurance may not cover all intellectual property infringement claims. A claim that our products infringe a third party’s intellectual property rights, even if untrue, could adversely affect our relationships with our customers, may deter future customers from purchasing our products and could expose us to time-consuming and costly litigation and settlement expenses. Even if we are not a party to any litigation between a customer and a third party relating to infringement of its products, an adverse outcome in any such litigation could make it more difficult for us to defend our products against intellectual property infringement claims in any subsequent litigation matter in which we are a named party. Any of these results could adversely affect our brand and operating results.
Our defense of intellectual property rights claims brought against us or our customers, suppliers or partners, with or without merit, could be time-consuming and expensive to litigate or settle. Such claims may also divert management resources and attention away from other business efforts and force us to acquire intellectual property rights and licenses, which may involve substantial royalty or other payments that may not be acceptable to us. Further, a party making such a claim against us, if successful, could secure a judgment that requires us to pay substantial damages or such a party could obtain an injunction. An adverse determination also could invalidate our intellectual property rights and adversely affect our ability to offer our products to our customers and may require that we procure or develop substitute products that do not infringe, which could require significant effort and expense. Any of these events could adversely affect our business, operating results, financial condition and prospects.
Our intellectual property applications may not issue or be registered, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.
We cannot be certain that we are the first inventor of the subject matter to which we have filed any particular patent application, or if we are the first party to file such a patent application. If another party has filed a patent application to, or otherwise publicly disclosed, subject matter that we are seeking to protect in a given patent application, we may not be entitled to the protection sought by the patent application. We also cannot be certain whether the claims included in a patent application will ultimately be granted as an issued patent since the patent office of the jurisdiction in which a patent application is filed may rule that the subject matter we are seeking to patent is not novel or is obvious or otherwise non-inventive
or rule that the patent application and/or claims of the patent application do not comply with one or more other requirements of the patent laws of the jurisdiction. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that our issued patents will afford protection against competitors with similar technology. In addition, our competitors may design around our issued patents, which may adversely affect our business, prospects, financial condition and operating results.

In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, processes and know-how.
We rely on proprietary information (including, for example, trade secrets, know-how and
confidential information) to protect intellectual property that may not be patentable or subject to copyright, trademark, trade dress or service mark protection, or that we believe is best protected by means that do not require public disclosure. We generally seek to protect this proprietary information by entering into confidentiality agreements, or consulting, services or employment agreements that contain non-disclosure
and non-use
provisions with our employees, consultants, contractors and third parties. We may fail, however, to enter into the necessary agreements, and even if properly executed and entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. Additionally, we have limited control over the protection of trade secrets used by our current or future manufacturing partners and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, our proprietary information may otherwise become known or be independently developed by our competitors or other third parties. To the extent that our employees, consultants, contractors, advisors and other third parties use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how
and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection for our proprietary information could adversely affect our competitive business position. Furthermore, laws regarding trade secret rights in certain markets where we operate may afford little or no protection to our trade secrets.
We also rely on security measures, both physical and electronic, to protect our proprietary information, but we cannot provide assurance that these security measures will not be breached or provide adequate protection for our property. There is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. Also, we may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce our intellectual property rights.
We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our employees’ former employers.
We may be subject to claims that we or our employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of one or more of an employee’s former employers. Litigation may be necessary to defend us against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our products, which could severely harm our business. Even if we are successful in defending against any such claims, litigation could result in substantial costs and demand on management resources.
Risks Related to Becoming a Public Company
Certain of our warrants are accounted for as liabilities and the changes in value of such warrants could have a material effect on our financial results.
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing our Private Placement warrants. We evaluated the accounting treatment of our 6,000,000 Private Placement warrants, and determined to classify such warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our Private Placement warrants each reporting period and that the amount of such gains or losses could be material.
The Company’s accounting treatment of the 6,000,000 Private Placement warrants and 9,999,996 Public warrants is based on its current interpretation of the SEC Statement and other guidance and may change in light of any further interpretive guidance, as may be applicable.
As further described below, we have concluded that CLA’s previously issued consolidated financial statements as of and for the year ended December 31, 2020 included in CLA’s Annual Report on Form 10-K for the year ended December 31, 2020 needed to be restated to reflect the impact of a change in accounting for the warrants and accordingly, should no longer be relied upon.
The restatement of CLA’s financial statements may lead to additional risks and uncertainties, including regulatory, litigation, stockholder or other actions, loss of investor and counterparty confidence and negative impacts on our stock price.
As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on May 14, 2021, on May 13, 2021, the Audit Committee of our Board of Directors (the “Audit Committee”), in response to the SEC Statement after discussion with management of the Company and based on management’s consultation with Marcum LLP, CLA’s independent registered public accounting firm prior to the Merger, and its legal advisors, concluded that CLA’s previously issued consolidated financial statements as of and for the year ended December 31, 2020 included in CLA’s Annual Report on Form 10-K for the year ended December 31, 2020 should be restated to reflect the impact of the change in accounting for the warrants and accordingly, should no longer be relied upon.
As a result of the restatement and associated non-reliance on CLA’s previously issued consolidated financial statements for the year ended December 31, 2020, we have incurred and expect to incur a number of additional costs and are subject to additional risks, including unanticipated costs for accounting and legal fees in connection with or related to the restatement. We could also be subject to regulatory, litigation, stockholder, or other actions in connection with the restatement, which would, regardless of the outcome, consume management’s time and attention and may result in additional legal, accounting, and other costs. If we do not prevail in any such proceedings, we could be required to pay damages or settlement costs, which could be material. In addition, the restatement and related matters could impair our reputation or could cause our customers, stockholders, or other counterparties to lose confidence in us. Any of these occurrences could have a material adverse effect on our business, results of operations, financial condition, and stock price.
We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, which may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations or cause our access to the capital markets to be impaired.
We identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
We did not design and maintain an effective control environment commensurate with our financial reporting requirements. Specifically, we did not maintain a sufficient complement of personnel with an appropriate degree of internal controls and accounting knowledge, experience, and training commensurate with our accounting and reporting requirements. This material weakness contributed to the following additional material weaknesses:

•	We did not design and maintain effective controls over the period-end financial reporting process to achieve complete, accurate and timely financial accounting, reporting and disclosures, including segregation of duties and adequate controls related to journal entries and certain other business processes, and verifying transactions are properly classified in the financial statements. This material weakness resulted in adjustments to several account balances and disclosures in the consolidated financial statements for the years ended December 31, 2019 and 2018, and adjustments to the equity and warrant liabilities accounts and related disclosures in the condensed consolidated financial statements for the three months ended March 31, 2021.

•
We did not design and maintain effective controls over certain information technology (“IT”) general controls for information systems that are relevant to the preparation of our consolidated financial statements. Specifically, we did not design and maintain (i) program change management controls to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately and (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to our financial applications, programs and data to appropriate personnel. This material weakness did not result in a material misstatement to the consolidated financial statements, however, the deficiencies, when aggregated, could impact maintaining effective segregation of duties, as well as the effectiveness of
IT-dependent
controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected.

Additionally, each of these material weaknesses could result in a misstatement of account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.
We have begun implementation of a plan to remediate these material weaknesses. These remediation measures are ongoing and include hiring additional accounting and financial reporting personnel and implementing additional policies, procedures and controls.
To address these material weaknesses, we continue to take actions to improve our IT general controls, segregation of duties controls, period-end
financial reporting controls, and journal entry controls. In particular, we are implementing comprehensive access control protocols for our enterprise resource planning environment to implement restrictions on user and privileged access to certain applications, establishing additional controls over the preparation and review of journal entries, establishing additional controls to verify transactions are properly classified in the financial statements, implementing controls to review the activities for those users who have privileged access and program change management controls to ensure that IT program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately. While we are undertaking efforts to remediate these material weaknesses, the material weaknesses will not be considered remediated until our remediation plan has been fully implemented, the applicable controls operate for a sufficient period of time, and we have concluded, through testing, that the newly implemented and enhanced controls are operating effectively. At this time, we cannot predict the success of such efforts or the outcome of our assessment of the remediation efforts. We can give no assurance that our efforts will remediate these material weaknesses in our internal control over financial reporting, or that additional material weaknesses will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our consolidated financial statements that could result in a restatement of our financial statements, and could cause us to fail to meet our reporting obligations, any of which could diminish investor confidence in us and cause a decline in the price of our common stock. Additionally, ineffective internal controls could expose us to an increased risk of financial reporting fraud and the misappropriation of assets and subject us to potential delisting from the stock exchange on which we list or to other regulatory investigations and civil or criminal sanctions.
As a public company, we will be required pursuant to Section 404 of the Sarbanes-Oxley Act to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for each annual report on Form
10-K
to be filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in internal control over financial reporting. Once we cease to be an emerging growth company, our independent registered public accounting firm will also be required to attest to the effectiveness of our internal control over financial reporting in each annual report on Form
10-K
to be filed with the SEC. We will be required to disclose material changes made in our internal control over financial reporting on a quarterly basis. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, the stock exchange on which our securities are listed or other regulatory authorities, which would require additional financial and management resources. We have begun the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404, but we may not be able to complete our evaluation, testing and any required remediation in a timely fashion.
We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.
We will incur significant legal, accounting and other expenses as a public company that we did not incur as a private company, and these expenses may increase even more after we are no longer an emerging growth company, as defined under federal securities laws. As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), as well as rules adopted, and to be adopted, by the SEC and the applicable stock exchange. Our management and other personnel, many of whom have limited experience managing a public company, will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.
General Risk Factors
Our business, results of operations and financial condition have been and could continue to be adversely affected by the
COVID-19
pandemic.
The
COVID-19 pandemic
has caused significant volatility and disruption globally. The
COVID-19
measures adopted by governments and businesses, including restrictions on travel and business operations and shelter in place and other quarantine orders, have affected our business, and could continue to adversely affect our business operations or the business operations of our customers. The
COVID-19
pandemic has impacted our business by slowing the pace of manufacturing ramp up due to employees’ inability to travel to our manufacturing facility in Thailand, temporarily disrupting the operations of certain of our suppliers, and resulting in increased costs of overtime pay and additional personnel in San Francisco to create separate manufacturing teams that rotate every other week in our facility to avoid any possible transmission of
COVID-19
between teams. The full impact of the
COVID-19
pandemic on our operations is unknown and will depend on factors outside of our control. The duration of the ongoing
COVID-19
pandemic and the associated business interruptions may affect our sales, supply chain or the manufacture or distribution of products, which could result in a material adverse effect on our financial condition. Our response to the ongoing
COVID-19
pandemic may prove to be inadequate. We may be unable to continue our operations in the manner that we did prior to the outbreak and we may endure interruptions, reputational harm, delays in product development and shipments, all of which could have an adverse effect on our business, operating results, and financial condition. The
COVID-19
pandemic may also intensify or exacerbate other risks described in this Section.

Our facilities in California are located near an earthquake fault and an earthquake or other natural disaster or resource shortage could disrupt our operations.
Important documents and records for our products and manufacturing operations are located in our various facilities in San Francisco, California near active earthquake zones. In the event of a natural disaster such as an earthquake, drought, flood or fire or localized extended outages of critical utilities or transportation we do not have a formal business continuity or disaster recovery plan, and therefore could experience a significant business interruption. In addition, California has from time to time experienced shortages of water, natural gas, and electric power. Future shortages and conservation measures could impact our operations and result in increased expense. In addition, we rely on information technology systems to communicate among our workforce and with third parties. Any disruption to our communications, whether caused by a natural disaster or by man made problems, such as power disruptions, could adversely affect our business. To the extent that any such disruptions result in delays or cancellations of orders or impede our suppliers’ ability to timely deliver product components, our business, operating results and financial condition would be adversely affected.
We are subject to cybersecurity risks to operational systems, security systems, infrastructure, firmware in our lidar and customer data processed by us or third-party vendors or suppliers and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent us from effectively operating our business.
We are at risk for interruptions, outages and breaches of: operational systems, including business, financial, accounting, product development, data processing or production processes, owned by us or our third-party vendors or suppliers; facility security systems, owned by us or our third-party vendors or suppliers;
in-product
technology owned by us or our third-party vendors or suppliers; the integrated software in our lidar solutions; or customer or driver data that we process or our third-party vendors or suppliers process on our behalf. Such cyber incidents could materially disrupt operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers, drivers or others; jeopardize the security of our facilities; or affect the performance of in-product
technology and the integrated software in our lidar solutions. A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception. The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time. Although we maintain information technology measures designed to protect us against intellectual property theft, data breaches and other cyber incidents, such measures will require updates and improvements, and we cannot guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. The implementation, maintenance, segregation and improvement of these systems requires significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of our data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data and inventory, procure parts or supplies or produce, sell, deliver and service our solutions, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that the systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If we do not successfully implement, maintain or expand these systems as planned, our operations may be disrupted, our ability to accurately and timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify our financial results. Moreover, our proprietary information or intellectual property could be compromised or misappropriated and our reputation may be adversely affected. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions.
A significant cyber incident could impact production capability, harm our reputation, cause us to breach our contracts with other parties or subject us to regulatory actions or litigation, any of which could materially affect our business, prospects, financial condition and operating results. In addition, our insurance coverage for cyber-attacks may not be sufficient to cover all the losses we may experience as a result of a cyber incident. Any problems with our third-party cloud hosting providers, whether due to cyber security failures or other causes, could result in lengthy interruptions in our business.
Additional Risks Related to Ownership of Our Common Stock and Our Warrants
The price of our common stock and warrants may be volatile.
The price of our common stock, as well as our warrants, may fluctuate due to a variety of factors, including:

•	changes in the industries in which we and our customers operate;

•	developments involving our competitors;

•	changes in laws and regulations affecting our business;

•	variations in our operating performance and the performance of our competitors in general;

•	actual or anticipated fluctuations in our quarterly or annual operating results;

•	publication of research reports by securities analysts about us or our competitors or our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	actions by stockholders, including the sale by the Third Party PIPE Investors of any of their shares of our common stock;

•	additions and departures of key personnel;

•	commencement of, or involvement in, litigation involving our company;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our common stock available for public sale; and

•
general economic and political conditions, such as the effects of the
COVID-19
outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

These market and industry factors may materially reduce the market price of our common stock and warrants regardless of our operating performance.
We do not intend to pay cash dividends for the foreseeable future.
We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant.
If analysts do not publish research about our business or if they publish inaccurate or unfavorable research, our stock price and trading volume could decline.
The trading market for our common stock will depend in part on the research and reports that analysts publish about our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, the price of our common stock would likely decline. If few analysts cover us, demand for our common stock could decrease and our common stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering us in the future or fail to publish reports on us regularly.
We may be subject to securities litigation, which is expensive and could divert management attention.
The market price of our common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.
Future resales of our common stock may cause the market price of our securities to drop significantly, even if our business is doing well.
Pursuant to the Registration Rights Agreement and the Bylaws, the Sponsor and Ouster Stockholders are contractually restricted from selling or transferring any of our shares of common stock (not including the shares of our common stock issued in the PIPE Investment pursuant to the terms of the Subscription Agreements) (the
“Lock-up
Shares”). Such restrictions end on (i) for the
Lock-up
Shares held by Ouster Stockholders, the date that is 180 days after the Closing and (ii) for the
Lock-up
Shares held by the Sponsor, on the earlier of (A) one year after the Closing and (B) subsequent to the Closing, (x) if the closing price of our common stock equals or exceeds $12.00 per share (as adjusted) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the Closing or (y) the date on which the Company completes a liquidation, merger, amalgamation, capital stock exchange, reorganization or other similar transaction that results in all of the our public stockholders having the right to exchange their shares of our common stock for cash, securities or other property.
However, following the expiration of such lockup, the Sponsor and Ouster Stockholders will not be restricted from selling shares of our common stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. Upon completion of the Business Combination, the Sponsor and Ouster Stockholders (not including the shares of our common stock issued in the PIPE Investment pursuant to the terms of the Subscription Agreements and including the shares of our common stock reserved in respect of Ouster Awards outstanding as of immediately prior to the Closing that will be converted into awards based on our common stock) collectively owned approximately 94.5% of the outstanding shares of our common stock.
The shares held by Sponsor and the Ouster Stockholders may be sold after the expiration of the applicable lock-up
period under the Registration Rights Agreement and Bylaws. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or the market price of our common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
We are currently an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are currently an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding
advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
As of December 31, 2021, we will lose our “emerging growth company” status, we will no longer be able to take advantage of certain exemptions from reporting. We will incur additional expenses in connection with such compliance and our management will need to devote additional time and effort to implement and comply with such requirements.
Delaware law and our Organizational Documents contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
Our Organizational Documents and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of our common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of our board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Organizational Documents include provisions regarding:

•	providing for a classified board of directors with staggered, three-year terms;

•
the ability of our board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the Certificate of Incorporation prohibits cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the limitation of the liability of, and the indemnification of, our directors and officers;

•
the ability of our board of directors to amend the bylaws, which may allow our board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•
advance notice procedures with which stockholders must comply to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our board of directors or management.
The provisions of our Certificate of Incorporation requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.
Our Certificate of Incorporation provides that, to the fullest extent permitted by law, and unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on our behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders to us or our stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or our Bylaws or Certificate of Incorporation (as each may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against us or any current or former director, officer or stockholder governed by the internal affairs doctrine.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Certificate of Incorporation will also provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. Notwithstanding the foregoing, the Certificate of Incorporation provides that the exclusive forum provision will not apply to suits brought to enforce any cause of action arising under the Securities Act, any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
These provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in the Certificate of Incorporation to be inapplicable or unenforceable in such action.
You will not be permitted to exercise your warrants unless we register and qualify the underlying common stock or certain exemptions are available.
If the issuance of the common stock upon exercise of the warrants is not registered, qualified or exempt from registration or qualification under the Securities Act and applicable state securities laws, holders of warrants will not be entitled to exercise such warrants and such warrants may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the common stock included in the units.
Under the terms of the warrant agreement, we have agreed that, as soon as practicable, but in no event later than 15 business days, after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement covering the registration under the Securities Act of the common stock issuable upon exercise of the warrants and thereafter will use our best efforts to cause the same to become effective within 60 business days following our initial business combination and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants in accordance with the provisions of the warrant agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order.
If the common stock issuable upon exercise of the warrants are not registered under the Securities Act, under the terms of the warrant agreement, holders of warrants who seek to exercise their warrants will not be permitted to do so for cash and, instead, will be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act or another exemption.
In no event will warrants be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration or qualification is available.
If our common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act, we may, at our option, not permit holders of warrants who seek to exercise their warrants to do so for cash and, instead, require them to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act; in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares underlying the warrants under applicable state securities laws, and in the event we do not so elect, we will use our best efforts to register or qualify the shares underlying the warrants under applicable state securities laws to the extent an exemption is not available.
In no event will we be required to net cash settle any warrant, or issue securities (other than upon a cashless exercise as described above) or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws.
You may only be able to exercise your public warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer shares of common stock from such exercise than if you were to exercise such warrants for cash.
The warrant agreement provides that in the following circumstances holders of warrants who seek to exercise their warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the common stock issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the terms of the warrant agreement; (ii) if we have so elected and the common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the public warrants for redemption. If you exercise your public warrants on a cashless basis, you would pay the warrant exercise price by surrendering the warrants for that number of common stock equal to the quotient obtained by dividing (x) the product of the number of common stock underlying the warrants, multiplied by the excess of the “fair market value” of our common stock

(as defined in the next sentence) over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer shares of common stock from such exercise than if you were to exercise such warrants for cash.
We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then outstanding public warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of common stock purchasable upon exercise of a warrant could be decreased, all without your approval.
Our warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement, (ii) adjusting the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder of public warrants if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or shares, shorten the exercise period or decrease the number of common stock purchasable upon exercise of a warrant.
Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with us.
Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This
choice-of-forum
provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.
We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of our common stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day
period ending on the third trading day prior to the date on which we give proper notice of such redemption to the warrants holders and provided certain other conditions are met. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.

USE OF PROCEEDS
All of the shares of common stock and warrants offered by the Selling Stockholders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.
The Selling Stockholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Stockholders in disposing of their shares of common stock and warrants, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.
We will receive any proceeds from the exercise of the warrants or options for cash, but not from the sale of the shares of common stock issuable upon such exercise.

DIVIDEND POLICY
We have not paid any cash dividends on our common stock to date and prior to the Business Combination, CLA had not paid any dividends on its ordinary shares. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors. Our ability to declare dividends may be limited by the terms of financing or other agreements entered into by us or our subsidiaries from time to time.

BUSINESS
Business Overview
Ouster is building the eyes of autonomy. We are a leading provider of high-resolution digital lidar sensors that give robots, machinery, vehicles and fixed infrastructure advanced 3D vision allowing them to perceive and understand the surrounding world.
We design and manufacture digital lidar sensors that we believe to be the highest performing, lowest cost lidar solutions available today across each of our four target markets: industrial automation; smart infrastructure; robotics; and automotive.
We believe that our digital lidar technology positions us at the center of a global revolution in autonomy, with computer vision being a key enabler of this revolution. We believe that 3D vision technologies, coupled with artificial intelligence, will power new autonomous technologies that in turn will fundamentally disrupt business models across many existing industries and also enable entirely new industries and capabilities.
While many industry observers have been focused on transformations in the automotive industry, we believe that there is an even larger market for lidar sensors outside of automotive. We believe our highly flexible digital lidar architecture strongly positions us to address what we believe is a rapidly growing demand. Approximately 63% of our revenue for the year ended December 31, 2020 came from non-automotive
customers, which we believe illustrates both the flexibility of our technology and the opportunity across our target markets globally.
We envision a future where lidar-powered solutions are widespread, with useful and affordable 3D perception capabilities built into every moving robot, car, truck and drone, as well as every factory, stoplight, dock, and airport terminal.
Our founders established Ouster with a vision that with the right combination of lower prices and enhanced performance, lidar could become common in our everyday lives and make the world smarter, safer, and more efficient like other sensor technologies before it. This vision required rethinking the architecture behind high-performance lidar with an explicit focus on manufacturability and affordability. Their work resulted in the invention of our high-performance digital lidar, based on custom-designed semiconductors and optical innovations, which we brought to market in 2018.
Our digital lidar sensors leverage a simplified architecture based on two semiconductor chips and are backed by a suite of patent-protected technology. We have invested heavily in our patent portfolio since our inception by pursuing comprehensive coverage of invention families, use cases, and broad international coverage.
As of December 31, 2020, we held 19 issued U.S. patents, three allowed U.S. patents, 22 pending U.S. patent applications, five issued foreign patents, four allowed foreign patents, 74 pending foreign patent applications and eight pending Patent Cooperation Treaty applications. Areas of coverage include our founding micro-optic technology critical to boosting digital lidar performance, our digital lidar architecture combining Vertical Cavity Surface Emitting Lasers (“VSCELs”) and Single Photon Avalanche Diodes (“SPADs”), our data processing circuits for in-silicon
digital signal processing, and our lidar-camera convergence for combining active and passive sensing technologies. We believe that our extensive patent coverage creates material barriers to entry for potential competitors wishing to duplicate our digital lidar technology.
We believe that our semiconductor-based digital approach mirrors the type of evolution seen during the analog-to-digital
transition across the electronics and camera industries. The end result in each of these other industrial transitions was the emergence of high-performance, low-cost
digital technology that addressed expanded and diverse use cases. In the lidar space, we believe analog technologies have less room for future improvement. In contrast, we anticipate that the key components of our digital lidar have many years of exponential growth ahead, distinguishing Ouster from its analog-focused competitors.

We believe the simplicity of our digital lidar design gives us meaningful cost advantages in manufacturing, supply chain, and production yields. A common digital lidar architecture underpins our entire product portfolio, which we believe will drive economies of scale in our supply chain. With virtually unlimited software-defined customization, we are able to deliver new SKUs for industry-specific applications, expanding our product offerings with minimal manufacturing or inventory changes. We currently have over 75 different software-defined product SKUs, all based on this common architecture and shared core componentry. Additionally, we are successfully expanding our manufacturing capacity by outsourcing to our manufacturing partner, Benchmark Electronics, Inc. (“Benchmark”). Benchmark manufactures our products at its facility in Thailand, which we expect will reduce product costs and allow us to rapidly scale production to meet our anticipated product demand. Based on cost quotes for our products in mass production, we believe our manufacturing costs to be lower than certain of our competitors, and we expect our manufacturing costs per unit to decrease further with higher volumes.
Our mission to make the physical world safer and more efficient is aligned with our commitment to sustainability now and into the future. We believe that our lidar technology is a key enabler of sustainable solutions for our customers, driving the efficient use of vehicles, industrial machinery, and robotics across our end markets. Greater levels of industrial and vehicular automation have been shown to significantly reduce global carbon dioxide emissions, helping to curb the effects of climate change. Likewise, smarter cities powered by lidar can better manage traffic, reduce commute times, and further reduce emissions. In smart city use cases, Ouster’s lidar sensors also can be customized with a “privacy-safe” mode, protecting citizens from facial recognition technology. We believe that our lidar products offer superior performance at lower cost and that this will facilitate a wide array of sustainable solutions that generally help drive lidar technology into the mainstream.
We have won several, and are actively negotiating a number of additional, multi-year contracts with our customers. In 2020, we added over 300 paying customers compared to 2019, the majority of which are non-automotive
customers. While we are communicating with many autonomous vehicle development programs around the world today and count several as customers, we expect the majority of our market opportunities will come from non-automotive
customers.
We see a future where our digital technology enables lidar to become universal, playing a key role in the autonomy revolution that will change innumerable aspects of our economy and daily lives. We believe Ouster’s patented digital approach to lidar positions us well to be at the epicenter of this societal shift, and we anticipate that our software-defined product architecture can accelerate adoption and unlock more applications for lidar in our focus markets and beyond.
Industry Background
Increasing autonomous applications across diverse, high-growth end markets
The autonomous revolution is accelerating, and we believe that this market transformation is still in its nascent stage. Growing demand for reliable low-cost
and high-performance sensors exists across many industries as customers are looking to improve productivity, efficiency, and the safety of their products. We believe this revolution will be defined by the ongoing automation of traditional industrial, transportation, and manufacturing markets with modern autonomous technology platforms that leverage artificial intelligence and enhanced lidar-enabled vision. More specifically, we believe that businesses, institutions, and governments of all sizes will seek to actively leverage autonomy to drive increased value through improving operating efficiencies and increased data analytics capabilities. According to the McKinsey Automation Survey in 2018, 57% of 1,300 participants surveyed said their institutions were at least piloting the automation of processes in one or more business units or functions, with another approximately 18% saying their organizations planned to do so within the following 12 months.

We believe the transition to autonomous and semi-autonomous solutions will deliver significant benefits and a compelling return on investment for businesses. While the exact factors driving the shift towards autonomy may vary by industry, we believe that the key benefits include:

•
Higher productivity
. McKinsey and Co. has estimated that automation could raise productivity growth globally by 0.8% to 1.4% annually. Many industries contain repetitive physical work that can be automated using adaptations of existing technology. As the global workforce ages and labor is expected to become more expensive, automation technology can improve productivity while reducing the amount of physical labor required by workers, improving both economic efficiency and quality of life.

•
Increased supply chain flexibility and scalability
. With enhanced autonomy in the supply chain, using devices such as automated forklifts and port cranes, businesses can safely operate at all hours with seamless ability to scale output up or down to meet changing demand without impacting the utilization and lives of their human workforce.

•
Data insights
. Autonomous technology platforms will deliver real-time data and analytics on the supply chain as well as at the point of sale, providing businesses with invaluable ongoing insights to predict and improve their products, services, operations, and performance.

In addition to industry and commercial benefits, we believe semi-autonomous solutions with high-resolution lidar sensors for enhanced vision will also be compelling for local municipalities, government agencies, and society as a whole. We believe the continued adoption of automation will help drive improvements in safety, efficiency and security without compromising privacy:

•
Safety
. A 2016 study by the National Highway Transportation Safety Administration found 94% to 96% of all automotive accidents are caused by human error. Outside of automotive, traditional industrial sectors carry similar risks. A 2018 report found that in the European Union (EU), 15% of all fatal work-related accidents were related to the agriculture, manufacturing, transportation and construction industries—all of which are industries Ouster serves. To increase safety, the EU has mandated that all new vehicles include certain advanced driver-assistance system (“ADAS”) features by 2022. In the US, 20 automakers reflecting 99% of expected new vehicle production have voluntarily committed to making automatic emergency braking standard by 2022. We believe that the increasing regulatory requirements and demand for greater safety across our target markets will support the growing adoption of enhanced autonomous systems that incorporate high-resolution lidar sensors.

•
Efficiency
. Beyond automotive, there are many current and near-term industrial applications for semi-autonomous solutions with lidar sensors that we believe will drive broad macroeconomic efficiencies. One of the most notable is the logistics industry. From warehouses to trucking, to ports, to ships, to last-mile delivery, each step of the logistics supply chain is beginning to adopt automated vehicles. Automated guided vehicles (“AGVs”) are ultimately expected to augment workers and replace forklifts and terminal trucks. Autonomous trucks and ships may replace existing trucking fleets and container ships. Delivery robots and drones may replace current last-mile delivery trucks. Outside of the logistics supply chain, we believe that automated vehicles and solutions using high-resolution lidar sensors are expected to proliferate across the mining, construction, farming, energy and manufacturing industries. We believe digital lidar is positioned to be a key enabling technology for all of these transformations.

•
Security with privacy
. Camera monitoring and security systems have become an increasingly important technology in our society to ensure safety for citizens. In recent years, privacy concerns have come to the forefront recognizing that the need for security must be balanced with the right to individual privacy. The widespread use of camera technology opens the door for public and private organizations to use facial recognition technology. We believe that replacing current camera-based security systems with high resolution lidar sensors is an opportunity to achieve privacy-safe monitoring of public and private spaces. Lidar technology provides 3D spatial awareness and is capable of detecting the presence of humans without capturing detailed features used in facial recognition technology, thereby preserving individual privacy. The possible use-case
for security monitoring and surveillance systems are

widespread across cities, including parks, subway and rail stations, airports, manufacturing centers, ports, utilities, office parks, retail centers, public and private universities, hospitals, municipal buildings, power plants, and other important facilities.

Why lidar is essential: the limitations of camera and radar-based autonomy
Historical sensing and vision technologies, including cameras and radar, have limitations that lidar is able to overcome. Cameras, though able to provide detailed two-dimensional
images of their surroundings, are sensitive to light conditions and have difficulty measuring depth in a precise and computationally efficient manner. Radar, on the other hand, provides better data on depth, but suffers from false positives. It also lacks the necessary resolution to accurately detect and classify all types of objects. While a combination of cameras and radar has been historically effective in some limited autonomy use cases, we believe that high-resolution, 3D lidar data can augment and, in some cases, entirely replace existing sensor technology, providing higher levels of autonomy and safer, more redundant autonomy than these other technologies.
To that end, we believe lidar to be essential within the autonomous technology stack. Specifically, compared to cameras and radar, high-resolution lidar sensors offer distinct advantages, including:

•
High performance in variable lighting conditions
. Lidar typically maintains high sensing performance in both direct and low light, while cameras suffer from overexposure in direct sunlight and become less effective in low-light
and
no-light
settings. Lidar is an “active” sensor, meaning that it emits the light needed to measure an accurate 3D point cloud image. The sensor serves as its own light source, and as a result is mostly unimpaired by changes in external lighting conditions. This enables lidar to reliably detect objects and environments at night, in the presence of heavy shadows, and under direct sun glare—all scenarios in which cameras can lose functionality.

•
High depth accuracy and high resolution at long range.
Lidar sensors are able to achieve centimeter-level depth accuracy at long range while also providing spatial resolution that can be equal to cameras. Lidar depth accuracy is typically superior to the accuracy of depth derived from camera data. Radar is capable of accurate depth measurements, but is less capable than lidar at imaging with high resolution, due to the longer radio wavelengths at which radar operates versus lidar’s optical wavelengths.

Digital Lidar Technology
Our founders and engineering team have many years of lidar industry experience. By leveraging our deep knowledge of lidar technology, we have invented and patented an integrated, semiconductor-based digital lidar technology, which consists of the following key features:
Patented digital lidar architecture
Our digital lidar systems are based on a simplified
two-chip
architecture that achieves high resolution and reliability at a lower cost than analog lidar systems. Our sensors have three main technologies that, combined with embedded software, power our high-performance “OS” and “ES” product lines.
Custom
system-on-a-chip
(“SoC”) with single photon avalanche diode (“SPAD”) detectors
Our sensors contain a custom-designed SoC that replaces the functionality of hundreds of discrete analog components and integrates those capabilities onto a single complementary metal-oxide-semiconductor (“CMOS”) chip. We are currently on our third generation SoC, which combines significant processing power with a
128-channel
SPAD array onto a single piece of silicon. Our SoC is capable of counting individual photons in order to detect very weak laser light pulses from long range targets. Capable of detecting and processing over one billion photons per second, our current SoC contains millions of transistors and is over two times more power efficient than previous generations. This digital SPAD-based approach enables our sensors to be compact, high-performance, and low-cost
in order to provide advanced autonomy functionality to our industrial, robotics, smart infrastructure, and automotive customers.

Vertical cavity surface emitting laser (“VCSEL”) array
Paired with our digital SPAD SoC is an array of VCSELs. By using VCSEL technology, we can place our laser emitters into a dense array, approximately the size of a grain of rice. This dense, compact approach enables us to increase our resolution without increasing the size or complexity of our sensors.
Patented micro-optical system
In addition to our detector SoC and VCSEL array, our sensors feature patented micro-optical systems that enhance the performance of both our emitters and detectors. The combined effect of these micro-optical systems on sensor performance is equivalent to an increase in detector efficiency of multiple orders of magnitude. We believe this breakthrough intellectual property gives us significant competitive advantages over other companies that are currently attempting or may attempt to use a similar digital architecture.
Embedded software
Our existing embedded software is field-upgradeable, which enables us to customize and improve our sensor’s capabilities. We believe that the flexibility of this existing embedded software, together with embedded software that we develop in the future, will create an avenue for software-based enhancements of performance and customization of our products that will be capable of addressing myriad end-market
customers’ specific technical requirements.
Products
Our digital lidar product offering today includes three models of sensors on our OS product line: the ultra-wide field of view OS0, the mid-range
OS1, and the long-range OS2. We are currently developing our solid state ES product line, which consists of the long-range ES2 sensor.
OS product line

OS0 Ultra-Wide View Digital Lidar
•
Resolution options (channels):
32, 64 and 128

•
Range:
50 meters

•
Field of View (FoV):
90° vertical FoV & 360° horizontal FoV

•
Horizontal resolution (@ 10 Hz):
2048

•
Precision:
up to +/- 1 cm

•
Points per second:
2.6 million

•
Power consumption:
14 – 20 W

•
Environmental protection:
IP68, IP69K

•
Customization options:
30+

•
Illustrative use cases:
Factory AGVs, Automated forklifts, Robo-taxis, Building security, Autonomous shuttles, People counting

OS1 Mid-Range Digital Lidar	• Resolution options (channels): 32, 64 and 128 • Range: 120 meters • FoV: 45° vertical FoV & 360° horizontal FoV • Horizontal resolution (@ 10 Hz): 2048 • Precision: up to +/- 0.7 cm

•
Points per second:
2.6 million

•
Power consumption:
14 – 20 W

•
Customization options:
30+

•
Environmental protection:
IP68, IP69K

•
Illustrative use cases:
Last-mile delivery robots, Autonomous trucking, Autonomous mining vehicles, Autonomous agricultural vehicles, Autonomous buses, Autonomous drones, Traffic safety

OS2 Long-Range Digital Lidar
•
Resolution options (channels):
32, 64 and 128

•
Range:
240 meters

•
FoV:
22.5° vertical FoV & 360° horizontal FoV

•
Horizontal resolution (@ 10 Hz):
2048

•
Precision:
up to +/- 2.5cm

•
Points per second:
2.6 million

•
Power consumption:
18 – 24 W

•
Customization options:
15+

•
Environmental protection:
IP68, IP69K

•
Illustrative use cases:
Autonomous trucking, Robo-taxis, Autonomous shuttles, Traffic analytics, Autonomous mining, Building security

Product customization
Within our OS sensor models, we offer numerous customization options, all enabled by embedded software. For each of our three models, we offer resolution options of 128 lines vertically (“channels”), 64 channels, or 32 channels. Additionally, within the 64 and 32 channel options, we offer further customization to determine the channels are distributed throughout the vertical field-of-view.
These options for beam spacing are: uniform (evenly distributed channels), gradient (denser channels around the center of the vertical field-of-view
and sparser by the top and bottom edges), below horizon (evenly spaced on the bottom half of the field of view), and above horizon (evenly spaced in the top half of the field-of-view).
Illustrative beam spacing options for the OS1 model are found below:

Uniform	Gradient

Below Horizon	Above Horizon

In addition to beam spacing options, we also offer a “Privacy Mode” configuration which removes data that could potentially be used for facial recognition purposes. Through our existing and future embedded software, we anticipate offering additional customization options to our customers as demand arises. Because these configurations are offered through software, the incremental cost of additional options is lower than designing new hardware, giving us operational flexibility to respond to market demand.
I.
ES product line

ES2
•  Specifically engineered to meet consumer ADAS performance requirements and certifications related to automotive functional safety and reliability

•  No moving parts and shock resistant

•
Range:
>200 meters for as low as 10% reflective objects

•
FoV:
13° vertical FoV, 26° horizontal FoV

•
Points per Second:
819,000

•
Total laser count:
32,768

•
Cost:
Targeting $600 price point for automotive production

•
Moving parts:
0

When released, our new ES product line will leverage the same underlying digital lidar architecture as our OS product line of sensors, relying on a single SPAD-based detector SoC, a single VCSEL array, and Ouster’s proprietary micro-optic technology. We are designing the ES products to take advantage of the same embedded software approach to unlock additional customization options. Compared to the OS product line, we expect that the ES2, when released, will be a low cost, forward looking sensor intended specifically to meet the needs of the automotive ADAS market, though we expect it will be sold to customers in our other targeted markets.
Product Roadmap And Development
Our digital lidar technology is core to our products. By transitioning to our digital architecture, we expect our product improvements will be primarily driven by improvements to our semiconductors—the receiver SoC and VCSEL laser array—instead of through complete redesigns of our sensors or further significant changes in architecture.
We expect to maintain our OS product line with our three current sensor models. Our product roadmap primarily consists of designing, fabricating and integrating improved semiconductors into the OS product line, which we expect to improve the range and resolution of our sensors, among other features, while making no major changes to the form factor of our sensors.
We are currently in the process of developing our cost-reduced, forward facing ES product line for the automotive ADAS market and intend to release our first prototypes as early as 2022. After the initial release, we anticipate our ES product line will improve in performance over time as we improve our core SoC and laser components.

Our Customers
We target four markets globally: industrial; smart infrastructure; robotics; and automotive. In total, we shipped sensors to over 480 paying customers in 2020 across these diversified end markets. For the year ended December 31, 2020, no single customer accounted for more than 8% of our revenue from product sales.

Industrial
Our customers in the industrial market are generally engaged in the manufacturing, operation, or after-market modification of heavy industrial machinery, which includes mining vehicles, construction vehicles, agricultural vehicles, and port machinery among other machines. Lidar is used on heavy machinery to enable autonomous usage of the machinery and to improve worker safety. We believe that our industrial customers value the high resolution, range, small form factor, and high reliability of our digital lidar sensors.
Smart Infrastructure
Our customers in the smart infrastructure market are generally engaged in the monitoring and analysis of pedestrian and vehicle movements for the purpose of providing building security, improving road user safety, and increasing roadway efficiency. This market includes federal, state, and local governments as well as private commercial businesses. For our smart infrastructure customers, digital lidar provides accurate spatial data, immunity to low lighting conditions, and privacy protection, which are all areas where traditional cameras may struggle. We believe that our smart infrastructure customers value the high resolution, 360° horizontal field-of-view,
and high reliability of our digital lidar sensors.
Robotics
Our customers in the robotics industry are generally engaged in the design, production, operation, or after-market modification of small mobile human-less vehicles, which includes wheeled robots, legged robots, and drones among other vehicles. Our customers in the robotics market include both commercial entities and nonprofit entities, such as research institutions. Our customers in the robotics market are installing lidar sensors for autonomous navigation, collision avoidance, and mapping in order to provide services such as last-mile delivery, street sweeping, and asset inspection. We believe our robotics customers value the high resolution, wide vertical field-of-view,
and high reliability of our digital lidar sensors.

Automotive
Our customers in the automotive industry fall into two categories: customers developing various forms of self driving technology for driverless mobility and freight applications, and companies developing consumer ADAS. Both groups are generally engaged in the design, production, manufacture, operation, or after-market modification of automobiles, which includes consumer and commercial vehicles, commercial heavy trucks, and buses among other vehicles. Automotive customers use lidar as a core component in ADAS and for autonomous driving. We believe that our automotive customers value the high resolution, high reliability, and cost of our digital lidar technology.
Our Competitive Strengths
We believe the following strengths will allow us to maintain and extend our position as a leading provider in high-resolution lidar solutions.
Patented digital lidar technology
We invented and patented our digital lidar technology beginning in 2015 and have since launched a suite of products built on a shared architecture that are competitive with legacy analog lidar. We believe that our lidar technology breaks the link between cost and performance in the lidar industry. Our proprietary SoC replaces hundreds to thousands of discrete components with a single tightly integrated SPAD receiver array, and our high-efficiency VCSEL array integrates every laser into a single die. Moreover, our patented micro-optical system increases digital lidar performance by the equivalent of an orders-of-magnitude
increase in detector efficiency. We believe that this architecture will allow us to continue to increase sensor performance while reducing its cost for many years to come.
High performance at an affordable price
As we introduce future generations of our proprietary SoC, we expect to be able to offer improved resolution, range, precision, reliability, and unlock new data types. Our simple digital architecture shared across our products results in a single manufacturing process and common supply chain for all of our sensor models that we believe results in cost advantages that help us offer lower prices to our customers while maintaining gross margins.
Flexible and scalable product architecture
Our products employ a software-defined architecture, enabling rapid customization in the software layer, and a simple shared hardware architecture for scalable manufacturing. With software-defined products continuing to drive low-cost
customization, we expect to develop new SKUs for industry-specific applications, expanding our product offering without requiring significant manufacturing or inventory changes.

Strategic customer partnerships and relationships
We have built deep and direct customer relationships, evolving our technology to meet our customers’ needs. Because lidar is a critical technology for many of our customers, we maintain direct access to executives and other decision makers at many of our end customers. We believe our close customer relationships are a strategic advantage, as they build trust, result in knowledge of future programs, and give us the ability to more deeply collaborate with our customers. We maintain offices and staff in North America and Asia and we are in the process of opening an office in Europe which we are already staffing and we sell directly to the majority of our global customer base.
Large and diversified customer base
We have sold sensors to over 450 customers worldwide in the first eleven months of 2020 and no single customer accounted for more than 7.5% of our revenue in that time period. We believe that the diversity of our customer base and our presence in all four of our targeted markets gives Ouster several advantages. First, our customer and market diversity add stability to our business. By diversifying our customer base, we are able to reduce our exposure to the risk of customer development delays or regulatory changes that may affect our sales to a single customer or in a particular market rather than all four of the targeted markets. Second, we believe that a large, diverse customer base will ultimately result in more engaged customers purchasing our products and help us to achieve higher sales more quickly than other companies that depend on a smaller set of customers in fewer markets. As we increase our sales volume, we expect our cost per sensor to decrease, allowing us to compete more effectively in each of the targeted markets. Finally, we believe our early entrance into non-automotive
markets will enable us to gain market-specific expertise, informing our product development decisions so that we may more effectively customize our products’ fit for the end market customers’ needs. We also believe that our early entrance into our targeted markets affords us the opportunity to establish strong relationships globally with key customers in each market.
Volume manufacturing today
To achieve our vision of making lidar technology widely adopted, we designed our technology for high-volume manufacturing. We are successfully expanding our manufacturing capacity by outsourcing manufacturing to the Thailand facility of our manufacturing partner Benchmark. We believe our relationship with Benchmark provides a myriad of benefits, including the ability to leverage Benchmark’s manufacturing capacity to help us scale our production.
Digital solid-state technology positioned to capture automotive scale
We expect that our prospective customers in the ADAS market will select lidar suppliers primarily based on price and the anticipated ability to meet and exceed performance requirements. By sharing a common digital lidar architecture between our OS and ES platforms and by increasing our sales volumes in our non automotive/ADAS markets, we expect to increase our volumes and reduce our costs on common components in order to offer lower pricing to the ADAS market than any competitor. Furthermore, when it is released, we expect the ES2 to meet the performance requirements of the ADAS market due to its true solid state design, compact form factor, and incorporation of our proven solid state architecture.
Highly reliable and rugged technology
In addition to high performance, comparatively low cost, and high customization flexibility, our sensors are designed to be highly reliable. Our OS product line of sensors have achieved the highest ingress ratings in the industry—IP68 and IP69K—meaning they can survive submersion in up to 1 meter of water for 30 minutes and withstand high-temperature power washing. We believe Ouster has one of the lowest field failure rates in the industry, which reduces the total cost of ownership for our sensors. We believe that the high component count of certain analog sensors may cause these sensors to have higher field failure rates and may require recalibration from time-to-time
at the expense of the customer, causing downtime in the field and requiring an inventory of spare lidar parts. We expect our digital technology will significantly reduces these added expenses in both time and money and enables higher revenue and platform utilization by our customers.
Comprehensive IP portfolio
Our digital technology is backed by a comprehensive suite of patent protections. We own numerous issued patents and pending patent applications. As of December 31, 2020, we held 19 issued U.S. patents, three allowed U.S. patents, 22 pending U.S. patent applications, five issued foreign patents, four allowed foreign patents, 74 pending foreign patent applications and eight pending Patent Cooperation Treaty applications. Our patents are expected to expire between 2036 and 2039. Our nine issued and allowed foreign patents include patents in six separate countries, including Australia, Japan, South Africa, Russia, Singapore, and Taiwan. Our 74 pending foreign patent applications include patent applications in 18 separate countries and regions. Our patents contain a broad range of claims related to devices and methods for implementing digital lidar, among other things. Our patents cover our micro-optic technology that enables improved digital lidar performance; our digital lidar architecture combining VSCELs and SPADs; our data processing circuits for in-silicon
digital signal processing; and our lidar-camera convergence, combining active and passive sensing technologies. We believe these technology breakthroughs are central to our competitive advantage, dramatically improving sensor performance while making our approach difficult to replicate.
Visionary management team
Innovation is central to our corporate culture. Our
co-founders
Angus Pacala and Mark Frichtl have over 15 years of combined experience in lidar engineering. In collaboration with our executive management team, our founders drive our vision and corporate strategy. We believe that the digital lidar technology invented by our founders will continue to drive significant improvements in autonomous technology. As the company has developed, our founders have built a strong supporting team, adding leaders in sales, marketing, operations, engineering, manufacturing, legal, and finance.

Our Growth Strategies
Our goal is to increase our market share while also increasing our TAM over time. In order to achieve that goal, key elements of our growth strategy include:
Expand our worldwide sales and marketing presence
We shipped sensors to over 450 customers worldwide in 2020. To further grow our market share in our target markets, we intend to strategically hire globally, scaling our dedicated business units to serve each end market. As our market presence grows through targeted sales and marketing activity, we believe our customer base will grow. In addition, we are increasingly cross-selling within accounts, accessing new projects and opportunities within accounts where we have a beachhead position and increasing the number of addressable opportunities even within single accounts. With dedicated business units for each market, we believe we will be better positioned to meet market demand as well as increase these cross-selling opportunities.
Increase investment in our software solution
Historically we have focused on building software developer tools that make it as easy as possible for our customers to use our hardware and bring their solutions to market, with the goal of supporting hardware adoption and integration across end market use cases. Given the inherent need for software that processes the data generated from our sensors, we believe that selling value-added software solutions alongside our sensors is one of our largest opportunities to grow revenue. We plan to continue to develop our software development capabilities in order to bring to market software products that create this new source of revenue.
Execute on our product roadmap
We continue to place a priority on innovation and product development. We plan to continue improving performance while reducing the cost of our sensors, thereby positioning us to be competitive in our target markets over time in order to win new and expanded business opportunities. We believe the high performance of our lidar sensors, in conjunction with the flexibility of our software-defined platform, will allow us to continue providing new sensing solutions to our customers, and further expand the use cases for our lidar systems.
Grow sales volumes from existing accounts
We believe we are creating an established customer base in each of our four target markets that can be further strengthened as our relationships with customers mature. As our customers move through our pipeline from benchtop evaluation to pilot evaluation to pre-production,
and finally, to production—we believe our order volumes will increase at each stage in the sales process. We expect that moving to series production can provide a material increase of up to several orders of magnitude in annual sales volume for each given customer program. Sales for these programs are often, but not always, memorialized in multi-year contracts that provide a closer relationship to the customer and increased growth opportunities for us.
Commercialize digital lidar for emerging automotive opportunity
We believe our planned cost-reduced solid state sensor, the ES2, when released, will meet the automotive industry’s long-term requirements for performance, cost, and reliability in ADAS applications. The ES2 will share much of the same digital lidar architecture that has been proven on our current OS sensor product line, which we believe will create cost, research and development, and manufacturing efficiencies across our two product lines. As development progresses, we intend to produce the first prototype ES2 units as early as 2022 and will strive to build and maintain relationships with global automotive OEMs to further build demand.
Expand our distribution network
While the majority of our sales are direct to customers, we also sell our sensors through an international distribution network. We believe these distributors enable us to reach more end customers in an operationally efficient manner. We plan to grow our existing network and establish new distribution partnerships in regions where we do not currently have partnerships. By leveraging these relationships, we believe we will be able to reach more customers faster and rapidly grow our sales. As accounts grow, we maintain the right to begin selling directly to ensure close relationships with our most strategically and commercially important accounts.
Expand our partner ecosystem
Effectively integrating and using a lidar sensor can be a complex task for some end customers. An ecosystem of value-added software and integrator companies is growing across the world, offering perception software and tailored solutions for our target markets. We have relationships with many of these companies, and have collaborated with some of them to develop software and services based on our sensors. In collaboration with our value-added software and integrator partners, we intend to further develop complementary solutions and integration services that we believe will give us access to less technically advanced customers and we expect that this will accelerate our sales growth.
Pursue strategic acquisitions
We may pursue acquisitions as a means to complement our technology and digital lidar architecture if they represent a strategic fit and are consistent with our overall growth strategy. While there is demand for our products today, we believe such acquisitions could create more expansive use cases for our products or provide greater access to our current target markets or access additional markets.
Manufacturing
We have invested significant time in streamlining our production process. Our optical alignment processes are partially or completely automated, which reduces manufacturing time and increases our production output. Our sensors also undergo an application-focused final test, which allows us to understand the real-world performance of our sensors before they are shipped to customers, reducing returned merchandise costs. Ouster has also invested in building manufacturing process control systems. Today, we have real-time manufacturing visibility on every sensor produced in Thailand due to our integrated data stores and dashboards. All of this results in lowered labor and overhead cost per unit, with repeatable, scalable, and predictable quality.
Benchmark Manufacturing Services Agreement
In March 2018, we entered into a manufacturing services agreement with Benchmark, pursuant to which Benchmark has agreed to provide certain manufacturing and related services for the production of our digital lidar sensors, including procuring materials and assembling and testing finished products.
The initial term of the agreement expired in March 2020, but the term of the agreement automatically extends for additional one-year
periods until either we or Benchmark provide notice of
non-renewal
at least 90 days prior to the end of the then-current term or extension. Among other things, either party may terminate the agreement for convenience upon one-year
notice to the other party. Either party may also terminate the agreement under certain other customary conditions, including for uncured breaches of the agreement or if the other party if the other party materials breaches the agreement or in the event of the other party’s insolvency.
In connection with the services provided under the agreement, we have agreed to indemnify Benchmark against certain claims, including infringement of third-party intellectual property rights and noncompliance of our products with safety or other regulations. We are also entitled to indemnification from Benchmark under certain customary scenarios up to a specified amount in the low six-figure
dollar range.
Competition
The market for perception solutions for autonomous applications is an emerging market, with many potential applications in the development stage. As a result, we face competition from a range of companies developing lidar solutions for incorporation into these developing applications, some of which may be similar to ours. Additionally, some of our targeted customers may have their own internal lidar development programs. Although we believe our digital solutions and innovation support our position as a market leader, we have and will continue to face competition from existing competitors and new companies developing lidar solutions for the industrial, smart infrastructure, robotics and automotive industries. However, we believe that many of our competitors are focused on a narrower set of use cases, or are offering what we regard as legacy solutions with lower levels of performance, higher power or cost requirements, or a mix thereof.
Although we may encounter companies that are independently developing lidar solutions, we believe we compete favorably on the basis of the simplified and flexible digital architecture of our product design, our comparatively low customization costs, our commercial traction, and our comprehensive suite of patented technology. Additionally, we expect our product costs per unit to continue to decrease over time as production volume expands.
Sales And Marketing
We plan to continue expanding our sales and marketing efforts to attract new customers and grow orders from existing customers. We maintain a global sales presence and sell directly to the majority of our customers. Members of our sales team typically focus most of their effort in one of our target markets, allowing them to learn from customers and gain subject matter expertise.
While we maintain direct relationships with the majority of our customers, we have also developed a global network of active direct dealers and distributors to sell, install and support our solutions. We collect feedback directly from our customers to generate insights that drive our business and products. We will continue to expand and optimize our dealer network to ensure that we have sufficient geographic coverage across both existing and new markets.
We take a targeted marketing approach to each of our four focused markets. We develop and publish digital content designed to educate and equip our audience to use Ouster’s products, and selectively use other digital channels and advertising to attract customers. We leverage opportunities to present and speak at market-specific conferences, executive events, trade shows and industry events to further develop our brand and reputation. These opportunities also allow us to showcase our technology and attract additional customer interest. From time to time, we sponsor universities and other non-profit
organizations to increase awareness of our technology and showcase its capabilities.
Research and Development
We have invested significant resources into research and development of our lidar-based technologies. We believe our ability to maintain a leadership position depends in part on our ongoing research and development activities.
Our research and development activities are based in San Francisco, California. Our research and development team is responsible for the design, development, manufacturing and testing of our products. We focus our efforts on the development of digital lidar technology, software functionality, and innovative manufacturing technologies. The research and development team also partners with our operations and supply chain teams to develop scalable and reliable manufacturing processes and aid in supply chain planning and diversification. Our team consists of engineers, technicians, scientists, operators and professionals with experience from a wide variety of the world’s leading sensing, engineering, consumer electronics, and automotive organizations.
Intellectual Property
We believe our success, competitive advantages, and growth prospects depend in part upon our ability to develop and protect our core technology and intellectual property. We have built a portfolio of intellectual property, including issued patents and registered trademarks, copyrights, confidential technical information, and expertise in the development of lidar technology and software.
We own numerous issued patents and pending patent applications.
As of December 31, 2020, we held 19 issued U.S. patents, three allowed U.S. patents, 22 pending U.S. patent applications, five issued foreign patents, four allowed foreign patents, 74 pending foreign patent applications and eight pending Patent Cooperation Treaty applications. Our patents are expected to expire between 2036 and 2039. Our nine issued and allowed foreign patents include patents in six separate countries: Australia, Japan, South Africa, Russia, Singapore, and Taiwan. Our 74 pending foreign patent applications include patent applications in 18 separate countries and regions. Our patents contain a broad range of claims related to devices and methods for implementing digital lidar, among other things.
In addition to actively seeking patent protection covering inventions originating from us, from time to time, we review opportunities to acquire or in-license
patents to the extent we believe such patents may be useful or relevant to our business.
We have filed patent and trademark applications in order to further secure these rights and strengthen our ability to defend against third parties who may infringe on our rights. We also rely on trade secrets, design and manufacturing know-how,
and continuing technological innovations to maintain and improve our competitive position. Additionally, we protect our proprietary rights through agreements with our commercial partners, supply-chain vendors, employees, and consultants, as well as close monitoring of the developments and products in the industry.
Government Regulation
As a lidar technology company, we are subject to the Electronic Product Radiation Control Provisions of the Federal Food, Drug, and Cosmetic Act. These requirements are enforced by the U.S. Food and Drug Administration (“FDA”). Electronic product radiation includes laser technology. Regulations governing these products are intended to protect the public from hazardous or unnecessary exposure. Manufacturers are required to certify in product labeling and reports to the FDA that their products comply with applicable performance standards as well as maintain manufacturing, testing and distribution records for their products. Furthermore, we are also subject to similar internationally harmonized standards and regulations governing the safe use of laser products. Based upon successful evaluations of the applicable laser products, followed by written attestation by international third-party certification agencies, manufacturers are required to create Self Declarations of Compliance (“SDOC”) of their products to such regulations, and label their products accordingly.
Our products and solutions are also subject to U.S. and foreign trade and customs product classifications, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. U.S. export control laws and regulations and economic sanctions prohibit the shipment of certain products and services to countries, governments, and persons targeted by U.S. sanctions. Similarly, we are also subject to sourcing regulations such as the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the EU Conflict Minerals Regulation 2017/821, that will require us to carefully monitor our supply chain. The implementation of these requirements could adversely affect the sourcing, availability and pricing of the materials that may be used in the manufacture of components used in our products.
Our customers may use our products in applications that are regulated and/or subject to industry standards. Such applications require that our products comply with the applicable regulations and standards, including, but not limited to, functional safety, cybersecurity, product safety and product performance standards. For example, we continue to add features to our existing OS line, and we expect to design, engineer and test our new EO product line, to meet evolving U.S. and international consumer product safety and performance requirements and

Automotive and Industrial Functional Safety, Cybersecurity and performance certifications designed to ensure the safe deployment and operation of autonomous vehicles, automotive ADAS, industrial machines and robots. Significant foreign markets also continue to develop their own respective standards to define deployment requirements for higher levels of autonomy in these jurisdictions.
Finally, our operations are subject to various federal, state and local laws and regulations governing the occupational health and safety of our employees and wage regulations. We are subject to the requirements of the federal Occupational Safety and Health Act, as amended, and comparable state laws that protect and regulate employee health and safety.
Like all companies operating in similar industries, we are subject to environmental regulation, including water use; air emissions; use of recycled materials; energy sources; the storage, handling, treatment, transportation and disposal of hazardous materials; and the remediation of environmental contamination. Compliance with these laws, rules and regulations may include permits, licenses and inspections of our facilities and products.
Legal Proceedings
From time to time, we may become involved in actions, claims, suits and other legal proceedings arising in the ordinary course of our business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. We are not currently a party to any actions, claims, suits or other legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition, and results of operations.
On June 10, 2021, we received a letter from the SEC notifying us of an investigation and document subpoena. The subpoena seeks documents regarding projected financial information in CLA’s Form S-4 registration statement filed on December 22, 2020. We intend to cooperate with the SEC’s subpoena.
Employees
As of December 31, 2020, we employed approximately 110 people on a full-time basis in the United States and 15 people on a full-time basis internationally, either directly through our international subsidiaries or through a professional employer organization. We employ approximately 60 engineers and technical talent, and we are continuing to look to significantly expand our technical employee count in order to meet our product development goals. We also engage numerous consultants and contractors to supplement our permanent workforce. None of our employees are represented by a labor union or covered by collective bargaining agreements. We believe we have strong and positive relations with our employees.
Facilities
Our corporate headquarters are located in San Francisco, California where we lease approximately 26,125 square feet of office space pursuant to a lease that expires in January 2023. We also lease approximately 22,421 square feet of office space in a building adjacent to our corporate headquarters. The term of this second lease expires in August 2027. Both leased premises contain engineering, manufacturing, research and development and administrative functions of the company. We believe that our office space is adequate for our current needs and, should we need additional space, we believe we will be able to obtain additional space on commercially reasonable terms.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provides information that our management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. The discussion should be read together with our audited annual consolidated financial statements as of and for the years ended December 31, 2020 and 2019, as of June 30, 2021 and for the three and six months ended June 30, 2021 and 2020, respectively, and the respective notes thereto, included in this prospectus.
This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking
statements as a result of various factors, including those set forth in the section of this prospectus titled “Risk Factors”.
Overview
We are a leading provider of high-resolution digital lidar sensors that offer advanced 3D vision to machinery, vehicles, robots, and fixed infrastructure assets, allowing each to understand and visualize the surrounding world and ultimately enabling safe operation and autonomy. We design and manufacture digital lidar sensors that we believe are the highest-performing, lowest-cost lidar solutions available today across each of our four target markets: industrial automation; smart infrastructure; robotics; and automotive. We shipped sensors to approximately 600 customers in the twelve months ended June 30, 2021.
Our digital lidar sensors leverage a simplified architecture based on two semiconductor chips and are backed by a suite of patent-protected technology. We have invested heavily in patents since our inception, pursuing comprehensive coverage of invention families and use cases, with broad international coverage. We believe that our extensive patent coverage creates material barriers to entry for anyone aiming to compete in the digital lidar space.
Our product offering today includes three models of sensors in our OS product line: the ultra-wide field of view OS0, the mid-range OS1, and the long-range OS2. In January 2020 we released new models in our OS product line, increasing the resolution of our OS1 model and introducing the OS0 and OS2 models. Within our OS sensor models, we offer numerous customization options, all enabled by embedded software. For each of our three models in the OS product line, we offer resolution options of 128 lines vertically (“channels”), 64 channels, or 32 channels, as well as many beam spacing options. We are currently developing our solid-state ES product line, which, when released, will consist of the long-range ES2 sensor.
We believe the simplicity of our digital lidar design gives us a meaningful advantage in costs related to manufacturing, supply chain and production yields. The same digital lidar architecture underpins our entire product portfolio which we believe drives economies of scale in our supply chains and speeds time to market. With virtually unlimited software-defined products driving low-cost customization, we are able to increase stock keeping units (“SKUs”) for industry-specific applications, expanding our product offering with minimal manufacturing or inventory changes. We currently have over 75 different software-defined product SKUs, all based on this common architecture and shared core componentry. Additionally, we are successfully expanding our manufacturing capacity by outsourcing to our manufacturing partner, Benchmark Electronics, Inc. (“Benchmark”). Benchmark manufactures our products at its facility in Thailand, which we expect will reduce our product costs and allow us to rapidly scale production to meet our anticipated product demand. Based on cost quotes for our products in mass production, we believe our manufacturing costs to be lower than certain of our competitors, and we expect our manufacturing costs per unit to decrease further with higher volumes.
We have won and are actively negotiating a number of additional, multi-year sales contracts which includes our Strategic Customer Agreements (“SCAs”) which establish a multi-year purchase and supply framework for

Ouster and the customer, and include details about customer programs and applications where the customer intends to use Ouster products. SCAs also include multi-year non-binding customer forecasts (typically of three to five years in length) giving Ouster visibility to the customer’s long-term purchasing requirements, mutually agreed upon pricing over the duration of the agreement, and, in certain cases, include multi-year binding purchase commitments.
We founded Ouster in 2015 with the invention of our high-performance digital lidar. Since then, we have grown to over 160 employees serving approximately 600 customers globally in the twelve months ended June 30, 2021. To continue to grow our business in the coming years, we have expanded and plan to continue to expand our sales and marketing efforts and our software development capabilities, and to accelerate sensor development efforts. We are headquartered in San Francisco, CA.
Merger Agreement with Colonnade Acquisition Corp. and Beam Merger Sub, Inc.
On December 21, 2020, OTI entered into the Merger Agreement with CLA, and Merger Sub, a subsidiary of CLA. OTI’s and CLA’s board of directors unanimously approved OTI’s entry into the Merger Agreement, and on March 11, 2021, the transactions contemplated by the Merger Agreement were consummated. Pursuant to the terms of the Merger Agreement, (i) CLA domesticated as a corporation incorporated under the laws of the State of Delaware (the “Domestication”) and changed its name to “Ouster, Inc.” (with CLA after such domestication and the other transactions pursuant to the Merger Agreement being referred to as the “Company”) and (ii) Merger Sub merged with and into OTI (the “Merger”), with OTI surviving the Merger.
As a result of and upon the effective time of the Domestication, among other things, (1) each of the then issued and outstanding 5,000,000 CLA Class B ordinary shares, par value $0.0001 per share, of CLA (the “CLA Class B ordinary shares”) converted automatically, on a one-for-one basis, into a CLA Class A ordinary share (as defined below), (2) immediately following the conversion described in clause (1), each of the then issued and outstanding 25,000,000 Class A ordinary shares, par value $0.0001 per share, of CLA (the “CLA Class A ordinary shares”), converted automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Ouster (the “Ouster common stock”), (3) each of the then issued and outstanding 10,000,000 redeemable warrants of CLA (the “CLA warrants”) converted automatically into a redeemable warrant to purchase one share of Ouster common stock (the “Public warrants”) pursuant to the Warrant Agreement, dated August 20, 2020 (the “Warrant Agreement”), between CLA and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, and (4) each of the then issued and outstanding units of CLA that had not been previously separated into the underlying CLA Class A ordinary shares and underlying CLA warrants upon the request of the holder thereof (the “CLA units”), were cancelled and entitled the holder thereof to one share of Ouster common stock and one-half of one Public warrant, and (5) each of the then issued and outstanding 6,000,000 private placement warrants of CLA (the “Private Placement warrants”) converted automatically into a Public warrant pursuant to the Warrant Agreement. No fractional Public warrants were issued upon separation of the CLA units.
Immediately prior to the effective time of the Merger, (1) each share of OTI’s Series B Preferred Stock, par value $0.00001 per share (the “OTI Preferred Stock”), converted into one share of common stock, par value $0.00001 per share, of OTI (the “OTI common stock” and, together with OTI Preferred Stock, the “OTI Capital Stock”) (such conversion, the “OTI Preferred Conversion”) and (2) all of the outstanding warrants to purchase shares of OTI Capital Stock were exercised in full or terminated in accordance with their respective terms (the “OTI Warrant Settlement”).
As a result of and upon the closing of the Merger, among other things, all shares of OTI Capital Stock (after giving effect to the OTI Warrant Settlement) outstanding immediately prior to the closing of the Merger together with shares of OTI common stock reserved in respect of options to purchase shares of OTI common stock and restricted shares of OTI common stock (together, the “OTI Awards”) outstanding immediately prior to the closing of the Merger that were converted into awards based on Ouster common stock, were cancelled in exchange for the right to receive, or the reservation of, an aggregate of 150,000,000 shares of Ouster common stock (at a deemed value of $10.00 per share), which, in the case of OTI Awards, were shares underlying awards based on Ouster common stock, representing a fully-diluted pre-transaction. Upon the closing of the Merger, the Company received gross proceeds of $299.9 million from the Merger and private offering, offset by $8.5 million of pre-merger costs relating to CLA and offering costs of $26.6 million.
COVID-19
Impact
Throughout 2020 and the six months ended June 30, 2021, the worldwide spread of the pandemic caused by the novel coronavirus (“COVID-19”) and the measures intended to contain the spread of COVID-19, including variants, have resulted in a global slowdown of economic activity and caused disruptions to our business. In particular, our headquarters are based in the San Francisco Bay Area, which has been subject to ongoing government measures and orders such as quarantines and social distancing. During the second and third quarters of 2020 we slowed our operating and capital spending with the expectation that our revenue and ability to raise capital would be impacted by the global pandemic. We believe that our overall growth rate during 2020 and through the second quarter ended June 30, 2021 was negatively impacted by the pandemic due in part to pandemic related supply chain issues, though, despite this impact, we were able to continue to grow our sales during 2021 and estimate that in the long-term the pandemic will act as a catalyst for wider adoption of automation and lidar technology.
As a San Francisco Bay Area based company, we were affected by the “shelter in place” order in the first and second quarter of 2020. While the majority of our employees were able to work remotely, some employees, especially manufacturing employees, were not able to work from home. The “shelter in place” order delayed order fulfillment and revenue recognition during the first and second quarters of 2020. We continued to pay employees during the “shelter in place” order whether or not they were able to work. Manufacturing and order fulfillment employees were able to return to work in the second quarter of 2020; however, the number of employees allowed on premises at one time was greatly reduced as a result of the California reduced capacity mandates, which also affected our ability to fulfill orders and recognize revenue. Some essential employees were paid hazard pay, and the hazard pay combined with underutilized employee pay increased our employee overhead and decreased gross margins in the first and second quarter of 2020. Manufacturing employees continued to work in a reduced capacity at our San Francisco facility until the second quarter of 2021. We have moved a large portion of our manufacturing to our contract manufacturer in Thailand, which allowed us to satisfy demand for our digital lidar sensors in the first two quarters of 2021 and consequently allowing us to increase our year over year revenue.
Our suppliers are located worldwide, and the suppliers in the Asia and Pacific geographical region were especially affected by the pandemic in the first half of 2020. Some of our key suppliers were affected by the pandemic resulting in supply chain disruptions. We experienced some unfavorable purchase price variance and situational expedite fees in order to meet production and delivery timelines. While we may see additional or new pressures on our supply chain both related and unrelated to the pandemic, we are actively taking steps to mitigate the impact of the materials shortages on our business.
While we experienced quarter-over-quarter increases in revenue in 2020 and the first half of 2021, some customers have delayed orders and production schedules due to COVID-19. The pandemic continues to evolve, and the full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition, including sales, expenses, reserves and allowances, manufacturing, research and development costs and personnel-related costs, will depend on future developments that are highly uncertain, including new information that may emerge concerning COVID-19 and the actions taken to contain, prevent or treat COVID-19, rate and success of vaccination efforts, any resurgence of the pandemic in areas where we, Benchmark or our suppliers operate, and the economic impact on local, regional, national and international customers and markets.

Going forward, the situation remains uncertain, rapidly changing and hard to predict, and the COVID-19 pandemic may have a material negative impact on our future results.
Factors Affecting Our Performance
Supply Chain Continuity
. A recent surge in demand for electronics containing semiconductor chips and stockpiling of chips by certain companies has created disruptions in the supply chain, resulting in a global chip shortage impacting our industry. Some chip manufacturers are estimating this supply shortage may continue into 2022. These chip manufacturers are working to increase capacity in the future, and we are managing our inventory and working closely with our regular suppliers and customers to minimize the potential impacts of any supply shortages including by securing additional inventory. Accordingly, we do not expect the shortage to have a material near-term impact on our ability to meet existing demand for our current products; however, the shortage has adversely impacted our gross margins for the six months ended June 30, 2021 and may continue to do so. If our mitigating efforts are not successful or the shortage continues or worsens in ways we did not anticipate, our ability to supply or improve our current products as well as our development and rollout of future products could also be adversely affected.
Commercialization of Lidar Applications
. We believe that lidar is approaching its inflection point of adoption across our target end market applications, and that we are well-positioned to capitalize on this market adoption. However, as our customers continue research and development projects to commercialize semi-autonomous solutions that rely on lidar technology, it is difficult to estimate the timing of ultimate end market and customer adoption. As a result, we expect that our results of operations, including revenue and gross margins, will fluctuate on a quarterly and annual basis for the foreseeable future. As the market for lidar solutions matures and more customers reach a commercialization phase with solutions that rely on our technology, the fluctuations in our operating results may become less pronounced. Nonetheless, our revenue may not grow as we expect unless and until more customers commercialize their products and lidar technology becomes more prevalent across our target end markets.
Number of Customers in Production
. For certain strategic customers and markets, our products must be integrated into a broader platform, which then must be tested, validated, and achieve system-level performance and reliability thresholds that enable commercial production and sales. The time necessary to reach commercial production varies from six months to seven years, based on the market and application. For example, the production cycle in the automotive market tends to be substantially longer than in our other target markets, including industrial automation, smart infrastructure and robotics. It is critical to our future success in each of our target end markets that our customers reach commercial production and sales and that they select our products in their commercial production applications. Because the timelines to reach production vary significantly and the revenue generated by each customer in connection with commercial production and sales is unpredictable, it is difficult for us to reliably predict our financial performance.
Customers’ Sales Volumes
. Our customer base is diversified and we will continue to penetrate into diverse end markets to increase our sales volumes. Ultimately widespread adoption of our customers’ products that incorporate our lidar solutions will depend on many factors, including the size of our customers’ end markets, end market penetration of our customer’s products that incorporate our digital lidar solutions, our end customers’ ability to sell their products, and the financial stability and reputation of the customers. We believe our sales volume by customer depends on the end market demand for our customers’ products that incorporate our digital lidar solutions as well as our ability to grow our sales force.
Average Selling Prices (“ASPs”), Product Costs and Margins
. Our product costs and gross margins depend largely on the volumes of sensors sold and the number and variety of solutions we provide to our customers. We expect that our selling prices will vary by target end market and application due to market-specific supply and demand dynamics. We expect to continue to experience some downward pressure on margins from signing anticipated large multi-year agreements (including our SCAs) in the near term with multi-year negotiated pricing.

We expect these customer-specific selling price fluctuations combined with our volume-driven product costs may drive fluctuations in revenue and gross margins on a quarterly basis. However, we expect that over time our volume-driven product costs will lead to gross margin improvement as our sales volume increases.
Continued Investment and Innovation
. We believe that we are a leading digital lidar provider. Our financial performance is significantly dependent on our ability to maintain this leading position which is further dependent on the investments we make in research and development. We believe it is essential that we continue to identify and respond to rapidly evolving customer requirements, including successfully realizing our product roadmap. If we fail to continue our innovation, our market position and revenue may be adversely affected, and our investments in that area will not be recovered.
Market Trends and Uncertainties
. We anticipate robust demand for our digital lidar solution. We estimate a multibillion dollar total addressable market (“TAM”) for our solutions in the near future. We define our TAM as automation applications in the industrial, smart infrastructure, robotics and automotive end markets where we actively engage and maintain customer relationships. Each of our target markets is potentially a significant global opportunity, and these markets have historically been underserved by limited or inferior technology or not served at all. We believe we are well positioned in our market as a leading provider of high-resolution digital lidar sensors.
Although increasing adoption of semi-autonomous solutions that rely on lidar technology may generate higher demand, we may not be able to take advantage of demand if we are unable to anticipate regulatory changes and adapt quickly enough to meet such new regulatory standards or requirements applicable to us or to our customers’ products in which our digital lidar sensors are used. Market acceptance of semi-autonomous solutions and active safety technology depend upon many factors, including cost, performance, safety performance, regulatory requirements and international taxes or tariffs related to such technologies. These factors may impact the ultimate market acceptance of our lidar technology.
International Expansion
. We view international expansion as an important element of our strategy to increase revenue and achieve profitability. We continue to position ourselves in geographic markets that we expect to serve as important sources of future growth. We have an existing presence in three regions: North and South America; Asia and Pacific; and Europe, Middle East and Africa. We intend to expand our presence in these regions over time including through distribution partnerships. Expanded global reach will require continued investment and may expose us to additional foreign currency risk, international taxes and tariffs, legal obligations and additional operational costs, risks and challenges that may impact our ability to meet our projected sales volumes, revenue and gross margins.
Components of Results of Operations
Revenue
The majority of our revenue comes from the sale of our digital lidar sensors and accessories both directly to end users and through distributors both domestically and internationally. We recognize revenue from product sales when the performance obligation of transferring control of the product to the customer has been met, generally when the product is shipped. The company also recognizes revenue by performing services related to product development and validation, and shipping; however, we do not expect product development and validation and license and services to be material components of revenue, cost of revenue or gross margin in the foreseeable future. Performance obligations related to services are generally recognized over time, based on cost-to-cost input basis or straight-line over time. Amounts billed to customers related to shipping and handling are classified as revenue, and we have elected to recognize the cost of shipping activities that occur after control has transferred to the customer as a fulfillment cost rather than a separate performance obligation. All related costs are accrued and recognized within cost of revenue when the related revenue is recognized.
Most of our customers are currently in the evaluation or early R&D stage with our products. Currently, our product revenue consists of both customers ordering small volumes of our products that are in an evaluation phase and customers that order larger volumes of our products and have more predictable long-term production schedules. However, we are still at the very beginning of the lidar adoption curve, and some customers are still learning their ramp rates which can impact the timing of purchase orders quarter to quarter. As we grow our business we expect to improve predictability into our customers’ needs and timelines, and expect the timing of orders will have a less notable impact on our quarterly results. Over the coming years, as more of our customers move into their respective production phases, we expect the majority of our product revenue to shift to larger volume orders based on predictable production schedules. We also expect more of our revenue to come from international customers, and anticipate that our sales from regions outside of North and South America will grow over the long-term to approximately two-thirds of our total revenue.
Cost of Revenue
Cost of revenue consists of the manufacturing cost of our digital lidar sensors, which primarily consists of sensor components, personnel-related costs directly associated with our manufacturing organization, and amounts paid to our third-party contract manufacturer and vendors. Our cost of revenue also includes depreciation of manufacturing equipment, an allocated portion of overhead, facility and IT costs, stock-based compensation for manufacturing personnel, reserves for estimated warranty expenses, excess and obsolete inventory and shipping costs.
Gross Profit and Gross Margin
Our gross profit equals total revenues less our total cost of revenues, and our gross margin is our gross profit expressed as a percentage of total revenue. We experienced negative gross margins from the fourth quarter of 2018 until we turned gross margin positive during 2020 primarily due to increased unit volumes which improved our ability to absorb fixed costs and lowered material costs by increasing our buying power and a shift to outsourced mass production of our sensors to Benchmark, who has leverage for greater volume discounts and lower overhead costs. Subject to quarterly fluctuations and volatility, we expect actual costs to improve as we manufacture higher unit volumes of sensors and a greater portion of our sensors are produced by our contract manufacturer in Thailand.
Operating Expenses
Research and Development Expenses
Research and development (“R&D”) activities are primarily conducted at our San Francisco based headquarters and consist of the following activities:

•	Design, prototyping, and testing of proprietary electrical, optical, and mechanical subsystems for our digital lidar products;

•	Robust testing for industrial and autonomous vehicle safety certifications;

•	Development of new products and enhancements to existing products in response to customer requirements including firmware development and software development of lidar integration products;

•	Custom system-on-a-chip (“SoC”) design for Ouster’s digital lidar products; and

•	Development of custom manufacturing equipment.
R&D expenses consist of
personnel-related
expenses, including salaries, benefits, and stock-based compensation, for all personnel directly involved in R&D activities, third-party engineering and contractor costs, and prototype expenses.
R&D costs are expensed as they are incurred. Our investment in R&D will continue to grow as we invest in new lidar technology and related software. Our absolute amount of R&D expense will grow over time; however, we expect R&D as a percentage of revenue to decrease annually as our business grows.

Sales and Marketing Expenses
Our business development, customer support and marketing teams are located in offices worldwide. Selling and marketing expenses consist of personnel-related expenses, including salaries, benefits, and stock-based compensation, for all personnel directly involved in business development, customer support, and marketing activities, and marketing expenses including trade shows, advertising, and demonstration equipment. Our investment in sales and marketing will continue to grow as we continue to expand our sales team globally, and our absolute amount of sales and marketing expenses will grow over time. We expect sales and marketing spend as a percentage of revenue to decrease over time as our business grows.
General and Administrative Expenses
General and administrative expenses consist of
personnel-related
expenses, including salaries, benefits, and stock-based compensation, of our executives and members of the board of directors, finance, human resource, IT, and legal departments as well as fees related to legal fees, patent prosecution, accounting, finance and professional services as well as insurance, and bank fees. Our absolute amount of general and administrative expense will grow over time; however, we expect the general and administrative spend as a percentage of revenue to decrease annually as our business grows. Near term increases in general and administrative expenses are expected to be related to hiring more personnel and consultants to support our growing international expansion and compliance with the applicable provisions of the
Sarbanes-Oxley
Act (“SOX”) and other U.S. Securities and Exchange Commission (“SEC”) rules and regulations as a result of becoming a public company following the Business Combination.
Stock-Based Compensation
We measure and recognize stock-based compensation expense for stock-based
awards over the requisite service periods based on the estimated grant date fair value using the
Black-Scholes-Merton
option pricing model.
Interest Income, Interest Expense, and Other Income (Expense), Net
Interest income consists primarily of income earned on our cash and cash equivalents. These amounts will vary based on our cash and cash equivalents balances and market rates. Interest expense consists primarily of interest on our debt and convertible notes and amortization of debt issuance costs and discount. Other income (expense), net consists primarily of realized and unrealized gains and losses on foreign currency transactions and balances, the change in fair value of financial instruments, including warrants issued in connection with a debt agreement, and Private Placement warrants acquired as part of the Merger.
Income Taxes
Our income tax provision consists of federal, state and foreign current and deferred income taxes. Our income tax provision for interim periods is determined using an estimate of our annual effective tax rate, adjusted for discrete items arising in the quarter. Due to cumulative losses, we maintain a valuation allowance against federal and state deferred tax assets and our tax expense for the quarters ended June 30, 2021 and 2020 and years ended December 31, 2019 and 2020 was not material.

Results of Operations:
Comparison of three-month and six-month periods ended June 30, 2021 and 2020
The following table sets forth our condensed consolidated results of operations data for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(dollars in thousands)		(dollars in thousands)
Revenue
Product revenue	$7,360	$2,290	$13,971	$4,590
Service revenue	—	1,991	—	1,991

Total revenue	7,360	4,281	13,971	6,581

Cost of revenue (1)
Cost of product revenue (1)	5,465	3,862	10,333	8,078
Cost of services	—	26	—	26

Total cost of revenue	5,465	3,888	10,333	8,104

Gross profit (loss)	1,895	393	3,638	(1,523)
Operating expenses (1):
Research and development	6,474	5,678	11,186	10,152
Sales and marketing	4,614	1,685	8,040	3,911
General and administrative	12,197	3,678	22,104	7,344

Total operating expenses	23,285	11,041	41,330	21,407

Loss from operations	(21,390)	(10,648)	(37,692)	(22,930)
Other (expense) income:
Interest income	139	1	140	23
Interest expense	—	(398)	(504)	(1,675)
Other income (expense), net	(10,760)	(267)	(14,912)	(5,423)

Total other expense, net	(10,621)	(664)	(15,276)	(7,075)

Loss before income taxes	(32,011)	(11,312)	(52,968)	(30,005)
Provision for income tax expense	—	—	—	—

Net loss and comprehensive loss	$(32,011)	$(11,312)	$(52,968)	$(30,005)

The following table sets forth the components of our condensed consolidated statements of operations and comprehensive loss data as a percentage of revenue for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(% of total revenue)		(% of total revenue)
Revenue
Product revenue	100%	53%	100%	70%
Service revenue	—	47	—	30

Total revenue	100	100	100	100

Cost of revenue (1)
Cost of product	74	90	74	123
Cost of services	—	1	—	—

Total cost of revenue	74	91	74	123

Gross profit (loss)	26	9	26	(23)
Operating expenses (1):
Research and development	88	133	80	154
Sales and marketing	63	39	58	59
General and administrative	166	86	158	112

Total operating expenses	316	258	296	325

Loss from operations	(291)	(249)	(270)	(348)
Other (expense) income:
Interest income	2	—	1	—
Interest expense	—	(9)	(4)	(25)
Other income (expense), net	(146)	(6)	(107)	(82)

Total other expense, net	(144)	(16)	(109)	(108)

Loss before income taxes	(435)	(264)	(379)	(456)
Provision for income tax expense	—	—	—	—

Net loss and comprehensive loss	(435)%	(264)%	(379)%	(456)%

(1)	Includes stock-based compensation expense as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(dollars in thousands)		(dollars in thousands)
Cost of revenue	$133	$59	$251	$101
Research and development	1,321	152	2,242	287
Sales and marketing	719	39	985	89
General and administrative	3,981	210	7,932	158

Total stock-based compensation	$6,154	$460	$11,410	$635

Comparison of the three months ended June 30, 2021 and 2020
Revenue

	Three Months Ended June 30,		Change	Change
	2021	2020	$	%
	(dollars in thousands)
Revenue
Product revenue	$7,360	$2,290	$5,070	221%
Service revenue	—	1,991	(1,991)	(100)

Total revenue	$7,360	$4,281	$3,079	72%

Revenue by geographic location:
United States	$2,572	$2,788	$(216)	(8)%
Americas, excluding United States	161	39	122	313
Europe, Middle East and Africa	2,931	685	2,246	328
Asia and Pacific	1,696	769	927	121

Total	$7,360	$4,281	$3,079	72%

Product Revenue
Product revenue increased by $5.1 million, or 221%, to $7.4 million for the three months ended June 30, 2021 from $2.3 million for the comparable period in the prior year. The increase in product revenue was driven by a 341% increase in volume which we attribute primarily to the expansion of our sales team into new geographic regions and the increase of high volume, long-term agreements as some of our customers begin to move into a production stage with their autonomous products. Our average selling price declined by 28% as we moved towards long-term, high volume negotiated customer pricing. As our volumes increases we expect further reductions in our costs of goods sold.
Service Revenue
Service revenue decreased by $2.0 million, or 100% for the three months ended June 30, 2021 from $2.0 million for the comparable period in the prior year. This revenue represented non-recurring
engineering work in relation to our new product release in early 2020.
Geographic Locations
Revenue in the United States decreased by $0.2 million in the three months ended June 30, 2021, compared to the prior year period. The revenue decrease was mainly attributable to service revenue from the second quarter of 2020 that did not recur in the 2021 period. All service revenue was attributable to the United States. Product revenue increased across all regions. Revenue in the Americas excluding the United States; Europe, the Middle East and Africa; and Asia and Pacific increased by $0.1 million, $2.2 million, $0.9 million, respectively, in the three months ended June 30, 2021 compared to the prior year period. The revenue increases in Asia and Pacific and Europe, the Middle East and Africa were a result of continued sales expansion in those geographic regions. We opened sales offices in these regions beginning in late 2019 and have since increasingly focused our sales resources on expanding globally.

Cost of Product Revenue and Gross Margin

	Three Months Ended June 30,		Change	Change
	2021	2020	$	%
	(dollars in thousands)
Cost of revenue
Cost of product revenue	$5,465	$3,862	$1,603	42%
Cost of services	—	26	(26)	(100)%

Total	$5,465	$3,888	$1,577	40.6%

Cost of Product Revenue and Gross Margin
Cost of product revenue increased by $1.6 million, or 42%, to $5.5 million for the three months ended June 30, 2021 from $3.9 million for the comparable period in the prior year and cost per unit decreased by 68%. The increase in cost of product revenue was primarily due to increases of $2.1 million in material costs due to volume which was offset by $0.5 million in per unit savings in material cost and an increase of $0.3 million in manufacturing overhead costs and freight. The increases were partially offset by a decrease of $0.3 million in other product costs due to lower allowances for excess and obsolete inventory.
Product gross margin increased from (69)% for the three months ended June 30, 2020 to 26% for the three months ended June 30, 2021. The improvement in product gross margin is due to the 68% decrease in cost per unit partially offset by the 28% decrease in average selling price.
Operating Expenses

	Three Months Ended June 30,		Change	Change
	2021	2020	$	%
	(dollars in thousands)
Operating expenses:
Research and development	$6,474	$5,678	$796	14%
Sales and marketing	4,614	1,685	2,929	174
General and administrative	12,197	3,678	8,519	232

Total operating expenses:	$23,285	$11,041	$12,244	111%

Research and Development
Research and development expenses increased by $0.8 million, or 14%, to $6.5 million for the three months ended June 30, 2021 from $5.7 million for the comparable period in the prior year. The increase was primarily attributable to a $1.2 million increase in stock-based compensation expense, a $0.6 million increase in payroll-related expenses, a $0.3 increase in depreciation and amortization expense, and a $0.3 million increase in recruiting which was offset by a $1.6 million decrease in product development.
Sales and Marketing
Sales and marketing expenses increased by $2.9 million, or 174%, to $4.6 million for the three months ended June 30, 2021 from $1.7 million for the comparable period in the prior year. The increase was primarily attributable to an increase of $2.2 million in payroll and personnel-related costs driven by the addition of sales personnel in all our global regions, of which $0.7 million was stock-based compensation related, $0.6 million for marketing and sales consulting, and an increase of $0.1 million in facility-related expenses related to opening and expanding sales offices around the world.

General and Administrative
General and administrative expenses increased by $8.5 million, or 232%, to $12.2 million for the three months ended June 30, 2021 from $3.7 million for the comparable period in the prior year. The increase was primarily due to an increase of $3.8 million of stock-based compensation, an increase of $1.7 million in legal, accounting and professional services, an increase of $1.9 million in insurance premiums, an increase of $0.3 million of recruiting expenses related to executive search and hiring, an increase of $0.3 million in personnel-related expenses, and $0.5 million in facility, office-related and depreciation expenses.
Interest Income, Interest Expense and Other Income (Expense), Net

	Three Months Ended June 30,		Change	Change
	2021	2020	$	%
	(dollars in thousands)
Interest income	$139	$1	$138	13800%
Interest expense	—	(398)	398	(100)
Other income (expense), net	(10,760)	(267)	(10,493)	3,930
The increase in interest income was primarily related to an increase in our cash and cash equivalent balances after the Merger closed on March 11, 2021.
The decrease in interest expense was primarily due to the conversion of convertible notes in the second quarter of 2020 and the repayment of bank debt in the third quarter of 2020 and in March 2021.
Other income (expense), net was $10.8 million for the three months ended June 30, 2021 compared to $0.3 million for the comparable period in the prior year. During the three months ended June 30, 2021, we recorded a loss of $10.7 million for the fair value change of private placement warrant liability. In the three months ended June 30, 2020 we recorded $0.3 million in other expenses related to the Runway Loan and Security Agreement.
Income Taxes
We were subject to income taxes in the United States, Hong Kong, Thailand and China for the three months ended June 30, 2021 and 2020. Our income tax expense for three months ended June 30, 2021 and 2020 was not material to our condensed consolidated financial statements.
Comparison of the six months ended June 30, 2021 and 2020
Revenue

	Six Months Ended June 30,		Change	Change
	2021	2020	$	%
	(dollars in thousands)
Revenue
Product revenue	$13,971	$4,590	$9,381	204%
Service revenue	—	1,991	(1,991)	(100)

Total revenue	$13,971	$6,581	$7,390	112%

Revenue by geographic location:
United States	$4,426	$4,061	$365	9%
Americas, excluding United States	528	109	419	384
Europe, Middle East and Africa	6,070	1,268	4,802	379
Asia and Pacific	2,947	1,143	1,804	158

Total	$13,971	$6,581	$7,390	112%

Product Revenue
Product revenue increased by $9.4 million, or 204%, to $14.0 million for the six months ended June 30, 2021 from $4.6 million for the comparable period in the prior year. The increase in product revenue was driven by an increase in volume of 294%, which we attribute primarily to the expansion of our sales team into new geographic regions and the increase of high volume, long-term deals as some of our customers begin to move into a production stage with their autonomous products. Our average selling price declined by 23% as we moved towards negotiated customer pricing with customers reaching the production stage with their autonomous products and we expect reductions in the cost of goods sold as we grow our volumes.
Service Revenue
Service revenue decreased by $2.0 million or 100% for the six months ended June 30, 2021 from $2.0 million for the comparable period in the prior year. This revenue represented engineering work in relation to our new product release in early 2020.
Geographic Locations
Revenue in the United States increased by $0.4 million in the six months ended June 30, 2021, compared to the prior year period. The revenue increase was mainly attributable to investments in additional sales staff. Revenue in the Americas excluding the United States; Europe, the Middle East and Africa; and Asia and Pacific increased by $0.4 million, $4.8 million, $1.8 million, respectively, in the six months ended June 30, 2021 compared to the prior year period. The revenue increases in the geographic regions of Asia and Pacific and Europe, the Middle East and Africa were a result of recent sales expansion in those regions. We opened sales offices in these regions beginning in late 2019 and have since continued to invest in expanding globally.
Cost of Product Revenue and Gross Margin

	Six Months Ended June 30,		Change	Change
	2021	2020	$	%
	(dollars in thousands)
Cost of revenue
Cost of product revenue	$10,333	$8,078	$2,255	28%
Cost of services	—	26	(26)	(100)%

Total	$10,333	$8,104	$2,229	27.5%

Cost of Product Revenue and Gross Margin
Cost of product revenue increased by $2.3 million, or 28%, to $10.3 million for the six months ended June 30, 2021 from $8.1 million for the comparable period in the prior year and cost per unit decreased by 67%. The increase in cost of product revenue was primarily due to increases of $3.4 million in material costs due to volume which was offset by $0.8 million in savings due to reduction in material costs per unit and increases of $0.7 million in manufacturing overhead costs. The increases were partially offset by a decrease of $1.0 million in other product costs due to lower allowances for excess and obsolete inventory.
Product gross margin increased from (76)% for the six months ended June 30, 2020 to 26% for the six months ended June 30, 2021. The improvement in product gross margin is due to the 67% decrease in cost per unit slightly offset by the 23% decrease in average selling price referenced above.
Services Cost of Revenue and Gross Margin
Services cost of revenue decreased by $26 thousand. This decrease in cost of revenue was due to there being no non-recurring
engineering work in the six months ended June 30, 2021.

Operating Expenses

	Six Months Ended June 30,		Change	Change
	2021	2020	$	%
	(dollars in thousands)
Operating expenses:
Research and development	$11,186	$10,152	$1,034	10%
Sales and marketing	8,040	3,911	4,129	106
General and administrative	22,104	7,344	14,760	201

Total operating expenses:	$41,330	$21,407	$19,923	93%

Research and Development
Research and development expenses increased by $1.0 million, or 10%, to $11.2 million for the six months ended June 30, 2021 from $10.2 million for the comparable period in the prior year. The increase was primarily attributable to a $2.1 million increase in stock-based compensation expense, a $0.6 million increase in payroll and personnel-related expense, and a $0.3 million increase in depreciation expense which was partially offset by a $2.0 million reduction in prototype and equipment costs related to product development.
Sales and Marketing
Sales and marketing expenses increased by $4.1 million, or 106%, to $8.0 million for the six months ended June 30, 2021 from $3.9 million for the comparable period in the prior year. The increase was primarily attributable to an increase of $3.1 million in payroll and personnel-related costs driven by the addition of sales personnel in all our global regions, of which $0.9 million was stock-based compensation related, $1.0 million for additional branding and public relations expenses related to the Merger, marketing and consultants, and $0.1 million increase in facility, office and related expenses related to opening and expanding sales offices around the world.
General and Administrative
General and administrative expenses increased by $14.8 million, or 201%, to $22.1 million for the six months ended June 30, 2021 from $7.3 million for the comparable period in the prior year. The increase was primarily due to an increase of $7.8 million of stock-based compensation, a $0.6 million increase in payroll-related expense, an increase of $2.7 million in legal, accounting and professional services fees, an increase of $2.3 million in insurance premiums, an increase of $0.6 million of recruiting expenses relating to executive search and hiring, an increase of $0.6 million in facilities and office related expense, and $0.2 million in depreciation.
Interest Income, Interest Expense and Other Income (Expense), Net

	Six Months Ended June 30,		Change	Change
	2021	2020	$	%
	(dollars in thousands)
Interest income	$140	$23	$117	509%
Interest expense	(504)	(1,675)	1,171	(70)
Other income (expense), net	(14,912)	(5,423)	(9,489)	175
Interest income was $0.1 million for the six months ended June 30, 2021 compared to $0.023 million for the comparable period in the prior year. This increase in interest income was primarily related to an increase in our cash and cash equivalent balances after the Merger closed on March 11, 2021.

Interest expense was $0.5 million for the six months ended June 30, 2021 compared to $1.7 million for the comparable period in the prior year. The decrease was primarily due to the conversion of convertible notes in the second quarter of 2020 and the repayment of bank debt in the third quarter of 2020 and March 2021.
Other income (expense), net was $14.9 million for the six months ended June 30, 2021 compared to $5.4 million for the comparable period in the prior year. During the six months ended June 30, 2021, we recorded a loss of $8.8 million for the fair value change of redeemable convertible preferred stock warrant liability and a loss of $6.1 million for the fair value change of Private Placement warrant liability. During the six months ended June 30, 2020, we recorded a loss of $5.3 million for the fair value change of derivative liability related to our convertible notes.
Income Taxes
We were subject to income taxes in the United States, Hong Kong, Thailand and China for the six months ended June 30, 2021 and 2020. Our income tax expense for six months ended June 30, 2021 and 2020 was not material to the Company’s condensed consolidated financial statements.
Comparison of years ended December 31, 2020 and 2019
The following table summarizes our operating results for the years ended December 31, 2019 and 2020:

	Year Ended December 31,
	2019	2020
	(dollars in thousands)
Revenue
Product revenue	$9,804	$16,886
Service revenue	1,609	2,018

Total revenue	11,413	18,904

Cost of revenue (1)
Cost of product	17,120	17,365
Cost of services	308	26

Total cost of revenue	17,428	17,391

Gross (loss) profit	(6,015)	1,513
Operating expenses (1):
Research and development	23,297	23,317
Sales and marketing	4,505	8,998
General and administrative	14,546	20,960

Total operating expenses	42,348	53,275

Loss from operations	(48,363)	(51,762)
Other (expense) income:
Interest income	278	24
Interest expense	(3,582)	(2,517)
Other income (expense), net	7	(52,150)

Total other expense, net	(3,297)	(54,643)

Loss before income taxes	(51,660)	(106,405)
Provision for income tax expense	1	375
Net loss and comprehensive loss	$(51,661)	$(106,780)

The following table sets forth the components of our consolidated statements of operations and comprehensive loss data as a percentage of revenue for the periods presented:

	Year Ended December 31,
	2019	2020
	(dollars in thousands)
Revenue
Product revenue	86%	89%
Service revenue	14	11

Total revenue	100	100

Cost of revenue (1)
Cost of product	150	92
Cost of services	3	0

Total cost of revenue	153	92

Gross (loss) profit	(53)	8
Operating expenses (1):
Research and development	204	123
Sales and marketing	39	48
General and administrative	127	111

Total operating expenses	371	282

Loss from operations	(424)	(274)
Other (expense) income:
Interest income	2	0
Interest expense	(31)	(13)
Other income (expense), net	0	(276)

Total other expense, net	(29)	(289)

Loss before income taxes	(453)	(563)
Provision for income tax expense	0	2
Net loss and comprehensive loss	(453)%	(565)%

(1)	Includes stock-based compensation expense as follows:

	Year Ended December 31,
	2019	2020
	(dollars in thousands)
Stock-based compensation
Cost of revenue	$58	$657
Research and development	621	6,059
Sales and marketing	140	640
General and administrative	474	4,701

Total stock-based compensation	$1,293	$12,057

Comparison of the years ended December 31, 2019 and 2020
Revenue

	Year Ended December 31,		Change	Change
	2019	2020	$	%
	(dollars in thousands)
Revenue
Product revenue	$9,804	$16,886	$7,082	72%
Service revenue	1,609	2,018	409	25
Total	$11,413	$18,904	$7,491	66%
Revenue by geographic location:
United States	$7,035	$8,328	$1,293	18%
Americas, excluding United States	361	436	75	21
Europe, Middle East and Africa	2,368	5,870	3,502	148
Asia and Pacific	1,649	4,270	2,621	159
Total	$11,413	$18,904	$7,491	66%
Product Revenue
Product revenue increased by $7.1 million, or 72%, to $16.9 million for the year ended December 31, 2020 from $9.8 million for the prior year. The increase in product revenue was driven by an increase in volume of 53%, which we attribute primarily to the release of new products and expansion of our sales team into new geographic regions, and an increase in average selling price of 12% which we attribute primarily to more favorable average selling prices for new products.
Service Revenue
Service revenue increased by $0.4 million, or 25%, to $2.0 million for the year ended December 31, 2020 from $1.6 million for the prior year. This revenue represents non-recurring
engineering work in relation to our new product release in early 2020.
Geographic Locations
Revenue increased across the geographic regions of the United States, Americas excluding United States, Europe, Middle East and Africa, and Asia and Pacific by $1.3 million, $0.1 million, $3.5 million, and $2.6 million, respectively. The increases in Asia and Pacific and Europe, Middle East and Africa geographic regions were a result of recent expansion in those regions. We opened sales offices in these regions in late 2019 and have since focused our sales resources on expanding globally.
Cost of Revenue and Gross Margin

	Year Ended December 31,		Change	Change
	2019	2020	$	%
	(dollars in thousands, except gross margin)
Cost of Revenue
Cost of product	$17,120	$17,365	$245	1%
Cost of services	308	26	(282)	(92)
Total	$17,428	$17,391	$(37)	(0.2)%
Gross margin
Product	(75)%	(3)%
Services	81	99
Total	(53)%	8%

Product Cost of Revenue and Gross Margin
Product cost of revenue increased by $0.2 million, or 1%, to $17.4 million for the year ended December 31, 2020 from $17.1 million for the prior year and cost per unit decreased by 35%. The increase in product cost of revenue was primarily due to increases of $3.9 million in manufacturing overhead costs, $1.0 million in material costs and $0.2 million in freight. The increases were partially offset by a decrease of $4.8 million in other product costs due to lower allowances for excess and obsolete inventory and component yield increases.
Product gross margin increased from (75%) for the year ended December 31, 2019 to (3%) for the year ended December 31, 2020. The improvement in product gross margin is primarily due to the decrease in cost per unit and the 12% increase in average selling prices for new products.
Services Cost of Revenue and Gross Margin
Services cost of revenue decreased by $0.3 million, or 92%, to $0.03 million for the year ended December 31, 2020 from $0.3 million for the prior year. Services gross margin increased to 99% for the year from 81% for the prior year. This decrease in cost of revenue and subsequent increase in gross margin was primarily due to the majority of non-recurring
engineering work for a large contract taking place in 2019.
Operating Expenses

	Year Ended December 31,		Change	Change
	2019	2020	$	%
	(dollars in thousands)
Operating expenses:
Research and development	$23,297	$23,317	$20	0%
Sales and marketing	4,505	8,998	4,493	100
General and administrative	14,546	20,960	6,414	44

Total operating expenses:	$42,348	$53,275	$10,927	26%
Research and Development
Research and development expenses remained consistent with the prior year. The balance includes a $7.6 million increase in personnel-related costs, including a $5.4 million increase in stock-based compensation due to an increase in common stock value and a $2.2 million increase primarily related to our headcount growth.
These increases were partially offset by a $3.9 million reduction in development costs and $2.4 million reduction in consulting and contractor expense related to the design of new products in 2019, which was launched in the first quarter of 2020, a $0.7 million reduction in prototype and other research costs, a $0.4 million reduction in office expenses, and a $0.1 million reduction in depreciation expense.
Sales and Marketing
Sales and marketing expenses increased by $4.5 million, or 100%, to $9.0 million for the year ended December 31, 2020 from $4.5 million for the prior year. The increase was primarily attributable to an increase of $3.6 million in payroll and personnel-related expenses driven by the addition of sales personnel, of which $0.5 million was stock-based compensation related, as well as smaller increases of $0.2 million for facility and office related expenses related to opening offices in the Asia and Pacific and Europe, Middle East and Africa geographic regions and $0.3 million related to providing demonstration units for potential customers.
General and Administrative
General and administrative expenses increased by $6.4 million, or 44%, to $21.0 million for the year ended December 31, 2020 from $14.5 million for the prior year. The increase was primarily due to an increase of

$4.2 million of stock-based compensation and an increase of $2.2 million in accounting and professional services fees.
Interest Income, Interest Expense and Other Income (Expense), Net

	Year Ended December 31,		Change	Change
	2019	2020	$	%
	(dollars in thousands)
Interest income	$278	$24	$(254)	(91)%
Interest expense	(3,582)	$(2,517)	1,065	(30)
Other income (expense), net	7	(52,150)	(52,157)	745,100
Interest income was $0.02 million for the year ended December 31, 2020 compared to $0.2 million for the prior year. This decrease in interest income was primarily related to a decrease in our cash and cash equivalent balances for the year ended December 31, 2020.
Interest expense was $2.5 million for the year ended December 31, 2020 compared to $3.6 million for the prior year. The decrease was primarily due to the conversion of convertible notes in the second quarter of 2020 and the repayment of $3.0 million of bank debt.
Other income (expense), net was ($52.2) million for the year ended December 31, 2020 compared to $0.0 million for the prior year. During the year ended December 31, 2020, we recorded $5.3 million for the fair value change of derivative liability related to our convertible notes and $48.4 million for the fair value change of warrant liability, partially offset by a $1.6 million gain from extinguishment of tranche liability which was recorded as other income.
Income Taxes
We were subject to income taxes in the United States, Hong Kong, Thailand and China for the year ended December 31, 2020 and in the United States for the year ended December 31, 2019. Our tax expense increased by $0.4 million for the year ended December 31, 2020, compared to the prior year, primarily due to state taxes.
Liquidity and Capital Resources
Our primary requirements for liquidity and capital are working capital, inventory management, capital expenditures, public company costs and general corporate needs. We expect these needs to continue as we develop and grow our business. Prior to the Merger, we primarily funded our operations from the net proceeds from sales of our preferred convertible stock and convertible notes, borrowing under our loan and security agreement with Runway Growth Credit Fund, Inc. and product revenue. Subsequent to the Merger, our principal sources of liquidity have been and are expected to be our cash and cash equivalents and product revenues.
As of June 30, 2021 we had an accumulated deficit of $262.3 million and cash and cash equivalents of $240.1 million. We have experienced recurring losses from operations, and negative cash flows from operations, and we expect to continue operating at a loss and to have negative cash flows from operations for the foreseeable future. We believe our cash and cash equivalents on hand, together with cash we expect to generate from future operations, will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this prospectus. However, because we are in the growth stage of our business and operate in an emerging field of technology, we expect to continue to invest in research and development and expand our sales and marketing teams worldwide. We are likely to require additional capital to respond to technological advancements, competitive dynamics or technologies, customer demands, business opportunities, challenges, acquisitions or unforeseen circumstances and in either the short-term or long-term may determine to engage in equity or debt financings or enter into credit facilities for other reasons. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited. In particular, the widespread COVID-19 pandemic, including variants, has resulted in, and may continue to result in, significant disruption of global financial markets, reducing our ability to access capital. If we are unable to raise additional funds when or on the terms desired, our business, financial condition and results of operations could be adversely affected.
PIPE Investment
On December 21, 2020, concurrently with the execution of the Merger Agreement, CLA entered into subscription agreements with certain institutional and accredited investors (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 10,000,000 shares of Ouster common stock at $10.00 per share for an aggregate commitment amount of $100,000,000 (the “PIPE Investment”), a portion of which was funded by certain affiliates of Colonnade Sponsor LLC, CLA’s sponsor (the “Sponsor”). The PIPE Investment was consummated substantially concurrently with the closing of the Merger.
Funding Requirements
On November 27, 2018, we entered into a Loan and Security Agreement with Runway Growth Credit Fund, Inc. (“Runway Loan and Security Agreement”) and borrowed $10.0 million per the terms of that agreement with a loan maturity date of November 15, 2021. The loan carried an interest rate equal to LIBOR plus 8.50%. We repaid $3.0 million of the loan in August 2020.
On March 26, 2021 we terminated the Runway Loan and Security Agreement and repaid the $7.0 million principal amount outstanding as well as interest and fees amounting to $0.4 million. We incurred no prepayment fees in connection with the termination and all liens and security interests securing the loan made pursuant to the Runway Loan and Security Agreement were released upon termination. As of June 30, 2021 and December 31, 2020, the outstanding principal balance of the loan was nil and $7.0 million, respectively.
Cash Flow Summary

	Six Months Ended June 30,
	2021	2020
	(dollars in thousands)
Net cash provided by (used in):
Operating activities	$(28,346)	$(24,269)
Investing activities	(659)	(1,775)
Financing activities	257,791	20,633
Operating Activities
During the six months ended June 30, 2021, operating activities used $28.3 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $53.0 million, impacted by our non-cash charges of $30.0 million primarily consisting of stock-based compensation of $11.4 million, a $14.9 million change in fair value of warrant liabilities, depreciation and amortization of $2.3 million, change in right-of-use asset of $1.0 million, interest expense and amortization of debt issuance costs and debt discount of $0.3 million. The changes in our operating assets and liabilities of $5.4 million were primarily due to a decrease in operating lease liability of $1.4 million, a decrease in accounts payable of $3.3 million, an increase in accounts receivable of $2.3 million and an increase in accrued and other liabilities of $1.7 million.
During the six months ended June 30, 2020, operating activities used $24.3 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $30.0 million, impacted by our non-cash charges of $11.7 million primarily consisting of a $5.3 million change in fair value of derivative liability, inventory write down of $1.8, interest expense and amortization of debt issuance costs and debt discount of $1.1 million, depreciation and amortization of $1.7 million, change in right-of-use asset of $1.1 million, stock-based compensation of $0.6 million. The changes in our operating assets and liabilities of $6.0 million were primarily due to an increase in inventories of $2.9 million, and an increase in accounts receivable of $0.2 million, an decrease of accounts payable of $0.8 million, and a decrease in accrued and other current liabilities of $2.2 million.
Investing Activities
During the six months ended June 30, 2021, cash used in investing activities was $0.7 million, which was related to purchases of property, plant and equipment.
During the six months ended June 30, 2020, cash used in investing activities was $1.8 million, which was related to purchases of property, plant and equipment.
Financing Activities
During the six months ended June 30, 2021, cash provided by financing activities was $257.8 million, consisting primarily of $291.5 million proceeds (net of $8.4 million of pre-Merger costs relating to CLA) from the Merger and PIPE Investment offset by offerings costs of $27.1 million, and proceeds from exercise of stock options of $0.5 million, partially offset by repayment of debt of $7.0 million. There were promissory notes to related parties of $5.0 million that were issued and repaid during the six months ended June 30, 2021.
During the six months ended June 30, 2020, cash provided by financing activities was $20.6 million, which was mainly related to the proceeds from issuance of Series B redeemable convertible preferred stock.
The following table summarizes our cash flows for the periods presented:

	Year Ended December 31,
	2019	2020
	(dollars in thousands)
Net cash provided by (used in):
Operating activities	$(40,187)	$(42,117)
Investing activities	(7,494)	(3,509)
Financing activities	50,505	39,863
Operating Activities
During the year ended December 31, 2020, operating activities used $42.1 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $106.8 million, impacted by our non-cash
charges of $71.9 million primarily consisting of a $5.3 million change in fair value of derivative liability and $48.4 million change in fair value of the warrant liability, depreciation and amortization of $3.7 million, stock- based compensation of $12.1 million, change in right-of-use
asset of $1.9 million, interest expense on convertible debt of $1.0 million, and amortization of debt issuance costs and debt discount of $0.3 million, partially offset by a gain on extinguishment of tranche right liability of $1.6 million and inventory obsolescence impairment of $0.8 million. The cash used in changes in our operating assets and liabilities of $7.2 million was primarily due to an increase in inventories of $3.1 million, an increase in accounts receivable of $1.4 million, an increase in prepaid expenses and other assets of $1.4 million, a decrease in accrued and other liabilities of $0.4 million, and a decrease of operating lease liability of $0.9 million.
During the year ended December 31, 2019, operating activities used $40.2 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $51.7 million, impacted by our non-cash
charges of $12.7 million primarily consisting of inventory obsolescence impairment of $4.8 million, interest expense on convertible debt of $2.4 million, depreciation and amortization of $2.0 million, change in right-of-use
asset of $1.3 million, stock-based compensation of $1.2 million, write-off
property and equipment of $0.6 million, amortization of debt issuance costs and debt discount $0.3 million. The cash used in changes in our operating assets and liabilities of $6.3 million was primarily due to an increase in inventories of $5.4 million, an increase in prepaid expenses and other current assets of $0.5 million and an increase in accounts receivable of $0.4 million. These amounts were partially offset by cash provided by changes in our operating assets and liabilities of $5.1 million which primarily consists of an increase in accrued and other current liabilities of $2.6 million, an increase of accounts payable of $2.1 million, and an increase of operating lease liability of $0.4 million.
Investing Activities
During the year ended December 31, 2020, cash used in investing activities was $3.5 million, which was primarily related to purchases of property, plant and equipment.
During the year ended December 31, 2019, cash used in investing activities was $7.5 million, which was primarily related to purchases of property, plant and equipment.
Financing Activities
During the year ended December 31, 2020, cash provided by financing activities was $39.9 million, consisting primarily of net proceeds from issuance of Series B redeemable convertible preferred stock of $41.5 million and proceeds from exercise of stock options of $1.3 million, partially offset by repayment of long-term debt of $3.0 million.
During the year ended December 31, 2019, cash provided by financing activities was $50.5 million primarily consisting of $40.5 million of net proceeds from issuance of convertible notes, and $10.0 million of proceeds from issuance of debt.
Off-Balance
Sheet Arrangements
As of June 30, 2021, we did not have any off-balance sheet arrangements, that have or are reasonably likely to have a current or future effect on our financial condition, results of operations, or cash flows.
Contractual Obligations and Commitments
As of June 30, 2021 there have been no material updates to our contractual obligations from those as of March 31, 2021. The following table represents our future non-cancelable
contractual obligations as of March 31, 2021, aggregated by type:

	Total	Less Than 1 Year	1 –3 Years	More Than 3 Years
Purchase commitments (1)	$9,468	$9,468	$—	$—
Operating leases, including imputed interest (2)	16,460	3,554	7,575	5,331

Total contractual obligations	$25,928	$13,022	$7,575	$5,331

(1)	Relates to non-cancelable purchase commitments with various parties to purchase goods or services, primarily inventory, entered into in the normal course of business.
(2)	Consists of future non-cancelable minimum rental payments under operating leases for offices and warehouse.
We repaid the principal amount owed on our debt during the six months ended June 30, 2021.

Quantitative and Qualitative Disclosures about Market Risk
We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign currency exchange rates.
We do not believe that inflation has had a material effect on our business, results of operations or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations or financial condition.
Interest Rate Risk
As of June 30, 2021, we had cash and cash equivalents of approximately $240.1 million, out of which $238.9 million consisted of institutional money market funds, which carries a degree of interest rate risk. A hypothetical 10% change in interest rates would not have a material impact on our financial condition or results of operations due to the short-term nature of our investment portfolio.
Foreign Currency Exchange Risk
Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. Substantially all of our revenue is generated in U.S. dollars. Our expenses are generally denominated in the currencies of the jurisdictions in which we conduct our operations, which are primarily in the U.S. and to a lesser extent in Asia and Europe. Our results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international operations grow, we will continue to reassess our approach to manage our risk relating to fluctuations in currency rates.
Critical Accounting Policies and Estimates
We prepare our consolidated financial statements in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates, assumptions and judgments that can significantly impact the amounts we report as assets, liabilities, revenue, costs and expenses and the related disclosures. We base our estimates on historical experience and other assumptions that we believe are reasonable under the circumstances. Our actual results could differ significantly from these estimates under different assumptions and conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance as these policies involve a greater degree of judgment and complexity.
Revenue
We adopted the requirements of the ASC 606, effective January 1, 2019, utilizing the modified retrospective method of transition. Revenue is recognized at a point in time when control of the goods are transferred to the customer, occurring upon shipment or delivery dependent upon the terms of the underlying contract. Product sales to certain customers may require customer acceptance due to performance acceptance criteria that is considered more than a formality. For these product sales, revenue is recognized upon the expiration of the customer acceptance period. Amounts billed to customers for shipping and handling are included in revenue. Taxes collected from customers and remitted to governmental authorities are excluded from revenue on the net basis of accounting.
For service projects, we bill and recognize revenue as the services are performed. For these arrangements, control is transferred over as we input incurred to complete the project; therefore, revenue is recognized over the service period with the measure of progress using the input method based on labor costs incurred to total labor cost
(cost-to-cost)
as the services are provided.

We enter into contracts that can include multiple performance obligations, we account for individual products and services separately if the customer can benefit from the product or service on its own or with other resources that are readily available to the customer and the product or service is separately identifiable from other promises in the arrangement. The consideration is allocated between separate performance obligations in proportion to their estimated standalone selling price. The standalone selling price reflects the price we would charge for a specific product or service if it were sold separately in similar circumstances and to similar customers.
Stock-Based Compensation
We recognize the cost of stock-based awards granted to its employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. We elected to recognize the effect of forfeitures in the period they occur. We determine the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the following assumptions:

•	Common Stock Valuation—The fair value of the shares of common stock underlying our stock-based awards has historically been determined by management and approved by the Board of Directors.

•	Expected Term—We use the simplified method when calculating the expected term due to insufficient historical exercise data.

•	Expected Volatility—As our stock was not publicly traded through December 31, 2020, the volatility is based on a benchmark of comparable companies within the automotive and energy storage industries.

•	Expected Dividend Yield—The dividend rate used is zero as we have never paid any cash dividends on its common stock and does not anticipate doing so in the foreseeable future.

•	Free Interest Rate—The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.
Prior to the Business Combination, the grant date fair value of our common stock was determined with the assistance of an independent third- party valuation specialist. The grant date fair value of our common stock was determined using valuation methodologies which utilizes certain assumptions, including probability weighting of events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability. Following the Business Combination, the grant date fair value of our common stock will be based on the closing price of our common stock on the date of grant or other relevant determination date, as reported on the New York Stock Exchange.
Inventory Valuation
Inventories are stated at the lower of cost or estimated net realizable value. Costs are computed under the standard cost method, which approximates actual costs determined on the first in, first out basis. We record write-downs of inventories which are obsolete or in excess of anticipated demand. Significant judgment is used in establishing our forecasts of future demand and obsolete material exposures. We consider marketability and product life cycle stage, product development plans, demand forecasts, and assumptions about future demand and market conditions in establishing our estimates. If the actual component usage and product demand are significantly lower than forecast, which may be caused by factors within and outside of our control, or if there were a higher incidence of inventory obsolescence because of rapidly changing technology and our customer requirements, we may be required to increase our inventory write-downs. A change in our estimates could have a significant impact on the value of our inventory and our results of operations.

Common Stock Valuations
Prior to the Business Combination, the fair value of the common stock underlying our stock-based awards was determined by our board of directors, with input from management and corroboration from contemporaneous third-party valuations. Given the absence of a public trading market of our common stock prior to the Business Combination, and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock at each grant date. These factors included:

•	contemporaneous valuations of our common stock performed by independent third-party specialists;

•	the prices, rights, preferences, and privileges of our convertible preferred stock relative to those of our common stock;

•
the prices paid for common or convertible preferred stock sold to third-party
investors by us and prices paid in secondary transactions for shares repurchased by us in arm’s-length
transactions, including any tender offers, if any;

•	the lack of marketability inherent in our common stock;

•	our actual operating and financial performance;

•	our current business conditions and projections;

•	the hiring of key personnel and the experience of our management;

•	the history of the company and the introduction of new products;

•	our stage of development;

•	the likelihood of achieving a liquidity event, such as an initial public offering (IPO), a merger, or acquisition of our company given prevailing market conditions;

•	the operational and financial performance of comparable publicly traded companies; and

•	the U.S. and global capital market conditions and overall economic conditions.
In valuing our common stock, the fair value of our business was determined using various valuation methods, including combinations of income, market, cost approaches with input from management. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate that is derived from an analysis of the cost of capital of comparable publicly traded companies in our industry or similar business operations as of each valuation date and is adjusted to reflect the risks inherent in our cash flows. The market approach estimates value based on a comparison of the subject company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to the subject company’s financial forecasts to estimate the value of the subject company.
For each valuation, the fair value of our business determined by these approaches was then allocated to the common stock using either the option- pricing method.
In addition, we also considered any secondary transactions involving our capital stock. In our evaluation of those transactions, we considered the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange and assigned the transactions an appropriate weighting in the valuation of our common stock. Factors considered include the number of different buyers and sellers, transaction volume, timing relative to the valuation date, whether the transactions occurred between willing and unrelated parties, and whether the transactions involved investors with access to our financial information.
Following the Business Combination, the fair value of our common stock will be based on the closing price of our common stock on the relevant determination date, as reported on the New York Stock Exchange.

Recent Accounting Pronouncements
Please refer to Note 2 in our unaudited condensed consolidated financial statements contained elsewhere in this prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this prospectus. Based on our public float as of June 30, 2021, we expect to become a large accelerated filer, and lose emerging growth company status, as of December 31, 2021. As of December 31, 2021, we will be required to adopt new or revised accounting standards when they are applicable to public companies that are not emerging growth companies.
Internal Control Over Financial Reporting
Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.
We identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
We did not design and maintain an effective control environment commensurate with our financial reporting requirements. Specifically, we did not maintain a sufficient complement of personnel with an appropriate degree of internal controls and accounting knowledge, experience, and training commensurate with our accounting and reporting requirements. This material weakness contributed to the following additional material weaknesses:

•
We did not design and maintain effective controls over the
period-end
financial reporting process to achieve complete, accurate and timely financial accounting, reporting and disclosures, including segregation of duties and adequate controls related to journal entries and certain other business processes, and verifying transactions are properly classified in the financial statements. This material weakness resulted in adjustments to several account balances and disclosures in the consolidated financial statements for the years ended December 31, 2019 and 2018, and adjustments to the equity and warrant liabilities accounts and related disclosures in the condensed consolidated financial statements for the three months ended March 31, 2021.

•
We did not design and maintain effective controls over certain information technology (“IT”) general controls for information systems that are relevant to the preparation of our consolidated financial statements. Specifically, we did not design and maintain (i) program change management controls to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately and (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to our financial applications, programs and data to appropriate personnel. This material weakness did not result in a material misstatement to the consolidated financial statements, however, the deficiencies, when aggregated, could impact maintaining effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system- generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected.

Additionally, each of these material weaknesses could result in a misstatement of account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

We have begun the process of, and are focused on, designing and implementing effective internal control measures to improve our internal control over financial reporting and remediate the material weaknesses. Our efforts include a number of actions:

•
We are actively recruiting additional personnel, in addition to engaging and utilizing third party consultants and specialists to supplement our internal resources and segregate key functions within our business processes, where appropriate.

•	We also continue to take actions to improve our IT general controls, segregation of duties controls, period-end financial reporting controls, and journal entry controls.

•
We are implementing comprehensive access control protocols for our enterprise resource planning environment to implement restrictions on user and privileged access to certain applications, establishing additional controls over the preparation and review of journal entries, establishing additional controls to verify transactions are properly classified in the financial statements, implementing controls to review the activities for those users who have privileged access and program change management controls to ensure that IT program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately.

While these actions and planned actions are subject to ongoing management evaluation and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period, we are committed to continuous improvement and will continue to diligently review our internal control over financial reporting.

MANAGEMENT
The following sets forth certain information, as of June 30, 2021, concerning the persons who serve as our directors and executive officers.

Name	Age	Position
Angus Pacala	33	Director, Co-Founder and Chief Executive Officer
Mark Frichtl	33	Co-Founder and Chief Technology Officer
Anna Brunelle	53	Chief Financial Officer
Darien Spencer	58	Executive Vice President of Global Operations
Myra Pasek	60	General Counsel and Secretary
Nathan Dickerman	44	President of Field Operations
Jorge del Calvo	65	Director
Emmanuel Hernandez	66	Director
Susan Heystee	59	Director and Chair of the Board
Sundari Mitra	57	Director
Remy W. Trafelet	51	Director
Angus Pacala.
Angus Pacala has served as our Chief Executive Officer and director since he co-founded
Ouster in June 2015. Previously, Mr. Pacala was Director of Engineering at Quanergy, Inc. from November 2012 to February 2015. Prior to that, Mr. Pacala was Battery Engineer at Amprius, Inc. from June 2011 to October 2012. Mr. Pacala holds a Bachelor of Science degree in mechanical engineering and a Master of Science degree in mechanical engineering from Stanford University. We believe that Mr. Pacala is qualified to serve as a member of our board of directors due to his extensive technical background and his history Ouster’s co-founder.
Mark Frichtl.
March Frichtl has served as our Chief Technology Officer since he co-founded
Ouster in June 2015. Previously, Mr. Frichtl was a Technologies Development Engineer at Apple, Inc. from April 2015 to May 2015 and an Engineer at Quanergy, Inc. from July 2013 to April 2015. Mr. Frichtl holds a Bachelor of Science degree in engineering physics and a Master of Science degree in mechanical engineering from Stanford University.
Anna Brunelle.
Anna Brunelle has served as our Chief Financial Officer since August 2020.
Previously, Ms. Brunelle was Chief Financial Officer at Kinestral Technologies, a private electrochromic technology company, from April 2018 to May 2020. Previously, she provided financial consulting services to companies in a variety of industries from October 2017 to April 2018. Prior to that, Ms. Brunelle was Chief Financial Officer and Interim Chief Operating Officer at Soylent, a private nutrition company, from March 2016 to October 2017. Ms. Brunelle was also Chief Financial Officer and Interim Chief Operating Officer at GlobalLogic from June 2014 to April 2015. She held various leadership roles of increasing responsibility at Tivo, Inc. from April 2005 to September 2013, including as Chief Financial Officer starting in 2008. Ms. Brunelle began her career at Deloitte & Touche, LLP from August 1996 to March 1999. Ms. Brunelle holds a Bachelor of Science degree in business administration with a concentration in accounting from the California Polytechnic State University.
Darien Spencer.
Darien Spencer has served as our Executive Vice President of Global Operations since July 2017. Previously, Mr. Spencer was Executive Vice President of Operations and Chief Procurement Officer at Enphase Energy, an energy technology company, from August 2013 to April 2017. Prior to that, Mr. Spencer was General Manager of Business Units and Automation at Jabil Circuit, a product solutions company, from August 2012 to August 2013,
Co-Founder
and Chief Operating and Procurement Officer at Optisolar / Novasolar Corporation from January 2007 to November 2012 and Senior Vice President of Asia Operations at Maxtor Corporation, a hard disk drive manufacturer, and Seagate Technology after the latter acquired Maxtor Corporation in May 2006, from January 2005 to January 2007.
Myra Pasek.
Myra Pasek has served as our General Counsel since June 2018 and Secretary since March 2020. Previously, Ms. Pasek was General Counsel from July 2013 to June 2018 as well as Head of Communications from July 2013 to August 2016 at Impossible Foods Inc. Prior to that, Ms. Pasek was Director of Communications Europe, Middle East and Africa from March 2011 to December 2012 and Associate General Counsel from May 2007 to February 2011 at Tesla, Inc. Prior to Tesla, Ms. Pasek worked at a number of law firms, including K&L Gates LLP from June 2003 to July 2006, Orrick Herrington & Sutcliffe LLP from January 1998 to April 2001, and Latham & Watkins LLP from November 1990 to October 1996. Ms. Pasek holds a Bachelor of Science degree in business administration and political science from the University of Minnesota Carlson School of Management and a Juris Doctor from Northwestern University Pritzker School of Law.
Nathan Dickerman
.
Nathan Dickerman has served as our President of Field Operations since April 2021. Previously, Mr. Dickerman was the Chief Commercial Officer at Planet Labs, a satellite data company, from July 2018 to April 2021. Prior to that, he served as Vice President of Worldwide Sales at AppDirect, a software company, from June 2017 to July 2018, Senior Director of Manufacturing Software Sales for North America at Autodesk, a software company, from February 2012 to May 2017, and Vice President of Software Sales at PTC, a software company, from August 2006 to February 2012. Mr. Dickerman holds a Bachelor of Science degree in Economics and a Masters of Business Administration with a concentration in marketing management from Santa Clara University.
Jorge del Calvo.
Jorge del Calvo has served on our board of directors since the consummation of the Business Combination. Mr. del Calvo has been a partner at Pillsbury Winthrop Shaw Pittman, LLP, a global law firm, since 1990, and previously served as a member of its Managing Board and as Chair of its Finance Committee. Mr. del Calvo has also spent several years serving as a director for a private technology company and a private foundation. Mr. del Calvo has a B.A. in History from Stanford University, an M.A. in History from UCLA, an M.P.P. in Public Policy from the John F. Kennedy School of Government, and a J.D. from Harvard Law School. We believe Mr. del Calvo is qualified to serve as a member of our board of directors due to his extensive experience representing public and private technology companies, as well as his knowledge of business, legal and governance issues faced by public companies.
Emmanuel Hernandez.
Emmanuel Hernandez has served on our board of directors since the consummation of the Business Combination. Mr. Hernandez has served as a director of Rodgers Silicon Valley Acquisition Corp. since December 2020, of BrainChip, Inc. (including its Audit & Governance Committee and Remuneration & Nomination Committee) since June 2017, of Aruba Networks, Inc. since 2006, and of ON Semiconductor Corp (including its Audit Committee and Corporate Governance and Nominating Committee) since November 2002. Previously, he served as a director and member of the Audit Committee of SunEdison, Inc. from May 2009 to December 2017 and as a director of EnStorage, Inc. from June 2009 to December 2017. Mr. Hernandez was also an operating Partner at Khosla Ventures, a venture capital firm, from May 2010 to January 2013. Prior to joining Khosla Ventures, Mr. Hernandez served as the Chief Financial Officer of SunPower Corporation from April 2005 to November 2008. Prior to April 2005, Mr. Hernandez served for more than 11 years as the Executive Vice President of Finance and Administration and Chief Financial Officer for Cypress Semiconductor, having joined that company in 1993 as its Corporate Controller. Prior to that, Mr. Hernandez held various financial positions with National Semiconductor Corporation from 1976 through 1993. Furthermore, he has served as a director of The Manny & Cecile Hernandez Charitable Foundation since 2013. Mr. Hernandez holds a Bachelor of Science degree in Commerce from the University of Nueva Caceres and an M.B.A. from Golden Gate University. We believe that Mr. Hernandez is qualified to serve as a member of our board of directors due to his experience as a director and financial officer for multiple public technology companies and his over 40 years of finance and operations experience in high tech businesses.
Susan Heystee.
Susan Heystee has served as a member of our board of directors since September 2018 and as chair our board of directors since August 2021. She previously served as our Interim Chief Revenue Officer from January 2021 to July 2021. Previously, Ms. Heystee was Senior Vice President of Global Automotive Business at Verizon Connect from January 2017 to June 2018. Previously, Ms. Heystee served as Executive Vice President of Global Sales and OEM Business at Telogis, which was acquired by Verizon in July 2016, from February 2010 to December 2016. Ms. Heystee has also served as a member of the board of directors of revVana Inc., a private software-as-a-service
company providing revenue realization management solutions, since April 2020 and a member of the board of directors of ChargePoint, Inc. since May 2021. Ms. Heystee holds Bachelors degrees in mathematics and business from the University of Waterloo and an executive M.B.A. from Harvard Business School. We believe that Ms. Heystee is qualified to serve as a member of our board of directors due to her extensive experience in the technology sector and knowledge of market driven strategies.
Sundari Mitra.
Sundari Mitra has served as a member of our board of directors since the consummation of the Business Combination. Ms. Mitra has served as Corporate Vice President of Intel Corporation since September 2018. Previously, Ms. Mitra was the Chief Executive Officer and a director at NetSpeed Systems from December 2011 to September 2018. Prior to that, Ms. Mitra was Executive Vice President of Engineering at Mosys, Inc. from June 2009 to August 2011. Before Mosys, Ms. Mitra founded and served as Chief Executive Officer of Prism Circuits from its inception in February 2006 until Mosys, Inc.’s acquisition of Prism Circuits in June 2009. Prior to founding Prism Circuits, Ms. Mitra served as a Director of Engineering at Sun Microsystems, Inc. from June 2002 to August 2004. Ms. Mitra holds a Master of Science degree in Electrical Engineering from the University of Illinois and a Bachelor of Science degree in Electrical Engineering from Baroda University in India. We believe that Ms. Mitra is qualified to serve as a member of our board of directors due to her experience in the technology background and technical background in engineering.
Remy W. Trafelet.
Remy W. Trafelet has served as a member of our board of directors since the consummation of the Business Combination after serving as the Chief Executive Officer and a director of CLA since its inception. Mr. Trafelet is President and Chief Executive Officer of Trafelet & Company, LLC, a private investment firm that invests across a broad range of asset classes and industries, including financial services, energy, technology and agriculture. Mr. Trafelet began his career in 1992 as an analyst at Fidelity Management and Research Company where he became a portfolio manager at age 25. In 2000, Mr. Trafelet formed Trafelet Delta Funds, which managed several long/short equity portfolios. The firm grew to over $5.5 billion in assets under management with offices in New York and London. In 2009, Mr. Trafelet spun off the firm’s London operations to Habrok Capital Management, a global long/short equity hedge fund. Mr. Trafelet is the Founder and Chairman of Hazeltree Fund Services, a FinTech company providing treasury solutions to more than 200 financial institutions with over $2.0 trillion of assets under advisory. From 2016 to 2019, Mr. Trafelet served as President and Chief Executive Officer of Alico Inc. (NASDAQ: ALCO), an agribusiness holding company. During his tenure, he implemented a corporate restructuring and operating efficiency program, which improved the company’s return on capital employed. Mr. Trafelet is a Trustee and Chairman of the Investment Committee for the Boys’ Club of New York and also serves as a member of the board for the Children’s Scholarship Fund. He is a former Trustee and Chairman of the Investment Committee of Phillips Exeter Academy. Mr. Trafelet is also a former Trustee for The Eaglebrook School, and a board member of the Atlantic Salmon Federation. Mr. Trafelet graduated from Phillips Exeter Academy and earned an A.B. from Dartmouth College, where he graduated with honors and was named a Presidential Scholar. Mr. Trafelet is a Chartered Financial Analyst. We believe Mr. Trafelet is well qualified to sit on our board due to his extensive and successful capital markets, investment and valuation experience.
Corporate Governance
Composition of the Board of Directors
When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of its business and structure, the board of directors expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.
Our board of directors is classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Jorge del Calvo and Sundari Mitra serve as the Class I directors for a term expiring at the annual meeting of the stockholders to be held in 2022; Remy W. Trafelet and Emmanuel Hernandez serve as the initial Class II directors for a term expiring at the annual meeting of the stockholders to be held in 2023; and Angus Pacala and Susan Heystee serve as the initial Class III directors for a term expiring at the annual meeting of the stockholders to be held in 2024. At each annual meeting of the stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election.
Director Independence
As a result of our common stock being listed on the NYSE, we are required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of this Business Combination, the parties undertook a review of the independence of the individuals named above and have determined that each of Jorge del Calvo, Emmanuel Hernandez, Sundari Mitra and Remy Trafelet qualifies as “independent” as defined under the applicable NYSE rules.
Committees of the Board of Directors
Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees.
We have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which operate under a written charter.
In addition, from time to time, special committees may be established under the direction of the board of directors when the board deems it necessary or advisable to address specific issues. Current copies of our committee charters are posted on our website, https://investors.ouster.com/, as required by applicable SEC and the NYSE rules. The information on or available through any of such website is not deemed incorporated in this prospectus and does not form part of this prospectus.
Audit Committee
Our audit committee consists of Jorge del Calvo, Emmanuel Hernandez and Remy Trafelet, with Emmanuel Hernandez serving as the chair of the committee. Our board of directors has determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act, Rule
10A-3
under the Exchange Act and the applicable listing standards of the NYSE. Each member of our audit committee meets the requirements for financial literacy under the applicable NYSE rules. In arriving at this determination, the board has examined each audit committee member’s scope of experience and the nature of their prior or current employment.
Our board of directors has determined that Emmanuel Hernandez qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE rules. In making this determination, our board of directors considered Emmanuel Hernandez’s formal education and previous and current experience in financial and accounting roles. Both our independent registered public accounting firm and management periodically meet privately with our audit committee.
The audit committee’s responsibilities include, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	reviewing with our independent registered public accounting firm the scope and results of their audit;

•	pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
Compensation Committee
Our compensation committee consists of Emmanuel Hernandez and Sundari Mitra, with Sundari Mitra serving as the chair of the committee. Emmanuel Hernandez and Sundari Mitra are non-employee
directors, as defined in
Rule 16b-3
promulgated under the Exchange Act. Our board of directors has determined that Emmanuel Hernandez and Sundari Mitra are “independent” as defined under the applicable NYSE listing standards, including the standards specific to members of a compensation committee. The compensation committee’s responsibilities include, among other things:

•
reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the performance of our Chief Executive Officer in light of these goals and objectives and setting or making recommendations to our board of directors regarding the compensation of our Chief Executive Officer;

•	reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;

•	making recommendations to our board of directors regarding the compensation of our directors;

•	reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans and arrangements; and

•	appointing and overseeing any compensation consultants.
We believe that the composition and functioning of our compensation committee meets the requirements for independence under the current NYSE listing standards.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Jorge del Calvo and Sundari Mitra, with Jorge del Calvo serving as the chair of the committee. Our board of directors has determined that each of these individuals is “independent” as defined under the applicable listing standards of the NYSE and SEC rules and regulations.
The nominating and corporate governance committee’s responsibilities include, among other things:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•	recommending to our board of directors the nominees for election to our board of directors at annual meetings of our stockholders;

•	overseeing an evaluation of our board of directors and its committees; and

•	developing and recommending to our board of directors a set of corporate governance guidelines.

We believe that the composition and functioning of our nominating and corporate governance committee meets the requirements for independence under the current NYSE listing standards.
Our board of directors may from time to time establish other committees.
Code of Ethics
We have a code of ethics that applies to all of our executive officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics are available on our website, www.ouster.com. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website rather than by filing a Current Report on Form
8-K.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serve, or have served during the last year, as a member of the board of directors or compensation committee of any entity, other than us, that has one or more executive officers serving as a member of our board of directors.

EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation program for our 2020 named executive officers. Our named executive officers for fiscal year 2020 are:

•	Angus Pacala, our Chief Executive Officer;

•	Mark Frichtl, our Chief Technology Officer; and

•	Anna Brunelle, our Chief Financial Officer.
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the Closing may differ materially from the currently planned programs summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.
2020 Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2019 and December 31, 2020.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Angus Pacala	2020	70,335	12,840,820	—	2,735	12,913,890
Chief Executive Officer	2019	120,000	—	—	4,800	124,800
Mark Frichtl	2020	125,516	9,319,950	—	4,431	9,449,897
Chief Technology Officer	2019	120,000	—	—	4,615	124,615
Anna Brunelle	2020	219,227	2,384,581	—	4,431	2,608,239
Chief Financial Officer (3)

(1)
Amounts reported represent the aggregate grant date fair value of stock options granted to our named executive officers during 2020 and 2019 computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to our audited consolidated financial statements included in this prospectus.

(2)	Amounts reported represents matching contributions under our 401(k) plan.
(3)	Ms. Brunelle commenced serving as our Chief Financial Officer in August 2020.
Narrative to the Summary Compensation Table
2020 Annual Base Salaries
Our named executive officers each receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. As of December 31, 2020, our named executive officers’ annual base salaries were as follows: Mr. Pacala: $54,080; Mr. Frichtl: $120,000; and Ms. Brunelle: $320,000. In July 2021, Mr. Pacala’s and Mr. Frichtl’s annual base salaries were each increased to $180,000.
Performance Bonuses
Under her offer letter, Ms. Brunelle was eligible for a
one-time
performance bonus of $150,000 in the event that, on or before June 30, 2021, Ouster closed either: (a) an equity financing, or series of equity financings, that results in gross proceeds to Ouster of not less than $50,000,000 or (b) a change in control of Ouster. The performance bonus was paid in March 2021.

In 2021, we implemented an annual performance-based cash bonus program in which each of our named executive officers participates. Bonuses under the program are determined based on achievement of performance goals approved by our board of directors. Ms. Brunelle’s bonus is targeted at 31.25% of her then-current annual base salary.
Equity Compensation
Ouster has granted stock options to our employees, including our named executive officers, in order to attract and retain them, as well as to align their interests with the interests of Ouster stockholders. In order to provide a long-term incentive, these stock options generally vest over four years subject to continued service to Ouster.
In October 2020, Ouster granted Mr. Pacala two options to purchase shares of Ouster common stock. Each option was to purchase 6,200,000 shares of Ouster common stock, with the total for Mr. Pacala’s options granted in October 2020 being 12,400,000 options to purchase shares of Ouster common stock. The first option has an exercise per share of $0.15, which was the fair market value of Ouster’s common stock on the date of grant, as determined by the board of directors. The second option has an exercise price per share of $1.00. Each option vests as to 1/48 th
of the original number of underlying shares on each monthly anniversary of October 2, 2020, subject to continued service through the applicable vesting date. Each option will vest as to 50% of the unvested shares underlying the upon a change in control and, following the change in control, the remaining unvested shares underlying the option will vest in substantially equal monthly installments through the end of the original vesting schedule. In the event Mr. Pacala’s employment with us is terminated by us without Cause (as defined in the Ouster, Inc. Amended and Restated 2015 Stock Plan (the “2015 Plan”)) or he resigns for Good Reason (as defined in the 2015 Plan), in each case, on or after a change in control, any then unvested shares will become fully vested.
In October 2020, Ouster granted Mr. Frichtl two options to purchase 4,500,000 shares of Ouster common stock. Each option was to purchase 4,500,000 shares of Ouster common stock, with the total for Mr. Frichtl’s options granted in October 2020 being 9,000,000 options to purchase shares of Ouster common stock. The first option has an exercise per share of $0.15, which was the fair market value of Ouster’s common stock on the date of grant, as determined by the board of directors. The second option has an exercise price per share of $1.00. Each option vests as to 1/48 th
of the original number of underlying shares on each monthly anniversary of October 2, 2020, subject to continued service through the applicable vesting date. Each option will vest as to 50% of the unvested shares underlying the upon a change in control and, following the change in control, the remaining unvested shares underlying the option will vest in substantially equal monthly installments through the end of the original vesting schedule. In the event Mr. Frichtl’s employment with us is terminated by us without Cause (as defined in the 2015 Plan) or he resigns for Good Reason (as defined in the 2015 Plan), in each case, on or after a change in control, any then unvested shares will become fully vested.
In September 2020, Ouster granted Ms. Brunelle an option to purchase 1,952,494 shares of Ouster common stock for an exercise price per share of $0.15, which was the fair market value of a share of Ouster common stock on the date of grant, as determined by the board of directors. The option vests as to 25% of the underlying shares on May 18, 2021, and as to 1/48 th
of the original number of underlying shares each month thereafter, subject to continued service through the applicable vesting date. In the event Ms. Brunelle remains continuously employed by us through the closing of a change in control, the vesting and exercisability of her unvested option accelerates in respect of 50% of the unvested shares subject to the option. In the event her employment with the Company is terminated by us without Cause or she resigns for Good Reason (each, as defined below), in each case within the ninety day period immediately before or twelve month period immediately following the closing of a change in control, subject to the execution of a general release of claims, then the vesting and exercisability of the her options granted in September 2019 shall accelerate in respect of 100% of the unvested shares subject to the option. In February 2021, our board of directors to approved the accelerated vesting of 50% of the shares that were issued to Ms. Brunelle upon exercise of the option, in connection with consummation of the Business Combination.

In connection with the consummation of the Business Combination, Ms. Brunelle was granted an award of 136,480 restricted stock units, each of which constitutes the right to receive a share of Ouster common stock upon vesting. The award vests as to 25% of the number of restricted stock units on March 15, 2022 and as to 1/16th of the number of restricted stock units on each quarterly anniversary thereafter, subject to her continued service to us.
Other Elements of Compensation
Retirement Savings and Health and Welfare Benefits
We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. We match 4% of a participant’s annual eligible contribution to the 401(k) plan, up to the IRS limit. We believe that providing a vehicle for tax-deferred
retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans. These health and welfare plans include medical, dental and vision benefits; short-term and long-term disability insurance; and supplemental life and AD&D insurance.
Perquisites and Other Personal Benefits
We determine perquisites on a
case-by-case
basis and will provide a perquisite to a named executive officer when we believe it is necessary to attract or retain the named executive officer. Ouster did not provide any perquisites or personal benefits to our named executive officers not otherwise made available to other employees in 2020, except that Ms. Brunelle exercised an option award prior to vesting using a promissory note, which was partially forgiven and partially repaid by Ms. Brunelle prior to the Closing. See
“Certain Relationships and Related Party Transactions—Ouster—Loans to Executive Officers in Connection with Option Exercises”
for more information.
Outstanding Equity Awards at Fiscal
Year-End
The following table summarizes the number of shares of Ouster common stock underlying outstanding option awards for each named executive officer as of December 31, 2020. A separate line item is provided for each grant of an award made to a named executive officer.

		Option awards				Stock awards
Name	Vesting commencement date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares that have not vested (#)	Market value of shares that have not vested ($) (4)
Angus Pacala	10/02/2020 (1)	6,200,000	—	0.15	10/01/2030	—	—
	10/02/2020 (2)	258,333	5,941,667	1.00	10/01/2030	—	—
Mark Frichtl	10/02/2020 (1)	4,500,000	—	0.15	10/01/2030	—	—
	10/02/2020 (2)	187,550	4,312,500	1.00	10/01/2030	—	—
Anna Brunelle	05/18/2020 (3)	—	—	—	—	1,952,494	18,138,669

(1)
1/48th of the shares originally subject to the option vest on each one-month
anniversary of the vesting commencement date, subject to continued service with us through the applicable vesting date and each option will vest as to 50% of the unvested shares underlying the option upon a change in control and, following the change in control, the remaining unvested shares underlying the option will vest in substantially equal monthly installments through the end of the original vesting schedule. In the event executive’s employment with the Company is terminated by the Company without cause or the executive resigns for good reason, in each case, on or after a change in control, any then unvested shares will become fully vested. The options may be exercised by the executive prior to vesting, with any unvested shares subject to repurchase by us at the original exercise price in the event of a termination of the executive’s employment.
(2)
1/48th of the shares originally subject to the option vest on each one-month
anniversary of the vesting commencement date, subject to continued service with us through the applicable vesting date and each option will vest as to 50% of the unvested shares underlying the option upon a change in control and, following the change in control, the remaining unvested shares underlying the option will vest in substantially equal monthly installments through the end of the original vesting schedule. In the event executive’s employment with the Company is terminated by the Company without cause or the executive resigns for good reason, in each case, on or after a change in control, any then unvested shares will become fully vested.

(3)
Ms. Brunelle purchased 1,952,494 shares upon exercise of an option prior to vesting. The unvested shares are subject to repurchase by us at the original exercise price of $0.15 per share upon a termination of Ms. Brunelle’s employment. The shares vest on the first anniversary of the vesting commencement date, and 1/48th of the shares originally purchased vest monthly thereafter, subject to continued service with us through the applicable vesting date. The vesting of 50% of the unvested shares held by Ms. Brunelle in February 2021 was accelerated in connection with the Closing. The vesting of 50% of the unvested shares held by Ms. Brunelle upon a change in control will accelerate upon consummation of the change in control. In the event Ms. Brunelle’s employment is terminated by the Company without cause or she resigns for good reason, in each case, within the ninety day period immediately before or twelve month period immediately following a change of control, the vesting of 100% of the unvested shares shall fully vest.

(4)
Amount calculated by subtracting the amount paid for the shares, $0.15 per share, from $9.44 per share, which was determined by multiplying the closing trading price of Colonnade Acquisition Corporation on December 31, 2020, $13.50, times 0.699.

Executive Compensation Arrangements
Employment and Offer Letter Agreements
Ouster previously entered into an employment offer letter agreements with Messrs. Pacala and Frichtl and Ms. Brunelle. These agreements set forth the terms and conditions of employment of each named executive officer, including initial base salary, target bonus opportunity (if any), and equity grants and employee benefits eligibility. Messrs. Pacala and Frichtl offer letters do not provide for severance or other payments in connection with a termination of employment or change in control of the Company.
Ms. Brunelle’s offer letter provides that in the event her employment with us is terminated by us without Cause or she resigns for Good Reason prior to a change of control, subject to the execution a general release of claims, Ms. Brunelle is entitled to a severance payment equal to the sum of: (i) six months of her then current annual base salary and (ii) any earned and accrued bonus (or any portion thereof), payable in a lump sum.
In addition, in the event Ms. Brunelle remains continuously employed by us through the closing of a change in control, the vesting and exercisability of her unvested option shall accelerate in respect of 50% of the unvested shares subject to the option. In the event her employment with the Company is terminated by us without Cause or she resigns for Good Reason (each, as defined below), in each case within the ninety day period immediately before or twelve month period immediately following the closing of a change in control, subject to the execution of a general release of claims, then the vesting and exercisability of the her options granted in May 2020 shall accelerate in respect of 100% of the unvested shares subject to the option.

In the event Ms. Brunelle’s employment with the Company is terminated by the Company without Cause or she resigns for Good Reason in each case within the twelve month period immediately following the closing of a change of control, subject to the execution of a general release of claims, Ms. Brunelle is entitled to a severance payment equal to the sum of: (i) twelve months of her then current annual base salary; (ii) any earned and accrued bonus; and (iii) an amount equal to twelve months of health insurance premiums, payable in a lump sum.
For purposes of Ms. Brunelle’s offer letter, “Cause” means: (i) her willful and continued failure to substantially perform her duties with us (other than any such failure resulting from your incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to her by the Chief Executive Officer or the board of directors, (ii) her willful and continued failure to substantially follow and comply with such specific and lawful directives of the Chief Executive Officer, after a written demand for substantial performance is delivered to her by the Chief Executive Officer, (iii) her commission of an act of fraud or material dishonesty, or (iv) her conviction of, or entry of a guilty or no contest plea to, the commission of a felony or any other crime involving moral turpitude. For the purposes of her offer letter and the 2015 Stock Plan, “Good Reason” means (i) a material reduction in her annual base salary, (ii) a material diminution in her duties or responsibilities, or level of authority, (including the person or persons to whom she reports), (iii) a relocation of her principal place of employment that increases her one-way
commute by at least thirty-five miles, or (iv) material breach of the offer letter by us, including any failure to pay her any compensation or benefits to which she is entitled within fifteen days of the date due. Notwithstanding the foregoing, in no event shall she be deemed to have Good Reason unless (a) she provides written notice to us of the condition giving rise to Good Reason within thirty days of its initial occurrence, (b) we fail to cure such condition within thirty days after the Company receives her written notice of such condition and (c) her resignation is effective within thirty days following the end of such cure period.
Messrs. Pacala and Frichtl and Ms. Brunelle have also executed our standard confidential information and invention assignment agreement.
Equity Compensation Plans
The following summarizes the material terms of the 2021 Incentive Award Plan (the “2021 Plan”) adopted in connection with the Business Combination as the long-term incentive compensation plan in which our named executive officers are eligible to participate, and the 2015 Plan, under which we have previously made periodic grants of equity and equity-based awards to our named executive officers and other employees.
2021 Incentive Award Plan
We adopted the 2021 Plan, which will be effective on the day prior to the first public trading date of our common stock. The principal purpose of the 2021 Plan is to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. The material terms of the 2021 Plan are summarized below.
Share Reserve.
Under the 2021 Plan, 18,558,576 shares of our common stock were be initially reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock unit awards and other stock-based awards. The number of shares initially reserved for issuance or transfer pursuant to awards under the 2021 Plan will be increased by an annual increase on the first day of each fiscal year beginning in 2022 and ending in 2031, equal to the lesser of (A) 5% of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our board of directors; provided, however, that no more than 18,558,576 shares of stock may be issued upon the exercise of incentive stock options.

The following counting provisions are in effect for the share reserve under the 2021 Plan:

•
to the extent that an award terminates, expires or lapses for any reason or an award is settled in cash without the delivery of shares, any shares subject to the award at such time will be available for future grants under the 2021 Plan;

•
to the extent shares are tendered or withheld to satisfy the grant, exercise price or tax withholding obligation with respect to any award under the 2021 Plan, such tendered or withheld shares will be available for future grants under the 2021 Plan;

•
to the extent shares subject to stock appreciation rights are not issued in connection with the stock settlement of stock appreciation rights on exercise thereof, such shares will be available for future grants under the 2021 Plan;

•	to the extent that shares of our common stock are repurchased by us prior to vesting so that shares are returned to us, such shares will be available for future grants under the 2021 Plan;

•	the payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the 2021 Plan; and

•
to the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against the shares available for issuance under the 2021 Plan.

Administration
. The compensation committee of our board of directors is expected to administer the 2021 Plan unless our board of directors assumes authority for administration. The compensation committee must consist of at least three members of our board of directors, each of whom is intended to qualify as a
“non-employee
director” for purposes of Rule
16b-3
under the Exchange Act and an “independent director” within the meaning of the rules of the applicable stock exchange, or other principal securities market on which shares of our common stock are traded. The 2021 Plan provides that the board or compensation committee may delegate its authority to grant awards to employees other than executive officers and certain senior executives of the company to a committee consisting of one or more members of our board of directors or one or more of our officers, other than awards made to our non-employee
directors, which must be approved by our full board of directors.
Subject to the terms and conditions of the 2021 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2021 Plan. The administrator is also authorized to adopt, amend or rescind rules relating to administration of the 2021 Plan. Our board of directors may at any time remove the compensation committee as the administrator and revest in itself the authority to administer the 2021 Plan. The full board of directors will administer the 2021 Plan with respect to awards to non-employee
directors.
Eligibility
. Options, SARs, restricted stock and all other stock-based and cash-based awards under the 2021 Plan may be granted to individuals who are then our officers, employees or consultants or are the officers, employees or consultants of certain of our subsidiaries. Such awards also may be granted to our directors. Only employees of our company or certain of our subsidiaries may be granted incentive stock options (“ISOs”).
Awards
. The 2021 Plan provides that the administrator may grant or issue stock options, SARs, restricted stock, restricted stock units, other stock- or cash-based awards and dividend equivalents, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

•	Nonstatutory Stock Options will provide for the right to purchase shares of our common stock at a specified price which may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NSOs may be granted for any term specified by the administrator that does not exceed ten years.

•
Incentive Stock Options
will be designed in a manner intended to comply with the provisions of Section 422 of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the 2021 Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

•
Restricted Stock
may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse, however, extraordinary dividends will generally be placed in escrow, and will not be released until restrictions are removed or expire.

•
Restricted Stock Units
may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted stock, restricted stock units may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

•
Stock Appreciation Rights
may be granted in connection with stock options or other awards, or separately. SARs granted in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of our common stock over a set exercise price. The exercise price of any SAR granted under the 2021 Plan must be at least 100% of the fair market value of a share of our common stock on the date of grant. SARs under the 2021 Plan will be settled in cash or shares of our common stock, or in a combination of both, at the election of the administrator.

•
Other Stock or Cash Based Awards
are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. The plan administrator will determine the terms and conditions of other stock or cash based awards, which may include vesting conditions based on continued service, performance and/or other conditions.

•
Dividend Equivalents
represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payments dates during the period between a specified date and the date such award terminates or expires, as determined by the plan administrator. In addition, dividend equivalents with respect to shares covered by a performance award will only be paid to the participant at the same time or times and to the same extent that the vesting conditions, if any, are subsequently satisfied and the performance award vests with respect to such shares.
Any award may be granted as a performance award, meaning that the award will be subject to vesting and/or payment based on the attainment of specified performance goals.
Adjustments of Awards
In the event of any stock dividend or other distribution, stock split, reverse stock split, reorganization, combination or exchange of shares, merger, consolidation, split-up,
spin-off,
recapitalization, repurchase or any other corporate event affecting the number of outstanding shares of our common stock or the share price of our common stock that would require adjustments to the 2021 Plan or any awards under the 2021 Plan in order to prevent the dilution or enlargement of the potential benefits intended to be made available thereunder, the administrator will make appropriate, proportionate adjustments to: (i) the aggregate number and type of shares subject to the 2021 Plan; (ii) the number and kind of shares subject to outstanding awards and terms and conditions of outstanding awards (including, without limitation, any applicable performance targets or criteria with respect to such awards); and (iii) the grant or exercise price per share of any outstanding awards under the 2021 Plan.
Change in Control
. Notwithstanding the foregoing, and unless otherwise provided in the applicable award agreement, in the event that a participant experiences a Termination of Service (as defined in the 2021 Plan) that is effected by the Company other than for Cause (as defined in the 2021 Plan) or by the participant for Good Reason (as defined in the 2021 Plan), in either case, on or following a Change in Control, then, as of immediately prior to such Termination of Service, each of the Participant’s outstanding awards will vest, any restrictions thereon lapse and any risk of forfeiture thereon lapse, in each case, as to all of the shares of Common Stock subject to the award.
Amendment and Termination
. The administrator may terminate, amend or modify the 2021 Plan at any time and from time to time. However, we must generally obtain stockholder approval to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule). Notwithstanding the foregoing, an option may be amended to reduce the per share exercise price below the per share exercise price of such option on the grant date and options may be granted in exchange for, or in connection with, the cancellation or surrender of options having a higher per share exercise price without receiving additional stockholder approval.
No incentive stock options may be granted pursuant to the 2021 Plan after the tenth anniversary of the effective date of the 2021 Plan, and no additional annual share increases to the 2021 Plan’s aggregate share limit will occur from and after such anniversary. Any award that is outstanding on the termination date of the 2021 Plan will remain in force according to the terms of the 2021 Plan and the applicable award agreement.
Foreign Participants, Claw-back Provisions, Transferability and Participant Payments
. The administrator may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures to address differences in laws, rules, regulations or customs of such foreign jurisdictions. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Except as the administrator may determine or provide in an award agreement, awards under the 2021 Plan are generally non-transferrable,
except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the 2021 Plan, and exercise price obligations arising in connection with the exercise of stock options under the 2021 Plan, the administrator may, in its discretion, accept cash, wire transfer or check, shares of common stock that meet specified conditions, a promissory note, a “market sell order,” such other consideration as the administrator deems suitable or any combination of the foregoing.
2015 Stock Plan
Our board of directors adopted the 2015 Plan on November 16, 2015, which was amended and restated on February 6, 2020. Following the consummation of the Business Combination, and in connection with the effectiveness of our 2021 Plan, no further awards will be granted under the 2015 Plan. However, all outstanding awards under the 2015 Plan continue to be governed by their existing terms under the 2015 Plan. Upon the circumstances set forth under the description of our 2021 Plan, shares subject to outstanding awards under the 2015 Plan were added to the share reserve of the 2021 Plan. The purpose of the 2015 Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to eligible participants, and to promote the success of our business.
Share Reserve
. Under the 2015 Plan, we have previously reserved 42,027,652 shares of common stock. Any equity awards granted under the 2015 Plan will remain subject to the terms of the 2015 Plan and applicable award agreement, until such outstanding awards that are stock options are exercised, terminate or expire by their terms, and until any restricted stock awards become vested, terminate or are forfeited.
Administration
. Our board of directors or a committee appointed by our board of directors, acts as the administrator of the 2015 Plan. The 2015 Plan provides that the board may delegate its authority to grant to a committee consisting of one or more members of our board of directors or one or more of our officers. Subject to the terms and conditions of the 2015 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and approve the forms of agreement and other related documents used under the 2015 Plan, and to construe and interpret the terms of the 2015 Plan.
Eligibility
. Options, restricted stock and restricted stock units under the 2015 Plan may be granted to officers, employees, directors and consultants of the Company and its affiliates. Only employees of our company or certain of our subsidiaries may be granted ISOs.
Awards
. The 2015 Plan provides for the grant or issue of stock options (both incentive and nonstatutory stock options), restricted stock, restricted stock units, and dividend equivalents, or any combination thereof. Each award is set forth in a separate agreement with the person receiving the award which indicates the type, terms and conditions of the award.
Adjustments of Awards
. In the event that the number of outstanding shares of our common stock is changed by a declaration of an extraordinary dividend with respect to the shares payable in a form other than shares in an amount that has a material effect on the fair market value of common stock, a recapitalization (including a recapitalization through a large nonrecurring cash dividend), a rights offering, a reorganization, merger, a spin-off,
split-up,
change in corporate structure or a similar occurrence, then (a) the number of shares of common stock reserved for issuance under the 2015 Plan, (b) the number and class of shares of common stock available for issuance and subject to outstanding awards, (c) the exercise prices of and number of shares subject to outstanding options and (d) the repurchase price per share applicable to shares will be proportionately adjusted.
Change in Control
. In the event that a participant’s Continuous Service Status (as defined in the 2015 Plan) is terminated by the Company other than for Cause (as defined in the 2015 Plan) or by the participant for Good Reason (as defined in the 2021 Plan), in either case, on or following a Change in Control, then, as of immediately prior to such Termination of Service, each of the Participant’s outstanding awards will vest (other than any portion subject to performance-based vesting) as to all of the shares of Common Stock subject to the award.
Amendment and Termination
. The administrator may terminate or amend the 2015 Plan at any time and from time to time. However, we must generally obtain stockholder approval to the extent required by applicable law.

DIRECTOR COMPENSATION
Ouster has not historically maintained a formal
non-employee
director compensation program but has made stock and option grants to non-employee
directors when determined appropriate.
In July 2020, due to declines in the fair market value of Ouster common stock, our board of directors approved the repricing of all outstanding stock options with exercise prices of $0.26 to $5.96 that were held by then existing service providers, including our directors, to $0.13 per share, which our board of directors determined was the fair market value of Ouster common stock on the date of the repricing. In connection with the repricing, options held by Susan Heystee that were originally granted in October 2018 and December 2019 were repriced to $0.13 per share.
Messrs. Pacala and Frichtl do not receive additional compensation for their service as directors, and the compensation provided to them as employees is set forth in the Summary Compensation Table above.
2020 Director Compensation Table
The following table sets forth all of the compensation awarded to, earned by or paid to our non-employee
directors during 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Susan Heystee	—	88,547	929	—	89,476
All Other Non-Employee Directors(3)	—	—	—	—	—

(1)
Amounts reported represent the aggregate grant date fair value of stock awards granted to Ms. Heystee computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to our unaudited condensed consolidated financial statements included in this prospectus. As of December 31, 2020, Ms. Heystee held 82,950 shares of restricted stock, including 8,437 shares of restricted stock acquired upon exercise of an option prior to vesting. No other stock awards were held by our non-employee
directors as of December 31, 2020.

(2)
Amounts reported represent the aggregate incremental fair value of options held by Ms. Heystee that were repriced on July 17, 2020, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to our unaudited condensed consolidated financial statements included in this prospectus. No options were held by our other non-employee
directors as of December 31, 2020.

(3)	All Other Non-Employee Directors as of December 31, 2020 included David Blau, Zachary Frankel, Krishna Kantheti, Isaac Pritzker, Ashok Rao and Riaz Valani.
Upon the consummation of the Business Combination, we adopted a compensation program for Ouster non-employee
directors, or the Director Compensation Program. Pursuant to the Director Compensation Program, our
non-employee
directors receive cash compensation as follows:

•	Each non-employee director receives an annual cash retainer in the amount of $40,000 per year.

•	Any Lead Director receives an additional annual cash retainer in the amount of $25,000 per year.

•
The chairperson of the audit committee receives additional annual cash compensation in the amount of $20,000 per year for such chairperson’s service on the audit committee. Each non-chairperson
member of the audit committee receives additional annual cash compensation in the amount of $10,000 per year for such member’s service on the audit committee.

•
The chairperson of the compensation committee receives additional annual cash compensation in the amount of $15,000 per year for such chairperson’s service on the compensation committee. Each non-chairperson
member of the compensation committee receives additional annual cash compensation in the amount of $6,000 per year for such member’s service on the compensation committee.

•	The chairperson of the corporate governance committee receives additional annual cash compensation in the amount of $10,000 per year for such chairperson’s service on the corporate governance committee. Each
non-chairperson
member of the corporate governance committee receives additional annual cash compensation in the amount of $5,000 per year for such member’s service on the corporate governance committee.

•
Each
non-employee
director may also elect to receive all or part of his or her annual cash retainer in the form of restricted stock units under our 2021 Incentive Award Plan. Elections to convert all or a portion of the annual cash retainer into restricted stock units must generally be made on or prior to December 31 of the year prior to the year in which the annual cash retainer is scheduled to be paid, or such earlier deadline as established by our board of directors or compensation committee. Each individual who first becomes a non-employee
director is permitted to elect to convert the annual cash retainer payments scheduled to be paid in the same calendar year into restricted stock units, provided that the election is made prior to the date the individual becomes a non-employee
director. Restricted stock units granted in lieu of all or a portion of the annual cash retainer are fully vested on the date of grant, and have a grant date fair value equal to the amount of the applicable portion of the annual cash retainer.

•	Additionally, the Director Compensation Program provides that non-employee directors may elect to defer all or part of the settlement of restricted stock units granted to them.
Under the Director Compensation Program, upon the initial appointment or election of a non-employee
director, the director will automatically be granted (a) an award of restricted stock units with respect to a number of shares of Ouster common stock calculated by dividing (i) $300,000 by (ii) the fair market value of a share of Ouster common stock as of the date of grant that vests in equal quarterly installments over three years and (b) an award of restricted stock units with respect to a number of shares of Ouster common stock calculated by dividing (i) the product of $175,000 multiplied times a fraction, the numerator of which is the number of full months between the date of appointment or election and the scheduled date of Ouster’s next annual stockholder meeting, and the denominator of which is 12, by (ii) the fair market value of a share Ouster’s common stock as of the date of grant that vests in equal quarterly installments through the date of the next annual stockholders meeting. Additionally, on the date of each annual stockholders meeting, each non-employee
director automatically will be granted an award of restricted stock units with respect to a number of shares of Ouster common stock calculated by dividing (a) $175,000 by (b) the fair market value of Ouster common stock as of the date of grant that vests in equal quarterly installments through the earlier of the first anniversary of the date of grant or the next annual stockholders meeting.
In the event of a change in control (as defined in the Director Compensation Program), each Initial Grant and Annual Grant, along with any restricted stock units or equity-based awards held by any non-employee
director, will vest immediately prior to such change in control.
In connection with the consummation of the Business Combination, each of Susan Heystee, Sundari Mitra, Jorge del Calvo and Emmanuel Hernandez were granted an award of 22,696 restricted stock units, which was calculated by dividing $300,000 by the average per share closing trading price of Ouster common stock over the most recent 30 trading days as of March 11, 2021 (the “30-Day Average”). The restricted stock units vest as to 1/12th of the number of restricted stock units on each quarterly anniversary of the consummation of the Business Combination, subject to the holder’s continued service to Ouster through each such vesting date. In addition, Mses. Heystee and Mitra and Messrs. del Calvo and Hernandez were each granted an additional award of 15,446 restricted stock units, which was calculated by dividing $175,000 by the 30-Day Average, and prorating based on the 14 month period expected before Ouster’s first annual stockholder meeting and which vest as to 1/4th of number of restricted stock units on each quarterly anniversary of the consummation of the Business Combination, subject to the holder’s continued service to Ouster through each such vesting date.
Each of Mses. Heystee and Mitra, Messrs. del Calvo and Hernandez and Remy Trafelet elected to receive all of his or her annual cash retainer in the form of restricted stock units. In addition, each of Ms. Mitra and Messrs. del Calvo, Hernandez and Trafelet elected to defer all of the settlement of restricted stock units granted to them in accordance with the Director Compensation Program.

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding the beneficial ownership of our voting shares by:

•	each person who is known to be the beneficial owner of more than 5% of our voting shares;

•	each of our executive officers and directors; and

•	all of our executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
Percentage ownership of our voting securities is based on 161,343,284 shares of our common stock issued and outstanding as of June 30, 2021.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares	% of Ownership
5% Holders
Banyan Venture Holdings LLC(2)	26,080,198	16.2%
Cox Investment Holdings, Inc.(3)	12,136,980	7.5%
Tao Invest II LLC(4)	11,253,152	7.0%
Sharing LLC Ouster 2 PS and affiliated entities(5)	10,886,622	6.7%
Entities affiliated with Carthona Capital(6)	10,634,855	6.6%
OIG Ouster IV, LLC(7)	8,058,362	5.0%
Directors and Executive Officers
Angus Pacala(8)	6,384,035	3.9%
Mark Frichtl(9)	4,793,963	2.9%
Anna Brunelle	1,372,972	*
Darien Spencer	1,103,361	*
Myra Pasek	616,556	*
Nathan Dickerman	—	—
Jorge del Calvo	5,752	*
Emmanuel Hernandez	5.752	*
Susan Heystee(10)	179,768	*
Sundari Mitra	5,752	*
Remy Trafelet(11)	1,949,243	1.2%
All directors and executive officers as a group (11 individuals)	16,417,154	10.2%

*	Less than one percent
(1)	Unless otherwise noted, the business address of each of those listed in the table above is 350 Treat Avenue, San Francisco, CA 94110.
(2)
Krishna Kantheti is the manager of Banyan Venture Holdings LLC. As a result, Mr. Kantheti may be deemed to beneficially own the shares held by Banyan Venture Holdings LLC. The address for Banyan Venture Holdings LLC is 500 108th Ave NE, Suite 1100, Bellevue, WA 98004.

(3)
Consists of 12,136,980 shares of Ouster common stock held of record by Cox Investment Holdings, Inc. (“Cox”). The board of directors of Cox exercises voting and dispositive power with respect to these securities. The trustees of the Cox Family Voting Trust u/a/d/ 7/26/13 (the “Cox Trust”), consisting of James C. Kennedy, Alexander C. Taylor and John M. Dyer, are responsible for appointing all of the members of the board of directors of Cox. As a result, the trustees of the Cox Trust may be deemed to beneficially own the shares held by Cox. Each of the foregoing individuals disclaims any beneficial ownership of the securities held by Cox.
(4)
The managing member of Tao Invest II LLC (“Tao Invest”) is Tao Capital Management LP (“LP”) whose general partner is Tao Capital Management Inc. (“GP”). Joseph I. Perkovich, James Schwaba, and Lori Mills, as officers of GP, have voting and dispositive power over the shares of Ouster common stock that held by Tao Invest. Tao Invest, LP, GP, and the foregoing individuals disclaim any beneficial ownership of such shares of Ouster common stock except to the extent of their direct or indirect pecuniary interest therein. The business address of Tao Invest, LP and GP is One Letterman Drive, Suite
C4-420,
San Francisco, California 94129.

(5)
Consists of (i) 6,726,512 shares of Ouster common stock held of record by Sharing LLC Ouster 2 PS, (ii) 3,703,221 shares of Ouster common stock held of record by Sharing LLC Ouster 3 PS dated June 15, 2016 and (iii) 456,889 shares of Ouster common stock held of record by Sharing LLC Ouster PS. By virtue of his authority to vote or sell such shares, Jacob Goldfield may be deemed to beneficially own the shares held by such entities. The address for each of the foregoing entities is 33 Union Square West New York, NY 10003.

(6)
Consists of (i) 4,754,142 shares of Ouster common stock held by Carthona Capital Venture Fund (HP) No. 1 (“Carthona Fund 1”), (ii) 2,348,957 shares of Ouster common stock held by Carthona Capital Venture Fund (HP) No. 2 (“Carthona Fund 2”), (iii) 890,529 shares of Ouster common stock held by Carthona Ouster Trust (“Carthona Fund 3”) and (iv) 2,641,227 shares of Ouster common stock held by Carthona Ouster No.2 Trust (“Carthona Fund 4” and collectively with Carthona Fund 1, Carthona Fund 2 and Carthona Fund 3, the “Carthona Funds”). Carthona Fund 1 and Carthona Fund 2 are managed by Carthona Capital FS Pty Ltd (“Carthona Manager 1”). Carthona Fund 3 and Carthona Fund 4 are managed by Carthona Capital Pty Ltd a/t/f the Carthona Capital Ventures Trust (“Carthona Manager 2”). Dean Dorrell and James Synge are the directors of Carthona Manager 1 and Carthona Manager 2. Messrs. Dorrell and Synge, as the directors of Carthona Manager 1 and Carthona Manager 2, share voting and investment power of the securities held by the Carthona Funds.

(7)	Kyle Veenstra is the sole manager of OIG Ouster IV, LLC. As a result, Mr. Veenstra may be deemed to beneficially own the shares held by OIG Ouster IV, LLC.
(8)	Consists of 4,385,807 shares of Ouster common stock and 4,995,570 shares of Ouster common stock issuable upon exercise of options exercisable as of or within 60 days of March 11, 2021.
(9)	Consists of 3,343,636 shares of Ouster common stock and 3,625,817 shares of Ouster common stock issuable upon exercise of options exercisable as of or within 60 days of March 11, 2021.
(10)	Includes 109,450 shares of Ouster common stock held directly and 70,318 shares of Ouster common stock held by the Susan Lynn Heystee Revocable Trust.
(11)	Includes 1,557,576 shares of Ouster common stock held directly and 391,667 shares of Ouster common stock held by the Remy W. Trafelet Revocable Trust.

SELLING STOCKHOLDERS
This prospectus relates to (i) the resale of 103,054,834 shares of common stock issued in connection with the Merger by certain of the Selling Stockholders, (ii) the resale of 10,000,000 shares of common stock issued in the PIPE Investment by certain of the Selling Stockholders, (iii) the issuance by us and resale of 726,211 shares of common stock reserved for issuance upon the exercise of options to purchase common stock, (iv) the resale of up to 152,568 shares of common stock upon the settlement of restricted stock units and (v) the issuance by us of up to 15,999,996 shares of common stock upon the exercise of outstanding warrants. This prospectus also relates to the resale of up to 6,000,000 of our outstanding warrants originally purchased in a private placement by certain of the Selling Stockholders. The Selling Stockholders may from time to time offer and sell any or all of the shares of common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in the common stock or warrants other than through a public sale.
The following table sets forth, as of the date of this prospectus, the names of the Selling Stockholders, and the aggregate number of shares of common stock and warrants that the Selling Stockholders may offer pursuant to this prospectus. The table does not include (i) the issuance by us and resale of 726,211 shares of common stock reserved for issuance upon the exercise of options to purchase common stock or (ii) the issuance by us of up to 9,999,996 shares of common stock upon the exercise of outstanding warrants, each of which is also covered by this prospectus.

Name of Selling Stockholders	Before the Offering				After the Offering
	Number of Shares of Common Stock	Number of Warrants	Number of Shares of Common Stock Being Offered (1)	Number of Warrants Being Offered (2)	Number of Shares of Common Stock	Percentage of Outstanding Shares of Common Stock	Number of Warrants	Percentage of Outstanding Warrants
Angus Pacala (3)	4,385,807	—	4,385,807	—	—	—	—	—
Anna Brunelle (4)	1,372,972	—	1,372,972	—	—	—	—	—
Arcadia Investment Partners LLC	20,000	—	20,000	—	—	—	—	—
Banyan Venture Holdings LLC (5)	26,080,198	—	26,080,198	—	—	—	—	—
BBR Absolute Return (QP), LP (6)	13,831	—	13,831	—	—	—	—	—
BBR Absolute Return 03OS (6)	1,431	—	1,431	—	—	—	—	—
BBR Absolute Return, LP (6)	1,908	—	1,908	—	—	—	—	—
BBR Fixed Income Opportunities Fund LP (6)	13,831	—	13,831	—	—	—	—	—
Beacon Hill Private Limited	25,000	—	25,000	—	—	—	—	—
BEMAP Master Fund Ltd	237,385	—	237,385	—	—	—	—	—
Bespoke Alpha MAC MIM LP	28,514	—	28,514	—	—	—	—	—
Blackwell Partners LLC – Series A	165,000	—	165,000	—	—	—	—	—
Boothbay Absolute Return Strategies, LP (6)	28,615	—	28,615	—	—	—	—	—
Boothbay Diversified Alpha Master Fund, LP (6)	42,923	—	42,923	—	—	—	—	—
Carthona Capital FS PTY LTD ACN 600 937 933 as Trustee For The Carthona Ouster No.2 Trust (ABN 17 818 905 922) (7)	2,641,227	—	2,641,227	—	—	—	—	—
Carthona Capital FS PTY LTD ATF Carthona Ouster Trust (ABN 12 364 567 438) (7)	890,529	—	890,529	—	—	—	—	—
CCVF1 (HP) Services PTY LTD (ACN 620 088 459) in its Capacity as the Trustee for the Carthona Capital Venture Fund (HP) No. 1 (ABN 93 305 716 604) Part A (7)	196,612	—	196,612	—	—	—	—	—

Name of Selling Stockholders	Before the Offering				After the Offering
	Number of Shares of Common Stock	Number of Warrants	Number of Shares of Common Stock Being Offered (1)	Number of Warrants Being Offered (2)	Number of Shares of Common Stock	Percentage of Outstanding Shares of Common Stock	Number of Warrants	Percentage of Outstanding Warrants
CCVF1 (HP) Services PTY LTD (ACN 620 088 459) in its Capacity as the Trustee for the Carthona Capital Venture Fund (HP) No. 1 (ABN 93 305 716 604) Part B (7)	298,550	—	298,550	—	—	—	—	—
CCVF1 (HP) Services PTY LTD (ACN 620 088 459) in its Capacity as the Trustee for the Carthona Capital Venture Fund (HP) No. 1 (ABN 93 305 716 604) Part C	4,258,980	—	4,258,980	—	—	—	—	—
CCVF2 (HP) Services PTY LTD ACN 637 907 414 As Trustee For The Carthona Capital Venture Fund (HP) No. 2 ABN 11 878 913 827	2,348,957	—	2,348,957	—	—	—	—	—
Christopher Glinski	315,000	—	315,000	—	—	—	—	—
Citadel Multi-Strategy Equities Master Fund Ltd. (8)	900,000	—	900,000	—	—	—	—	—
Cox Investment Holdings, Inc. (9)	12,136,980	—	12,136,980	—	—	—	—	—
CUIT Opportunistic Bond Fund (6)	47,692	—	47,692	—	—	—	—	—
CVI Investments, Inc. (10)	500,000	—	500,000	—	—	—	—	—
Darien Spencer (11)	1,103,361	—	1,103,361	—	—	—	—	—
DS Liquid DIV RVA MON LLC	191,880	—	191,880	—	—	—	—	—
Emil W. Henry (12)	25,000	—	25,000	—	—	—	—	—
Emmanuel Hernandez (13)	38,142	—	38,142	—	—	—	—	—
Fontinalis Capital Partners II, L.P.	902,032	—	50,000	—	852,032	*	—	—
GAC Acquisition LLC	975,890	—	975,890	—	—	—	—	—
Hartree Partners LP	400,000	—	400,000	—	—	—	—	—
HBK Master Fund L.P. (14)	500,000	—	500,000	—	—	—	—	—
HF Fund LP	1,000,000	—	1,000,000	—	—	—	—	—
Hiddenite Capital Master Fund LTD	274,600	25,000	100,000	—	174,600	*	25,000	*
James C. Flores (15)	138,636	—	138,636	—	—	—	—	—
Jorge del Calvo (16)	38,142	—	38,142	—	—	—	—	—
Joseph S. Sambuco (17)	1,730,152	2,100,000	1,730,152	2,100,000	—	—	—	—
Joseph S. Sambuco 2012 Family Trust	154,091	—	154,091	—	—	—	—	—
Kepos Alpha Master Fund L.P.	500,000	—	500,000	—	—	—	—	—
Manny de Zarraga (18)	138,636	—	138,636	—	—	—	—	—
Mark Frichtl (19)	3,343,636	—	3,343,636	—	—	—	—	—
Maso Capital Investments Limited	60,000	—	60,000	—	—	—	—	—
MMF LT, LLC	500,000	—	500,000	—	—	—	—	—
Monashee Pure Alpha SPV I LP	137,944	—	137,944	—	—	—	—	—
Monashee Solitario Fund LP	165,753	—	165,753	—	—	—	—	—
MYDA Advantage, LP	250,000	—	250,000	—	—	—	—	—
MYDA SPAC Select, LP	250,000	—	250,000	—	—	—	—	—
Myra Pasek (20)	616,556	—	616,556	—	—	—	—	—
OIG Ouster IV, LLC (21)	8,058,362	—	8,058,362	—	—	—	—	—
Ouster Investments LLC (22)	7,406,443	—	7,406,443	—	—	—	—	—
Remy W. Trafelet (23)	1,557,576	2,100,000	1,557,576	2,100,000	—	—	—	—
Remy W. Trafelet Revocable Trust	391,667	—	391,667	—	—	—	—	—
Roger T. Mullarkey	20,000	—	20,000	—	—	—	—	—
RTCM Holdings PTE. LTD.	391,666	—	391,666	—	—	—	—	—
Schonfeld Strategic 460 Fund LLC	500,000	—	500,000	—	—	—	—	—
SFL SPV I LLC	38,524	—	38,524	—	—	—	—	—
Sharing LLC Ouster 2 PS (24)	6,726,512	—	6,726,512	—	—	—	—	—
Sharing LLC Ouster 3 PS (24)	3,703,221	—	3,703,221	—	—	—	—	—
Sharing LLC Ouster PS (25)	456,889	—	456,889	—	—	—	—	—
Spring Creek Capital, LLC	1,824,000	275,000	900,000	—	924,000	*	275,000	1.7%
Star V Partners LLC	75,000	—	75,000	—	—	—	—	—
Starr Commonwealth (6)	4,769	—	4,769	—	—	—	—	—
Sundari Mitra (25)	38,142	—	38,142	—	—	—	—	—
Susan Heystee (26)	141,840	—	141,840	—	—	—	—	—
Tanpoint (US) Private Limited	1,257,576	1,800,000	1,257,576	1,800,000	—	—	—	—

Name of Selling Stockholders	Before the Offering				After the Offering
	Number of Shares of Common Stock	Number of Warrants	Number of Shares of Common Stock Being Offered (1)	Number of Warrants Being Offered (2)	Number of Shares of Common Stock	Percentage of Outstanding Shares of Common Stock	Number of Warrants	Percentage of Outstanding Warrants
Tao Invest II LLC (27)	11,253,152	—	11,253,152	—	—	—	—	—
Tech Opportunities LLC (28)	1,000,000	—	1,000,000	—	—	—	—	—
Xiaoping Hu	30,000	—	30,000	—	—	—	—	—
Total	115,435,748	6,300,000	113,485,116	6,000,000	1,950,632	1.2%	300,000	1.9%

*	Less than 1%.
(1)
The amounts set forth in this column are the number of shares of common stock that may be offered by such Selling Stockholder using this prospectus. These amounts do not represent any other shares of our common stock that the Selling Stockholder may own beneficially or otherwise.

(2)
The amounts set forth in this column are the number of warrants that may be offered by such Selling Stockholder using this prospectus. These amounts do not represent any other warrants that the Selling Stockholder may own beneficially or otherwise.

(3)
Angus Pacala has served as the Company’s Chief Executive Officer and as a member of the board of directors since the closing of the business combination on March 11, 2021 and held the same or similar positions with Old Ouster prior to the business combination.

(4)
Anna Brunelle has served as the Company’s Chief Financial Officer since the closing of the business combination on March 11, 2021 and held the same or similar positions with Old Ouster prior to the business combination.

(5)
Krishna Kantheti is the manager of Banyan Venture Holdings LLC. As a result, Mr. Kantheti may be deemed to beneficially own the shares held by Banyan Venture Holdings LLC. Mr. Kantheti also served as a member of the board of directors of Old Ouster prior to the business combination. The address for Banyan Venture Holdings LLC is 500 108th Ave NE, Suite 1100, Bellevue, WA 98004.

(6)
Acting as their investment advisor, Longfellow Investment Management Co., LLC is deemed to have investment discretion and shared voting control over these Ouster, Inc. securities beneficially owned by our clients. Interest shown consists of 47,692 shares of common stock beneficially owned by CUIT Opportunistic Bond Fund, 13,831 shares of common stock beneficially owned by BBR Fixed Income Opportunities Fund, LP, 4,769 shares of common stock beneficially owned by Starr Commonwealth, 28,615 shares of common stock beneficially owned by Boothbay Absolute Return Strategies, LP, 42,923 shares of common stock beneficially owned by Boothbay Diversified Alpha Master Fund, LP, 13,831 shares of common stock beneficially owned by BBR Absolute Return (QP), LP, 1,908 shares of common stock beneficially owned by BBR Absolute Return, LP, 1,431 shares of common stock beneficially owned by BBR Absolute Return 03OS. The business address for Longfellow Investment Management Co., LLC is 125 High Street, Suite 832, Boston, MA 02110.

(7)
Consists of (i) 4,754,142 shares of Ouster common stock held by Carthona Capital Venture Fund (HP) No. 1 (“Carthona Fund 1”), (ii) 2,348,957 shares of Ouster common stock held by Carthona Capital Venture Fund (HP) No. 2 (“Carthona Fund 2”), (iii) 890,529 shares of Ouster common stock held by Carthona Ouster Trust (“Carthona Fund 3”) and (iv) 2,641,227 shares of Ouster common stock held by Carthona Ouster No. 2 Trust (“Carthona Fund 4” and collectively with Carthona Fund 1, Carthona Fund 2 and Carthona Fund 3, the “Carthona Funds”). Carthona Fund 1 and Carthona Fund 2 are managed by Carthona Capital FS Pty Ltd (“Carthona Manager 1”). Carthona Fund 3 and Carthona Fund 4 are managed by Carthona Capital Pty Ltd a/t/f the Carthona Capital Ventures Trust (“Carthona Manager 2”). Dean Dorrell and James Synge are the directors of Carthona Manager 1 and Carthona Manager 2. Messrs. Dorrell and Synge, as the directors of Carthona Manager 1 and Carthona Manager 2, share voting and investment power of the securities held by the Carthona Funds.

(8)
Pursuant to a portfolio management agreement, Citadel Advisors LLC, an investment advisor registered under the U.S. Investment Advisers Act of 1940 (“CAL”), holds the voting and dispositive power with respect to the shares held by Citadel Multi-Strategy Equities Master Fund Ltd. Citadel Advisors Holdings LP (“CAH”) is the sole member of CAL. Citadel GP LLC is the general partner of CAH. Kenneth Griffin (“Griffin”) is the President and Chief Executive Officer of and sole member of Citadel GP LLC. Citadel GP LLC and Griffin may be deemed to be the beneficial owners of the shares of common stock through their control of CAL and/or certain other affiliated entities.

(9)
Consists of 12,136,980 shares of Ouster common stock held of record by Cox Investment Holdings, Inc. (“Cox”). The board of directors of Cox exercises voting and dispositive power with respect to these securities. The trustees of the Cox Family Voting Trust u/a/d/ 7/26/13 (the “Cox Trust”), consisting of James C. Kennedy, Alexander C. Taylor and John M. Dyer, are responsible for appointing all of the members of the board of directors of Cox. As a result, the trustees of the Cox Trust may be deemed to beneficially own the shares held by Cox. Each of the foregoing individuals disclaims any beneficial ownership of the securities held by Cox.

(10)
Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares.

(11)
Darien Spencer has served as the Company’s Executive Vice President of Global Operations since the closing of the business combination on March 11, 2021 and held the same or similar positions with Old Ouster prior to the business combination.

(12)	Emil W. Henry served as a director of the Company from August 25, 2020 (inception) until the closing of the business combination on March 11, 2021.
(13)	Emmanuel Hernandez has served as a member of the board of directors of the Company since the closing of the business combination on March 11, 2021.

(14)
HBK Investments L.P., a Delaware limited partnership, has shared voting and dispositive power over the shares of common stock pursuant to an Investment Management Agreement between HBK Investments L.P. and the Holder. HBK Investments L.P. has delegated discretion to vote and dispose of the Shares to IBK Services LLC. The following individuals may be deemed to have control over IBK Investments L.P. and HBK Services LLC: Jamiel A. Akhtar, David C. Haley, Jon L. Mosle III and Matthew Luth.

(15)	James C. Flores served as a director of the Company from August 25, 2020 (inception) until the closing of the business combination on March 11, 2021.
(16)	Jorge del Calvo has served as a member of the board of directors of the Company since the closing of the business combination on March 11, 2021.
(17)	Joseph S. Sambuco served as Chairman of the Company’s board of directors from June 4, 2020 (inception) until the closing of the business combination on March 11, 2021.
(18)	Manny de Zarraga served as a director of the Company from August 25, 2020 (inception) until the closing of the business combination on March 11, 2021.
(19)
Mark Frichtl has served as the Company’s Chief Technology Officer since the closing of the business combination on March 11, 2021 and held the same or similar positions with Old Ouster prior to the business combination.

(20)
Myra Pasek has served as the Company’s General Counsel and Secretary since the closing of the business combination on March 11, 2021 and held the same or similar positions with Old Ouster prior to the business combination.

(21)	Kyle Veenstra is the sole manager of OIG Ouster IV, LLC. As a result, Mr. Veenstra may be deemed to beneficially own the shares held by OIG Ouster IV, LLC.
(22)
Consists of 7,406,443 shares of Ouster common stock held of record by Ouster Investments LLC. Zach Frankel exercises voting and dispositive power with respect to these securities. As a result, Mr. Frankel may be deemed to beneficially own the shares held by Ouster Investments LLC.

(23)
Remy W. Trafelet has served as a director of the company since June 4, 2020 (inception), and served as the Company’s Chief Executive Officer from June 4, 2020 (inception) until the closing of the business combination on March 11, 2021.

(24)
Consists of (i) 6,726,512 shares of Ouster common stock held of record by Sharing LLC Ouster 2 PS, (ii) 3,703,221 shares of Ouster common stock held of record by Sharing LLC Ouster 3 PS dated June 15, 2016 and (iii) 456,889 shares of Ouster common stock held of record by Sharing LLC Ouster PS. By virtue of his authority to vote or sell such shares, Jacob Goldfield may be deemed to beneficially own the shares held by such entities. The address for each of the foregoing entities is 33 Union Square West New York, NY 10003.

(25)
Sundari Mitra has served as a member of the board of directors of the Company since the closing of the business combination on March 11, 2021. Ms. Mitra also served as a member of the board of directors of Old Ouster prior to the business combination.

(26)
Consists of (i) 109,450 shares of Ouster common stock held directly by Susan Heystee and (ii) 174,016 shares of Ouster common stock held by the Susan Lynn Heystee Revocable Trust. Ms. Heystee has served as the Company’s Interim Chief Revenue Officer and as a member of the board of directors since the closing of the business combination on March 11, 2021.

(27)
The managing member of Tao Invest II LLC (“Tao Invest”) is Tao Capital Management LP (“LP”) whose general partner is Tao Capital Management Inc. (“GP”). Joseph I. Perkovich, James Schwaba, and Lori Mills, as officers of GP, have voting and dispositive power over the shares of Ouster common stock that held by Tao Invest. Tao Invest, LP, GP, and the foregoing individuals disclaim any beneficial ownership of such shares of Ouster common stock except to the extent of their direct or indirect pecuniary interest therein. The business address of Tao Invest, LP and GP is One Letterman Drive, Suite C4-420, San Francisco, California 94129.

(28)
Hudson Bay Capital Management LP, the investment manager of Tech Opportunities LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Tech Opportunities LLC and Sander Gerber disclaims beneficial ownership over these securities.

Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares of common stock or warrants registered on its behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares of common stock or warrants in this offering. See “Plan of Distribution.”
For information regarding transactions between us and the Selling Stockholders, see the section entitled “Certain Relationships and Related Person Transactions.”

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
In addition to the compensation arrangements with directors and executive officers described under “Executive Compensation” and “Management” and the registration rights described elsewhere in this prospectus, the following is a description of each transaction since January 1, 2018 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds or will exceed the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years; and

•
any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Colonnade Acquisition Corp.
Founder Shares
On June 30, 2020, the Sponsor paid $25,000, or approximately $0.005 per share, to cover certain of CLA’s offering costs relating to CLA’s initial public offering in exchange for 5,750,000 founder shares. The Sponsor surrendered 750,000 founder shares to CLA for no consideration in connection with the underwriters’ election to not exercise the overallotment option relating to CLA’s initial public offering at the end of the
45-day
option period on October 5, 2020.
In connection with the Business Combination, each of the 5,000,000 founder shares converted on a one-for-one
basis into one share of Ouster common stock.
Private Placement Warrants
The Sponsor purchased an aggregate of 6,000,000 private placement warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per warrant, or $6,000,000 in the aggregate, in connection with CLA’s initial public offering. The private placement warrants are identical to the warrants sold in CLA’s initial public offering except that the private placement warrants, so long as they are held by the Sponsor or its permitted transferees, (i) are not redeemable by CLA, (ii) may not (including the Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of CLA’s initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) are entitled to registration rights.
In connection with the Business Combination, each of the 6,000,000 private placement warrants converted automatically into one warrant to purchase one share of Ouster common stock pursuant to the Warrant Agreement.
Subscription Agreements
Concurrently with the execution of the Merger Agreement, we entered into Subscription Agreements with the Sponsor Related PIPE Investor, pursuant to which the Sponsor Related PIPE Investor subscribed for shares of Ouster common stock in connection with the PIPE Investment. The Sponsor Related PIPE Investor funded $11,750,000 of the PIPE Investment, for which it received 1,175,000 shares of Ouster common stock. The PIPE Investment was consummated substantially concurrently with the closing of the Business Combination.
Administrative Services Agreement
CLA utilized office space at 1400 Centrepark Boulevard, Suite 810, West Palm Beach, FL 33401 from the Sponsor as CLA’s executive offices. Commencing upon consummation of the initial public offering, CLA paid the Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of CLA’s management team. Upon completion of CLA’s initial Business Combination, it ceased paying these monthly fees.
Related Party Note and Advances
On June 30, 2020, the Sponsor agreed to loan CLA up to an aggregate amount of $300,000 to be used, in part, for transaction costs incurred in connection with CLA’s initial public offering pursuant to an unsecured promissory note. The promissory note was non-interest
bearing and payable on the earlier of December 31, 2020 and the completion of the initial public offering. The outstanding balance of $126,005 under the promissory note was paid in full in connection with the closing of the initial public offering.
CLA’s officers and directors are entitled to reimbursement for any out-of-pocket
expenses related to identifying, investigating, negotiating and completing an initial business combination. CLA’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, CLA’s officers, directors or its or their affiliates.
In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of CLA’s officers and directors may, but are not obligated to, loan CLA funds as may be required on a non-interest
basis. If CLA completes the Business Combination, it would repay such loaned amounts. In the event that the Business Combination does not close, CLA may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from CLA’s trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into private placement warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.
Registration Rights
The holders of the founder shares, private placement warrants and the Class A ordinary shares underlying such private placement warrants and private placement warrants that may be issued upon conversion of working capital loans have registration rights to require CLA to register a sale of any of CLA’s securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that CLA register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to CLA’s completion of its initial business combination. CLA will bear the expenses incurred in connection with the filing of any such registration statements.

Ouster
Series B Redeemable Convertible Preferred Stock Financing
From April 2020 to August 2020, Old Ouster issued and sold shares of its Series B redeemable convertible preferred stock to investors that included certain holders of more than 5% of Old Ouster’s capital stock, for an aggregate purchase price of approximately $41.8 million. The following table summarizes purchases of shares of Old Ouster’s Series B redeemable convertible preferred stock by such related persons. Old Ouster’s Series B redeemable convertible preferred stock converted into shares of Ouster common stock in connection with the Closing at the Exchange Ratio.

Name	Shares of Series B Redeemable Convertible Preferred Stock	Total Purchase Price
Banyan Venture Holdings LLC	37,088,463	$12,324,496.27
Cox Investment Holdings, Inc.	15,046,644	$4,999,999.82
Tao Invest II LLC	15,046,644	$4,999,999.82
OIG Ouster IV, LLC	11,459,739	$3,808,071.30
Ouster Investments LLC	10,532,650	$3,499,999.60
Sharing LLC Ouster 2 PS and its affiliates	10,532,650	$3,499,999.60
Entities affiliated with Carthona Capital	10,414,201	$3,460,638.99
The Chelst Irrevocable Trust	396,510	$131,760.20
Susan Lynn Heystee Revocable Trust	376,166	$124,999.97
2019 Convertible Promissory Notes
From September 2019 to November 2019, Old Ouster issued convertible promissory notes in an aggregate principal amount of approximately $29.3 million (the “2019 Notes”) to investors that included certain holders of more than 5% of Old Ouster’s capital stock and affiliates of its directors. The 2019 Notes accrued interest at a rate of 5% per annum. All of the 2019 Notes were converted to common stock in April 2020 in connection with Old Ouster’s Series B redeemable convertible preferred stock financing. The following table summarizes the aggregate principal amount of convertible promissory notes issued to such related persons.

Name	Aggregate Principal Amount
Entities affiliated with Carthona Capital	$14,760,965.42
Cox Investment Holdings, Inc.	$2,000,000.00
Tao Invest II LLC	$1,000,000.00
GAC Acquisition LLC	$1,000,000.00

2018 Convertible Promissory Notes
From August 2018 to April 2019, Old Ouster issued convertible promissory notes in an aggregate principal amount of $40.3 million (the “2018 Notes”) to investors that included certain holders of more than 5% of Old Ouster’s capital stock and certain of its directors and their affiliates. The 2018 Notes accrued interest at a rate of 5% per annum. All of the 2018 Notes were converted to common stock in April 2020 in connection with Old Ouster’s Series B redeemable convertible preferred stock financing. The following table summarizes the aggregate principal amount of 2018 Notes issued to such related persons.

Name	Aggregate Principal Amount
Angus Pacala	$11,750,000.00
Cox Investment Holdings, Inc.	$6,000,000.00
Entities affiliated with Carthona Capital	$4,565,718.44
Tao Invest II LLC	$1,170,000.00
Susan Lynn Heystee Revocable Trust	$400,000.00
GAC Acquisition LLC	$100,000.00
2021 Bridge Loan
On January 27, 2021, we issued the 2021 Note, pursuant to which the noteholders, each of whom was an investor in Old Ouster (or an affiliate thereof), agreed to provide us an aggregate of $5 million of unsecured loans that carried a variable annual interest rate equal to LIBOR plus 8.5%. The 2021 Note, including the principal and any accrued and unpaid interest thereon, became due in connection with the consummation of the Business Combination. The 2021 Note contained customary events of default. We used the proceeds from the 2021 Note to help continue to fund our ongoing operations through the consummation of the Business Combination. Pursuant to the Runway Subordination Agreement, the noteholders agreed, among other things, to subordinate their interests in the 2021 Note to Runway’s interest in the Runway Loan Agreement, including their right of payment under the 2021 Note until all of Old Ouster’s obligations to Runway pursuant to the Runway Loan Agreement had been paid in full, except in the case of the consummation of the Business Combination.
The following table summarizes the aggregate principal amount of the 2021 Note issued to such related persons.

Name	Aggregate Principal Amount
Banyan Venture Holdings LLC	$1,895,542.84
Cox Investment Holdings, Inc.	$867,597.44
Tao Invest II LLC	$817,886.22
Sharing LLC Ouster Bridge PS	$802,219.65
Zachary Frankel	$545,830.28
GAC Acquisition LLC	$70,923.57
Warrants
On April 3, 2020, Old Ouster issued a warrant to Sharing LLC Ouster 2 PS (“Sharing LLC”) in connection with Old Ouster’s issuance and sale of Series B redeemable convertible preferred stock. Under the terms of the warrant, Old Ouster is obligated to issue to Sharing LLC or an affiliate 4,513,993 shares of Series B redeemable convertible preferred stock at an exercise price of $0.3323 per share. The Sharing LLC warrant was exercised in full in accordance with its terms as part of the Ouster Warrant Settlement.
Loans to Executive Officers in Connection with Option Exercises
In October 2020, Old Ouster entered into partial recourse promissory notes with certain of its executive officers, Anna Brunelle, Darien Spencer and Myra Pasek, in connection with the early exercise of stock options held by such executive officers and the remittance of applicable exercise prices. Pursuant to the terms of the partial recourse promissory notes, Old Ouster loaned approximately $293,000 to Ms. Brunelle, approximately $215,000 to Mr. Spencer and approximately $123,000 to Ms. Pasek, respectively. Each note bore an annual compounded interest rate of 0.38%. The principal amounts of each note, together with all accrued but unpaid interest, were repaid upon the Closing.
Investors’ Rights Agreement
Old Ouster was party to an Amended and Restated Investors’ Rights Agreement, dated as of April 9, 2020, which granted registration rights and information rights, among other things, to certain holders of its capital stock, including certain holders of 5% of its capital stock and entities affiliated with certain of its directors, as well as certain of its directors and executive officers. This agreement terminated upon the Closing.
Right of First Refusal and
Co-Sale
Agreement
Old Ouster was party to an Amended and Restated Right of First Refusal and
Co-Sale
Agreement, dated as of April 3, 2020 (the “ROFR Agreement”), whereby Old Ouster had the right to purchase shares of Old Ouster Capital Stock which certain stockholders propose to sell to other parties. Certain holders of Old Ouster Capital Stock, including certain holders of 5% of its capital stock and entities affiliated with certain of its directors, as well as certain of its directors and executive officers, had rights of first refusal and co-sale
under the ROFR Agreement. This agreement terminated upon the Closing.
Voting Agreement
Old Ouster was a party to an Amended and Restated Voting Agreement, dated as of April 3, 2020, pursuant to which certain holders of its capital stock, including certain holders of 5% of its capital stock and entities affiliated with certain of its directors, as well as certain of its directors and executive officers, had agreed to vote their shares of Old Ouster Capital Stock on certain matters, including with respect to the election of directors. This agreement terminated upon the Closing.
Director and Officer Indemnification
Old Ouster’s charter and bylaws provided for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Old Ouster had entered into indemnification agreements with each of its directors. Following the Business Combination, these agreements were replaced with new indemnification agreements for each post-Closing director and officer of Ouster. For additional information, see “
Description of our Securities
—
Limitations on Liability and Indemnification of Officers and Directors
.”
Policies and Procedures for Related Persons Transactions
Our board of directors has adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which the post-combination company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or directors;

•	any person who is known by the post-combination company to be the beneficial owner of more than 5% of our voting stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law,
father-in-law,
son-in-law,
daughter-in-law,
brother-in-law
or
sister-in-law
of a director, executive officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee has the responsibility to review related party transactions.

DESCRIPTION OF OUR SECURITIES
The following summary of certain provisions of our securities does not purport to be complete and is subject to the Certificate of Incorporation, the Bylaws, the warrant agreement and the provisions of applicable law. Copies of the Certificate of Incorporation, the Bylaws and the warrant agreement are attached as exhibits to the registration statement of which this prospectus is a part.
Capital Stock
Authorized Capitalization
General
The total amount of our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share.
Preferred Stock
Our board of directors has authority to issue shares of preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of preferred stock could have the effect of decreasing the trading price of our common stock, restricting dividends on our capital stock, diluting the voting power of our common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of our company.
Common Stock
Our common stock does not entitle its holders to preemptive or other similar subscription rights to purchase any of our securities. Our common stock is neither convertible nor redeemable. Unless our board of directors determines otherwise, we will issue all of our capital stock in uncertificated form.
Voting Rights
Each holder of Our common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, as provided by the Certificate of Incorporation. The Bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person, or by remote communication, if applicable, or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Bylaws or the Certificate of Incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.
Dividend Rights
Each holder of shares of our capital stock is entitled to the payment of dividends and other distributions as may be declared by the Board from time to time out of our assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of our preferred stock, if any, and any contractual limitations on our ability to declare and pay dividends.
Other Rights
The rights of each holder of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock that we may designate and issue in the future.

Liquidation Rights
If we are involved in voluntary or involuntary liquidation, dissolution or winding up of our affairs, or a similar event, each holder of our common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of our preferred stock, if any, then outstanding.
Anti-takeover Effects of the Certificate of Incorporation and the Bylaws
The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of our company. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of our company to first negotiate with the Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Board the power to discourage mergers that some stockholders may favor.
Special Meetings of Stockholders
The Certificate of Incorporation provides that a special meeting of stockholders may be called by (a) the Chairperson of the Board, (b) the Board, (c) our Chief Executive Officer or (d) our President, provided that such special meeting may be postponed, rescheduled or cancelled by the Board or other person calling the special meeting.
Action by Written Consent
The Certificate of Incorporation provides that any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting.
Removal of Directors
The Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of our voting stock entitled to vote at an election of directors.
Election of Directors and Vacancies
Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the number of directors of our Board of Directors is fixed exclusively by the Board of Directors. Our Board divided into three classes, designated Class I, II and III, with each class to be elected by our stockholders every three years.
Amendment of the Certificate of Incorporation and Bylaws
Our Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of our stockholders entitled to vote with respect thereto to adopt, amend or repeal the Bylaws. Our stockholders have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of our stock required by applicable law or by our Certificate of Incorporation or Bylaws, the adoption, amendment or repeal of our Bylaws by our stockholders shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of our voting stock entitled to vote generally in an election of directors.
Additionally, the vote of at least 66 2/3% of the total voting power of our outstanding shares entitled to vote thereon, voting together as a single class, is required to amend certain provisions of our Certificate of

Incorporation, including those relating to the terms of our authorized preferred stock (Article V(B)), the authority and composition of our Board of Directors (Article VII), special meetings of our stockholders and the ability of our stockholders to act by written consent (Article VIII), limitation of liability of our directors (Article IX), restrictions similar to Section 203 of the DGCL (Article X), our obligation to indemnify our directors and officers to the fullest extent permitted by law (Article XI), exclusive jurisdiction of certain legal proceedings involving our stockholders (Article XII).
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (a) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (b) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (c) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of at least two-thirds of
the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under the Certificate of Incorporation, we have opted out of Section 203 of the DGCL, but the Certificate of Incorporation provides other similar restrictions regarding takeovers by interested stockholders.
Limitations on Liability and Indemnification of Officers and Directors
The Certificate of Incorporation provides that we are to indemnify our directors to the fullest extent authorized or permitted by applicable law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the Board. Under the Bylaws, we are required to indemnify each of our directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request as a director, officer, employee or agent for another entity. We must indemnify our officers and directors against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Bylaws also require us to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person will repay any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Exclusive Jurisdiction of Certain Actions
Our Certificate of Incorporation provides that, to the fullest extent permitted by law, and unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on our behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders to us or our stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or the Certificate of Incorporation (as each may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against us or any current or former director, officer or stockholder governed by the internal affairs doctrine, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the exclusive jurisdiction provisions of the Certificate of Incorporation and (b) service of process on such stockholder’s counsel.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Certificate of Incorporation also provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. Notwithstanding the foregoing, the Certificate of Incorporation provides that the exclusive forum provision will not apply to suits brought to enforce any cause of action arising by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although we believe these provisions would benefit us by providing increased consistency in the application of applicable law in the types of lawsuits to which they apply, these provisions may have the effect of discouraging lawsuits against our directors and officers.
Transfer Agent
The transfer agent for our common stock is Continental Stock Transfer & Trust Company.
Warrants
Public Warrants
Each whole warrant will entitle the registered holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time after August 25, 2021, provided that there is an effective registration statement under the Securities Act covering the shares of our common stock issuable upon exercise of the warrants and a current prospectus relating to them available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of our common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the Closing, at 5:00 p.m., New York City time on March 11, 2026, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of our common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of common stock upon exercise of a warrant unless the shares of common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We are obligated to use our best efforts to file as soon as practicable, but in no event later than 15 business days after the Closing, with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants. We are obligated to use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of our common stock issuable upon exercise of the warrants is not effective by the 60th business day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise such warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the shares of common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will be obligated to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•
if, and only if, the reported closing price of our common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day
period ending three business days before we send the notice of redemption to the warrantholders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of our common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
If we call the warrants for redemption as described above, our board of directors will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management may consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of the warrants. If we takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (a) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (b) the fair market value. The “fair market value” will mean the average reported closing price of the shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If we take advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants. If we call the warrants for redemption and do not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as specified by the holder) of the shares of our common stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of our common stock is increased by a stock dividend payable in shares of our common stock, or by a split-up
or other similar event, then, on the effective date of stock dividend, split-up
or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of our common stock. A rights offering to holders of our common stock entitling holders to purchase shares of our common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of our common stock equal to the product of (a) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of our common stock) and (b) the quotient of (i) the price per share of our common stock paid in such rights offering and (ii) the fair market value. For these purposes (a) if the rights offering is for securities convertible into or exercisable for shares of our common stock, in determining the price payable for shares of our common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (b) fair market value means the volume weighted average price of shares of our common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of our common stock on account of such shares of common stock (or other securities into which the warrants are convertible), other than as described above or certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our common stock in respect of such event.
If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of our common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of our common stock.
Whenever the number of shares of our common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (a) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (b) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of our common stock (other than those described above or that solely affects the par value of such shares of our common stock), or in the case of any merger or consolidation of our company with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding shares of our common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of our as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of our common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of our common stock in such a transaction is payable in the form of shares of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter
market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (a) curing any ambiguity or to correct any defective provision, (b) adjusting the provisions relating to cash dividends on shares of our common stock as contemplated by and in accordance with the warrant agreement or (c) adding or changing any other provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the warrants. All other modifications or amendments will require the approval by the holders of at least 50% of the then-outstanding public warrants and, solely with respect to any amendment to the terms of the private placement warrants, 50% of the then outstanding private placement warrants. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of our common stock and any voting rights until they exercise their warrants and receive shares of our common stock. After the issuance of shares of our common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of our common stock to be issued to the warrantholder.
Private Placement Warrants
The private placement warrants (including the shares of our common stock issuable upon exercise of such warrants) will not be transferable, assignable or salable until 30 days after the Closing (except, among other limited exceptions to our officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by us so long as they are held by the Sponsor, members of the Sponsor or their permitted transferees. The Sponsor or its permitted transferees have the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of our common stock equal to the quotient obtained by dividing (a) the product of the number of shares of our common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (b) the fair market value. The “fair market value” will mean the average reported closing price of the shares of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

PLAN OF DISTRIBUTION
The Selling Stockholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest
selling shares of our common stock or warrants or interests in our common stock or warrants received after the date of this prospectus from the Selling Stockholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of common stock or warrants or interests in our common stock or warrants on any stock exchange, market or trading facility on which shares of our common stock or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Stockholders may use any one or more of the following methods when disposing of their shares of common stock or warrants or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more underwritten offerings;

•
block trades in which the broker-dealer will attempt to sell the shares of common stock or warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	distributions to their members, partners or shareholders;

•	short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	directly to one or more purchasers;

•	through agents;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares of common stock or warrants at a stipulated price per share or warrant; and

•	a combination of any such methods of sale.
The Selling Stockholders may, from time to time, pledge or grant a security interest in some shares of our common stock or warrants owned by them and, if a Selling Stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of common stock or warrants, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Stockholders to include the pledgee, transferee or other successors in interest as the Selling Stockholders under this prospectus. The Selling Stockholders also may transfer shares of our common stock or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of shares of our common stock or warrants or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock or warrants in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock or warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our common stock or warrants to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our common stock or warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Selling Stockholders from the sale of shares of our common stock or warrants offered by them will be the purchase price of such shares of our common stock or warrants less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our common stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Stockholders.
The Selling Stockholders also may in the future resell a portion of our common stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our common stock or warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our common stock or warrants may be underwriting discounts and commissions under the Securities Act. If any Selling Stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
To the extent required, our common stock or warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
To facilitate the offering of shares of our common stock and warrants offered by the Selling Stockholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of common stock or warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock or warrants by bidding for or purchasing shares of common stock or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of common stock or warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
Under the Registration Rights Agreement, we have agreed to indemnify the Selling Stockholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Stockholders may be required to make with respect thereto. In addition, we and the Selling Stockholders have agreed to indemnify any underwriter against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.
We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses. The Selling Stockholders will pay any underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses relating to the offering.
Selling Stockholders may use this prospectus in connection with resales of shares of our common stock and warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Stockholders, the terms of our common stock or warrants and any material relationships between us and the Selling Stockholders. Selling Stockholders may be deemed to be underwriters under the Securities Act in connection with shares of our common stock or warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Stockholders will receive all the net proceeds from the resale of shares of our common stock or warrants.
A Selling Stockholder that is an entity may elect to make an in-kind
distribution of common stock or warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of common stock or warrants pursuant to the distribution through a registration statement.
At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
We are required to pay all fees and expenses incident to the registration of shares of our common stock and warrants to be offered and sold pursuant to this prospectus, which we expect to be approximately $0.4 million.

LEGAL MATTERS
Latham & Watkins LLP, New York, New York has passed upon the validity of the securities of Ouster offered by this prospectus and certain other legal matters related to this prospectus.
EXPERTS
The financial statements of Ouster, Inc. as of December 31, 2020 and 2019 and for the years then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form
S-1,
including exhibits, under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at www.ouster.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
OUSTER, INC.

Condensed Consolidated Financial Statements:
Condensed Consolidated Balance Sheets as of June 30, 2021 and December 31, 2020	F-43
Condensed Consolidated Statements of Operations and Comprehensive Loss for the Three and Six Months Ended June 30, 2021 and 2020	F-44
Condensed Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Three and Six Months Ended June 30, 2021 and 2020	F-45
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2021 and 2020	F-47
Notes to Condensed Consolidated Financial Statements	F-48

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Ouster, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Ouster, Inc. and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, of changes in redeemable convertible preferred stock and stockholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
San Jose, California
March 12, 2021, except for the effects of the reverse recapitalization discussed in Note 1 to the consolidated financial statements, as to which the date is July 12, 2021
We have served as the Company’s auditor since 2019.

OUSTER, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,
	2019	2020
Assets
Current assets:
Cash and cash equivalents	$16,848	$11,362
Restricted cash, current	276	276
Accounts receivable, net	937	2,327
Inventory, net	2,468	4,817
Prepaid expenses and other current assets	967	2,441

Total current assets	21,496	21,223
Property and equipment, net	10,533	9,731
Operating lease, right-of-use assets	6,549	11,071
Restricted cash, non-current	1,281	1,004
Other non-current assets	—	3,385

Total assets	$39,859	$46,414

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$3,298	$6,894
Accrued and other current liabilities	5,723	4,121
Short-term debt	—	7,130
Operating lease liability, current portion	1,924	2,772
Convertible notes, current portion (at December 31, 2019 related party $8,000)	29,420	—

Total current liabilities	40,365	20,917
Long-term debt	9,729	—
Convertible notes, non-current (at December 31, 2019 related party $3,750)	42,696	—
Operating lease liability, long-term portion	7,318	11,908
Redeemable convertible preferred stock warrant liability	—	49,293
Other non-current liabilities	54	978

Total liabilities	100,162	83,096

Commitments and contingencies (Note 9)
Redeemable convertible preferred stock, $0.00001 par value per share; 4,421,633 and 131,411,372 shares authorized at December 31, 2019 and 2020; 4,384,348 and 88,434,754 shares issued and outstanding at December 31, 2019 and 2020, respectively (aggregate liquidation preference of $40,272 and $41,791 at December 31, 2019 and 2020, respectively)	40,016	39,225

Stockholders’ deficit:
Common stock, $0.00001 par value; 14,063,768 and 210,956,516 shares authorized at December 31, 2019 and December 31, 2020, respectively; 7,902,406 and 33,327,294 issued and outstanding at December 31, 2019 and December 31, 2020, respectively	—	—
Additional paid-in capital	2,320	133,468
Notes receivable from stockholders	(44)	—
Accumulated deficit	(102,595)	(209,375)

Total stockholders’ deficit	(100,319)	(75,907)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$39,859	$46,414

The accompanying notes are an integral part of these consolidated financial statements

OUSTER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except share and per share data)

	Year Ended December 31,
	2019	2020
Revenue
Product revenue	$9,804	$16,886
Service revenue	1,609	2,018

Total revenue	11,413	18,904

Cost of revenue
Cost of product	17,120	17,365
Cost of services	308	26

Total cost of revenue	17,428	17,391

Gross (loss) profit	(6,015)	1,513
Operating expenses:
Research and development	23,297	23,317
Sales and marketing	4,505	8,998
General and administrative	14,546	20,960

Total operating expenses	42,348	53,275

Loss from operations	(48,363)	(51,762)
Other (expense) income:
Interest income	278	24
Interest expense	(3,582)	(2,517)
Other income (expense), net	7	(52,150)

Total other expense, net	(3,297)	(54,643)

Loss before income taxes	(51,660)	(106,405)
Provision for income tax expense	1	375

Net loss and comprehensive loss	$(51,661)	$(106,780)

Net loss per common share, basic and diluted	$(6.99)	$(5.98)
Weighted-average shares used to compute basic and diluted net loss per share	7,390,456	17,858,976
The accompanying notes are an integral part of these consolidated financial statements

OUSTER, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(in thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in-	Notes receivable from	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	stockholders	Deficit	Deficit
Balance — January 1, 2019	4,384,348	$40,016	7,890,521	$—	$897	$—	$(51,133)	$(50,236)
Cumulative-effect adjustment from adoption of ASC 842 (Note 2)	—	—	—	—	—	—	199	199
Issuance of common stock upon exercise of stock options	—	—	8,545	—	51	—	—	51
Issuance of common stock upon vesting of restricted stock awards	—	—	3,340	—	28	—	—	28
Stock-based compensation expense	—	—	—	—	1,293	—	—	1,293
Issuance of notes to stockholders	—	—	—	—	—	(44)	—	(44)
Vesting of early exercised stock options	—	—	—	—	51	—	—	51
Net loss	—	—	—	—	—	—	(51,661)	(51,661)

Balance — December 31, 2019	4,384,348	$40,016	7,902,407	$—	$2,320	$(44)	$(102,595)	$(100,319)

Issuance of common stock upon exercise of stock options	—	—	12,221,363	—	379	—	—	379
Issuance of common stock upon vesting of restricted stock awards	—	—	1,617,264	—	6	—	—	6
Issuance of redeemable convertible preferred stock, net of discount and issuance cost	88,434,754	39,225	—	—	—	—	—	—
Conversion of redeemable convertible preferred stock to common stock	(4,384,348)	(40,016)	4,384,348	—	40,016	—	—	40,016
Conversion of convertible notes to common stock	—	—	7,201,912	—	78,311	—	—	78,311
Stock-based compensation expense	—	—	—	—	12,057	—	—	12,057
Reclassification of a note receivable from a stockholder	—	—	—	—	—	44	—	44
Vesting of early exercised stock options	—	—	—	—	379	—	—	379
Net loss	—	—	—	—	—	—	(106,780)	(106,780)

Balance — December 31, 2020	88,434,754	$39,225	33,327,294	$—	$133,468	$—	$(209,375)	$(75,907)

The accompanying notes are an integral part of these consolidated financial statements

OUSTER, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For The Years Ended December 31,
	2019	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(51,661)	$(106,780)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,032	3,718
Stock-based compensation	1,235	12,057
Services exchanged for common stock	28	—
Change in right-of-use asset	1,291	1,887
Interest expense on convertible debt	2,446	1,030
Amortization of debt issuance costs and debt discount	344	258
Change in fair value of warrant liability	6	48,440
Change in fair value of derivative liability	—	5,308
Gain on extinguishment of tranche right liability	—	(1,610)
Inventory obsolescence impairment	4,764	797
Write-off of property and equipment	555	—
Changes in operating assets and liabilities:
Accounts receivable	(425)	(1,390)
Inventory	(5,380)	(3,146)
Prepaid expenses and other assets	(538)	(1,442)
Accounts payable	2,109	144
Accrued and other liabilities	2,632	(417)
Operating lease liability	375	(971)

Net cash used in operating activities	(40,187)	(42,117)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(7,494)	(3,509)

Net cash used in investing activities	(7,494)	(3,509)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible notes	40,498	—
Proceeds from issuance of debt	10,000	—
Repayment of debt	—	(3,000)
Proceeds from exercise of stock options	7	1,337
Proceeds from issuance of redeemable convertible preferred stock, net off issuance cost of $265	—	41,526

Net cash provided by financing activities	50,505	39,863

Net increase (decrease) in cash, cash equivalents and restricted cash	2,824	(5,763)
Cash, cash equivalents and restricted cash at beginning of period	15,581	18,405

Cash, cash equivalents and restricted cash at end of period	$18,405	$12,642

SUPPLEMENTAL DISCLOSURES OF OPERATING ACTIVITIES:
Cash paid for interest	$792	$1,228

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING INFORMATION:
Property and equipment purchases included in accounts payable and accrued liabilities	$825	$232

Right-of-use assets obtained in exchange for operating lease liability	$3,939	$6,409

Issuance of common stock pursuant to the conversion of convertible notes and accrued interest	$—	$78,311

Conversion of redeemable convertible preferred stock to common stock	$—	$40,016

Deferred transaction costs not yet paid	$—	$3,373

Issuance of warrants per loan agreement amendment	$53	$—

Issuance of common stock on exercise of stock options with notes receivable from stockholders	$44	$—

Reclassification of common stock on exercise of stock options with notes receivable from stockholders	$—	$44

Reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets as of December 31,

	2019	2020
Cash and cash equivalents	$16,848	$11,362
Restricted cash, current	276	276
Restricted cash, non-current	1,281	1,004

Total cash, cash equivalents and restricted cash	$18,405	$12,642

The accompanying notes are an integral part of these consolidated financial statements

OUSTER, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 – Description of Business and Basis of Presentation
Description of Business
Ouster, Inc (the “Company”) was incorporated in the state of Delaware on June 30, 2015. The Company is a leading provider of high-resolution digital lidar sensors that offer advanced 3D vision to machinery, vehicles, robots, and fixed infrastructure assets, allowing each to understand and visualize the surrounding world and ultimately enabling safe operation and ubiquitous autonomy.
Basis of Presentation and Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries (all of which are wholly owned) and have been prepared in conformity with U.S. generally accepted accounting principles (“US GAAP”). The functional currency for the Company is the United States dollar. All intercompany balances and transactions have been eliminated in consolidation.
Going Concern
The accompanying consolidated financial statements have been prepared on a going concern basis. The Company has experienced recurring losses from operations, and negative cash flows from operations. As of December 31, 2020, the Company had an accumulated deficit of approximately $209.4 million. The Company has historically financed its operations primarily through the sale of convertible notes, equity securities, proceeds from debt and, to a lesser extent, cash received from sales. Management expects significant operating losses and negative cash flows from operations to continue for the foreseeable future. The Company may need to raise additional capital in the future. There can be no assurance that, in the event the Company requires additional financing, such financing will be available at terms acceptable to the Company, if at all. Failure to generate sufficient cash flows from operations, raise additional capital and reduce discretionary spending should additional capital not become available could have a material adverse effect on the Company’s ability to achieve its business objectives. The Company has concluded that its cash and cash equivalents as of December 31, 2020 together with the $260 million proceeds from the Merger and related transactions (discussed below) are sufficient for the Company to continue as a going concern for at least one year from the date these financial statements are available for issuance.
Merger Agreement with Colonnade Acquisition Corp. and Beam Merger Sub, Inc.
On December 21, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Colonnade Acquisition Corp., a Cayman Islands exempted company (“CLA”), and Beam Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and subsidiary of CLA. The Company’s board of directors unanimously approved the Company’s entry into the Merger Agreement, and on March 11, 2021, the transactions contemplated by the Merger Agreement were consummated. Pursuant to the terms of the Merger Agreement, (i) CLA domesticated as a corporation incorporated under the laws of the State of Delaware and changed its name to “Ouster, Inc.” (CLA after such domestication and the other transactions contemplated by the Merger Agreement being referred to as “Ouster PubCo”) and (ii) Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger and renamed “Ouster Technologies, Inc.”
As a result of and upon the closing of the transactions contemplated by the Merger Agreement, all outstanding shares of the Company’s capital stock (after giving effect to the exercise in full or termination of all outstanding warrants to purchase the Company’s capital stock in accordance with their terms immediately prior to the effective time of the Merger) as of immediately prior to the effective time of the Merger, and, together with shares of the Company’s common stock reserved in respect of all outstanding options to purchase shares of the

Company’s common stock and all restricted shares of the Company’s common stock outstanding immediately prior to the Merger (collectively, the “Company Awards”), were cancelled in exchange for the right to receive, or the reservation of, shares of Ouster PubCo common stock (at a deemed value of $10.00 per share) or, as applicable, shares underlying awards based on Ouster PubCo common stock, representing a fully-diluted pre-transaction
equity value of the Company of $1.5 billion per the Merger Agreement.
The Merger was accounted for as a reverse recapitalization under generally accepted accounting principles (“GAAP”). Under this method of accounting, CLA is treated as the “acquired” company for financial reporting purposes. This determination is primarily based on Ouster Technologies, Inc. (“OTI”) stockholders comprising a relative majority of the voting power of the Company and having the ability to nominate the members of the board of directors of the Company after the Merger, OTI’s operations prior to the Merger comprising the only ongoing operations of the Company following the Merger, and OTI’s senior management prior to the Merger comprising a majority of the senior management of the Company following the Merger. Accordingly, for accounting purposes, the financial statements of the Company represent a continuation of the financial statements of OTI with the Merger being treated as the equivalent of OTI issuing stock for the net assets of CLA, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Transactions and balances prior to the Merger are those of OTI. The shares and net loss per share available to holders of OTI’s common stock prior to the Merger have been retroactively restated as shares reflecting the exchange ratio established in the Merger Agreement.
Note 2 – Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Items subject to such estimates and assumptions include, but are not limited to, the useful lives of long-lived assets, revenue recognition, sales return reserve, allowances for inventory valuation, the realizability of deferred tax assets, the measurement of stock-based compensation, and the valuation of the Company’s various financial instruments. The Company bases its estimates on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances. On an ongoing basis, the Company evaluates these assumptions, judgments and estimates. Actual results may differ from these estimates.
Due to the novel coronavirus
(“COVID-19”)
pandemic, there is ongoing uncertainty and significant disruption in the global economy and financial markets. The Company is not aware of any specific event or circumstances that would require an update to estimates, judgments or assumptions or a revision to the carrying value of the Company’s assets or liabilities as of the date these financial statements were available to be issued. These estimates, judgments and assumptions may change in the future, as new events occur, or additional information is obtained.
Impact of the
COVID-19
Pandemic
The Company has been actively monitoring the
COVID-19
situation and its impact on the business. In response to the pandemic, numerous state and local jurisdictions have imposed
“shelter-in-place”
orders, quarantines and other restrictions. In the United States, governmental authorities have recommended, and in certain cases required, that elective, specialty and other procedures and appointments, be suspended or canceled. Similarly, in March and December 2020, the governor of California, where the Company’s headquarters are located, issued “stay at home” orders limiting non-essential
activities, travel and business operations. Such orders or restrictions have resulted in reduced operations at the Company’s headquarters (including its manufacturing facility), work stoppages, slowdowns and delays, travel restrictions and cancellation of events and have restricted the efforts of the Company’s sales representatives, thereby significantly and negatively impacting the Company’s operations. These orders and restrictions have significantly decreased the number of procedures performed using the Company’s products and otherwise negatively impacted sales and operations.

The full extent to which the
COVID-19
pandemic will directly or indirectly impact our business, results of operations and financial condition, including sales, expenses, reserves and allowances, manufacturing, research and development costs and employee-related amounts, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning
COVID-19
and the actions taken to contain it or treat
COVID-19,
as well as the economic impact on local, regional, national and international customers and markets.
Foreign Currencies
The functional currency of the Company and its subsidiaries is the U.S. dollar. Accordingly,
non-U.S.
dollar denominated monetary assets and liabilities are
re-measured
into U.S. dollars at the exchange rates in effect at the reporting date, non-monetary
assets and liabilities are recorded at historical rates, and revenue and expenses are recorded at average exchange rates in effect during each reporting period. Foreign currency transaction gains and losses are recorded in other income (expense), net in the consolidated statements of operations and comprehensive loss.
Net loss per common share
The Company follows the
two-class
method when computing net loss per common share. The
two-class
method determines net loss per common share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class
method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.
Basic net loss per common share attributable to common stockholders is computed by dividing the net loss by the weighted average number of common shares outstanding for the period. Diluted net loss attributable to common stockholders is computed by adjusting net loss attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net loss per common share attributable to common stockholders is computed by dividing the diluted net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, including potential dilutive common shares assuming the dilutive effect of common stock equivalents.
The Company’s redeemable convertible preferred stock contractually entitles the holders of such shares to participate in dividends but does not contractually require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss, such losses are not allocated to such participating securities. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per common share attributable to common stockholders is the same as basic net loss per common share attributable to common stockholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported a net loss attributable to common stockholders for the years ended December 31, 2019 and 2020.
Comprehensive Loss
Comprehensive loss is comprised of net loss and other comprehensive income (loss). The Company has no components of other comprehensive loss. Therefore, net loss equals comprehensive loss for all periods presented and, accordingly, the Consolidated Statements of Comprehensive Loss is not presented in a separate statement.
Segment Information
The Company operates as one reportable and operating segment, which relates to the sale of lidar sensor kits. The Company’s chief operating decision maker is its chief executive officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance and allocating resources.

Revenue Recognition
Effective January 1, 2019, the Company adopted Accounting Standards Update (ASU)
No. 2014-09,
Revenue from Contracts with Customers and the related amendments (collectively, ASC 606) using the modified retrospective method. ASC 606 was applied to all uncompleted contracts as of the date of adoption. Revenue recognition under the new standard did not have a material impact on the consolidated balance sheet, consolidated statement of operations and comprehensive loss, or consolidated statement of cash flows. There was no cumulative impact of the adoption of ASC 606 for all contracts not completed as of the date of initial application.
In accordance with ASC 606, revenue is recognized when a customer obtains control of promised products or services. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for these products or services. To achieve the core principle of this standard, the Company performs the following five steps:
1) Identify the contract with a customer
The Company considers the terms and conditions of revenue contracts and its customary business practices in identifying contracts under ASC 606. It is determined that a contract with a customer exists when the contract is approved, each party’s rights regarding the product or services to be transferred and the payment terms for the product or services can be identified, it is determined that the customer has the ability and intent to pay and the contract has commercial substance. The Company applies judgement in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience or, in the case of a new customer, credit and financial information pertaining to the customer.
2) Identify the performance obligations in the contract
Performance obligations promised in a contract are identified based on the product or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the product or service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the product or services is separately identifiable from other promises in the contract. The Company’s performance obligations consist of (i) sale of lidar sensor kits and (ii) product development and validation services.
3) Determine the transaction price
The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring product or services to the customer. Variable consideration is included in the transaction price if the Company judges that it is probable that a significant future reversal of cumulative revenue under the contract will not occur. The Company does not have a material amount of variable consideration in its agreements with customers. None of the Company’s contracts contain a significant financing component. All taxes assessed by a governmental authority on a specific revenue-producing transaction collected by the Company from a customer are excluded from the transaction price.
4) Allocate the transaction price to performance obligations in the contract
If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price (“SSP”). In 2020 and 2019 the Company did not have a material volume of contracts that required the allocation of transaction price to multiple performance obligations.
5) Recognize revenue when or as the Company satisfies a performance obligation
Revenue is recognized at the time the related performance obligation is satisfied by transferring the promised product or service to a customer. Revenue is recognized when control of products or services is transferred to customers, in an amount that reflects the consideration that the Company expects to receive in exchange for those products or services. The Company generates all of its revenue from contracts with customers and applies judgment in identifying and evaluating any terms and conditions in contracts which may impact revenue recognition.
Nature of Products and Services and Revenue Recognition
The majority of the Company’s revenue comes from product sales of lidar sensor kits to customers. Revenue is recognized at a point in time when control of the goods is transferred to the customer, generally occurring upon shipment. Product sales to certain customers may require customer acceptance due to performance acceptance criteria that is considered more than a formality. For these product sales, revenue is recognized upon the expiration of the customer acceptance period. Amounts billed to customers related to shipping and handling are classified as revenue, and the Company has elected to recognize the cost of shipping activities that occur after control has transferred to the customer as a fulfillment cost rather than a separate performance obligation. All related shipping costs are accrued and recognized within cost of revenue when the related revenue is recognized. Taxes collected from customers and remitted to governmental authorities are excluded from revenue on the net basis of accounting. Accounts receivable are due under normal trade terms, typically three months or less. Revenue from sale of lidar sensor kits, which are recognized at a point in time, was approximately $9.8 million and $16.9 million in 2019 and 2020, respectively.
The Company’s services revenue consists primarily of various lidar product development and validation services. These development arrangements include various combinations of products and services. The obligation to provide services is generally satisfied over time, with the customer simultaneously receiving and consuming the benefits as the Company satisfies its performance obligations. For these service projects, the Company bills and recognizes revenue as the services are performed. For these arrangements, control is transferred to the customer as the Company’s inputs incurred to complete the project; therefore, revenue is recognized over the service period with the measure of progress using the input method based on labor costs incurred to total labor cost
(cost-to-cost)
as the services are provided. Revenue from services in development arrangements that were recognized over time was approximately $1.6 million and $2.0 million in 2019 and 2020, respectively.
Arrangements with Multiple Performance Obligations
When a contract involves multiple performance obligations, the Company accounts for individual products and services separately if the customer can benefit from the product or service on its own or with other resources that are readily available to the customer and the product or service is separately identifiable from other promises in the arrangement. The consideration is allocated between separate performance obligations in proportion to their estimated standalone selling price. The standalone selling price reflects the price the Company would charge for a specific product or service if it were sold separately in similar circumstances and to similar customers.
The Company provides standard product warranties for a term of typically one year to ensure that its lidar sensors comply with agreed-upon specifications. Standard warranties are considered to be assurance type warranties and are not accounted for as separate performance obligations.
Costs to obtain a contract
The Company expenses the incremental costs of obtaining a contract when incurred because the amortization period for these costs would be less than one year. These costs primarily relate to sales commissions and are expensed as incurred in sales and marketing expense in the Company’s consolidated statements of operations and comprehensive loss. The expense for the year ended December 31, 2020 was $0.3 million. No commission plan was in place and no expense was recognized for 2019.

Right of return
The Company’s general terms and conditions for its contracts do not contain a right of return that allows the customer to return products and receive a credit, however it has in practice permitted returns of its sensor kits in limited circumstances up to six months after purchase. Allowances for sales returns, which reduce revenue, are estimated using historical experience and were immaterial as of December 31, 2019 and 2020. Actual returns in subsequent periods have been consistent with estimated amounts.
Remaining performance obligations
Revenue allocated to remaining performance obligations represents the transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied. It includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods and does not include contracts where the customer is not committed. The customer is not considered committed where they are able to terminate for convenience without payment of a substantive penalty under the contract. Additionally, as a practical expedient, the Company has not disclosed the value of unsatisfied performance obligations for contracts with an original expected length of one year or less. The deferred revenue balance represents the remaining performance obligations for contracts with an original duration of greater than one year. For the years ended December 31, 2019 and 2020 the Company recognized less than $0.1 million and $0.5 million of revenue that was deferred as of December 31, 2018 and 2019, respectively. All of the deferred revenue balance at December 31, 2020 is expected to be recognized over the next year.
Significant financing component
In certain arrangements, the Company receives payment from a customer either before or after the performance obligation has been satisfied. The expected timing difference between the payment and satisfaction of performance obligations for the vast majority of the Company’s contracts is one year or less; therefore, the Company applies a practical expedient and does not consider the effects of the time value of money. The Company’s contracts with customer prepayment terms do not include a significant financing component because the primary purpose is not to receive financing from the customers.
Contract modifications
The Company may modify contracts to offer customers additional products or services. Each of the additional products and services are generally considered distinct from those products or services transferred to the customer before the modification. The Company evaluates whether the contract price for the additional products and services reflects the standalone selling price as adjusted for facts and circumstances applicable to that contract. In these cases, the Company accounts for the additional products or services as a separate contract. In other cases where the pricing in the modification does not reflect the standalone selling price as adjusted for facts and circumstances applicable to that contract, the Company accounts for the additional products or services as part of the existing contract primarily on a prospective basis.
Judgments and estimates
Accounting for contracts recognized over time under ASC 606 involves the use of various techniques to estimate total contract revenue and costs. Due to uncertainties inherent in the estimation process, it is possible that estimates of costs to complete a performance obligation will be revised in the near-term. The Company reviews and updates its contract-related estimates regularly, and records adjustments as needed. For those performance obligations for which revenue is recognized using a cost-to-
cost input method, changes in total estimated costs, and related progress towards complete satisfaction of the performance obligation, are recognized on a cumulative catch-up
basis in the period in which the revisions to the estimates are made.

Deferred revenue
Deferred revenue primarily represents contract liabilities for the Company’s obligation to transfer products or services to customers for which the Company has received consideration but has not fulfilled its performance obligations as of the balance sheet date. The Company included deferred revenue within accrued and other current liabilities on the consolidated balance sheets. Deferred revenue was $0.5 million and less than $0.1 million as of December 31, 2019 and 2020, respectively, relating primarily to the development and validation services.
The Company had no contract assets as of December 31, 2019 or 2020.
Disaggregation of Revenues
The following table presents total revenues by geographic area based on the location products were shipped to and services provided (in thousands):

	Year ended December 31,
	2019	2020
United States	$7,035	$8,328
Americas, excluding United States	361	436
Europe, Middle East and Africa	2,368	5,870
Asia and Pacific	1,649	4,270

Total	$11,413	$18,904

Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents consist of cash deposited with banks and a money market account.
Restricted Cash
Restricted cash consists of certificates of deposit held by a bank as security for outstanding letters of credit. The Company had a restricted cash balance of $1.6 million and $1.3 million as of December 31, 2019 and 2020, respectively, which has been excluded from the Company’s cash and cash equivalents balances. The Company presented $0.3 million of the total amount of restricted cash within current assets on the consolidated balance sheets as of December 31, 2019 and 2020. The remaining restricted cash balance of $1.3 million and $1.0 million is included in non-current
assets on the consolidated balance sheets as of December 31, 2019 and 2020, respectively. In connection with the Silicon Valley Bank loan and security agreement, the Company is required to maintain a cash collateral bank account as a lockbox for depositing customer payments to the extent there are any outstanding borrowings. At December 31, 2020, the cash collateral bank account had $0 balance and there were no outstanding borrowings (refer to Note 6).
Accounts Receivable
Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Accounts receivable are reduced by an allowance for doubtful accounts, which is the Company’s best estimate of the amount of credit losses inherent in its existing accounts receivable. In establishing the required allowance, the Company considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. The Company writes off accounts receivable against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Changes in the Company’s allowance for doubtful accounts were as follows (in thousands):

	Year Ended December 31, 2019	Year Ended December 31, 2020
Beginning balance	$—	$117
Provisions	169	67
Uncollectible accounts written off, net of recoveries	(52)	(56)

Ending balance	$117	$128

Inventory
Inventory consists principally of raw materials,
work-in-process,
and finished goods and is stated at the lower of cost or estimated net realizable value. Costs are computed under the standard cost method, which approximates actual costs determined on the first-in,
first-out
basis. The Company charges cost of revenue for write-downs of inventories which are obsolete or in excess of anticipated demand based on purchase commitments, production needed to fulfil the warranty obligations, consideration of product marketability and product development plans, historical revenue and assumptions about future demand and market conditions. Changes in the Company’s allowance for excess and obsolete inventory were as follows (in thousands):

	Year Ended December 31, 2019	Year Ended December 31, 2020
Beginning balance	$1,676	$6,440
Charged to cost of revenue	8,875	797
Direct write off	(4,111)	(4,538)

Ending balance	$6,440	$2,699

Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation and amortization are removed from the accounts and resulting gain or loss is reflected in the consolidated statement of income. Depreciation is computed using the straight-line method over the estimated useful lives of the assets (see Note 4).
Impairment of Long-Lived Assets
The Company evaluates events and changes in circumstances that could indicate carrying amounts of long-lived assets, including intangible assets, may not be recoverable. When such events or changes in circumstances occur, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future undiscounted cash flows is less than the carrying amount of those assets, the Company records an impairment charge in the period in which such determination is made. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. There were no triggering events identified because of
COVID-19.
The Company has not identified any such impairment losses to date.
Redeemable Convertible Preferred Stock
The Company records redeemable convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs. The redeemable convertible preferred stock is recorded outside of permanent equity because while it is not mandatorily redeemable, in the event of certain events considered not solely within the Company’s control, such as a merger, acquisition or sale of all or substantially all of the Company’s assets (each, a “deemed liquidation event”), the redeemable convertible preferred stock will become redeemable at the option of the holders of such shares. The Company has not adjusted the carrying values of the redeemable convertible preferred stock to the liquidation preferences of such shares because it is not probable that a deemed liquidation event would occur that would obligate the Company to pay the liquidation preferences to holders of shares of redeemable convertible preferred stock.
Series A Redeemable Convertible Preferred Stock Warrant Liability
The Company’s redeemable convertible preferred stock warrants are accounted for as a liability as the underlying redeemable convertible preferred stock is contingently redeemable and may obligate the Company to transfer assets to the holders at a future date upon occurrence of a deemed liquidation event. The warrants are recorded at fair value upon issuance and are subject to remeasurement to fair value at each balance sheet date, with any changes in fair value recognized in the consolidated statements of operations and comprehensive loss. The Company will continue to adjust the warrant liability for changes in fair value until the earlier of the exercise or expiration of the redeemable convertible preferred stock warrants, occurrence of a deemed liquidation event or conversion of redeemable convertible preferred stock into common stock.
If all outstanding shares of the series of redeemable convertible preferred stock for which the redeemable convertible preferred stock warrants are exercisable are converted to shares of common stock or any other security in connection with a qualified initial public offering (a “Qualified IPO”) or otherwise, then thereafter (a) the redeemable convertible preferred stock warrants shall become exercisable for such number of shares of common stock or such other security as is equal to the number of shares of common stock or such other security that each share of redeemable convertible preferred stock was converted into, multiplied by the number of shares subject to the redeemable convertible preferred stock warrants immediately prior to such conversion, and (b) the exercise price of the redeemable convertible preferred stock warrants shall automatically be adjusted to equal to the number obtained by dividing (1) the aggregate exercise price for which the redeemable convertible preferred stock warrants were exercisable immediately prior to such conversion by (2) the number of shares of common stock or such other security for which the redeemable convertible preferred stock warrants are exercisable immediately after such conversion. A Qualified IPO is defined as the Company’s first sale of common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, at a per share public offering price (prior to underwriter commissions and expenses) of at least $33.9474 (as adjusted for stock splits, combinations, dividends and the like) and that results in aggregate gross cash proceeds to the Company of an amount equal to or greater than $75.0 million (net of underwriting discounts, commissions and expenses). The company will re-evaluate
the classification of the warrants upon modification into common stock warrants.
Concentrations of credit risk
Financial instruments that potentially subject the Company to credit risk consist primarily of cash, cash equivalents, and restricted cash, and accounts receivable. Cash, cash equivalents and restricted cash are deposited with federally insured commercial banks in the United States and at times cash balances may be in excess of federal insurance limits. The Company generally does not require collateral or other security deposits for accounts receivable.
To reduce credit risk, the Company considers customer creditworthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms when determining the collectability of specific customer accounts. Past due balances over 90 days and other higher risk amounts are reviewed individually for collectability. Based on management’s assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to valuation allowance. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.

Accounts receivable from the Company’s major customers representing 10% or more of total accounts receivable was as follows:

	December 31, 2019	December 31, 2020
Customer A	10%	*
Customer B	21%	*
Customer C	*	13%
Customer D	*	23%
* Customer accounted for less than
10
% of total accounts receivable in the period.
Revenue from customer E accounted for approximately 22% and 11% of total revenue during the years ended December 31, 2019 and 2020, respectively.
Concentrations of supplier risk
One supplier accounted for approximately 12% of total purchases during the year ended December 31, 2019 and there were no suppliers that accounted for more than 10% of total accounts payable balance as of December 31, 2019. One supplier accounted for approximately 15% of total purchases during the year ended December 31, 2020 and accounted for 23% of total accounts payable balance as of December 31, 2020.
Research and development
Expenditures incurred in the research and development of new products and enhancements to existing products are charged to expense as incurred. Research and development costs include, but are not limited to payroll and personnel expenses, laboratory supplies, prototype materials consumed during product development and the inventory materials consumed during pilot manufacturing runs, and consulting costs.
Deferred transaction costs
The Company capitalizes certain legal, accounting and other third-party fees that are directly related to the Company’s in-process
equity financings, including the merger with Colonnade Acquisition Corp, until such financings are consummated. After consummation of the equity financing, these costs will be recorded as a reduction of the proceeds received as a result of the equity financing. In the event that a planned equity financing does not occur or is significantly delayed, all related deferred offering costs are expensed immediately within the Company’s consolidated statements of operations and comprehensive loss. The Company capitalized $3.4 million of costs related to the merger with Colonnade Acquisition Corp. at December 31, 2020 and $0 at December 31, 2019 (included in other non-current
assets in the consolidated balance sheets).
Stock-based compensation
The Company measures and recognizes stock-based compensation expense for stock-based awards granted to employees, directors, and consultants over the requisite service periods based on the estimated grant date fair value, which for options is using the Black-Scholes-Merton option pricing model using the following variables:

•
Common Stock Valuation
– The fair value of the shares of common stock underlying the Company’s stock-based awards has historically been determined by management and approved by the Board of Directors. Because there has been no public market for the Company’s common stock, the Board of Directors has determined the fair value of the common stock at the time of grant of the option by considering a number of objective and subjective factors, including contemporaneous valuations performed by an unrelated third-party specialist, valuations of comparable public companies, operating and financial performance, the lack of liquidity of capital stock, and general and industry-specific economic outlook. Valuations performed by the third-party valuation specialist used methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (“AICPA” Accounting and Valuation Guide). In relation to options, the Board intends all options granted to be exercisable at a price per share not less than the per share fair value of the common stock underlying those options on the date of grant.

•
Expected Term
– The expected term represents the period that the Company’s stock-based awards are expected to be outstanding and is determined using the simplified method, which deems the term to be the average of the time to vesting and the contractual life of the options.

•
Expected Volatility
– Since the Company’s shares are not publicly traded, expected volatility is based on the historical volatility for the period commensurate with the expected term of the awards for a peer group of comparable companies with publicly traded shares.

•	Expected Dividends – The Company does not currently pay cash dividends on its common stock and does not anticipate doing so in the foreseeable future. Accordingly, the expected dividend yield is 0%.

•	Risk-Free Interest Rate – The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.
The fair values of the restricted stock awards were determined based on the fair value of the Company’s common stock on the grant date. The Company recognizes stock-based compensation expense over the requisite service period. Forfeitures are accounted for as they occur. The Company’s policy for issuing stock upon stock option exercise is to issue new common stock.
Employee loan notes for purchase of common stock
Certain executives and employees of the Company exercised stock options early or purchased stock in exchange for promissory notes. These notes were secured by the underlying shares purchased (the notes are 50% recourse and 50%
non-recourse)
and the Company has the right to repurchase such unvested shares upon employee termination at the original issuance price. The Company has accounted for the notes as non-recourse
in their entirety and has not recorded the notes in the consolidated financial statements as the Company did not consider the recourse rights to be substantive.
Income taxes
Deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities and net operating loss (NOL) and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Due to its history of operating losses, the Company has recorded a full valuation allowance against its deferred tax assets as each of December 31, 2019 and 2020.
The Company accounts for uncertainty in income taxes using a two-step
approach to recognize and measure uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of the related appeals or litigation processes, if any. The Company classifies any liabilities for unrecognized tax benefits as current to the extent that the Company anticipates payment of cash within one year. Interest and penalties related to uncertain tax positions are recognized in the provision for income taxes.
Recently Adopted Accounting Pronouncements
In February 2016, the FASB issued ASC 842, Leases, a new standard requiring lessees to recognize operating and finance lease liabilities on the balance sheet, as well as corresponding right-of-use (“ROU”)
assets. This standard

also made some changes to lessor accounting and aligns key aspects of the lessor accounting model with the revenue recognition standard. In addition, disclosures are required to enable users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. ASC 842 requires adoption using the modified retrospective approach, with the option of applying the requirements of the standard either i) retrospectively to each prior comparative reporting period presented, or ii) retrospectively at the beginning of the period of adoption. The new standard also eliminates the previous build-to-suit lease
accounting guidance, which results in the derecognition
of build-to-suit assets
and liabilities that remained on the balance sheet as of the ASC 842 adoption date. The Company adopted ASC 842 on January 1, 2019 on a modified retrospective basis, reflecting an immaterial cumulative effect as an adjustment to retained earnings. The Company elected the permitted practical expedients not to reassess the following related to leases that commenced before the effective date of ASC 842: (i) whether any expired or existing contracts contain leases; (ii) the lease classification for any expired or existing leases; and (iii) initial direct costs for any existing leases. The Company also elected the practical expedient to use hindsight in determining lease term and assessment of impairment of right of use assets.
The new standard also provides certain accounting elections for an entity’s ongoing accounting. The Company elected the short-term lease recognition exemption for all leases that qualify. This means that, for those leases that qualify, the Company will not recognize ROU assets or lease liabilities for leases with an initial lease term of one year or less. The Company also elected to not separate lease and nonlease components for its building leases. The nonlease components are generally variable in nature and are expected to represent most of the Company’s variable lease costs. Variable costs are expensed as incurred. The Company determines whether an arrangement is a lease, or contains a lease, at inception.
For the purpose of the adoption of ASC 842, the Company also performed an evaluation of its other contracts with customers and suppliers in accordance with ASC 842 and determined that, except for the leases described in Note 9, “Commitments and Contingencies”, none of the Company’s contracts contain a lease.
In June 2018, the FASB issued ASU
2018-07,
Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, to align the measurement and classification guidance for share-based payments to nonemployees with the guidance for share-based payments to employees, with certain exceptions. This guidance is effective for the Company for fiscal years beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020. The Company adopted this guidance on January 1, 2020, using the modified retrospective approach, with an immaterial impact upon adoption.
In August 2018, the FASB issued ASU
2018-13,
Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (“ASU
2018-13”).
ASU
2018-13
has eliminated, amended, and added disclosure requirements for fair value measurements. Entities will no longer be required to disclose the amount of, and reasons for, transfers between Level 1 and Level 2 of the fair value hierarchy, the policy of timing of transfers between levels of the fair value hierarchy and the valuation processes for Level 3 fair value measurements. Companies will be required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. ASU
2018-13
is effective for annual and interim periods beginning after December 15, 2019. Early adoption is permitted. The Company adopted this new guidance as of January 1, 2020, which did not have a material impact on its consolidated financial statements and related disclosures.
Recently Issued Accounting Pronouncements not yet adopted
In June 2016, the FASB issued ASU
2016-13,
Financial Instruments—Credit Losses (Topic 326), to introduce a new impairment model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses (“ECL”). Under the new model, an entity is required to estimate ECL on available-for-sale
(AFS) debt securities only when the fair value is below the amortized cost of the asset and is no longer based on an impairment being “other-than-temporary”. The new model also requires the impairment calculation on an individual security level and requires an entity to use the present value of cash flows when estimating the ECL.

The credit-related losses are required to be recognized through earnings and non-credit
related losses are reported in other comprehensive income. The ASU will be effective for fiscal years beginning after December 15, 2022. The new guidance will require modified retrospective application to all outstanding instruments, with a cumulative effect adjustment recorded to opening retained earnings as of the beginning of the first period in which the guidance becomes effective. The Company does not believe the adoption of this new guidance will have a material impact on its consolidated financial statements.
In August 2018, the FASB issued ASU
2018-15,
Intangibles-Goodwill and
Other-Internal-Use
Software (Subtopic
350-40):
Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use
software. This ASU is effective for the Company for fiscal years beginning after December 15, 2020 and interim periods within annual periods beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the effect of the guidance on its consolidated financial statements and disclosures.
In December 2019, the FASB issued ASU
No. 2019-12,
Income Taxes. ASU
2019-12
simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and by improving consistent application of other areas of Topic 740. The new standard is effective for the Company for annual periods beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the effect of the guidance on its consolidated financial statements and disclosures.
In March 2020, the FASB issued ASU
No. 2020-04,
Reference Rate Reform (Topic 848). The amendments in ASU
2020-04
provide optional expedients and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. Subsequently, in January 2021, the FASB issued ASU
No. 2021-01,
Reference Rate Reform (Topic 848), which presents amendments to clarify that certain optional expedients and exceptions in Topic 848 for contract modifications and hedge accounting apply to derivatives that are affected by the discounting transition. The guidance in both ASUs is effective for all entities as of March 12, 2020 through December 31, 2022. An entity may elect to apply the amendments for contract modifications by Topic or Industry Subtopic as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from the date that the financial statements are available to be issued. Once elected for a Topic or an Industry Subtopic, the amendments must be applied prospectively for all eligible contract modifications for that Topic or Industry Subtopic. The Company will elect to apply the ASUs as its contracts referenced in London Interbank Offered Rate (“LIBOR”) are impacted by reference rate reform. The Company is currently evaluating the effect of the guidance on its consolidated financial statements and disclosures.
In August 2020, the FASB issued ASU
No. 2020-06,
Debt – Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU
2020-06).
ASU
2020-06
simplifies the accounting for convertible debt and convertible preferred stock by removing the requirements to separately present certain conversion features in equity. In addition, the amendments in the ASU also simplify the guidance in ASC
815-40,
Derivatives and Hedging: Contracts in Entity’s Own Equity, by removing certain criteria that must be satisfied in order to classify a contract as equity, which is expected to decrease the number of freestanding instruments and embedded derivatives accounted for as assets or liabilities. Finally, the amendments revise the guidance on calculating earnings per share, requiring use of the if-converted
method for all convertible instruments and rescinding an entity’s ability to rebut the presumption of share settlement for instruments that may be settled in cash or other assets. The new standard is effective for the Company for annual periods beginning December 15, 2023. The Company is currently evaluating the impact of the adoption of this ASU on the Company’s consolidated financial statements.

Note 3. Fair Value of Financial Instruments
The Company applies the fair value measurement accounting standard whenever other accounting pronouncements require or permit fair value measurements. Fair value is defined in the accounting standard as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources, while unobservable inputs reflect a reporting entity’s pricing based upon their own market assumptions. The fair value hierarchy consists of the following three levels:

•	Level I - Quoted prices for identical instruments in active markets.

•
Level II - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level III - Instruments whose significant value drivers are unobservable.
The Company’s Level 3 liabilities consist of the redeemable convertible preferred stock warrant liability. The determination of the fair values of warrant liability is discussed in Note 7.
The following table provides information by level for the Company’s assets and liabilities that were measured at fair value on a recurring basis (in thousands):

	December 31, 2019
	Level 1	Level 2	Level 3	Total
Assets
Money market funds	$15,411	$—	$—	$15,411

Total financial assets	$15,411	$—	$—	$15,411

Liabilities
Redeemable convertible preferred stock warrant liability	$—	$—	$162	$162
Derivative liability	$—	$—	$—	$—

Total financial liabilities	$—	$—	$162	$162

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Money market funds	$10,493	$—	$—	$10,493

Total financial assets	$10,493	$—	$—	$10,493

Liabilities
Redeemable convertible preferred stock warrant liability	$—	$—	$49,293	$49,293

Total financial liabilities	$—	$—	$49,293	$49,293

Money market funds are included within Level 1 of the fair value hierarchy because they are valued using quoted market prices.
The fair value of the redeemable convertible preferred stock warrant liability is based on significant unobservable inputs, which represent Level 3 measurements within the fair value hierarchy. In determining the fair value of the redeemable convertible preferred stock warrant liability, the Company used the Black-Scholes option pricing model to estimate the fair value using unobservable inputs including the expected term, expected volatility, risk-free interest rate and dividend yield (see Note 7).
The following table presents a summary of the changes in the fair value of the Company’s Level 3 financial instruments (in thousands):

	Redeemable Convertible Preferred Stock Warrant Liability	Redeemable Convertible Preferred Stock Tranche Liability	Derivative liability
Fair value as of January 1, 2019	$(115)	$—	$—
Recognition of preferred stock warrant liability upon subsequent issuance of warrants	(53)	—	—
Change in the fair value included in other income (expense), net	6	—	—

Fair value as of December 31, 2019	(162)	—	—
Recognition of preferred stock warrant and tranche liability upon issuance	(691)	(1,610)	—
Change in the fair value included in other income (expense), net	(48,440)	—	(5,308)
Extinguishment of derivative liability upon conversion of convertible notes			5,308
Settlement of redeemable convertible preferred stock tranche liability due to the issuance of Series B redeemable convertible preferred stock, included in other income (expense), net	—	1,610	—

Fair value as of December 31, 2020	$(49,293)	$—	$—

Disclosure of Fair Values
Our financial instruments that are not
re-measured
at fair value include accounts receivable, accounts payable, accrued and other current liabilities, convertible notes and debt. The carrying values of these financial instruments approximate their fair values.
Note 4. Balance Sheet Components
Cash and Cash Equivalents
The Company’s cash and cash equivalents consist of the following (in thousands):

	December 31,
	2019	2020
Cash	$1,361	$869
Cash equivalents:
Money market funds	15,411	10,493
Deposits	76	—

Total cash and cash equivalents	$16,848	$11,362

Inventory
Inventory, consisting of material, direct and indirect labor, and manufacturing overhead, consists of the following (in thousands):

	December 31,
	2019	2020
Raw materials	$637	$1,376
Work in process	1,372	1,249
Finished goods	459	2,192

Total inventory	$2,468	$4,817

Total inventory balance as of December 31, 2019 and 2020 incl
u
des a write down of $6.4 million and $2.7 million, respectively, for obsolete, scrap, or returned inventory. During the years ended December 31, 2019 and 2020, $4.8 million and $0.8 million of inventory write offs were charged to cost of revenue and included in the write down balance as of December 31, 2019 and 2020.
Prepaid expenses and other current assets
Prepaid expenses and other current assets consist of the following (in thousands):

	December 31,
	2019	2020
Prepaid expenses	$967	$900
Security deposit	—	20
Receivable from contract manufacturer	—	1,521

Total prepaid and other current assets	$967	$2,441

Property and Equipment, net
Property and equipment consists of the following (in thousands):

		December 31,
	Estimated Useful Life (in years)	2019	2020
Machinery and equipment	3	$2,683	$5,084
Computer equipment	3	410	456
Automotive and vehicle hardware	5	93	93
Software	3	104	104
Furniture and fixtures	7	721	721
Leasehold improvements	Shorter of useful life or lease term	8,863	9,265

		12,874	15,723
Less: Accumulated depreciation		(2,341)	(5,992)

Property and equipment, net		$10,533	$9,731

Depreciation expense associated with property and equipment was $2.0 million and $3.7 million in the years ended December 31, 2019 and 2020, respectively. As of December 31, 2020 the Company had tangible assets of $1.3 million held in Thailand and the remainder were in the U.S. Tangible assets outside the U.S. as of December 31, 2019 were not material.

Accrued and Other Current Liabilities
Accrued and other current liabilities consist of the following (in thousands):

	December 31,
	2019	2020
Customer deposits	1,555	71
Accrued compensation	1,152	1,618
Uninvoiced receipts	2,254	1,947
Other	762	485

Total accrued and other current liabilities	$5,723	$4,121

Note 5. Convertible Notes Payable
2018 Convertible Notes
During the period from August 2018 through April 2019, the Company issued convertible promissory notes to certain Investors (“2018 Investors”), with an aggregate principal amount of $40.3 million (“2018 Convertible Notes”). The Company received consideration of $40.0 million, net of debt issuance costs of $0.3 million. The 2018 Convertible Notes shall be payable anytime on or after two years from the respective issuance dates upon demand of the 2018 Investors holding at least 60% of the outstanding principal of the 2018 Convertible Notes or at the Company’s option with 10 days’ notice to the 2018 Investors, and carry interest at 5% per annum which in addition to the notes is payment in kind. The notes and all accrued but unpaid interest are automatically convertible into shares of the Company’s common stock in the event of qualified financing (defined with respect to the 2018 Convertible Notes as a sale by the Company of shares of its capital stock for aggregate gross proceeds of at least $5 million) and convertible in the event of non-qualified
financing (defined with respect to the 2018 Convertible Notes as a sale by the Company of shares of its capital stock for aggregate gross proceeds of less than $5 million) or change of control at the option of the majority of 2018 Investors at a conversion price equal to the lesser of (i) $400 million divided by the number of shares of the Company’s common stock outstanding immediately prior to the respective events, assuming conversion or exercise of all securities convertible into common stock and (ii) the price per share of its capital stock paid in the applicable transaction (qualified financing, non-qualified
financing, or change of control).
All of the 2018 Convertible Notes were converted to common stock in April 2020 as part of Series B redeemable convertible preferred stock financing. The 2018 Convertible Notes consisted of the following (in thousands):

	Year Ended December 31,
	2019	2020
2018 Convertible notes, principal	$40,250	$—
Accrued interest	2,319	—
Less: unamortized debt issuance cost	(118)	—

2018 Convertible notes, net	$42,451	$—

For the years ended December 31, 2019 and 2020, the Company recognized interest expense of $2.1 million and $0.6 million and amortization of debt discount issuance costs, included in interest expense, of less than $0.1 million and $0.1 million, respectively, related to the 2018 Convertible Notes.
On April 3, 2020, $40.2 million of principal and $2.8 million of accrued interest of the 2018 Notes were converted to 3,005,762 shares of common stock at a conversion price of $14.33 per share. The Notes were converted to common stock outside of the original contract terms. The holders of 2018 Convertible Notes issued consents to amend the terms of the notes to provide for conversion to common stock before maturity, including a newly negotiated issuance price to affect the conversion in order to raise additional financing. The Company accounted for the transaction as a troubled debt restructuring as a result of satisfying the below criteria:

•	The Company’s challenges associated with the financing efforts of its operations at the time of the convertible notes exchange.

•	The holders of the convertible notes completed the exchange for a value lower than the face amount of the notes. As a result, the Company concluded a concession was granted to the Company.
The convertible notes exchange resulted in a gain of approximately $42.5 million, which resulted in a credit to additional paid-in
capital as this transaction was with related parties.
2019 Convertible Notes
During the period from September through November 2019, the Company issued convertible promissory notes to certain Investors (“2019 Investors”), with an aggregate principal amount of $29.3 million (“2019 Convertible Notes”).
The Company received consideration of $29.2 million, net of debt issuance costs of $0.1 million. The 2019 Convertible Notes were to be payable anytime on or after September 18, 2021 upon demand by consent of the 2019 Investors holding at least 60% of the outstanding principal of the 2019 Convertible Notes or at the Company’s option with 10 days’ notice to the 2019 Investors, and carry interest at 5% per annum which in addition to the notes is payable at maturity. The 2019 Convertible Notes and all accrued but unpaid interest were automatically convertible into shares of the Company’s common stock in the event of qualified financing and convertible in the event of non-qualified
financing (defined with respect to the 2019 Convertible Notes as a sale by the Company of shares of its capital stock for aggregate gross proceeds of less than $20 million) or change of control at the option of the majority of 2019 investors at a conversion price determined as the lesser of (i) a ratio of $300 million and the number of shares of the Company’s common stock outstanding immediately prior to the respective events, assuming conversion or exercise of all securities convertible into common stock and (ii) 85% of the price per share of its capital stock paid in the applicable transaction (qualified financing, non-qualified
financing, or change of control).
2019 Convertible Notes contain embedded features that provide the lenders with multiple settlement alternatives. Certain of these settlement features provide the lenders a right to a fixed number of the Company’s shares upon conversion of the notes (the “conversion option”). Other settlement features provide the lenders the right or the obligation to receive cash or a variable number of shares upon the completion of a capital raising transaction, change of control or default of the Company (the “redemption features”).
The conversion options of the convertible notes do not meet the requirements to be separately accounted for as a derivative liability. However, certain redemption features of the 2019 Convertible Notes meet the requirements for separate accounting and are accounted for as a single, compound derivative instrument. The derivative instrument is recorded at fair value at inception and is subject to remeasurement to fair value at each balance sheet date, with any changes in fair value recognized in the statements of operations and comprehensive loss (see Note 3).
On April 3, 2020, $29.3 million of principal and $0.7 million of accrued interest of the 2019 Convertible Notes were converted to 4,196,178 shares of common stock at a conversion price of $7.17 per share. All of the 2019 Convertible Notes were converted to common stock in April 2020 as part of Series B redeemable convertible preferred stock financing. The Notes were converted to common stock outside of the original contract terms. The holders of 2019 Convertible Notes issued consents to amend the terms of the notes to provide for conversion to common stock before maturity, including a newly negotiated issuance price to affect the conversion in order to raise additional financing. The Company accounted for the transaction as a troubled debt restructuring as a result of satisfying the below criteria:

•	The Company’s challenges associated with the financing efforts of its operations at the time of the convertible notes exchange.

•	The holders of the convertible notes completed the exchange for a value lower than the face amount of the notes. As a result, the Company concluded a concession was granted to the Company.
The convertible notes exchange resulted in a gain of approximately $29.3 million, which resulted in a credit to additional paid-in
capital as this transaction was with related parties. The outstanding derivative liability in the amount of $5.3 million as of the conversion date of 2019 Notes was extinguished and accounted for as a capital contribution to equity.
The 2019 Convertible Notes consisted of the following (in thousands):

	December 31, 2019	December 31, 2020
2019 Convertible notes, principal	$29,332	$—
Accrued interest	388	—
Less: unamortized debt discount	(55)	—

2019 Convertible notes, net	$29,665	$—

For the years ended December 31, 2019 and 2020, the Company recognized interest expense of $0.4 million and $0.4 million, respectively, and amortization of debt discount issuance costs, included in interest expense, of less than $0.1 million and $0.1 million, respectively, in relation with the 2019 Convertible Notes.
Note 6. Long-term Debt
Runway Growth Loan Agreement
On November 27, 2018, the Company entered into a Loan and Security Agreement with Runway Growth Credit Fund Inc (“Runway Loan and Security Agreement”). The Runway Loan and Security Agreement provided for loans in an aggregate principal amount up to $10.0 million subject to the Company meeting certain delivery conditions on or before March 31, 2019. Pursuant to the terms of the Runway Loan and Security Agreement, the Company borrowed $10.0 million on March 28, 2019. The loan was intended to mature on May 15, 2021, however, pursuant to the terms of the Runway Loan and Security Agreement allowing for the extension of the maturity date, as the Company received net cash proceeds exceeding $25 million from the issuance of convertible notes, the loan maturity date was extended to November 15, 2021. The loan carries an interest rate equal to LIBOR plus 8.50%, unless LIBOR becomes no longer attainable or ceases to fairly reflect the costs of the lender, in which cash the applicable interest rate shall be Prime Rate plus 6.00%. In an event of default annual interest is increased by 5.0% above the otherwise applicable rate. The loan’s annual effective interest rate was approximately 16.4% for each of the years ended December 31, 2019 and 2020.
At the Company’s election, it may prepay all or a portion of the outstanding loan, provided that the Company will be required to pay a prepayment fee and that loan is prepaid in minimum increments of $1.0 million for each prepayment. In addition, the Company is obligated to pay a final payment equal to 3.5% of the principal amount repaid upon maturity or prepayment.
On March 28, 2019, the Runway Loan and Security Agreement was amended and a condition was added to the loan which required the Company to provide evidence of the receipt of at least $5 million in cash from the issuance of subordinated debt after March 19, 2019, which the Company did through issuance of 2018 Convertible Notes in March 2019.

On August 5, 2019, the Runway Loan and Security Agreement was further amended so as to require from the Company evidence of receipt of gross cash proceeds from the equity financings and/or issuance of subordinated debt in the amount of $20 million from August 5, 2019 to September 30, 2019, which the Company did through issuance of 2019 Convertible Notes in September 2019. Furthermore, pursuant to the amendment the Company is required to provide evidence of receipt of additional $30 million in gross cash proceeds from the equity financings and/or issuance of subordinated debt by March 31, 2020. The Company satisfied this requirement through issuance of Series B redeemable convertible preferred stock.
On April 3, 2020, the Runway Loan and Security Agreement was further amended so as to require from the Company evidence of receipt of gross cash proceeds from the equity financings and/or issuance of subordinated debt in the amount of $15 million from April 3, 2020 to April 7, 2020 and another approximately $6.4 million by July 31, 2020. Further, until the Company receives the gross cash proceeds required by the amended Runway Loan and Security Agreement, the Company is required to keep a collateral account in the amount of $4 million in favor of Runway Growth, and Runway Growth is entitled to an observer seat on the Company’s Board of Directors. In addition, the final payment was increased from 3.5% to 5.0% of the principal amount repaid upon maturity or prepayment.
All of the amendments made to the original Runway Loan and Security Agreement were accounted for as debt modifications.
In August 2020, the Company made a partial repayment of the Runway Loan and Security Agreement in the total amount of $3.0 million ahead of the loan repayment schedule.
In conjunction with the Runway Loan and Security Agreement, the Company issued a warrant to purchase 35,348 shares of Series A redeemable convertible preferred stock (the “Series A Preferred Stock”) of the Company (4% of original principal amount of $10.0 million, divided by the exercise price), with an exercise price of $11.3518 per share. The fair value of this warrant was estimated to be $0.1 million and accounted for as a debt discount. On August 5, 2019, in connection with the second amendment to the Runway Loan and Security Agreement, the Company amended the warrant issued to Runway Growth to increase the number of shares available to purchase to 53,023 shares of Series A Preferred Stock of the Company. The aggregate value of the warrants increased by $0.1 million after the warrant modification.
For the years ended December 31, 2019 and 2020, the warrant liability was remeasured to fair value with the reduction recognized as a gain of less than $0.1 million and the increase recognized as a loss of $13.8 million, respectively within other income (expense), net in the consolidated statements of operations and comprehensive loss.
As of December 31, 2019 and 2020, the outstanding principal balance of the loan was $10.0 million and $7.0 million, respectively.
Under the terms of the Runway Loan and Security Agreement, the Company is required to comply with various affirmative and negative debt covenants. The affirmative covenants include meeting reporting requirements, such as monthly financial statements and compliance certificates, annual operating budget and financial projections, annual audited financial statements, annual tax return, and other requirements. The negative covenants contain requirements that restrict the Company and its subsidiaries’ ability to create, incur, assume, or be liable for any indebtedness other than “Permitted Indebtedness”, to engage in mergers or acquisitions, or to effect a change in business, management, ownership, or business locations, and other restrictive requirements. In addition, the financial covenant requires the Company to meet certain equity milestones on specific dates.
As of December 31, 2019 and 2020, the Company was in compliance with all financial covenants per the Runway Loan and Security Agreement. Per the Runway Loan and Security Agreement, the Company was required to provide audited financial statements for the year ended December 31, 2019 to Runway Growth no later than June 28, 2020. On May 31, 2020, the Company received an extension from Runway Growth to extend the deadline by 45 days to August 12, 2020.
As of December 31, 2019 and 2020, the aggregate future payments under the Runway Loan and Security Agreement (including interest payments) are as follows (in thousands):

	December 31, 2019	December 31, 2020
2021	$10,000	$7,000
Thereafter	—	—

Total	10,000	7,000
Less: unamortized debt discount and issuance costs	(418)	(195)
Accrued interest	147	325

Total debt	9,729	7,130
Classified as current	—	(7,130)

Long-term debt	$9,729	$—

Silicon Valley Bank Loan and Security Agreement
On November 27, 2018, the Company entered into a Loan and Security Agreement (“LSA”) with Silicon Valley Bank (“SVB”). The LSA provides the Company with a $10 million Revolving Line for which it can draw (i) Account Advances against Eligible Accounts, defined as accounts owing to the Company which arise in the ordinary course of its business, and (ii) in SVB’s discretion, Purchase Order Advances against Eligible Purchase Orders, defined as purchase orders received by the Company from its customers in the ordinary course of its business. Account Advances and Purchase Order Advances are collectively referred to as “Advances.” The interest rate is Wall Street Journal prime rate plus 0.5%, floating. There was no outstanding balance under the revolving line of credit as of December 31, 2019 and December 31, 2020.
The original maturity date for the Revolving Line was November 26, 2019. On March 3, 2020, the Company and SVB executed the First Amendment to Loan and Security Agreement (the “Amended LSA”), effective November 26, 2019 (the original LSA Maturity Date). The Amended LSA extended the maturity date to March 3, 2021.
Under the terms of the LSA, the Company is required to comply with various affirmative and negative debt covenants. The affirmative covenants include meeting reporting requirements, such as monthly financial statements and compliance certificates, monthly accounts receivable and accounts payable aging reports, monthly open purchase order reports, annual operating budget and financial projections, annual audited financial statements, and other requirements. Without SVB’s prior written consent, the negative covenants restrict the Company’s ability to create, incur, assume, or be liable for any indebtedness other than the “Permitted Indebtedness”, merger or acquisition, change in business, management, ownership, or business locations, and other restrictive requirements.
As of December 31, 2020, the Company has terminated the LSA.
Note 7. Series A and B Redeemable Convertible Preferred Stock Warrants and Tranche Liabilities
Series A and B Redeemable Convertible Preferred Stock Warrants
On November 27, 2018, in connection with the execution of the Runway Loan and Security Agreement, the Company issued a warrant to purchase 24,856 shares of Series A Preferred Stock of the Company at an exercise price of $16.14 per share. On August 5, 2019, in connection with the second amendment to the Runway Loan and Security Agreement, the Company amended the warrant issued to Runway Growth to increase the number of shares available to purchase to 37,285 shares of Series A Preferred Stock of the Company at an exercise price of $16.14 per share.
The warrants will terminate at the earlier of the ten years anniversary from the issuance date and liquidation of the Company. These warrants have a cashless exercise provision under which their holders may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of the Company’s stock at the time of exercise of the warrants after deduction of the aggregate exercise price. The warrants contain provisions for adjustment of the exercise price and number of shares issuable upon the exercise of warrants in the event of certain stock dividends, stock splits, reorganizations, reclassifications, and consolidations.
The fair value of the warrants issued was recorded as of the date of initial issuance in the amount of $0.1 million. The subsequent issuance of warrants pursuant to the August 5, 2019 amendment to the Runway Loan and Security Agreement was recorded in the amount of $0.1 million.
On April 3, 2020, in connection with the closing of the Series B redeemable convertible preferred stock, the Company issued a warrant to purchase 3,174,187 shares of Series B redeemable convertible preferred stock of the Company at an exercise price of $0.47 per share. The Series B Preferred Stock Warrants may be exercised prior to the earliest to occur of (i) the 10 year anniversary of the date of issuance, (ii) the consummation of a Liquidation Transaction, or (iii) the consummation of an initial public offering. These warrants have a cashless exercise provision under which their holders may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of the Company’s stock at the time of exercise of the warrants after deduction of the aggregate exercise price. The warrants contain provisions for adjustment of the exercise price and number of shares issuable upon the exercise of warrants in the event of certain stock dividends, stock splits, reorganizations, reclassifications, and consolidations.
The warrants were initially recognized as a liability at a fair value of $0.7 million. The warrant liability was remeasured to fair value as of December 31, 2020, resulting in a loss of $34.6 million for the year ended December 31, 2020, classified within other income (expense), net in the consolidated statements of operations and comprehensive loss.
Historically, value was assigned to each class of equity securities using an option pricing model method (“OPM”). In September 2020, the Company began allocating the equity value using a hybrid method that utilizes a combination of the OPM and the probability weighted expected return method (“PWERM”). The PWERM is a scenario-based methodology that estimates the fair value of equity securities based upon an analysis of future values for the Company, assuming various outcomes. As the probability of a transaction with a special purpose acquisition company (“SPAC”) increased, the fair value of the redeemable convertible preferred stock warrant liability increased as of December 31, 2020.
The redeemable convertible preferred stock warrants were valued using the following assumptions under the Black-Scholes option-pricing model:

	Initial Issuance Date	Subsequent Issuance Date	December 31, 2019	December 31, 2020
Stock price	$5.80	$5.80	$5.96	$7.11
Expected term (years)	10.00	9.31	8.91	2.00
Expected volatility	57.81%	57.35%	57.35%	76.00%
Risk-free interest rate	3.06%	1.75%	1.92%	0.13%
Dividend yield	0%	0%	0%	0%

Series B Redeemable Convertible Preferred Stock Tranche
In April 2020 and May 2020, the Company issued 43,952,862 shares of Series B redeemable convertible preferred stock at $0.47 per share. For each share purchased, the purchaser had an option to purchase an additional share of Series B redeemable convertible preferred stock at $0.47 per share, exercisable at any time prior to August 13, 2020 (the “Tranche Right”). The Company determined that the Tranche Right represented a freestanding obligation of the Company to issue additional shares of contingently redeemable shares if exercised by the holder. The freestanding redeemable convertible preferred stock tranche liability was initially recorded at fair value, with fair value changes recorded within other income (expense), net in the consolidated statements of operations and comprehensive loss.
In July 2020, the Company issued 26,700,658 shares of Series B redeemable convertible preferred stock at $0.47 per share for net proceeds of $12.5 million, less $0.1 million of stock issuance costs.
In August 2020, upon the expiration of the Tranche Right, 17,781,234 shares of Series B redeemable convertible preferred stock were issued in accordance with the Tranche Right. The remaining Tranche Right expired, unexercised, resulting in a $1.6 million gain recorded in other income.
Note 8. Leases
350 Treat Building Lease
In September 2017, the Company entered into a lease agreement (the “350 Treat Building Lease”) to lease
approximately 26,125 square feet of office and warehouse space located in San Francisco, California for its corporate headquarters. Subsequently, in June 2018, the Company took possession of the 350 Treat Building Lease. This lease includes a free rent period and escalating rent payments and has a remaining lease term of 3.1 years that expires on January 31, 2023. The Company’s obligation to pay rent commenced in February 2018. The Company is obligated to make lease payments totaling approximately $7.4 million over the lease term, offset by $2.4 million of tenant improvement allowance. The lease further provides that the Company is obligated to pay to the landlord certain costs, including taxes and operating expenses.
The 350 Treat Building Lease is considered to be an operating lease under ASC 842 as it does not meet the criteria of a finance lease. As of December 31, 2020, the operating lease right-of-use
asset and operating lease liability was $
2.1
 million (2019: $
3.0
million) and $
3.1
 million (2019: $
4.3
million), respectively. The discount rate used to determine the lease liability was 5.25%.
2741 16
th
Street Lease
In September 2017, the Company entered into a lease agreement (the “2741 16 th
Street Lease”) to lease approximately 20,032 square feet of office space and 25,000 of parking space located in San Francisco, California. Subsequently, in June 2019, the Company took possession of the 2741 16 th
Street Lease. This lease includes a free rent period and escalating rent payments and has a remaining lease term of 3.1 years that expires on August 31, 2023. The Company’s obligation to pay rent commenced in September 2018. The Company is obligated to make lease payments totaling approximately $8.2 million over the lease term, offset by $4.6 million of tenant improvement allowance. The lease further provides that the Company is obligated to pay to the landlord certain costs related to 2741 16 th
Street, including taxes and operating expenses.
In May 2020, the Company entered into an amendment to the 2741 16 th
Street Lease agreement, whereby the parties agreed to extend the term of the lease for an additional four years, restructure the monthly rent payable under the lease and provide for an additional tenant improvement allowance. The total base lease payments for the extended period of four years equals $8.5 million and the increase in total base lease payments for the lease term provided for by the original agreement is $0.7 million. The Company recorded an adjustment of $6.2 million to the right-of-use
asset and
right-of-use
operating lease liability associated with the 2741 16
th
Street Lease agreement upon the amendment.

The 2741 16
th
Street Lease is considered to be an operating lease under ASC 842 as it does not meet the criteria of a finance lease. As of December 31, 2020, the operating lease right-of-use
asset and lease liability was $8.7 million (2019: $3.5 million) and $11.5 million (2019: $4.9 million), respectively. The discount rate used to determine the operating lease liability was 5.25%.
Hong Kong Lease
In December 2020, the Company entered into a lease agreement (the “Hong Kong Lease”) to lease office space located in Wanchai, Hong Kong for its Asia and Pacific headquarters. This lease includes a free rent period and fixed rent payments and has a lease term of 3 years that expires on December 13, 2023. The Company’s obligation to pay rent commenced in January 2020. The Company is obligated to make lease payments totaling approximately $0.2 million over the lease term. The lease further provides that the Company is obligated to pay to the landlord certain costs related to the Hong Kong lease, including taxes and operating expenses.
The Hong Kong Lease is considered to be an operating lease under ASC 842 as it does not meet the criteria of a finance lease. As of December 31, 2020, the operating lease right-of-use
asset and operating lease liability was $0.2 million and $0.2 million, respectively. The discount rate used to determine the lease liability was 5.25%.
Total operating lease cost for the years ended December 31, 2019 and 2020 was $1.9 million and $2.9 million, which consisted of $1.7 million and $2.6 million of fixed lease expense and $0.2 million and $0.3 million of variable lease expense, respectively. Cash paid for amounts included in the measurement of lease liabilities was $3.3 million and $3.5 million for the years ended December 31, 2019 and 2020, respectively.
The following table presents the weighted average remaining lease term and discount rate for leases:

	December 31, 2019	December 31, 2020
Weighted-average remaining lease term	3.37	5.58
Weighted-average discount rate	5.25%	5.25%
The maturities of the operating lease liabilities as of December 31, 2020 were as follows (in thousands):

Year ending December 31,
2021	$3,528
2022	3,631
2023	2,231
2024	2,085
2025 and thereafter	5,863

Total undiscounted lease payments	17,338
Less: imputed interest	(2,658)

Total operating lease liabilities	$14,680

Note 9. Commitments and Contingencies
Letter of credits
In connection with the 350 Treat Building Lease and 2741 16
th
Street Lease, the Company obtained two letters of credit from a bank as required by the lease agreements. If the Company defaults under the terms of the lease, the lessor will be entitled to draw upon the letters of credit in the amount necessary to cure the default. The amounts covered by the letters of credit are collateralized by certificates of deposit, which are included in restricted cash on the consolidated balance sheets as of December 31, 2019 and 2020. The outstanding amount of the letters of credit are $1.6 million and $1.3 million as of December 31, 2019 and 2020, respectively.

Non-cancelable
purchase commitments
As of December 31, 2019 and 2020, the Company had
non-cancelable
purchase commitments for excess raw materials held by a third-party contract manufacturer for approximately $0.4 million and $0 million, respectively.
Litigation
From time to time, the Company is involved in certain legal actions arising in the ordinary course of business. In management’s opinion, based upon the advice of counsel, the outcome of such actions is not expected to have a material adverse effect on the Company’s future financial position or results of operations. As of December 31, 2019, and December 31, 2020 there are no material litigation matters.
Indemnification
From time to time, the Company enters into agreements in the ordinary course of business that include indemnification provisions. Generally, in these provisions the Company agrees to defend, indemnify, and hold harmless the indemnified parties for claims and losses suffered or incurred by such indemnified parties for which the Company is responsible under the applicable indemnification provisions. The terms of the indemnification provisions vary depending upon negotiations between the Company and its counterpart; however, typically, these indemnification obligations survive the term of the contract and the maximum potential amount of future payments the Company could be required to make pursuant to these provisions are uncapped. To date, the Company has never incurred costs to defend lawsuits or settle claims related to these indemnification provisions.
The Company has also entered into indemnity agreements pursuant to which it has indemnified its directors and officers, to the extent legally permissible, against all liabilities reasonably incurred in connection with any action in which such individual may be involved by reason of such individual being or having been a director or executive officer, other than liabilities arising from willful misconduct of the individual. To date, the Company has never incurred costs to defend lawsuits or settle claims related to these indemnity agreements. The consolidated financial statements do not include a liability for any potential obligations under the indemnification agreements at December 31, 2019 and 2020.
Note 10. Redeemable Convertible Preferred and Common Stock
The Company’s certificate of incorporation, as amended, authorizes it to issue 342,367,887 shares of $0.00001 par value, with 210,956,516 shares designated as common stock and 131,411,372 shares of redeemable convertible preferred stock. The holder of each share of common stock is entitled to one vote. The holders of outstanding common stock are entitled to elect four directors.
Series Seed Financing and conversion
In April 2016, the Company issued 1,327,094 shares of Series Seed redeemable convertible preferred stock at $1.45 per share for net proceeds of $1.8 million, net of $0.1 million stock issuance costs. In April 2016, the Company issued 31,120 shares to an investor upon conversion of a note having a balance of principal and interest of $45,000. In May 2016, the Company issued 396,405 shares of Series Seed redeemable convertible preferred stock at $1.45 per share for net proceeds of $0.6 million. In July 2016, the Company issued 313,581 shares of Series Seed redeemable convertible preferred stock at $1.45 per share for net proceeds of $0.5 million.
In April 2020, in order to induce the closing of the Series B Financing, the holders exercised the embedded conversion feature and all the outstanding Series Seed redeemable convertible preferred stock shares were converted to 2,068,201 shares of the Company’s common stock.
Series A Financing and conversion
In October 2017, the Company issued 931,381 shares of Series A Preferred Stock at $16.09 per share for net proceeds of $14.8 million, net of $0.2 million of stock issuance costs. In October 2017, the Company issued

881,486 shares of Series A Preferred Stock upon conversion of multiple notes having a principal and interest balance of $4.6 million. In December 2017, the Company issued 503,280 shares of Series A Preferred Stock at $16.09 per share for net proceeds of $8.1 million.
In April 2020, in order to induce the closing of the Series B Financing, the holders exercised the embedded conversion feature and all of the outstanding Series A redeemable convertible preferred stock shares were converted to 2,316,147 shares of the Company’s common stock.
Series B Financing
In April 2020, the Company issued 31,773,617 shares of Series B redeemable convertible preferred stock at $0.47 per share for net proceeds of $15.1 million, less $0.1 million of stock issuance costs. In May 2020, the Company issued 12,179,245 shares of Series B redeemable convertible preferred stock at $0.47 per share for net proceeds of $5.8 million, less $0.1 million of stock issuance costs. In July 2020, the Company issued 26,700,658 shares of Series B redeemable convertible preferred stock at $0.47 per share for net proceeds of $12.5 million, less $0.1 million of stock issuance costs. In August 2020, the Company issued 17,781,234 shares of Series B redeemable convertible preferred stock at $0.47 per share for net proceeds of $8.4 million, less $0.1 million of stock issuance costs. Redeemable convertible preferred stock as of December 31, 2019, consisted of the following (in thousands, except share and per share data):

	December 31, 2019
Series	Issue Price per share	Shares Authorized	Shares Issued and Outstanding	Liquidation Amount	Carrying Amount
Series seed	$1.45	2,068,201	2,068,201	$3,000	$2,911
Series A	$16.09	2,353,432	2,316,147	37,272	37,105

		4,421,633	4,384,348	$40,272	$40,016

Redeemable convertible preferred stock as of December 31, 2020, consisted of the following (in thousands, except share and per share data):

	December 31, 2020
Series	Issue Price per share	Shares Authorized	Shares Issued and Outstanding	Liquidation Amount	Carrying Amount
Series B	$0.47	131,411,372	88,434,754	$41,791	$39,225

The significant features of the Company’s redeemable convertible preferred stock are as follows:
Dividend provisions
The Series Seed, Series A and Series B preferred stockholders are entitled to receive dividends prior and in preference to any dividends on the common stock, at a rate of $0.0870, $0.9655 and $0.0284 per share, respectively, per annum on a non-cumulative
basis, when and if declared by the board of directors, subject to the prior rights of the preferred stockholders. After payment of such dividend, any additional dividends shall be distributed among the holders of the preferred stock and common stock pro rata based on the number of shares of common stock then held by each holder (assuming conversion of all shares of preferred stock into common stock).
Liquidation preference
In the event of liquidation, dissolution or winding up of the Company, merger or a reduction of capital through the sale or lease of all or substantial part of the business of the Company, before any distribution or payment shall be made to the holders of common stock, the holders of Series Seed, Series A and Series B redeemable convertible preferred stock shall receive $1.45, $16.14 and $0.47 per share (subject to adjustment in the event of any share dividend, share split, combination, or other recapitalization), respectively, plus any declared but unpaid dividends on such shares. If the assets and funds are insufficient for such distribution, they shall receive a pro rata distribution, based on the relative preferred stock ownership and in proportion to the preferential amount each such holder is otherwise entitled. If the assets and funds are in excess of amounts distributed to the preferred stockholders, the remaining assets and funds shall be distributed pro rata to the holders of the common stock. If the holders of the redeemable convertible preferred stock would receive a greater distribution if they converted to common stock, then such conversion will be assumed prior to distribution.
Conversion rights
The holders of Series Seed, Series A and Series B redeemable convertible preferred stock have a right to convert their stock into nonassessable shares of common stock at a conversion rate equal to their respective liquidation preferences divided by a conversion price of $1.45, $16.14 and $0.47, respectively, which is adjusted for any stock splits, stock dividends, combination, subdivisions, recapitalizations or similar transactions.
Shares of Series B redeemable convertible preferred stock shall automatically be converted into shares of common stock upon the earlier of (a) the closing of the sale of shares of common stock to the public at a minimum price of $
1.41
per share, subject to appropriate adjustment in the event of any stock splits, stock dividends, combinations, subdivisions, recapitalizations or similar transactions with respect to common stock, in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $75.0 million of gross cash proceeds to the Company or (b)(i) upon vote or written consent of a majority of the then outstanding shares of the Series Seed redeemable convertible preferred stock, voting as a separate series on an as-converted
basis or (ii) upon vote or written consent of the majority of the then outstanding shares of the Series B redeemable convertible preferred stock, voting as a separate series on an as-converted
basis, respectively.
Redemption rights
The redeemable convertible preferred stock is recorded in mezzanine equity because while it is not currently redeemable, it may become redeemable at the option of the preferred stockholders upon the occurrence of certain deemed liquidation events that are considered not solely within the Company’s control for an amount equal to the shares respective liquidation preference plus declared and unpaid dividends.
Voting rights
Each holder of redeemable convertible preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which such redeemable convertible preferred stock could then be converted and, with respect to such vote, holders of redeemable convertible preferred stock are entitled to vote together with the holders of common stock as a single class on all matters.
Election of Directors
As long as at least 7,500,000 shares of the Series B redeemable convertible preferred stock originally issued remain outstanding, then the holders of the Series Seed redeemable convertible preferred stock are entitled to elect two directors.
Note 11. Stock-based compensation
In 2015, the Company established its 2015 Stock Plan (the “Plan”). The purpose of the 2015 Stock Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants, and to promote the success of the Company’s business. Options granted under the Plan may be Incentive Stock Options or
Non-statutory
Stock Options, as determined by the Administrator at the time of grant of an option and subject to the applicable provisions of Section 422,
Incentive Stock Options (“ISO”)
, of the Internal Revenue Code and the regulations promulgated thereunder. Restricted Stock Awards (“RSA”) may also be granted under the Plan. Restricted stock awards typically vest monthly over 1, 2, or 4 years. As of December 31, 2020, the Company has reserved 42,027,616 shares of common stock for issuance under the Plan.
Options under the Plan may be granted for periods of up to ten years. All options issued to date have had a
10-year
life. The exercise price of an ISO shall not be no less than 100% of the estimated fair value of the shares on the date of grant, as determined by the Board of Directors. The exercise price of an ISO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, as determined by the Board of Directors. To date, options granted generally vest over four years and vest at a rate of 25% upon the first anniversary of the issuance date and 1/36th per month thereafter. The Company accounts for forfeitures as they occur.
The exercise price of stock options granted in 2019 and 2020 were determined based on the fair value of stock at the date of grant obtained by the Company on a contemporaneous basis from an independent valuation firm. The valuation firm used a PWERM to estimate the aggregate enterprise value of the Company at each valuation date. The PWERM involves applying appropriate risk adjusted discount rates to future values for the enterprise assuming various possible scenarios. The projections used in connection with these valuations were based on the Company’s expected operating performance over the forecast period. Share value is based on the probability-weighted present value of expected future returns to the equity investor considering each of the likely future scenarios available to the enterprise, and the rights and preferences of each share class.
Certain employees have the right to early exercise unvested stock options, subject to rights held by the Company to repurchase unvested shares in the event of voluntary or involuntary termination. The Company accounts for cash received in consideration for the early exercise of unvested stock options as a non-current
liability, included as a component of other liabilities in the Company’s consolidated balance sheets.
On October 12, 2020 the Company issued $1.1 million partial recourse promissory notes to certain executives and employees. The promissory notes carry 0.38% annual cash interest and are due on earliest of 9 th
anniversary of the date of issuance of the notes, or termination of employment of the executive/employee, or filing by the Company of a registration statement under the Securities Act of 1933, or promissory notes being prohibited under Section 13(k) of the Securities Exchange Act of 1934 or closing of change a in control of the Company. At issuance the promissory notes were used to settle certain executives’ and employees’ obligations for 2,027,675 vested and 3,237,362 unvested ISOs that were exercised and no cash was exchanged.
For those shares issued in connection with early exercises, there were 120,984 and 6,212,254 unvested shares outstanding as of December 31, 2019 and 2020, respectively, and approximately $0.1 million and $0.6 million related liabilities at respective dates. The number of options early exercised for the years ended December 31, 2019 and 2020 were nil and 9,507,478, respectively.

The Company recognized stock-based compensation for all stock options in the stat
e
ments of operations and comprehensive loss as follows (in thousands):

	Year Ended December 31,
	2019	2020
Cost of revenue	$58	$657
Research and development	621	6,059
Sales and marketing	140	640
General and administrative	474	4,701

Total stock-based compensation	$1,293	$12,057

Stock option activity for the years ended December 31, 2019 and 2020 is as follows:

	Number of Shares Available for Grant	Number of Shares Underlying Outstanding Options	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding—January 1, 2019	184,808	977,513	$5.24	9.5	$2,943
Additional shares authorized	480,283	—
Options granted	(913,090)	913,090	8.25	7.5	206
RSA’s granted	(703)	—
Options exercised	—	(8,545)	5.96	0.5	21
Options cancelled	282,413	(282,413)	7.31		330

Outstanding—December 31, 2019	33,712	1,599,645	$6.58	8.8	$3,020
Additional shares authorized	39,526,375	—
Options granted	(37,663,242)	37,663,242	0.45	9.4	363,941
RSA’s granted	(1,617,264)	—
Options exercised	—	(12,221,364)	0.20	9.5	121,106
Options cancelled	1,309,020	(1,309,020)	1.58		—

Outstanding—December 31, 2020	1,588,600	25,732,503	$0.56	9.6	$245,746

Vested and expected to vest—December 31, 2020		25,732,503	$0.56	9.6	$245,746

Exercisable—December 31, 2020		5,135,847	$0.28	9.4	$50,493

The following table summarizes information about stock options outstanding and exercisable at December 31, 2020.

	Options Outstanding			Options Exercisable
Exercise Price	Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Options Exercisable	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
$0.18	7,240,650	9.40	$0.18	3,462,757	9.40	$0.18
$0.21	10,923,153	9.74	$0.21	1,315,002	9.74	$0.21
$0.37	35,159	0.45	$0.37	35,159	0.45	$0.37
$1.42	7,524,116	9.75	$1.42	313,505	9.75	$1.42
$5.57	7,976	0.45	$5.57	7,976	0.45	$5.57
$8.42	1,449	0.45	$8.42	1,449	0.45	$8.42

	25,732,503			5,135,847

The weighted average grant date fair value of options granted during the years ended December 31, 2019 and 2020 was $4.39 and $1.11, respectively.
As of December 31, 2020, there was approximately $34.6 million of unamortized stock-based compensation expense related to unvested stock options that is expected to be recognized over a weighted average period of 1.78 years.
Cash received from option exercises and purchases of shares was $0.1 million and $0.4 million for years ended December 31, 2019 and 2020, respectively.
The fair value of each option is estimated at the date of grant using the Black-Scholes option pricing model, based on the following assumptions:

	Year Ended December 31,
	2019	2020
Expected term (in years)	6.0	5.0 - 6.1
Risk-free interest rate	1.5 to 2.4%	0.3 to 1.5%
Expected volatility	55.3%—58.0%	57.4%—63.3%
Expected dividend rate	0%	0%
Restricted Stock Awards (“RSA”)
A summary of RSAs activity under the Plan is as follows:

	Number of Shares	Weighted Average Grant Date Fair Value (per share)
Unvested – January 1, 2020	34,865	$0.82
Granted during the year	1,617,264	0.65
Canceled during the year	(105,921)	0.50
Vested during the year	(1,505,454)	0.74

Unvested – December 31, 2020	40,754	$0.95

The weighted-average estimated fair value of RSAs granted in the years ended December 31, 2019 and 2020 was $8.36 and $0.65 per share, respectively. The total fair value of RSAs vested during the years ended December 31, 2020, and 2019 was $1.1 million, and $0.1 million, respectively.
Note 12. Employee benefit plan
In 2018, the Company adopted a defined contribution retirement savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax
basis. The Company at its discretion offers matching contributions of up to 4% of each employee’s annual compensation. The Company provided matching contributions of $0.5 million and $0.7 million to the plan during the years ended December 31, 2019 and 2020, respectively.

Note 13. Net Loss Per Common Share
The following table sets forth the computation of basic and diluted net loss per common share attributable to common stockholders (in thousands, except share and per share data):

	Year Ended December 31,
	2019	2020
Numerator:
Net loss	$(51,661)	$(106,780)

Denominator:
Weighted average shares used to compute basic and diluted net loss per share	7,390,456	17,858,976

Net loss per common share—basic and diluted	$(6.99)	$(5.98)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive:

	Year Ended December 31,
	2019	2020
Redeemable convertible preferred stock	4,384,348	88,434,754
Options to purchase common stock	1,599,645	25,732,503
Unvested RSA	34,865	146,675
Unvested early exercised common stock options	120,984	6,212,254
Vested and early exercised options subject to nonrecourse notes	—	2,151,100
Preferred stock warrants	37,285	4,443,862

Total	6,177,127	127,121,148

Note 14. Income taxes
Income (loss) before income taxes for the years ended December 31, 2020 and 2019 are as follows (in thousands)

	Year Ended December 31,
	2019	2020
Domestic	$(51,600)	$(106,508)
Foreign	(61)	103

Total	$(51,661)	$(106,405)

The components of income tax expense are as follows (in thousands):

	Year Ended December 31,
	2019	2020
Current:
Federal	$—	$—
State	1	1
Foreign	—	23

Total current expense	1	24

Deferred:
Federal	—	—
State	—	351
Valuation allowance	—	—

Total deferred expense	—	351

Total income tax expense	$1	$375

A reconciliation between the statutory rate U.S. federal rate and the Company’s effective tax rate is as follows:

	Year Ended December 31,
	2019	2020
Federal statutory rate	$(10,849)	$(22,344)
State income taxes, net of federal benefit	(3,810)	1,330
Stock compensation	185	2,786
Foreign rate differential	13	—
Tax credits	(787)	(539)
Fair value changes - warrants	—	11,192
Convertible debt cancellation of indebtedness income	—	15,079
Valuation allowance	14,559	(6,812)
Other	690	(317)

Total tax provision	$1	$375

Significant components of the Company’s deferred tax assets and liabilities for federal and state income taxes are as follows (in thousands):

	Year Ended December 31,
	2019	2020
Deferred tax assets:
Net operating loss carryforwards	$19,491	$15,285
Credits	1,761	1,580
Stock based compensation	—	383
Accruals and reserves	4,363	1,335
Operating lease liability	2,586	4,059

Gross deferred tax assets	28,201	22,642
Valuation allowance	(26,174)	(19,362)

Net deferred tax assets	2,027	3,280

Deferred tax liabilities:
Property and equipment	(323)	(230)
Operating lease, right of use assets	(1,704)	(3,050)

Gross deferred tax liabilities	(2,027)	(3,280)

Net deferred tax assets	$—	$—

The Company has established a full valuation allowance of $26.2 million and $19.4 million for the years ended December 31, 2019 and 2020, respectively, against its net deferred tax assets. The Company determines its valuation allowance on deferred tax assets by considering both positive and negative evidence in order to ascertain whether it is more likely than not that deferred tax assets will be realized. Realization of deferred tax assets is dependent upon the generation of future taxable income, if any, the timing and amount of which are uncertain. Due to the history of losses the Company has generated in the past, the Company believes that it is not more likely than not that all of the deferred tax assets can be realized as of December 31, 2020, accordingly, the Company has recorded a full valuation allowance on its deferred tax assets.
The valuation allowance on the Company’s net deferred taxes increased by $14.6 million and decreased by $6.8 million during the years ended December 31, 2019, and 2020, respectively. The decrease in valuation allowance is primarily attributed to the utilization of net operating losses and credits in 2020.
As of December 31, 2019, the Company had federal net operating loss carryforwards and state net operating loss carryforwards of approximately $69.5 million and $70.0 million, respectively. As of December 31, 2019, the federal net operating loss carryforward begins expiring in 2035 through 2040, and the state net operating loss carryforward begins expiring in 2035 through 2040. As of December 31, 2019, the amount of federal net operating loss that does not expire is $61.8 million.
As of December 31, 2020, the Company had federal net operating loss carryforwards and state net operating loss carryforwards of approximately $49.5 million and $70.0 million, respectively. As of December 31, 2020, the federal net operating loss carryforwards do not expire as federal net operating loss carryforwards generated after December 31, 2017 will be carried forward indefinitely and the state net operating loss carryforward begins expiring in 2035 through 2040. As of December 31, 2020, the amount of federal net operating loss that does not expire is $49.5 million.
As of December 31, 2019, the Company had federal and state research and development credit carryforwards of approximately $1.4 million and $1.2 million, respectively. As of December 31, 2020, the Company had federal and state research and development credit carryforwards of approximately $2.1 million and $0.01 million, respectively. As of December 31, 2019 and 2020 the federal credits will expire starting in 2035 and 2038, respectively, if not utilized and state credits carryforward indefinitely.

Utilization of the net operating loss carry forward may be subject to an annual limitation due to the ownership percentage change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of the net operating loss before utilization.
ASC 740 requires that the tax benefit of net operating losses, temporary differences, and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. As of December 31, 2019 and 2020 the Company has reviewed the positive and negative evidence relating to the realizability of the deferred tax assets and has concluded that the deferred tax assets are more likely than not to not be realized.
The CARES Act includes provisions relating to refundable payroll tax credits, deferment of employer’s social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. This new legislation did not impact the current year provision. The Company will continue to monitor the possible impacts in the future periods.
On June 29, 2020, Governor Gavin Newsom signed California Assembly Bill 85 (AB 85) into law. The legislation suspends the California net operating loss deductions for 2020, 2021, and 2022 for certain taxpayers and imposes a limitation of certain California Tax Credits for 2020, 2021, and 2022. The legislation disallows the use of California net operating loss deductions if the taxpayer recognizes business income and its adjusted gross income is greater than $1.0 million. The carryover periods for net operating loss deductions disallowed by this provision will be extended. Additionally, any business credit will only offset a maximum of $5.0 million of California tax. As a result of the legislation, the available California net operating losses were unable to be utilized to offset taxable income in 2020. The Company utilized California R&D credits to reduce its taxable income to minimum tax. The Company will continue to monitor the possible California net operating loss and credit limitations in future periods.
The balance of gross unrecognized tax benefits as of December 31, 2019 and 2020 was $0.7 million and $1.0 million, respectively. Out of the total unrecognized tax benefits, $0.4 million at December 31, 2020, if recognized, would reduce our effective tax rate in the period of recognition. The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months. The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of December 31, 2019 and 2020, the Company has not accrued interest and penalties related to uncertain tax positions. The following table sets forth the change in the uncertain tax positions for the years ended December 31, 2019 and 2020:

	Year Ended December 31,
	2019	2020
Balance at the beginning of the year	$180	$651
Decreases:
For current year’s tax positions	—	—
For prior years’ tax positions	—	—
Increases:
For current year’s tax positions	471	320
For prior years’ tax positions	—	—

Balance at the end of the year	$651	$971

The Company files income tax returns in the U.S. federal jurisdiction, California state jurisdiction, and Hong Kong. In the normal course of business, the Company is subject to examination by taxing authorities. The

Company has not been audited by the Internal Revenue Service or any state income or franchise tax agency. As of December 31, 2020, its federal returns for the years ended December 31, 2016 through the current period and the state returns for the years ended December 31, 2016 through the current period are still open to examination. In addition, all of the net operating losses and research and development credit carry-forwards that may be used in future years are still subject to inquiry given that the statute of limitation for these items would begin in the year of the utilization.
Note 15. Related Party Transactions
From August 1, 2018 through December 31, 2019, the founder of the Company participated in convertible notes financings in the amount of $11.8 million. Interest on the convertible notes accrued at the rate of 5% per annum. Accrued interest related to the convertible notes purchased by the founder for the years ended December 31, 2019 and 2020 totaled $0.6 million and $0.2 million, respectively. As of December 31, 2019 and 2020, the balance of the convertible notes owned by the founder was $11.8 million and $0 million, respectively. The founder participated on the same terms and conditions as all other investors.
Cox Enterprises is the parent company of Cox Automotive, a customer of the Company, and Cox Investment Holdings, Inc., a major investor of the Company. For the years ended December 31, 2019 and 2020, revenue from Cox Automotive totaled $0.1 million and less than $0.1 million, respectively. There were no accounts receivable outstanding as of December 31, 2019 and 2020.
See Note 11 Stock-based compensation for details of partial recourse promissory notes issued by the Company to certain executives and employees.
Note 16. Subsequent Events
The Company has evaluated subsequent events through March 12, 2021, the date these consolidated financial statements were available to be issued and has determined that the following subsequent events require disclosure in the consolidated financial statements.
Promissory Note
The Company issued a $5 million promissory note in January 2021 to certain current investors of the Company (or an affiliate thereof) to help continue to fund the Company’s ongoing operations through the consummation of the Merger with CLA. The note accrues interest at a rate equal to LIBOR plus 8.5% per annum and is repayable upon earliest of the consummation of the Merger and July 2021. The note was repaid in accordance with its terms in connection with the consummation of the Merger.
Merger Agreement
As contemplated by the Merger Agreement, on March 10, 2021, the Company changed its name to “Ouster Technologies, Inc.” and CLA domesticated as a corporation incorporated under the laws of the State of Delaware and changed its name to “Ouster, Inc.”. On March 11, 2021, the Merger was consummated, and the Company merged with and into Merger Sub, with the Company surviving the merger. As a result of and upon the closing of the transactions contemplated by the Merger Agreement, all outstanding shares of the Company’s capital stock (after giving effect to the exercise in full or termination of all outstanding warrants to purchase the Company’s capital stock in accordance with their terms immediately prior to the effective time of the Merger) as of immediately prior to the effective time of the Merger, and, together with shares of the Company’s common stock reserved in respect of all outstanding options to purchase shares of the Company’s common stock and all restricted shares of the Company’s common stock outstanding immediately prior to the Merger (collectively, the “Company Awards”), were cancelled in exchange for the right to receive, or the reservation of, shares of Ouster PubCo common stock (at a deemed value of $10.00 per share) or, as applicable, shares underlying awards based on Ouster PubCo common stock, representing a fully-diluted pre-transaction
equity value of the Company of $1.5 billion per the Merger Agreement.

Acceleration of vesting of options
In February 2021, the terms of certain options granted to management were modified to accelerate the vesting of those awards upon consummation of the Merger. On March 11, 2021, an additional stock-based compensation expense of $2.0 million was recognized as a result of this modification.
Events Subsequent to Original Issuance of Financial Statements (Unaudited)
In connection with the reissuance of the financial statements, the Company has evaluated subsequent events.

OUSTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share and per share data)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$240,148	$11,362
Restricted cash, current	276	276
Accounts receivable, net	4,671	2,327
Inventory, net	4,721	4,817
Prepaid expenses and other current assets	6,367	2,441

Total current assets	256,183	21,223
Property and equipment, net	8,562	9,731
Operating lease, right-of-use assets	10,024	11,071
Restricted cash, non-current	1,004	1,004
Other non-current assets	—	3,385

Total assets	$275,773	$46,414

Liabilities, redeemable convertible preferred stock and stockholders’ equity / (deficit)
Current liabilities:
Accounts payable	$3,825	$6,894
Accrued and other current liabilities	6,259	4,121
Short-term debt	—	7,130
Operating lease liability, current portion	2,895	2,772

Total current liabilities	12,979	20,917
Operating lease liability, long-term portion	10,422	11,908
Warrant liabilities (At June 30, 2021 and December 31, 2020 related party $5,154 and Nil, respectively)	25,471	49,293
Other non-current liabilities	899	978

Total liabilities	49,771	83,096

Commitments and contingencies (Note 7)
Redeemable convertible preferred stock, $0.0001 par value per share; Nil and 131,411,372 shares authorized at June 30, 2021 and December 31, 2020; Nil and 88,434,754 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively (aggregate liquidation preference of Nil and $41,791 at June 30, 2021 and December 31, 2020, respectively)	—	39,225

Stockholders’ equity / (deficit):
Common stock, $0.0001 par value; 1,000,000,000 and 210,956,516 shares authorized at June 30, 2021 and December 31, 2020, respectively; 161,449,205 and 33,327,294 issued and outstanding at June 30, 2021 and December 31, 2020, respectively	16	—
Preferred stock, $0.0001 par value; 100,000,000 and Nil shares authorized at June 30, 2021 and December 31, 2020, respectively; Nil and Nil issued and outstanding at June 30, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	488,329	133,468
Accumulated deficit	(262,343)	(209,375)

Total stockholders’ equity / (deficit)	226,002	(75,907)

Total liabilities, redeemable convertible preferred stock, and stockholders’ equity / (deficit)	$275,773	$46,414

The accompanying notes are an integral part of these condensed consolidated financial statements

OUSTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue
Product revenue	$7,360	$2,290	$13,971	$4,590
Service revenue	—	1,991	—	1,991

Total revenue	7,360	4,281	13,971	6,581

Cost of product revenue
Cost of product	5,465	3,862	10,333	8,078
Cost of services	—	26	—	26

Total cost of revenue	5,465	3,888	10,333	8,104

Gross profit (loss)	1,895	393	3,638	(1,523)
Operating expenses:
Research and development	6,474	5,678	11,186	10,152
Sales and marketing	4,614	1,685	8,040	3,911
General and administrative	12,197	3,678	22,104	7,344

Total operating expenses	23,285	11,041	41,330	21,407

Loss from operations	(21,390)	(10,648)	(37,692)	(22,930)
Other (expense) income:
Interest income	139	1	140	23
Interest expense	—	(398)	(504)	(1,675)
Other income (expense), net	(10,760)	(267)	(14,912)	(5,423)

Total other expense, net	(10,621)	(664)	(15,276)	(7,075)

Loss before income taxes	(32,011)	(11,312)	(52,968)	(30,005)
Provision for income tax expense	—	—	—	—

Net loss and comprehensive loss	$(32,011)	$(11,312)	$(52,968)	$(30,005)

Net loss per common share, basic and diluted	$(0.21)	$(0.59)	$(0.50)	$(2.23)
Weighted-average shares used to compute basic and diluted net loss per share	155,923,689	19,138,365	106,070,590	13,452,766
The accompanying notes are an integral part of these condensed consolidated financial statements

OUSTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
(unaudited)
(in thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in- Capital	Notes receivable from stockholders	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares (1)	Amount	Shares (1)	Amount
Balance — December 31, 2020	88,434,754	$39,225	33,327,294	$—	$133,468	$—	$(209,375)	$(75,907)
Issuance of common stock upon exercise of stock options	—	—	727,114	1	189	—	—	190
Repurchase of common stock	—	—	(220,561)	—	(43)	—	—	(43)
Issuance of redeemable convertible preferred stock upon exercise of warrants	4,232,947	58,097	—	—	—	—	—	—
Conversion of redeemable convertible preferred stock to common stock	(92,667,701)	(97,322)	92,667,701	12	97,322	—	—	97,334
Issuance of common stock upon merger and private offering, net of acquired private placement warrants of $19,377	—	—	34,947,657	3	272,061	—	—	272,064
Offering costs in connection with the merger	—	—	—	—	(26,620)	—	—	(26,620)
Vesting of early exercised stock options	—	—	—	—	438	—	—	438
Stock-based compensation expense	—	—	—	—	5,256	—	—	5,256
Net loss	—	—	—	—	—	—	(20,957)	(20,957)

Balance — March 31, 2021	—	—	161,449,205	16	482,071	—	(230,332)	251,755
Vesting of early exercised stock options	—	—	—	—	104	—		104
Stock-based compensation expense	—	—	—	—	6,154	—		6,154
Net loss	—	—	—	—	—	—	(32,011)	(32,011)

Balance — June 30, 2021	—	$—	161,449,205	$16	$488,329	$—	$(262,343)	$226,002

(1)
The shares of the Company’s common and redeemable convertible preferred stock, prior to the Merger (as defined in Note 1), have been retroactively restated as shares reflecting the exchange ratio of approximately 0.703 established in the Merger as described in Note 1.

The accompanying notes are an integral part of these condensed consolidated financial statements

OUSTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT) (CONTINUED)
(unaudited)
(in thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in- Capital	Notes receivable from stockholders	Accumulated Deficit	Total Stockholders’ Deficit
	Shares (1)	Amount	Shares (1)	Amount
Balance — December 31, 2019	4,384,348	$40,016	7,902,407	$—	$2,320	$(44)	$(102,595)	(100,319)
Issuance of common stock upon exercise of stock options	—	—	423	—	2	—	—	2
Reclassification of a note receivable from a stockholder	—	—	—	—	—	44	—	44
Vesting of early exercised stock options	—	—	—	—	12	—	—	12
Stock-based compensation expense	—	—	—	—	175	—	—	175
Net loss	—	—	—	—	—	—	(18,693)	(18,693)

Balance — March 31, 2020	4,384,348	40,016	7,902,830	—	2,509	—	(121,288)	(118,779)
Issuance of redeemable convertible preferred stock, net of discount and issuance cost	43,952,862	18,330	—	—	—	—	—	—
Conversion of redeemable convertible preferred stock to common stock	(6,234,955)	(40,016)	6,234,955	—	40,016	—	—	40,016
Conversion of convertible notes to common stock	—	—	10,241,795	—	78,311	—	—	78,311
Stock-based compensation expense	—	—	—	—	460	—	—	460
Vesting of early exercised stock options	—	—	—	—	12	—	—	12
Net loss	—	—	—	—	—	—	(11,312)	(11,312)

Balance — June 30, 2020	42,102,255	$18,330	24,379,580	$—	$121,308	$—	$(132,600)	$(11,292)

(1)
The shares of the Company’s common and redeemable convertible preferred stock, prior to the Merger (as defined in Note 1), have been retroactively restated as shares reflecting the exchange ratio of approximately 0.703 established in the Merger as described in Note 1.

The accompanying notes are an integral part of these condensed consolidated financial statements

OUSTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Six Months Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(52,968)	$(30,005)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,254	1,725
Stock-based compensation	11,410	635
Change in right-of-use asset	1,047	1,075
Interest expense on notes and convertible debt	36	962
Amortization of debt issuance costs and debt discount	250	146
Change in fair value of warrant liabilities	14,898	115
Change in fair value of derivative liability	—	5,308
Inventory write down	144	1,767
Changes in operating assets and liabilities:
Accounts receivable	(2,344)	(210)
Inventory	(48)	(2,933)
Prepaid expenses and other assets	(37)	130
Accounts payable	(3,317)	(831)
Accrued and other liabilities	1,692	(2,173)
Operating lease liability	(1,363)	20

Net cash used in operating activities	(28,346)	(24,269)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(659)	(1,775)

Net cash used in investing activities	(659)	(1,775)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the merger and private offering	291,454	—
Payment of offering costs	(27,124)	—
Repayment of debt	(7,000)	—
Proceeds from issuance of promissory notes to related parties	5,000	—
Repayment of promissory notes to related parties	(5,000)	—
Repurchase of common stock	(43)	—
Proceeds from exercise of stock options	504	2
Proceeds from issuance of Series B redeemable convertible preferred stock, net of issuance cost of $265	—	20,631

Net cash provided by financing activities	257,791	20,633

Net increase (decrease) in cash, cash equivalents and restricted cash	228,786	(5,411)
Cash, cash equivalents and restricted cash at beginning of period	12,642	18,405

Cash, cash equivalents and restricted cash at end of period	$241,428	$12,994

SUPPLEMENTAL DISCLOSURES OF OPERATING ACTIVITIES:
Cash paid for interest	$635	$567

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING INFORMATION:
Property and equipment purchases included in accounts payable and accrued liabilities	$178	$—

Private placement warrants acquired as part of the merger	$19,377	$—

Issuance of redeemable convertible preferred stock upon exercise of warrants	$58,097	$—

Conversion of redeemable convertible preferred stock to common stock	$97,322	$40,016

Right-of-use assets obtained in exchange for operating lease liability	$—	$6,409

Issuance of common stock pursuant to the conversion of convertible notes and accrued interest	$—	$73,003

Reclassification of common stock on exercise of stock options with notes receivable from stockholders	$—	$44

Warrants issued in connection with the closing of the Series B redeemable convertible preferred stock	$—	$691

Recognition of tranche right liability upon issuance	$—	$1,610

The accompanying notes are an integral part of these condensed consolidated financial statements

OUSTER, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
Note 1 – Description of Business and Basis of Presentation
Description of Business
Ouster, Inc. was incorporated in the state of Delaware on June 4, 2020. The Company’s operating subsidiary, Ouster Technologies, Inc. (“OTI” and prior to the Merger (as defined below), named Ouster, Inc.), was incorporated in the state of Delaware on June 30, 2015. The Company is a leading provider of high-resolution digital lidar sensors that offer advanced 3D vision to machinery, vehicles, robots, and fixed infrastructure assets, allowing each to understand and visualize the surrounding world and ultimately enabling safe operation and ubiquitous autonomy. Unless the context otherwise requires, references in this subsection to “the Company” refer to the business and operations of OTI (formerly known as Ouster, Inc.) and its consolidated subsidiaries prior to the Merger (as defined below) and to Ouster, Inc. (formerly known as Colonnade Acquisition Corp.) and its consolidated subsidiaries following the consummation of the Merger.
Colonnade Acquisition Corp. (“CLA”), the Company’s predecessor, was originally a blank check company incorporated as a Cayman Islands exempted company on June 4, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On March 11, 2021, CLA consummated a merger with the Company pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of December 21, 2020, details of which are included below.
Basis of Presentation and Principles of Consolidation
The unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiaries (all of which are wholly owned) and have been prepared in conformity with U.S. generally accepted accounting principles (“US GAAP”) applicable to interim periods. The functional currency for the Company is the United States dollar. All intercompany balances and transactions have been eliminated in consolidation.
The unaudited condensed consolidated financial statements include all adjustments (consisting of only normal recurring adjustments) necessary for a fair statement of the results of operations for the periods shown. The unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements as of and for the year ended December 31, 2020 and the notes related thereto, included as Exhibit 99.1 to the Form
8-K
filed with the Securities and Exchange Commission (“SEC”) on March 15, 2021, as amended on July 12, 2021. The year-end
condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by US GAAP. Certain information and note disclosures normally included in the audited financial statements prepared in accordance with US GAAP have been condensed or omitted from this report, as is permitted by such rules and regulations. The results of operations for any interim period are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any other future years or interim periods.
Impact of the
COVID-19
Pandemic
The Company has been actively monitoring the ongoing
COVID-19
pandemic situation and its impact on the Company’s business. In response to the pandemic, numerous state and local jurisdictions have imposed
“shelter-in-place”
orders, quarantines and other restrictions. In the United States, governmental authorities have, at times, recommended, and in certain cases required, that elective, specialty and other procedures and appointments, be suspended or canceled. Similarly, in March and December 2020, the governor of California, where the Company’s headquarters are located, issued “stay at home” orders limiting non-essential
activities, travel and business operations. Such orders or restrictions resulted in reduced operations at the Company’s headquarters (including its manufacturing facility), work stoppages, slowdowns and delays, travel restrictions and cancellation of events and have restricted the efforts of the Company’s sales representatives, thereby significantly and negatively impacting the Company’s operations.
The full extent to which the
COVID-19
pandemic will directly or indirectly impact our business, results of operations and financial condition, including sales, expenses, reserves and allowances, manufacturing, research and development costs and employee-related amounts, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning
COVID-19,
including variants, the progression of vaccination roll-outs, and the actions taken to contain it or treat
COVID-19,
as well as the economic impact on local, regional, national and international customers and markets. The situation surrounding
COVID-19
remains fluid and the potential for a material impact on the Company increases the longer the virus impacts the level of economic activity in the United States and globally. Given the ongoing evolution of the
COVID-19
and the global responses to curb its spread, the Company is not able to estimate the effects of the
COVID-19
on its results of operations, financial condition, or liquidity for the year ending December 31, 2021 and beyond.
Liquidity
The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis. The Company has experienced recurring losses from operations, and negative cash flows from operations. As of June 30, 2021, the Company had an accumulated deficit of approximately $262.3 million. The Company has historically financed its operations primarily through the Merger and related transactions, the sale of convertible notes, equity securities, proceeds from debt and, to a lesser extent, cash received from sales. Management expects significant operating losses and negative cash flows from operations to continue for the foreseeable future. The Company expects to continue investing in product development and sales and marketing activities. The long-term continuation of the Company’s business plan is dependent upon the generation of sufficient revenues from its products to offset expenses. In the event that the Company does not generate sufficient cash flows from operations and is unable to obtain funding, the Company will be forced to delay, reduce, or eliminate some or all of its discretionary spending, which could adversely affect the Company’s business prospects, ability to meet long-term liquidity needs or ability to continue operations. The Company has concluded that its cash and cash equivalents as of June 30, 2021 are sufficient for the Company to continue as a going concern for at least one year from the date these unaudited condensed consolidated financial statements are available for issuance.
Merger Agreement with Colonnade Acquisition Corp. and Beam Merger Sub, Inc.
On December 21, 2020, OTI entered into the Merger Agreement with CLA and Beam Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and subsidiary of CLA. OTI’s board of directors unanimously approved OTI’s entry into the Merger Agreement, and on March 11, 2021, the transactions contemplated by the Merger Agreement were consummated. Pursuant to the terms of the Merger Agreement, (i) CLA domesticated as a corporation incorporated under the laws of the State of Delaware and changed its name to “Ouster, Inc.” and (ii) Merger Sub merged with and into OTI (such transactions contemplated by the Merger Agreement, the “Merger”), with OTI surviving the Merger.
As a result of the Merger, among other things, (1) each of the then issued and outstanding 5,000,000 CLA Class B ordinary shares, par value $0.0001 per share, of CLA (the “CLA Class B ordinary shares”) converted automatically, on a one-for-one
basis, into a CLA Class A ordinary share (as defined below), (2) immediately following the conversion described in clause (1), each of the then issued and outstanding 25,000,000 Class A ordinary shares, par value $0.0001 per share, of CLA (the “CLA Class A ordinary shares”), converted automatically, on a one-for-one
basis, into a share of common stock, par value $0.0001 per share, of Ouster (the “Ouster common stock”), (3) each of the then issued and outstanding 10,000,000 redeemable warrants of CLA (the “CLA warrants”) converted automatically into a redeemable warrant to purchase one share of Ouster common stock (the “Public warrants”) pursuant to the Warrant Agreement, dated August 20, 2020 (the “Warrant Agreement”), between CLA and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, and (4) each of the then issued and outstanding units of CLA that had not been previously separated into the underlying CLA Class A ordinary shares and underlying CLA warrants upon the request of the holder thereof (the “CLA units”), were cancelled and entitled the holder thereof to one share of Ouster common stock and one-half
of one Public warrant, and (5) each of the then issued and outstanding 6,000,000 private placement warrants of CLA (the “Private Placement warrants”) converted automatically into a Public warrant pursuant to the Warrant Agreement. No fractional Public warrants were issued upon separation of the CLA units.
Immediately prior to the effective time of the Merger, (1) each share of OTI’s Series B Preferred Stock, par value $0.00001 per share (the “OTI Preferred Stock”), converted into one share of common stock, par value $0.00001 per share, of OTI (the “OTI common stock” and, together with OTI Preferred Stock, the “OTI Capital Stock”) (such conversion, the “OTI Preferred Conversion”) and (2) all of the outstanding warrants to purchase shares of OTI Capital Stock were exercised in full or terminated in accordance with their respective terms (the “OTI Warrant Settlement”).
As a result of and upon the closing of the Merger, among other things, all shares of OTI Capital Stock (after giving effect to the OTI Warrant Settlement) outstanding immediately prior to the closing of the Merger together with shares of OTI common stock reserved in respect of options to purchase shares of OTI common stock and restricted shares of OTI common stock (together, the “OTI Awards”) outstanding immediately prior to the closing of the Merger that were converted into awards based on Ouster common stock, were cancelled in exchange for the right to receive, or the reservation of, an aggregate of 150,000,000 shares of Ouster common stock (at a deemed value of $10.00 per share), which, in the case of OTI Awards, were shares underlying awards based on Ouster common stock, representing a fully-diluted pre-transaction.
Upon closing of the Merger, the Company received gross proceeds of $299.9 million from the Merger and private offering, offset by $8.5 million of pre-merger
costs relating to CLA and offerings costs of $26.6 million.
The Merger was accounted for as a reverse recapitalization under US GAAP. Under this method of accounting, CLA is treated as the “acquired” company for financial reporting purposes. This determination is primarily based on OTI stockholders comprising a relative majority of the voting power of the Company and having the ability to nominate the members of the board of directors of the Company after the Merger, OTI’s operations prior to the Merger comprising the only ongoing operations of the Company following the Merger, and OTI’s senior management prior to the Merger comprising a majority of the senior management of the Company following the Merger. Accordingly, for accounting purposes, the financial statements of the Company represent a continuation of the financial statements of OTI with the Merger being treated as the equivalent of OTI issuing stock for the net assets of CLA, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Transactions and balances prior to the Merger are those of OTI. The shares and net loss per share available to holders of OTI’s common stock prior to the Merger have been retroactively restated as shares reflecting the exchange ratio established in the Merger Agreement.
PIPE Investment
On December 21, 2020, concurrently with the execution of the Merger Agreement, CLA entered into subscription agreements with certain institutional and accredited investors (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 10,000,000 shares of Ouster common stock at $10.00 per share for an aggregate commitment amount of $100,000,000 (the “PIPE Investment”), a portion of which was funded by certain affiliates of Colonnade Sponsor LLC, CLA’s sponsor (the “Sponsor”). The PIPE Investment was consummated substantially concurrently with the closing of the Merger.

Note 2 – Summary of Significant Accounting Policies
During the six months ended June 30, 2021, there were no significant changes to the Company’s significant accounting policies.
Recently Issued Accounting Pronouncements
Based on our public float as of June 30, 2021, we expect to become a large accelerated filer, and lose emerging growth company status, as of December 31, 2021. As of December 31, 2021, we will be required to adopt new or revised accounting standards when they are applicable to public companies that are not emerging growth companies.
In June 2016, the FASB issued ASU
2016-13,
Financial Instruments—Credit Losses (Topic 326), to introduce a new impairment model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses (“ECL”). Under the new model, an entity is required to estimate ECL on available-for-sale
(AFS) debt securities only when the fair value is below the amortized cost of the asset and is no longer based on an impairment being “other-than-temporary”. The new model also requires the impairment calculation on an individual security level and requires an entity to use the present value of cash flows when estimating the ECL. The credit-related losses are required to be recognized through earnings and non-credit related losses are reported in other comprehensive income. The Company will adopt ASC
2016-13
for the December 31, 2021 annual period, with a modified retrospective application to all outstanding instruments and a cumulative effect adjustment recorded to opening retained earnings as of January 1, 2021. The Company does not believe the adoption of this new guidance will have a material impact on its consolidated financial statements.
In August 2018, the FASB issued ASU
2018-15,
Intangibles-Goodwill and
Other-Internal-Use
Software (Subtopic
350-40):
Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use
software. The Company will adopt ASC
2018-15
for the December 31, 2021 annual period. The Company does not believe the adoption of this new guidance will have a material impact on its consolidated financial statements.
In August 2020, the FASB issued ASU
No. 2020-06,
Debt – Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU
2020-06).
ASU
2020-06
simplifies the accounting for convertible debt and convertible preferred stock by removing the requirements to separately present certain conversion features in equity. In addition, the amendments in the ASU also simplify the guidance in ASC
815-40,
Derivatives and Hedging: Contracts in Entity’s Own Equity, by removing certain criteria that must be satisfied in order to classify a contract as equity, which is expected to decrease the number of freestanding instruments and embedded derivatives accounted for as assets or liabilities. Finally, the amendments revise the guidance on calculating earnings per share, requiring use of the if-converted
method for all convertible instruments and rescinding an entity’s ability to rebut the presumption of share settlement for instruments that may be settled in cash or other assets. The new standard is effective for the Company for annual periods beginning December 15, 2021. The Company is currently evaluating the impact of the adoption of this ASU on the Company’s condensed consolidated financial statements.
There have been no other newly issued or newly applicable accounting pronouncements that do not require adoption until a future date that have had, or are expected to have, a significant impact on the Company’s condensed consolidated financial statements.

Concentrations of credit risk
Financial instruments that potentially subject the Company to credit risk consist primarily of cash, cash equivalents, and restricted cash, and accounts receivable. Cash, cash equivalents and restricted cash are deposited with federally insured commercial banks in the United States and at times cash balances may be in excess of federal insurance limits. The Company generally does not require collateral or other security deposits for accounts receivable.
To reduce credit risk, the Company considers customer creditworthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms when determining the collectability of specific customer accounts. Past due balances over 90 days and other higher risk amounts are reviewed individually for collectability. Based on management’s assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to valuation allowance. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.
Accounts receivable from the Company’s major customers representing 10% or more of total accounts receivable was as follows:

	June 30, 2021		December 31, 2020
Customer A		*	13%
Customer B		*	23%

*	Customer accounted for less than 10% of total accounts receivable in the period.
Revenue from the Company’s major customers representing 10% or more of total revenue was as follows:

	Three Months Ended June 30,				Six Months Ended June 30,
	2021		2020		2021		2020
Customer C		*		*	15%		16%
Customer D		*	45%			*	30%

*	Customer accounted for less than 10% of total revenue in the period.

Concentrations of supplier risk
Purchases from the Company’s major suppliers representing 10% or more of total purchases were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021		2020
Supplier A	12%	15%		*		*
Supplier B	14%	16%	15%		14%

*  Supplier accounted for less than 10% of total purchases in the period.
Supplier B accounted for 38% and 23% of total accounts payable balance as of June 30, 2021 and December 31, 2020.
Note 3. Fair Value of Financial Instruments
The Company applies the fair value measurement accounting standard whenever other accounting pronouncements require or permit fair value measurements. Fair value is defined in the accounting standard as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources, while unobservable inputs reflect a reporting entity’s pricing based upon their own market assumptions. The fair value hierarchy consists of the following three levels:

•	Level 1 - Quoted prices for identical instruments in active markets.

•
Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3 - Instruments whose significant value drivers are unobservable.
On June 30, 2021, the Company’s Level 3 liabilities consisted of the Private Placement warrant liability. The determination of the fair value of warrant liability is discussed in Note 6.
On December 31, 2020, the Company’s Level 3 liabilities consisted of the redeemable convertible preferred stock warrant liability. The determination of the fair value of warrant liability is discussed in Note 6.
The following table provides information by level for the Company’s assets and liabilities that were measured at fair value on a recurring basis (in thousands):

	June 30, 2021
	Level 1	Level 2	Level 3	Total
Assets
Money market funds	$238,855	$—	$—	$238,855

Total financial assets	$238,855	$—	$—	$238,855

Liabilities
Warrant liabilities	$—	$—	$25,471	$25,471

Total financial liabilities	$—	$—	$25,471	$25,471

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Money market funds	$10,493	$—	$—	$10,493

Total financial assets	$10,493	$—	$—	$10,493

Liabilities
Warrant liabilities	$—	$—	$49,293	$49,293

Total financial liabilities	$—	$—	$49,293	$49,293

Money market funds are included within Level 1 of the fair value hierarchy because they are valued using quoted market prices.
The fair value of the redeemable convertible preferred stock warrant, redeemable convertible preferred stock tranche and Private Placement warrant liabilities is based on significant unobservable inputs, which represent Level 3 measurements within the fair value hierarchy. In determining the fair value of the warrant liabilities, the Company used the Black-Scholes option pricing model to estimate the fair value using unobservable inputs including the expected term, expected volatility, risk-free interest rate and dividend yield (see Note 6).

The following table presents a summary of the changes in the fair value of the Company’s Level 3 financial instruments (in thousands):

	Redeemable Convertible Preferred Stock Warrant Liability	Redeemable Convertible Preferred Stock Tranche Liability	Private Placement Warrant Liability	Derivative Liability
Fair value as of January 1, 2020	$(162)	$—	$—	$—
Change in the fair value included in other income (expense), net	(115)	—	—	(5,308)
Recognition of preferred stock warrant and tranche liability upon issuance	(691)	(1,610)	—	—
Extinguishment of derivative liability upon conversion of convertible notes	—	—	—	5,308

Fair value as of June 30, 2020	$(968)	$(1,610)	$—	$—

Fair value as of January 1, 2021	(49,293)	—	—	—
Private placement warrant liability acquired as part of the Merger	—	—	(19,377)	—
Change in the fair value included in other income (expense), net	(8,804)	—	(6,094)	—
Issuance of preferred stock upon exercise of warrants	58,097	—	—	—

Fair value as of June 30, 2021	$—	$—	$(25,471)	$—

Disclosure of Fair Values
Our financial instruments that are not
re-measured
at fair value include accounts receivable, accounts payable, accrued and other current liabilities, convertible notes and debt. The carrying values of these financial instruments approximate their fair values.
Note 4. Balance Sheet Components
Cash and Cash Equivalents
The Company’s cash and cash equivalents consist of the following (in thousands):

	June 30, 2021	December 31, 2020
Cash	$1,293	$869
Cash equivalents:
Money market funds (1)	238,855	10,493

Total cash and cash equivalents	$240,148	$11,362

(1)
The Company maintains a cash sweep account which is included in money market funds as of June 30, 2021. Cash is invested in the short-term money market funds, which is a cash sweep for uninvited cash that earns interest.

Restricted Cash
Restricted cash consists of certificates of deposit held by a bank as security for outstanding letters of credit. The Company had a restricted cash balance of $1.3 million and $1.3 million as of June 30, 2021 and December 31, 2020, respectively, which has been excluded from the Company’s cash and cash equivalents balances. The

Company presented $0.3 million of the total amount of restricted cash within current assets on the condensed consolidated balance sheets as of June 30, 2021 and December 31, 2020. The remaining restricted cash balance of $1.0 million and $1.0 million is included in non-current
assets on the condensed consolidated balance sheets as of June 30, 2021 and December 31, 2020, respectively.
Reconciliation of cash, cash equivalents and restricted cash as shown in the condensed consolidated statement of cash flows to the respective accounts within the condensed consolidated balance sheet is as follows (in thousands):

	June 30, 2021	June 30, 2020
Cash and cash equivalents	$240,148	$11,438
Restricted cash, current	276	276
Restricted cash, non-current	1,004	1,280

Total cash, cash equivalents and restricted cash	$241,428	$12,994

Inventory
Inventory, consisting of material, direct and indirect labor, and manufacturing overhead, consists of the following (in thousands):

	June 30, 2021	December 31, 2020
Raw materials	$1,887	$1,376
Work in process	1,360	1,249
Finished goods	1,474	2,192

Total inventory	$4,721	$4,817

Total inventory balance as of June 30, 2021 and December 31, 2020 includes a write down of $2.1 million and $2.7 million, respectively, for obsolete, scrap, or returned inventory. During the thr
e
e months ended June 30, 2021 and 2020, $0.1 million and $0.1 million of inventory write offs were charged to cost of revenue. During the six months ended June 30, 2021 and 2020, respectively, $0.1 million and $1.8 million of inventory write offs were charged to cost of revenue.
Prepaid expenses and other current assets
Prepaid expenses and other current assets consist of the following (in thousands):

	June 30, 2021	December 31, 2020
Prepaid insurance	$3,281	$206
Prepaid expenses	1,832	694
Receivable from contract manufacturer	43	1,521
Security deposit	1,211	20

Total prepaid and other current assets	$6,367	$2,441

Accrued and Other Current Liabilities
Accrued and other current liabilities consist of the following (in thousands):

	June 30, 2021	December 31, 2020
Customer deposits	48	71
Accrued compensation	2,478	1,618
Uninvoiced receipts	2,777	1,947
Other	956	485

Total accrued and other current liabilities	$6,259	$4,121

Note 5. Debt
Runway Growth Loan Agreement
On November 27, 2018, the Company entered into a Loan and Security Agreement with Runway Growth Credit Fund Inc. (“Runway Loan and Security Agreement”). The Runway Loan and Security Agreement provided for loans in an aggregate principal amount up to $10.0 million with a loan maturity date of November 15, 2021. The loan carried an interest rate equal to LIBOR plus 8.5%, unless LIBOR becomes no longer attainable or ceases to fairly reflect the costs of the lender, in which case the applicable interest rate shall be Prime Rate plus 6.0%. In an event of default, annual interest is increased by 5.0% above the otherwise applicable rate. The loan’s annual effective interest rate was approximately 16.4% for each of the six months ended June 30, 2021 and 2020.
In conjunction with the Runway Loan and Security Agreement, the Company issued a warrant to purchase 35,348 shares of Series A redeemable convertible preferred stock (the “Series A Preferred Stock”) of the Company (4.0% of original principal amount of $10.0 million, divided by the exercise price), with an exercise price of $11.3518 per share. The fair value of this warrant was estimated to be $0.1 million and accounted for as a debt discount. On August 5, 2019, in connection with the second amendment to the Runway Loan and Security Agreement, the Company amended the warrant issued to Runway Growth to increase the number of shares available to purchase to 53,023 shares of Series A Preferred Stock of the Company. The aggregate value of the warrants increased by $0.1 million after the warrant modification.
The warrants were exercised on March 11, 2021 and the warrant liability was remeasured to fair value with the increase recognized as a loss of $0.6 million for the three and six months ended June 30, 2021 within other income (expense), net in the consolidated statements of operations and comprehensive loss. The warrant liability was remeasured to fair value as of June 30, 2020 and the reduction was recognized as a gain of $0.2 million.
On March 26, 2021 the Company terminated the Runway Loan and Security Agreement and repaid the $7.0 million principal amount outstanding as well as interest and fees amounting to $0.4 million. The Company incurred no prepayment fees in connection with the termination and all liens and security interests securing the loan made pursuant to the Runway Loan and Security Agreement were released upon termination. As of June 30, 2021 and December 31, 2020, the outstanding principal balance of the loan was nil and $7.0 million, respectively.
Promissory notes
The Company issued a $5 million promissory note in January 2021 to certain current investors of the Company (or their respective affiliates) to help continue to fund the Company’s ongoing operations through the consummation of the Merger. The note accrued interest at a rate equal to LIBOR plus 8.5% per annum and was repaid on March 11, 2021 in accordance with its terms in connection with the consummation of the Merger.

Note 6. Warrants
Series A and B Redeemable Convertible Preferred Stock Warrants and Tranche Liability
On November 27, 2018, in connection with the execution of the Runway Loan and Security Agreement, OTI issued a warrant to purchase 35,348 shares of Series A Preferred Stock of OTI at an exercise price of $11.3518 per share (the “Runway warrant”). On August 5, 2019, in connection with the second amendment to the Runway Loan and Security Agreement, OTI amended the Runway warrant to increase the number of shares available to purchase to 53,023 shares of Series A Preferred Stock of OTI at an exercise price of $11.3518 per share.
The Runway warrants included a cashless exercise provision under which their holders could, in lieu of payment of the exercise price in cash, surrender the Runway warrant and receive a net amount of shares based on the fair market value of OTI’s stock at the time of exercise of the warrants after deduction of the aggregate exercise price. The Runway warrants contained provisions for adjustment of the exercise price and number of shares issuable upon the exercise of the Runway warrants in the event of certain stock dividends, stock splits, reorganizations, reclassifications, and consolidations.
The fair value of the warrants issued was recorded as of the date of initial issuance in the amount of $0.1 million. The subsequent issuance of warrants pursuant to the August 5, 2019 amendment to the Runway Loan and Security Agreement was recorded in the amount of $0.1 million. Immediately prior to the Merger, the warrants were exercised in full in accordance with their terms.
On April 3, 2020, in connection with the closing of the Series B redeemable convertible preferred stock, OTI issued a warrant to purchase 4,513,993 shares of Series B redeemable convertible preferred stock of the Company at an exercise price of $0.3323 per share (the “Series B warrants”). The Series B warrants could be exercised prior to the earliest to occur of (i) the 10 year anniversary of the date of issuance, (ii) the consummation of a liquidation transaction, or (iii) the consummation of an initial public offering. The Series B warrants included a cashless exercise provision under which their holders may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of the Company’s stock at the time of exercise of the warrants after deduction of the aggregate exercise price. The Series B warrants contained provisions for adjustment of the exercise price and number of shares issuable upon the exercise of the Series B warrants in the event of certain stock dividends, stock splits, reorganizations, reclassifications, and consolidations.
The Series B warrants were initially recognized as a liability at a fair value of $0.7 million. The Series B warrants were exercised on February 11, 2021 and the warrant liability was remeasured to fair value as of that date, resulting in a loss of $8.3 million for the six months ended June 30, 2021, classified within other income (expense), net in the consolidated statements of operations and comprehensive loss. Upon exercise redeemable convertible preferred stock converted into common stock pursuant to the conversion rate effective immediately prior to the Merger.
Historically, value was assigned to each class of equity securities using an option pricing model method (“OPM”). In September 2020, OTI began allocating the equity value using a hybrid method that utilizes a combination of the OPM and the probability weighted expected return method (“PWERM”). The PWERM is a scenario-based methodology that estimates the fair value of equity securities based upon an analysis of future values for OTI, assuming various outcomes. As the probability of a transaction with a special purpose acquisition company (“SPAC”) increased, the fair value of the redeemable convertible preferred stock warrant liability increased as of the date of the exercise.

The redeemable convertible preferred stock warrants were valued using the following assumptions under the Black-Scholes option-pricing model:

	Initial Issuance Date	Subsequent Issuance Date	December 31, 2020	February 11, 2021	March 11, 2021
Stock price	$5.80	$5.80	$7.11	$10.27	$8.44
Expected term (years)	10.00	9.31	2.00	2.00	2.00
Expected volatility	57.81%	57.35%	76.00%	76.00%	76.00%
Risk-free interest rate	3.06%	1.75%	0.13%	0.13%	0.13%
Dividend yield	0%	0%	0%	0%	0%
Series B Redeemable Convertible Preferred Stock Tranche
In April 2020 and May 2020, the Company issued 62,505,102 shares of Series B redeemable convertible preferred stock at $0.3323 per share. For each share purchased, the purchaser had an option to purchase an additional share of Series B redeemable convertible preferred stock at $0.3323 per share, exercisable at any time prior to August 13, 2020 (the “Tranche Right”). The Company determined that the Tranche Right represented a freestanding obligation of the Company to issue additional shares of contingently redeemable shares if exercised by the holder. The freestanding redeemable convertible preferred stock tranche liability was initially recorded at fair value, with fair value changes recorded within other income (expense), net in the consolidated statements of operations and comprehensive loss.
Private Placement Warrants
Simultaneously with the closing of the Company’s initial public offering (the “IPO”) in August 2020, the sponsor of CLA, Colonnade Sponsor LLC, purchased an aggregate of 6,000,000 Private Placement warrants at a price of $1.00 per warrant, for an aggregate purchase price of $6,000,000. The Private Placement warrants will become exercisable 12 months following the closing of the Company’s IPO, and will expire five years from the completion of the Merger, or earlier upon redemption or liquidation. Each Private Placement warrant will be exercisable for one Class A ordinary share at a price of $11.50 per share. On March 11, 2021, each outstanding Private Placement warrant automatically converted into a warrant to purchase one share of Ouster common stock pursuant to the Warrant Agreement.
The Private Placement warrants were initially recognized as a liability at a fair value of $19.4 million and the Private Placement warrant liability was remeasured to fair value as of March 31, 2021 and June 30, 2021, resulting in a gain of $4.6 million and $6.1 million for the three and six months ended June 30, 2021, classified within other income (expense), net in the condensed consolidated statements of operations and comprehensive loss.
The Private Placement warrants were valued using the following assumptions under the Black-Scholes option-pricing model:

	March 11, 2021	March 31, 2021	June 30, 2021
Stock price	$12.00	$8.50	$12.49
Exercise price of warrant	11.5	11.5	11.5
Expected term (years)	5.00	4.95	4.7
Expected volatility	27.00%	43.00%	43.00%
Risk-free interest rate	0.78%	0.92%	0.92%

Public Warrants
The Company, in its IPO in August 2020, issued 20,000,000 units that each consisted of one Class A ordinary share and one half warrant to purchase a Class A ordinary share, which we refer to as CLA warrants before the Merger and Public warrants after the Merger. These warrants may only be exercised for a whole number of shares, and no fractional warrants were issued or issuable upon separation of the units and only whole warrants will trade. The warrants will become exercisable 12 months following the closing of the Company’s IPO, and will expire five years from the completion of the Merger, or earlier upon redemption or liquidation. Each Public warrant will be exercisable at a price of $11.50 per share. On March 11, 2021, upon the closing of the Merger pursuant to the Merger Agreement (Note 1), each of the 9,999,996 outstanding warrants, as adjusted for any fractional warrants that were not issued upon separation, was converted automatically into a redeemable Public warrant to purchase one share of the Company’s common stock. The Public warrants were recognized as equity upon the Merger in the amount of $17.9 million.
Once the Public warrants become exercisable and prior to their expiration, the Company may redeem the Public warrants at a price of $0.01 per warrant, provided that the closing price of the Company’s common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day
period ending on the third trading day prior to the date on which the Company gives proper notice of such redemption to the warrants holders.
Note 7. Commitments and Contingencies
Letters of credit
In connection with two leases, the Company obtained two letters of credit from a bank as required by the lease agreements. If the Company defaults under the terms of the applicable lease, the lessor will be entitled to draw upon the letters of credit in the amount necessary to cure the default. The amounts covered by the letters of credit are collateralized by certificates of deposit, which are included in restricted cash on the condensed consolidated balance sheets as of June 30, 2021 and December 31, 2020. The outstanding amount of the letters of credit was $1.3 million as of June 30, 2021 and December 31, 2020.
Non-cancelable
purchase commitments
As of June 30, 2021, the Company had
non-cancelable
purchase commitments to a third-party contract manufacturer for approximately $5.7 million and other vendors for approximately $6.2 million.
Litigation
The Company is involved in various legal proceedings arising in the ordinary course of business. The Company accrues a liability when a loss is considered probable and the amount can be reasonably estimated. When a material loss contingency is reasonably possible but not probable, the Company does not record a liability, but instead discloses the nature and the amount of the claim, and an estimate of the loss or range of loss, if such an estimate can be made. Legal fees are expensed as incurred. Based on the opinion of legal counsel and other factors, management believes that the final disposition of these existing matters will not have a material adverse effect on the business, results of operations, financial condition, or cash flows of the Company. The Company has identified certain claims as a result of which a loss may be incurred, but in the aggregate the loss is expected to be insignificant. This assessment is based on our current understanding of relevant facts and circumstances. As such, our view of these matters is subject to inherent uncertainties and may change in the future. Significant judgment is required in both the determination of probability and the determination as to whether an exposure is reasonably estimable. Actual outcomes of these legal and regulatory proceedings may materially differ from our current estimates. For other claims regarding proceedings that are in an initial phase, the Company is unable to estimate the range of possible loss, if any, but at this time believes that any loss related to such claims will not be material.

As of June 30, 2021 and December 31, 2020 there are no material litigation matters.
Indemnification
From time to time, the Company enters into agreements in the ordinary course of business that include indemnification provisions. Generally, in these provisions the Company agrees to defend, indemnify, and hold harmless the indemnified parties for claims and losses suffered or incurred by such indemnified parties for which the Company is responsible under the applicable indemnification provisions. The terms of the indemnification provisions vary depending upon negotiations between the Company and its counterpart; however, typically, these indemnification obligations survive the term of the contract and the maximum potential amount of future payments the Company could be required to make pursuant to these provisions are uncapped. To date, the Company has never incurred costs to defend lawsuits or settle claims related to these indemnification provisions.
The Company has also entered into indemnity agreements pursuant to which it has indemnified its directors and officers, to the extent legally permissible, against all liabilities reasonably incurred in connection with any action in which such individual may be involved by reason of such individual being or having been a director or executive officer, other than liabilities arising from willful misconduct of the individual. To date, the Company has never incurred costs to defend lawsuits or settle claims related to these indemnity agreements. The unaudited condensed consolidated financial statements do not include a liability for any potential obligations under the indemnification agreements at June 30, 2021 and December 31, 2020.
Note 8. Redeemable Convertible Preferred and Common Stock
The Company’s common stock and warrants trade on the New York Stock Exchange under the symbol “OUST” and “OUSTWS”, respectively. Pursuant to the terms of the Second Amended and Restated Certificate of Incorporation, the Company is authorized and has available for issuance the following shares and classes of capital stock, each with a par value of $0.0001 per share: (i) 1,000,000,000 shares of common stock; (ii) 100,000,000 shares of preferred stock. Immediately following the Merger, there were 161,449,205 shares of common stock with a par value of $0.0001, and 15,999,996 warrants outstanding. The holder of each share of common stock is entitled to one vote.
The Company has retroactively adjusted the shares issued and outstanding prior to March 11, 2021 to give effect to the exchange ratio established in the Merger Agreement to determine the number of shares of common stock into which they were converted.
Immediately prior to the Merger, OTI’s certificate of incorporation, as amended, authorized it to issue 342,367,887 shares of $0.00001 par value, with 210,956,516 shares designated as common stock and 131,411,372 shares of redeemable convertible preferred stock.
Series Seed Financing and conversion
In April 2016, OTI issued 1,887,253 shares of Series Seed redeemable convertible preferred stock at $1.02 per share for net proceeds of $1.8 million, net of $0.1 million stock issuance costs. In April 2016, OTI issued 44,256 shares to an investor upon conversion of a note having a balance of principal and interest of $45,000. In May 2016, OTI issued 563,725 shares of Series Seed redeemable convertible preferred stock at $1.02 per share for net proceeds of $0.6 million. In July 2016, OTI issued 445,942 shares of Series Seed redeemable convertible preferred stock at $1.02 per share for net proceeds of $0.5 million.
In April 2020, in order to induce the closing of the Series B Financing, the holders exercised the embedded conversion feature and all the outstanding Series Seed redeemable convertible preferred stock shares were converted to 2,941,176 shares of OTI’s common stock.

Series A Financing and conversion
In October 2017, OTI issued 1,324,511 shares of Series A Preferred Stock at $11.3158 per share for net proceeds of $14.8 million, net of $0.2 million of stock issuance costs. In October 2017, OTI issued 1,253,556 shares of Series A Preferred Stock upon conversion of multiple notes having a principal and interest balance of $4.6 million. In December 2017, OTI issued 715,712 shares of Series A Preferred Stock at $11.3158 per share for net proceeds of $8.1 million.
In April 2020, in order to induce the closing of the Series B Financing, the holders exercised the embedded conversion feature and all of the outstanding Series A redeemable convertible preferred stock shares were converted to 3,293,779 shares of OTI’s common stock.
Series B Financing
In April 2020, OTI issued 45,185,071 shares of Series B redeemable convertible preferred stock at $0.3323 per share for net proceeds of $15.1 million, less $0.1 million of stock issuance costs. In May 2020, OTI issued 17,320,031 shares of Series B redeemable convertible preferred stock at $0.3323 per share for net proceeds of $5.8 million, less $0.1 million of stock issuance costs. In July 2020, OTI issued 37,970,846 shares of Series B redeemable convertible preferred stock at $0.3323 per share for net proceeds of $12.5 million, less $0.1 million of stock issuance costs. In August 2020, OTI issued 25,286,587 shares of Series B redeemable convertible preferred stock at $0.3323 per share for net proceeds of $8.4 million, less $0.1 million of stock issuance costs.
On March 11, 2021, upon the closing of the Transaction pursuant to the Merger Agreement (Note 1), all of the outstanding redeemable convertible preferred stock was converted to the Company’s common stock pursuant to the conversion rate effective immediately prior to the Transaction and the remaining amount was reclassified to additional paid-in
capital. As of June 30, 2021, the Company does not have any redeemable convertible preferred stock outstanding.
Prior to the Merger, redeemable convertible preferred stock as of December 31, 2020, consisted of the following (in thousands, except share and per share data):

	December 31, 2020
Series	Issue Price per share	Shares Authorized	Shares Issued and Outstanding	Liquidation Amount	Carrying Amount
Series B	$0.33	131,411,372	88,434,754	$41,791	$39,225

Prior to the Merger, the significant features of OTI’s redeemable convertible preferred stock were as follows:
Dividend provisions
The Series Seed, Series A and Series B preferred stockholders are entitled to receive dividends prior and in preference to any dividends on the common stock, at a rate of $0.0612, $0.6789 and $0.019938 per share, respectively, per annum on a non-cumulative
basis, when and if declared by the board of directors, subject to the prior rights of the preferred stockholders. After payment of such dividend, any additional dividends would be distributed among the holders of the preferred stock and common stock pro rata based on the number of shares of common stock then held by each holder (assuming conversion of all shares of preferred stock into common stock).
Liquidation preference
In the event of liquidation, dissolution or winding up of the Company, merger or a reduction of capital through the sale or lease of all or substantial part of the business of the Company, before any distribution or payment were to be made to the holders of common stock, the holders of Series Seed, Series A and Series B redeemable convertible preferred stock were entitled to receive $1.02, $11.3518 and $0.3323 per share (subject to adjustment in the event of any share dividend, share split, combination, or other recapitalization), respectively, plus any declared but unpaid dividends on such shares. If the assets and funds were insufficient for such distribution, they were entitled to receive a pro rata distribution, based on the relative preferred stock ownership and in proportion to the preferential amount each such holder is otherwise entitled. If the assets and funds are in excess of amounts distributed to the preferred stockholders, the remaining assets and funds shall be distributed pro rata to the holders of the common stock. If the holders of the redeemable convertible preferred stock would receive a greater distribution if they converted to common stock, then such conversion would have been assumed prior to distribution.
Conversion rights
The holders of Series Seed, Series A and Series B redeemable convertible preferred stock had a right to convert their stock into nonassessable shares of common stock at a conversion rate equal to their respective liquidation preferences divided by a conversion price of $1.02, $11.3518 and $0.3323, respectively, which was adjusted for any stock splits, stock dividends, combination, subdivisions, recapitalizations or similar transactions. On March 11, 2021, upon the closing of the Transaction pursuant to the Merger Agreement (Note 1), all of the outstanding redeemable convertible preferred stock was converted to the Company’s common stock pursuant to the conversion rate effective immediately prior to the Transaction and the remaining amount was reclassified to additional paid-in
capital.
Redemption rights
The redeemable convertible preferred stock were recorded in mezzanine equity because while it was not currently redeemable, it could become redeemable at the option of the preferred stockholders upon the occurrence of certain deemed liquidation events that were considered not solely within the Company’s control for an amount equal to the shares respective liquidation preference plus declared and unpaid dividends.
Voting rights
Each holder of redeemable convertible preferred stock was entitled to the number of votes equal to the number of shares of common stock into which such redeemable convertible preferred stock could then be converted and, with respect to such vote, holders of redeemable convertible preferred stock were entitled to vote together with the holders of common stock as a single class on all matters.
Note 9. Stock-based compensation
We currently have two equity incentive plans, our 2015 Stock Plan (the “2015 Plan”) and our 2021 Incentive Award Plan (the “2021 Plan”). As of March 11, 2021, we no longer grant equity awards pursuant to our 2015 Plan, but it continues to govern the terms of outstanding stock options that were granted prior to that date.
On October 12, 2020, the Company issued $1.1 million partial recourse promissory notes to certain executives and employees. The promissory notes carried 0.38% annual cash interest and were due on earliest of 9th anniversary of the date of issuance of the notes, or termination of employment of the executive/employee, or filing by the Company of a registration statement under the Securities Act of 1933, or promissory notes being prohibited under Section 13(k) of the Securities Exchange Act of 1934 or closing of change a in control of the Company. At issuance, the promissory notes were used to settle certain executives’ and employees’ obligations for 2,883,672 vested and 4,603,833 unvested ISOs that were exercised and no cash was exchanged. In March 2021, in connection with the close of the Merger, the Company forgave half of the respective obligations under the promissory notes for certain executives and required such noteholders to repay the remaining balance of $0.3 million under each of their respective notes. Additional compensation expense of $0.3 million was recognized in general and administrative expenses in the three months ended March 31, 2021 and the six months ended June 30, 2021 for the value of the loans forgiven. Obligations under the promissory notes for non-executive
noteholders of $0.5 million is outstanding as of June 30, 2021.
2021 Incentive Award Plan
On March 11, 2021, the Board of Directors approved the 2021 Plan. The 2021 Plan provides for the grant of stock options, stock appreciation rights, restricted stock units, performance stock unit awards and other forms of equity compensation (collectively, “equity awards”). In addition, the 2021 Plan provides for the grant of performance bonus awards. All awards within the 2021 Plan may be granted to employees, including officers, as well as directors and consultants, within the limit defined in the 2021 Plan. 18,558,576 shares of the Company’s common stock have been initially reserved for issuance under the 2021 Plan. The 2021 Plan includes an evergreen provision that provides for an annual increase in the number of shares of common stock available for issuance thereunder beginning on January 1, 2022 and ending on January 1, 2031, equal to 5% of the shares of Company common stock outstanding on the last day of the immediately preceding fiscal year and such smaller number of shares as determined by the Board of Directors or a committee thereof. As of June 30, 2021, the Company had 15,503,561 shares of common stock available pursuant to new awards under the 2021 Plan.
Options and stock appreciation rights under the 2021 Plan will be exercisable at such times and as specified in the Award Agreement (as defined in the 2021 Plan) provided that the term of an option or stock appreciation will not exceed ten years. Options granted under the 2021 Plan may be Incentive Stock Options (ISOs) or
Non-statutory
Stock Options, as determined by the Administrator at the time of grant of an option and subject to the applicable provisions of Section 422 of the Internal Revenue Code and the regulations promulgated thereunder. The exercise price of an option will be no less than 100% of the fair market value of the shares of common stock on the date of grant. The exercise price of an ISO granted to a 10% shareholder will be no less than 110% of the fair market value of the shares on the date of grant and the term of the ISO will not exceed five years. The Company granted an option to purchase 1,614,492 shares of Company common stock to a senior advisor serving on the Company’s board of directors as chair with 20% of the total number of such option shares vesting on each of the first five anniversaries from the senior advisor’s employment start date, subject to his continued employment with the Company and provided that option grant will only be exercisable in the event that the closing trading price per share of the Company stock equals or exceeds 130% of the exercise price per share of the option for 30 consecutive trading days. The senior advisor has resigned in June 2021 and the option to purchase 1,614,492 shares of Company common stock was forfeited.
Restricted stock and restricted stock units granted to employees generally vest as to 25% of the shares on the first anniversary service date of the grant, and quarterly thereafter so as to be 100% vested on the fourth
anniversary of the vesting commencement date. All participants holding shares of restricted stock will be entitled to all the rights of a stockholder with respect to such shares and have voting power and other rights with respect to such shares, provided, however, that such shares are held in escrow and subject to forfeiture until the shares vested. The Company granted 807,246 restricted stock units to a senior advisor who serves as chair of the board of directors with vesting of 20% of the total number of restricted stock units on each of the first five anniversaries from the employment start date, subject to continued employment with the Company. The senior advisor has resigned in June 2021 and all restricted stock unit awards granted were forfeited.
In March 2021, the Company also granted 152,628 restricted stock units to several members of the board of directors subject to standard terms of these awards.
Vesting schedules for performance stock unit awards and other e
q
uity awards vary and are linked to one or more of performance or other specific criteria, including service to the Company, determined to be appropriate by the Board, in each case on a specified date or dates or over any period or periods determined by the Board. The performance condition awards are automatically forfeited in their entirety, without any cost to or action by the Company, if there has been no achievement of the performance condition. The Company granted 807,246 performance stock units to a senior advisor who serves as chair of the board of directors with vesting earned over four years based on achieving increases in the Company’s stock price from the date of grant ranging from 150%, to earn 25% of the performance stock units, to 300% to earn the entire award of performance stock units. Each performance stock unit constitutes the right to receive one share of Company common stock upon vesting. As noted above, the senior advisor has resigned in June 2021 and all performance stock unit awards granted were forfeited.
Performance bonus awards are denominated in cash, stock or a combination thereof, and shall be payable upon the attainment of performance goals that are established by the Board and relate to one or more of performance or other specific criteria, including service to the Company, in each case on a specified date or dates or over any period or periods determined by the Board.
Stock option activity for the six months ended June 30, 2021 is as follows:

	Number of Shares Underlying Outstanding Options	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding—December 31, 2020	25,732,503	$0.56	9.60	$245,746
Options granted	645,796	10.26	9.80	$1,440
Options exercised	(727,116)	0.13	9.00	$6,083
Options cancelled	(432,918)	0.15

Outstanding—June 30, 2021	25,218,265	$0.66	9.10	$298,358

Vested and expected to vest—June 30, 2021	25,218,265	$0.66	9.10	$298,358

Exercisable—June 30, 2021	7,406,315	$0.29	9.00	$90,358
The following table summarizes the weighted-average assumptions used in estimating the fair value of options granted in the six months ended June 30, 2021, using the Black-Scholes option-pricing model:

Six Months Ended June 30, 2020
Expected term (years)	6.00
Expected volatility	63.19%
Risk-free interest rate	1.03%
Expected dividend rate	—%
The following table summarizes information about stock options outstanding and exercisable at June 30, 2021.

	Options Outstanding			Options Exercisable
Exercise Price	Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Options Exercisable	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
$0.13	6,548,017	8.90	$0.13	3,569,978	8.88	$0.13
$0.15	10,455,884	9.21	$0.15	2,537,865	9.08	$0.15
$0.26	35,159	0.45	$0.26	35,159	0.45	$0.26
$1.00	7,524,116	9.25	$1.00	1,254,019	9.25	$1.00
$3.92	7,976	0.45	$3.92	7,976	0.45	$3.92
$5.80	1,318	0.45	$5.80	1,318	0.45	$5.80
$10.26	645,796	9.78	$10.26	—		$—

	25,218,266			7,406,315

The weighted average grant date fair value of options granted during the six months ended June 30, 2021 was $5.9.
As of June 30, 2021, there was approximately $30.0 million of unamortized stock-based compensation expense related to unvested stock options that is expected to be recognized over a weighted average period of 1.8 years.
Restricted Stock Awards (“RSA”)
A summary of RSA activity under the 2015 Plan is as follows:

	Number of Shares	Weighted Average Grant Date Fair Value (per share)
Unvested – December 31, 2020	40,754	$0.67
Granted during the period	—	—
Canceled during the period	—	—
Vested during the period	(11,644)	0.67

Unvested — June 30, 2021	29,110	$0.67

The weighted-average estimated fair value of RSAs granted in the six months ended June 30, 2021 was Nil per share. The total fair value of RSAs vested during the six months ended June 30, 2021 was less than $0.1 million.
Restricted Stock Units (“RSU”)
A summary of RSU activity is as follows:

	Number of Shares	Weighted Average Grant Date Fair Value (per share)
Unvested – December 31, 2020	—	$—
Granted during the period	2,616,948	10.01
Canceled during the period	—	—
Vested during the period	(28,319)	11.52

Unvested — June 30, 2021	2,588,629	$9.99

Stock compensation expense is recognized on a straight-line basis over the vesting period of each RSU. As of June 30, 2020, total compensation expense related to unvested RSUs granted to employees, but not yet recognized, was $22.1 million, with a weighted-average remaining vesting period of 3.2 years.
The Company recognized stock-based compensation for all stock options in the condensed consolidated statements of operations and comprehensive loss as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cost of revenue	$133	$59	$251	$101
Research and development	1,321	152	2,242	287
Sales and marketing	719	39	985	89
General and administrative	3,981	210	7,932	158

Total stock-based compensation	$6,154	$460	$11,410	$635

Note 10. Net Loss Per Common Share
The following table sets forth the computation of basic and diluted net loss per common share attributable to common stockholders (in thousands, except share and per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Numerator:
Net loss	$(32,011)	$(11,312)	$(52,968)	$(30,005)

Denominator:
Weighted average shares used to compute basic and diluted net loss per share	155,923,689	19,138,365	106,070,590	13,452,766

Net loss per common share—basic and diluted	$(0.21)	$(0.59)	$(0.50)	$(2.23)

The shares and net loss per common share, prior to the Merger, have been retroactively restated as shares reflecting the exchange ratio of approximately 0.703 shares of the Company per one share of OTI as established in the Merger Agreement.
The weighted average number of shares used to compute basic and diluted net loss per share excludes unvested early exercised common stock options subject to repurchase.
The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive:

	As of June 30,
	2021	2020
Redeemable convertible preferred stock	—	44,217,377
Options to purchase common stock	25,218,265	1,423,911
Unvested RSA	29,110	19,390
Restricted stock units	2,588,629	—
Unvested early exercised common stock options	2,756,906	57,874
Vested and early exercised options subject to nonrecourse notes	2,172,238	—
Preferred stock warrants	—	4,443,862
Public and private common stock warrants	15,999,996	—

Total	48,765,144	50,162,414

Note 11. Income taxes
The Company’s income tax provision for interim periods is determined using an estimate of the Company’s annual effective tax rate, adjusted for discrete items arising in the quarter. The Company’s effective tax rate differs from the U.S. statutory tax rate primarily due to valuation allowances on the deferred tax assets as it is more likely than not that some, or all, of the Company’s deferred tax assets will not be realized. The Company continues to maintain a full valuation allowance against its net deferred tax assets. Due to tax losses and the offsetting valuation allowance, the income tax provision for the three and six months ended June 30, 2021 and 2020 was not material to the Company’s condensed consolidated financial statements.

Note 12. Revenue
Revenue from sale of lidar sensor kits, which are recognized at a point in time, was $7.4 million and $2.3 million in three months ended June 30, 2021 and 2020, respectively, and $14.0 million and $4.6 million in six months ended June 30, 2021 and 2020, respectively.
The following table presents total revenues by geographic area based on the location products were shipped to and services provided (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
United States	$2,572	$2,788	$4,426	$4,061
Americas, excluding United States	161	39	528	109
Europe, Middle East and Africa	2,931	685	6,070	1,268
Asia and Pacific	1,696	769	2,947	1,143

Total	$7,360	$4,281	$13,971	$6,581

Note 13. Related Party Transactions
See Note 5, Debt for details of promissory notes issued by the Company to certain investors of the Company (or an affiliate thereof).
See
Note 9, Stock-based compensation for details of partial recourse promissory notes issued by the Company to certain executives and employees.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock and warrants being registered hereby.

Securities and Exchange Commission registration fee	$123,689.41
Accounting fees and expenses	$35,000.00
Legal fees and expenses	$75,000.00
Financial printing and miscellaneous expenses	$115,000.00
Total	$348,686.41
Item 14. Indemnification of Directors and Officers.
Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Additionally, our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all direct and indirect costs, fees and expenses of any type or nature whatsoever, including all other disbursements, obligations or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be witness in, settlement or appeal of, or otherwise participating in any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding. The indemnification agreements also require us to advance, to the extent not prohibited by law, all direct and indirect costs, fees and expenses that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Item 15. Recent Sales of Unregistered Securities.
Since January 1, 2018, we have made sales of the following unregistered securities:

•	On March 11, 2021, we issued 1,767,060 restricted stock units to certain of our directors concurrently with the Closing.

•	On June 30, 2020, our Sponsor paid $25,000, or approximately $0.005 per share, to cover certain of our offering costs in exchange for 5,750,000 Class B ordinary shares;

•	On August 25, 2020, we issued 6,000,000 private placement warrants to our Sponsor concurrently with the closing of our IPO; and

•
On March 11, 2021, we issued 10,000,000 shares of common stock to certain qualified institutional buyers and accredited investors that agreed to purchase such shares in connection with the Business Combination for aggregate consideration of $100,000,000.

We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2) thereof.
Item 16. Exhibits and Financial Statement Schedules.
The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Exhibit No.	Description

2.1†	Agreement and Plan of Merger, dated as of December 21, 2020, by and among the Registrant, Beam Merger Sub, Inc. and Ouster, Inc. (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-4 (File No. 333-251611) filed on February 10, 2021).

Exhibit No.	Description

3.1	Certificate of Incorporation of Ouster, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 (File No. 333-251611) filed on March 10, 2021).

3.2	Bylaws of Ouster, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-4 (File No. 333-251611) filed on March 10, 2021).

4.1	Warrant Agreement, dated August 20, 2020, between Colonnade Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on August 25, 2020).

4.2	Specimen Warrant Certificate of the Registrant (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-240378), filed on August 4, 2020).

5.1*	Opinion of Latham & Watkins LLP.

10.1	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-39463) filed on March 15, 2021).

10.2	Amended and Restated Registration Rights Agreement, by and among Ouster, Inc. and the holders party thereto (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-39463) filed on March 15, 2021).

10.3+	2021 Incentive Award Plan (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K (File No. 001-39463) filed on March 15, 2021).

10.3(a)+	Form of Stock Option Agreement under the Ouster, Inc. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.5(a) to the Registration Statement on Form S-4 (File No. 333-251611) filed on December 22, 2020).

10.3(b)+	Form of Restricted Stock Unit Agreement under the Ouster, Inc. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.3(b) to the Current Report on Form 8-K (File No. 001-39463) filed on March 15, 2021).

10.4#	Manufacturing Services Agreement, dated as of March 5, 2018, by and between Ouster, Inc. and Benchmark Electronics, Inc. (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-4 (File No. 333-251611) filed on December 22, 2020).

10.5#	Loan and Security Agreement, dated as of November 27, 2018, by and among Ouster, Inc., Runway Growth Credit Fund Inc., and the other parties thereto (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-4 (File No. 333-251611) filed on December 22, 2020).

10.5(a)#	First Amendment to Loan and Security Agreement, dated as of March 28, 2019, by and among Ouster, Inc., Runway Growth Credit Fund Inc., and the other parties thereto (incorporated by reference to Exhibit 10.7(a) to the Registration Statement on Form S-4 (File No. 333-251611) filed on December 22, 2020).

10.5(b)	Second Amendment to Loan and Security Agreement, dated as of August 5, 2019, by and among Ouster, Inc., Runway Growth Credit Fund Inc., and the other parties thereto (incorporated by reference to Exhibit 10.7(b) to the Registration Statement on Form S-4 (File No. 333-251611) filed on December 22, 2020).

10.5(c)	Third Amendment to Loan and Security Agreement, dated as of April 3, 2020, by and among Ouster, Inc., Runway Growth Credit Fund Inc., and the other parties thereto (incorporated by reference to Exhibit 10.7(c) to the Registration Statement on Form S-4 (File No. 333-251611) filed on December 22, 2020).

Exhibit No.	Description

10.5(d)	Fourth Amendment to Loan and Security Agreement, dated as of November 23, 2020, by and among Ouster, Inc., Runway Growth Credit Fund Inc., and the other parties thereto (incorporated by reference to Exhibit 10.7(d) to the Registration Statement on Form S-4 (File No. 333-251611) filed on December 22, 2020).

10.6	Lease, dated September 5, 2017, by and between Ouster, Inc. and Mission Creative Ownership, LLC (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-4 (File No. 333-251611) filed on January 27, 2021).

10.6(a)	First Amendment to Lease, dated January 21, 2018, by and between Ouster, Inc. and Mission Creative Ownership, LLC (incorporated by reference to Exhibit 10.13(a) to the Registration Statement on Form S-4 (File No. 333-251611) filed on January 27, 2021).

10.6(b)	Second Amendment to Lease, dated March 27, 2018, by and between Ouster, Inc. and Mission Creative Ownership, LLC (incorporated by reference to Exhibit 10.13(b) to the Registration Statement on Form S-4 (File No. 333-251611) filed on January 27, 2021).

10.6(c)	Third Amendment to Lease, dated August 14, 2018, by and between Ouster, Inc. and Mission Creative Ownership, LLC (incorporated by reference to Exhibit 10.13(c) to the Registration Statement on Form S-4 (File No. 333-251611) filed on January 27, 2021).

10.6(d)	Fourth Amendment to Lease, dated April 4, 2019, by and between Ouster, Inc. and Mission Creative Ownership, LLC (incorporated by reference to Exhibit 10.13(d) to the Registration Statement on Form S-4 (File No. 333-251611) filed on January 27, 2021).

10.6(e)	Fifth Amendment to Lease, dated July 21, 2019, by and between Ouster, Inc. and Mission Creative Ownership, LLC (incorporated by reference to Exhibit 10.13(e) to the Registration Statement on Form S-4 (File No. 333-251611) filed on January 27, 2021).

10.6(f)	Sixth Amendment to Lease, dated December 20, 2019, by and between Ouster, Inc. and Mission Creative Ownership, LLC (incorporated by reference to Exhibit 10.13(f) to the Registration Statement on Form S-4 (File No. 333-251611) filed on January 27, 2021).

10.6(g)	Seventh Amendment to Lease, dated May 18, 2020, by and between Ouster, Inc. and Mission Creative Ownership, LLC (incorporated by reference to Exhibit 10.13(g) to the Registration Statement on Form S-4 (File No. 333-251611) filed on January 27, 2021).

10.7	NNN Lease, dated September 1, 2017, by and between Ouster, Inc. and SIC-350 Treat, LLC (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-4 (File No. 333-251611) filed on January 27, 2021).

10.7(a)	First Amendment to NNN Lease, dated January 21, 2018, by and between Ouster, Inc. and SIC-350 Treat, LLC (incorporated by reference to Exhibit 10.14(a) to the Registration Statement on Form S-4 (File No. 333-251611) filed on January 27, 2021).

10.7(b)	Second Amendment NNN Lease, dated March 27, 2018, by and between Ouster, Inc. and SIC-350 Treat, LLC (incorporated by reference to Exhibit 10.14(b) to the Registration Statement on Form S-4 (File No. 333-251611) filed on January 27, 2021).

10.8+	Ouster, Inc. Non-Employee Director Compensation Policy (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K (File No. 001-39463) filed on March 15, 2021).

10.9+*	Amended and Restated 2015 Stock Plan.

10.9(a)+*	Form of Stock Option Agreement under the Amended and Restated 2015 Stock Plan.

10.9(b)+*	Form of Early Exercise Stock Option Agreement under the Amended and Restated 2015 Stock Plan.

Exhibit No.	Description

10.9(c)+*	Form of Restricted Stock Unit Agreement under the Amended and Restarted 2015 Stock Plan.

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Current Report on Form 8-K (File No. 001-39463) filed on March 15, 2021).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Latham & Watkins LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on signature page of the initial filing of this Registration Statement).

99.1*	Form of Subscription Agreement, dated as of December 21, 2020, by and between the Registrant and the subscribers party thereto.

101.INS*	XBRL Instance Document.

101.SCH*	XBRL Taxonomy Extension Schema Document.

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document.

*	Previously filed
†
The annexes, schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation
S-K.
The Registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

+	Indicates a management contract or compensatory plan.
#	Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Regulation S-K, Item 601(b)(10).
Item 17. Undertakings.
The undersigned registrant hereby undertakes:
(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided
,
however
, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form
S-1
and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4) that, for the purpose of determining liability under the Securities Act to any purchaser:
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.
Provided
,
however
, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and
(5) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(a) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(b) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(c) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and
(d) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on August 16, 2021.

OUSTER, INC.

By:	/s/ Anna Brunelle
Name: Anna Brunelle
Title: Chief Financial Officer
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on August 16, 2021.

Signature	Title

/s/ Angus Pacala Angus Pacala	Director, Co-Founder and Chief Executive Officer (Principal Executive Officer)

/s/ Anna Brunelle Anna Brunelle	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Jorge del Calvo	Director

* Emmanuel Hernandez	Director

* Susan Heystee	Director

* Sundari Mitra	Director

* Remy Trafelet	Director

*By:	/s/ Angus Pacala
Angus Pacala
Attorney-in-Fact